As filed with the Securities and Exchange Commission on January 19, 1999
                                                      Registration No. 333-62635
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                --------------

                                AMENDMENT NO. 3
                                      TO
                                   FORM S-4
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                --------------

                       CENTURY MAINTENANCE SUPPLY, INC.
            (Exact name of Registrant as specified in its charter)

          Delaware                                 5070                                  76-0542935
(State or other jurisdiction of         (Primary Standard Industrial         (I.R.S. Employer Identification No.)
incorporation or organization)           Classification Code Number)

                                10050 Cash Road
                             Stafford, Texas 77477
                                (281) 208-2600
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                --------------

                               Richard E. Penick
                  Chief Financial Officer, Vice President and
                              Assistant Secretary
                       Century Maintenance Supply, Inc.
                                10050 Cash Road
                             Stafford, Texas 77477
                                (281) 208-2600
          (Name, address, including zip code, and telephone number,
                  including area code, of agent for service)

                                --------------

                                  COPIES TO:

                           Cynthia M. Dunnett, Esq.
                              Riordan & McKinzie
                      300 South Grand Avenue, 29th Floor
                        Los Angeles, California  90071

                                --------------

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

  As soon as practicable after the Registration Statement becomes effective.

  If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box: [_]

  If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

              SUBJECT TO COMPLETION, DATED JANUARY 19, 1999

       PROSPECTUS
                       Century Maintenance Supply, Inc.

                             Offer to Exchange its
       13 1/4% Series C Senior Exchangeable PIK Preferred Stock due 2010
                    (Liquidation Preference $100 per share)
              which has been registered under the Securities Act,
                      for any and all of its outstanding
        13 1/4% Series A Senior Exchangeable PIK Preferred Stock due 2010
                    (Liquidation Preference $100 per share)

  The Exchange Offer will expire at 5:00 P.M., New York City time, on _________, 1999, unless extended.

                       --------------------------

  Century Maintenance Supply, Inc. ("Century" or the "Company") hereby offers, upon the terms and subject to the conditions set forth in this Prospectus (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" and together with this Prospectus, the "Exchange Offer"), to exchange one share of its 13 1/4% Series C Senior Exchangeable PIK Preferred Stock due 2010 (Liquidation Preference $100 per share) (the "Exchange Preferred Stock") which have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to a registration statement (the "Registration Statement") of which this Prospectus is a part, for one share of its Series A Senior Exchangeable PIK Preferred Stock due 2010 (Liquidation Preference $100 per share) (the "Initial Preferred Stock"), of which 280,000 shares are outstanding as of the date hereof.

  The Company will accept for exchange any and all validly tendered shares of Initial Preferred Stock prior to 5:00 P.M., New York City time, on ______, 1999 unless extended (the "Expiration Date"). Tenders of shares of Initial Preferred Stock may be withdrawn at any time prior to 5:00 P.M., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum number of shares of Initial Preferred Stock being tendered for exchange. However, the Exchange Offer is subject to certain customary conditions. In the event the Company terminates the Exchange Offer and does not accept for exchange any shares of Initial Preferred Stock, the Company will promptly return the shares of Initial Preferred Stock to the holders thereof. The Company will not receive any proceeds from the Exchange Offer. See "The Exchange Offer."

  The Exchange Preferred Stock will be an equity security of the Company evidencing the same equity interest as the Initial Preferred Stock, and will be entitled to the rights and preferences set forth in the same Certificate of Designation (the "Certificate of Designation"). See "Description of Exchange Preferred Stock." The form and terms of the Exchange Preferred Stock are the same as the form and terms of the Initial Preferred Stock in all material respects except that the Exchange Preferred Stock has been registered under the Securities Act and hence does not include certain rights to registration thereunder and does not contain transfer restrictions. The Initial Preferred Stock was issued on July 8, 1998 pursuant to an offering exempt from registration under the Securities Act. See "The Exchange Offer."

  The Exchange Preferred Stock is being offered hereunder in order to satisfy certain obligations of the Company under the Registration Agreement, dated as of July 8, 1998 (the "Exchange Offer Registration Agreement"), by and

                                                   (Continued on following page)

   THIS PROSPECTUS AND THE LETTER OF TRANSMITTAL ARE FIRST BEING MAILED TO HOLDERS OF SHARES OF INITIAL PREFERRED STOCK ON _________, 1999.

  SEE "RISK FACTORS" ON PAGE 16 FOR INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THIS EXCHANGE OFFER.

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
            COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
                PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                                 ---------------

             THE DATE OF THIS PROSPECTUS IS ______________, 1999.

(Continuation of cover page)

between the Company and Salomon Brothers Inc (the "Initial Purchaser"), a copy of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The Exchange Offer is intended to satisfy the Company's obligations under the Exchange Offer Registration Agreement to register the Initial Preferred Stock under the Securities Act. Once the Exchange Offer is consummated, the Company will have no further obligations to register any shares of the Initial Preferred Stock not tendered by the holders of the Initial Preferred Stock (the "Holders") for exchange. However, the Company has an obligation pursuant to the Private Registration Agreement (as defined on page 59) to file and use its best efforts to cause to become effective registration statements for its Series B Senior Exchangeable Preferred Stock due 2010 (Liquidation Preference $100 per share) (the "Series B Preferred Stock") sold to Dennis C. Bearden, Century's Chief Executive Officer, and to Freeman Spogli & Co. LLC ("FS&Co.") (the "Private Placement") (the Series B Preferred Stock, Exchange Preferred Stock and Initial Preferred Stock, collectively, the "Preferred Stock"). The Private Registration Agreement also provides that (i) the Company will bear all costs and expenses associated with filing the Private Registration Statements (as defined on page 59) and causing them to become effective and (ii) the Company will not file the Private Registration Statements until any exchange offer registration statement or resale shelf registration statement required by the Registration Rights Agreement between the Company and the Initial Purchaser (the "Registration Rights Agreement") have ceased to be effective and are no longer required to be effective. See "Risk Factors-Consequences to Non-Tendering Holders of Initial Preferred Stock" and "Certain Transactions-Private Placement and Registration Rights."

  Based on interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in several no-action letters to third parties, the Company believes that the Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for Initial Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act. However, any Holder who is an "affiliate" of the Company, any Holder who intended to participate in the Exchange Offer for the purpose of distributing the Exchange Preferred Stock or any broker-dealer who acquired Initial Preferred Stock directly from the Company (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters,
(ii) cannot tender its shares of Initial Preferred Stock in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Initial Preferred Stock, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors-Consequences to Non-Tendering Holders of Initial Preferred Stock." In addition, each broker-dealer that receives Exchange Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Preferred Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Preferred Stock received in exchange for Initial Preferred Stock where such Initial Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the consummation of the Exchange Offer, it will make this Prospectus available to any broker-dealer for use in connection with any such resale. See "Plan of Distribution." EXCEPT AS DESCRIBED IN THIS PARAGRAPH, THIS PROSPECTUS MAY NOT BE USED FOR AN OFFER TO RESELL, RESALE OR OTHER TRANSFER OF EXCHANGE PREFERRED STOCK.

  The Initial Preferred Stock was initially represented by one global certificate (the "Global Certificate") in fully registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The Exchange Preferred Stock exchanged for Initial Preferred Stock represented by the Global Certificate may be initially represented by one or more global securities ("Global Exchange Certificate") in fully registered form, each registered in the name of the nominee of DTC. The Global Exchange Certificate will be exchangeable for Exchange Preferred Stock in registered form. The Exchange Preferred Stock in global form will trade in The Depository Trust Company's Same-Day Funds Settlement System, and secondary market trading activity in such Exchange Preferred Stock will therefore settle in immediately available funds. See "Description of Exchange Preferred Stock-Book-Entry System."

                                           (Continued on following page)

(Continuation of cover page)

  Dividends on the Exchange Preferred Stock will accrue from the date of issuance and will be payable semi-annually in arrears on January 1 and July 1 of each year (each a "Dividend Payment Date"), commencing January 1, 1999, at a rate per annum of 13 1/4% of the liquidation preference per share. The liquidation preference of each share of Exchange Preferred Stock will be $100 (the "Liquidation Preference"). Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior to July 1, 2003, dividends may be paid, at the Company's option, by the issuance of additional shares of Exchange Preferred Stock (including fractional shares) having an aggregate liquidation preference equal to the amount of such dividends. The payment of cash dividends is currently prohibited by the terms of the New Credit Facility and therefore the Company does not anticipate paying cash dividends prior to January 1, 2004. The Exchange Preferred Stock will not be redeemable prior to July 1, 2003, except that, on or prior to January 1, 2001, the Company may redeem at its option, (i) up to 50% or (ii) all, but not less than all, of the outstanding shares of Exchange Preferred Stock with the net proceeds of any Public Equity Offering (as defined on page 84) of common stock of the Company, at a redemption price of 113 1/4% of the Liquidation Preference thereof plus accumulated and unpaid dividends. On or after July 1, 2003, the Exchange Preferred Stock will be redeemable at the Company's option in whole or in part, at the prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption. The Company is required to redeem the Exchange Preferred Stock on July 1, 2010, at a redemption price equal to 100% of the Liquidation Preference thereof plus accumulated and unpaid dividends, if any, to the date of redemption.

  Holders whose Initial Preferred Stock is accepted for exchange will receive accrued dividends thereon to, but not including, the date of issuance of the Exchange Preferred Stock. Such dividends will be paid with the first dividend payment on the Exchange Preferred Stock. Dividends on the Initial Preferred Stock accepted for exchange will cease to accrue interest upon cancellation of the Initial Preferred Stock and issuance of the Exchange Preferred Stock.

  The Exchange Preferred Stock will rank (i) senior to all existing and future Junior Stock (as defined on page 62) of the Company and (ii) on a parity with all existing and future Parity Stock (as defined on page 62) of the Company. As of the date of this Prospectus there is no Parity Stock outstanding other than the 120,000 shares of Series B Preferred Stock outstanding. The Exchange Preferred Stock will rank junior in right of payment to all obligations of the Company and its subsidiaries.

  At any time, the Company may, at its sole option, exchange the Exchange Preferred Stock, in whole but not in part, for the Company's 13 1/4% Subordinated Exchange Debentures due 2010 (the "Exchange Debentures"). This exchange would be done in order to obtain deductible interest payments; however, the New Credit Facility currently prohibits the exchange. See "Description of New Credit Facility" and "Description of the Exchange Debentures." The Exchange Debentures will be registered under the Securities Act pursuant to the Registration Statement of which this Prospectus is a part. The Exchange Debentures will bear interest at a rate of 13 1/4% per annum, payable semi-annually on January 1 and July 1 of each year, commencing with the first such date to occur after the date of exchange. The Exchange Debentures will be subordinated in right of payment to all existing and future Senior Debt (as defined on page 89) of the Company and will be effectively subordinated in right of payment to all obligations of the Company's subsidiaries.

  Prior to this offering, there has been no public market for the Initial Preferred Stock. Following completion of the Exchange Offer, Century does not intend to list the Exchange Preferred Stock on a national securities exchange or to seek approval for quotation through the Nasdaq National Market. The Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Preferred Stock. However, the Initial Purchaser is not obligated to do so and any such market making may be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop or be maintained for the Exchange Preferred Stock. As the Initial Preferred Stock was issued and the Exchange Preferred Stock is being issued to a limited number of institutions who typically hold similar securities for investment, the Company does not expect that an active public market for the Exchange Preferred Stock will develop. In addition, resales by certain holders of the Initial Preferred Stock or the Exchange Preferred Stock of a substantial percentage of the aggregate principal amount of such notes could constrain the ability of any market maker to develop or maintain a market for the Exchange
Preferred Stock.   To the extent that a market for the Exchange Preferred Stock should

                                                   (Continued on following page)

(Continuation of cover page)

develop, the market value of the Exchange Preferred Stock will depend on prevailing interest rates, the market for similar securities and other factors, including the financial condition, performance and prospects the Company. Such factors might cause the Exchange Preferred Stock to trade at a discount from face value. See "Risk Factors-Lack of Public Market for the Exchange Preferred Stock." The Company has agreed to pay the expenses of the Exchange Offer.

THIS PROSPECTUS DESCRIBES CERTAIN DOCUMENTS WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM RICHARD E. PENICK, CHIEF FINANCIAL OFFICER, VICE PRESIDENT AND ASSISTANT SECRETARY, CENTURY MAINTENANCE SUPPLY, INC., 10050 CASH ROAD, STAFFORD, TEXAS 77477, TELEPHONE NUMBER (281) 208-2600.

                                 AVAILABLE INFORMATION

  The Registrant has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") under the Securities Act for the registration of the Exchange Preferred Stock offered hereby and for the registration of the Exchange Debentures into which the Exchange Preferred Stock is exchangeable as set forth herein. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Exchange Preferred Stock offered hereby and with respect to the Exchange Debentures, reference is made to the Registration Statement and to the exhibits and schedules filed therewith. With respect to each such contract or other document filed with the Commission as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and any statement concerning the contents of any such contract or document shall be deemed qualified in its entirety by such reference.

  Upon consummation of the Exchange Offer, the Registrant will be subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the "Exchange Act") for a period following the effectiveness of the Registration Statement. The Registration Statement, the exhibits and schedules forming a part thereof and the reports and other information filed by the Registrant with the Commission in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained upon written request from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site (http://www.sec.gov) that contains reports, proxy and other information regarding registrants that file electronically with the SEC. While any Initial Preferred Stock remains outstanding, the Company will make available, upon request, to any holder and any prospective purchaser of the Initial Preferred Stock the information required by Rule 144A(d)(4) under the Securities Act during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act. Any such request should be mailed to Century Maintenance Supply, Inc., 10050 Cash Road, Stafford, Texas 77477. Telephone requests may be directed to the Assistant Corporate Secretary at (281) 208-2600.

                                 SUMMARY TEXT

  The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, contained elsewhere in this Prospectus. As used herein and unless the context requires otherwise, the "Company" and "Century" refer to Century Maintenance Supply, Inc. Unless otherwise indicated, all references to non-financial data are as of September 30, 1998. See "Risk Factors" for certain factors Holders of the Initial Preferred Stock should consider in evaluating an investment in the Exchange Preferred Stock.

                                 THE COMPANY

  Century Maintenance Supply, Inc. ("Century" or the "Company") is a leading distributor of maintenance, repair, and operations ("MRO") supplies to the $2 billion multifamily apartment market segment of the estimated $10 billion domestic MRO market. The Company offers a broad selection of high quality MRO items, with prompt, free delivery provided through the Company's extensive distribution network. Century currently supplies over 4,100 name brand and private label stock-keeping units ("SKUs"), including plumbing, hardware, electrical, heating, ventilation and air conditioning ("HVAC") and lighting products, to over 25,000 active customer accounts. The Company markets its products to individual apartment maintenance managers as well as to larger property management companies which own and/or manage multiple apartment complexes. Century provides free same-day or next-day service on virtually all orders by delivering its products via Company-operated trucks from 30 distribution centers which are strategically located in major metropolitan markets throughout the United States. Since its inception in 1988, the Company has reported increased annual net sales, operating income and Adjusted EBITDA. From 1993 to 1997 the Company has realized compound annual sales growth of 38.6%, increased operating income from $2.3 million in 1993 to $11.3 million in 1997 and improved Adjusted EBITDA (as defined) margins from 6.2% in 1993 to 13.0% in 1997. See footnotes (e) and (f) to "-Summary Historical and Pro Forma Financial Information" for information with respect to EBITDA and Adjusted EBITDA, and "-Summary Historical and Pro Forma Financial Information" for certain cash flow information.

  In July 1997, the Company acquired Nationwide Apartment Supply, Inc. ("Nationwide"), an operator of 11 distribution centers located primarily in the midwestern United States (the "Nationwide Acquisition"). The Nationwide Acquisition has expanded the Company's geographic reach, generated efficiencies through the consolidation of three distribution centers and provided the potential for purchasing synergies and margin improvements, as well as with what it believes is a complementary management team. For the twelve months ended June 30, 1997, Nationwide generated $35.0 million of annual sales, operating income of $2.5 million and $2.8 million of EBITDA. Pro forma for the Nationwide Acquisition, the Company's 1997 net sales, operating income and Adjusted EBITDA were $166.0 million, $12.7 million and $20.7 million, respectively. See the Combined Financial Statements of Nationwide Apartment Supply, Inc. contained elsewhere in this Prospectus and "-Summary Historical and Pro Forma Financial Information" for EBITDA and Adjusted EBITDA information, and for certain cash flow information.


                                 BUSINESS STRATEGY

  The central focus of the Company's business strategy is to provide the highest level of customer service in the industry. The Company has historically focused on the multifamily apartment segment of the MRO market, specifically on two or three story, garden style apartment complexes with 75 or more units located in major metropolitan markets. The Company believes that such apartment complexes have more frequent maintenance requirements and generate higher average invoice amounts than complexes with fewer units. The Company's business strategy is based upon (i) developing and maintaining strong and enduring customer relationships through a strong local presence, (ii) controlling the distribution of its products to provide reliable same-day or next-day delivery, (iii) maintaining superior fill rates in order to satisfy customer needs, and (iv) enhancing its ability to service and secure relationships with national accounts, including large, nationally-focused property owners and management companies. In addition, the Company continues to realize operating efficiencies by centralizing key corporate functions and integrating new distribution centers.

  DEVELOP AND MAINTAIN STRONG CUSTOMER RELATIONSHIPS THROUGH STRONG LOCAL PRESENCE. Century maintains high levels of customer service through its local outside salesforce which maintains frequent personal customer contact. The outside salesforce is complemented by an inside salesforce which is primarily responsible for receiving customer orders and providing technical support. In addition, Century's products are delivered through its Company-operated fleet of trucks, by a driver with whom the customer is typically familiar and who can address the customer's specific needs or requests. The personalized interaction that results from this strong local presence helps the Company build and maintain a loyal customer base. Century reinforces its customer loyalty by providing value-added services, such as educational classes and training for its customers held at most of the Company's distribution centers. In addition, the Company participates in over 80 apartment associations, thereby enhancing its understanding of and presence in local markets.

  CONTROL OF DISTRIBUTION. Through its extensive network of local distribution centers and Company-operated delivery fleet, Century is able to control the entire distribution process. In this manner, the Company strives to distinguish itself from many of its competitors and maintain high levels of customer satisfaction. The Company limits the number of different parties handling a product, which minimizes faulty deliveries and damage while reducing delivery time. The Company guarantees same-day or next-day delivery of its products in virtually all of its markets. Century's distribution system allows for quicker and less costly delivery of large and heavy items, for which United Parcel Service and similar services are not as competitively priced.

  MAINTAIN HIGH FILL RATES. By carefully managing levels of inventory at each distribution center and maintaining up to date information on customer buying patterns, the Company estimates it is able to achieve a fill rate in excess of 97%. The Company continually monitors the demand for all products and adjusts inventory levels accordingly to maintain appropriate stock levels at each distribution center in order to meet customer needs. In addition, each distribution center is able to offer an additional 100 SKUs in order to meet specific local needs. Maintaining high fill rates reduces the risk of losing customers to competition and reinforces customer loyalty.

  SERVICE NATIONAL ACCOUNTS. The consolidation of the apartment market has created a new class of national customers who demand the high quality service, broad product line, competitive pricing and national distribution capability which Century offers. Century's high level of service and extensive network of distribution centers has enabled the Company to develop supply relationships with national apartment management companies and group purchasing organizations ("GPOs"). In 1995, the Company established a national salesforce to complement its local salesforce by focusing on servicing these national customers. Of the largest 50 property management companies, 46 are active customers of Century. Furthermore, the Company is a preferred supplier to Buyers Access Group, a major GPO. Sales to the Company's top five national accounts (including GPOs) increased from 9.1% of overall sales in 1995 to 15.0% in 1997. With its core base of national accounts and extensive network of distribution centers, Century believes that it is better positioned to capitalize on the consolidation trends in the industry than are smaller local and regional suppliers. The Company plans to open additional distribution centers to expand its national presence. See "-Growth Strategy."


                                 GROWTH STRATEGY

  The Company's growth strategy is based on the following elements: (i) continuing comparable-center sales growth; (ii) entering new geographic markets; and (iii) actively developing strategies to enter new end-user markets.

  CONTINUING COMPARABLE-CENTER SALES GROWTH.   Century's strategy for
comparable-center sales growth is focused on: (i) expanding the customer base served by existing distribution centers and (ii) gaining a larger portion of each existing customer's MRO dollar, primarily through the selective addition of SKUs. In each year since 1993, the Company has realized comparable center sales growth rates ranging from 20.8% to 28.2%.

  Century's comparable-center growth is primarily driven by the relationship-building efforts of its outside salesforce, which regularly calls on prospective customers. Once the outside salesforce makes a successful sales call, Century's management believes that its combination of service, reliable same day/next day delivery, high fill rate and competitive pricing allows it to gain market share and increase its loyal customer base. Moreover, as the consolidation of the Company's customer base continues, Century expects to supply additional properties built or acquired by existing customers and capture a larger share from the many local and regional competitors which currently comprise 70-80% of the total apartment MRO market. In addition, the Company expects comparable center sales will grow due to market growth caused by the increase in construction of new apartment buildings and the higher standard of amenities in the typical apartment unit.

  Century's management believes that by continuing to provide superior service to its existing customer base, it is capturing a growing portion of each customer's MRO dollar. Century has been successful in introducing new products into existing markets. In 1997, the Company introduced approximately 150 new products, which contributed more than $3 million to net sales.

  ENTERING NEW GEOGRAPHIC MARKETS. The Company plans to open new distribution centers in carefully selected markets. These target markets typically contain more than 60,000 apartment units in complexes of more than 75 units. From 1993 to 1997, the Company opened 14 new distribution centers, generating an aggregate of $48.4 million in sales in 1997. The Company's goal is to add at least 10 new distribution centers by the end of the year 2000. In addition, the Company plans to extend the range of its distribution centers through mail-order and line-haul delivery methods to locations that do not meet the Company's criteria for a local distribution center. Line-haul delivery is a distribution method in which freight lines deliver aggregated customer orders to a location beyond the local delivery range, at which point the orders are subsequently transferred to third-party delivery services. The Company primarily intends to expand into new markets through internal growth, but may make strategic acquisitions from time to time. The Company is not presently contemplating any material acquisition opportunities.

  NEW END-USER MARKETS. The Company believes substantial growth opportunities exist by targeting new end-user markets, which it estimates have $8 billion in yearly sales volume. Potential new markets include high rise apartment buildings, hotels/motels, nursing homes, prisons, military installations, and schools and universities. The Company believes that these new end-user markets have demands similar to those of the apartment MRO market and can be served by the Company's present distribution channel with the addition of certain SKUs. The Company is in the investigative and planning stages with respect to its entry into certain of these end-user markets. Should the Company's analysis regarding these new end-user markets prove favorable, the Company estimates it could enter the new markets within 12 to 24 months.

                                 THE RECAPITALIZATION

  On July 8, 1998, the Company consummated a recapitalization pursuant to an Agreement and Plan of Merger (the "Recapitalization Agreement"). Under the terms of the Recapitalization Agreement, Century Acquisition Corporation, an entity formed by affiliates of Freeman Spogli & Co. LLC ("FS&Co.") merged with and into the Company, with the Company as the surviving corporation.

  Pursuant to the Recapitalization, FS&Co. invested $67.5 million, a director of the Company invested $750,000, and a third party, The Parthenon Group, invested $125,000, in cash for common stock of the Company (the "Common Stock Investment") and stockholders of the Company (the "Continuing Stockholders") retained common stock with a value of $54.2 million (based on the valuation of the Company used in the Recapitalization). As part of the Recapitalization, shares of Series A 13 1/4% Senior Exchangeable PIK Preferred Stock due 2010 of the Company with an aggregate liquidation preference of $28.0 million were sold (the "Offering"), and shares of Series B 13 1/4% Senior Exchangeable Preferred Stock of the Company with an aggregate liquidation preference of $12.0 million were sold to FS&Co. and Dennis C. Bearden, the Company's Chief Executive Officer, in a private placement that was consummated simultaneously with the Offering (the "Private Placement" and, together with the Offering, the "Sales of Preferred"). Immediately following consummation of the Recapitalization, FS&Co. and the Continuing Stockholders beneficially owned approximately 55.1% and 44.2% of the outstanding common stock of the Company, respectively, and FS&Co. and Mr. Bearden beneficially owned 10.0% and 20.0% respectively of the outstanding Preferred Stock sold pursuant to the Offering and the Private Placement combined.

  On July 8, 1998, the Company entered into a credit agreement (the "New Credit Facility") providing for a $100.0 million secured term loan facility (the "Term Loan Facility"), which was funded in connection with the consummation of the Recapitalization, and a $25.0 million revolving loan facility (the "Revolving Credit Facility"). The Revolving Credit Facility will be available to the Company and its subsidiaries (i) for future working capital and general corporate purposes, (ii) to finance certain permitted acquisitions, and (iii) for issuing commercial and standby letters of credit. See "Description of New Credit Facility."

  The Offering and the Private Placement and the application of the net proceeds from each, the payments to the Continuing Stockholders and to option holders under the Recapitalization Agreement, the Common Stock Investment and the related borrowings under the New Credit Facility are collectively referred to herein as the "Recapitalization."

  The sources and uses of funds in connection with the Recapitalization are presented in the following table (dollars in millions):

SOURCES OF FUNDS:
New Credit Facility...........................................................................  $100.0
Sales of Preferred(1).........................................................................    40.0
Common Stock Investment.......................................................................    68.3
Continuing Stockholders' retained interest....................................................    54.2
                                                                                                ------
   Total sources of funds.....................................................................  $262.5
                                                                                                ======
USES OF FUNDS:
Payment of cash consideration in Recapitalization(2)..........................................  $179.3
Repayment of existing indebtedness, net of cash...............................................    14.0
Continuing Stockholders' retained interest....................................................    54.2
Other fees and expenses.......................................................................    15.0
                                                                                                ------
   Total uses of funds........................................................................  $262.5
                                                                                                ======

___________________
(1) Comprised of (a) $28.0 million of Preferred Stock sold in the Offering and
    (b) $12.0 million of Preferred Stock sold in the Private Placement.
(2) Comprised of (a) payments of approximately $178.3 million to Continuing Stockholders upon conversion of certain shares of common stock of the Company and to option holders and (b) bonus payments of approximately $1.0 million to certain employees. See "Certain Transactions-Payments Relating to the Recapitalization."


                                 RISK FACTORS

  Holders of the Initial Preferred Stock should consider carefully the information set forth under the caption "Risk Factors" and all other information set forth in this Prospectus in evaluating an investment in the Exchange Preferred Stock.

                     TERMS OF THE EXCHANGE PREFERRED STOCK

Issuer..............  Century Maintenance Supply, Inc.

Securities Offered..  280,000 shares of 13 1/4% Series C Senior Exchangeable PIK
                      Preferred Stock due 2010 (the "Exchange Preferred Stock").

Dividends...........  Dividends on the Exchange Preferred Stock will accrue at a rate per share of 13 1/4% per annum of the Liquidation
                      Preference thereof.  Dividends will be payable in cash,
                      except that on each Dividend Payment Date occurring on or
                      prior to July 1, 2003, dividends may be paid, at the
                      Company's option, by the issuance of additional shares of
                      Exchange Preferred Stock (including fractional shares)
                      having an aggregate Liquidation Preference equal to the
                      amount of such dividends. It is not anticipated that the
                      Company will pay any dividends in cash for any period
                      ending on or prior to July 1, 2003, so prior to that time, dividends will be paid in additional shares of Exchange
                      Preferred Stock.  The terms of the New Credit Facility
                      currently prohibit the Company from paying any cash
                      dividends on the Exchange Preferred Stock.  See "Risk
                      Factors-Ability to Make Distributions on Exchange
                      Preferred Stock," "Risk Factors-Holding Company Structure"
                      and "Description of New Credit Facility."

Dividend Payment....  Dividends on the Exchange Preferred Stock will be
Dates                 payable semi-annually in arrears on January 1 and July 1
                      of each year (each a "Dividend Payment Date") commencing
                      January 1, 1999.

Liquidation.........  $100 per share.
Preference

Ranking.............  The Exchange Preferred Stock will rank (i) senior to all existing and future Junior Stock; and (ii) on a parity
                      with all existing and future Parity Stock.  In addition,
                      the Exchange Preferred Stock will rank junior in right of
                      payment to all obligations of the Company and its
                      subsidiaries.  As of September 30, 1998, after completion
                      of the Recapitalization, the Company had no Parity Stock
                      or Junior Stock outstanding, other than the Series B
                      Preferred Stock, and had Senior Debt outstanding of $100.5 million (consisting of $99.9 million of principal owing
                      under the New Credit Facility and $0.6 million of accrued
                      but unpaid interest thereon) and other liabilities of $0.6 million, and the Company's subsidiaries had total balance
                      sheet liabilities of $20.4 million, all of which is senior or effectively senior to the Exchange Preferred Stock.  In addition, the Company had up to $25.0 million of undrawn
                      commitments available under the Revolving Credit Facility.
                      See "Description of the Exchange Preferred Stock-Ranking."

Optional Redemption.  The Exchange Preferred Stock will not be redeemable prior to July 1, 2003, except that, prior to January 1, 2001, the Company may redeem, at its option, (i) up to 50% or
                      (ii) all, but not less than all, of the outstanding
                      Exchange Preferred Stock with the net proceeds of any Public Equity Offering by the Company at a redemption price of 113.25% of the Liquidation Preference thereof plus accumulated and unpaid dividends. On or after July
                      1, 2003, the Exchange Preferred Stock is redeemable at the option of the Company, in whole or in part, at the redemption prices set forth herein plus accumulated and unpaid dividends, if any, to the date of redemption. See
                      "Description of the Exchange Preferred Stock-Optional
                      Redemption."

Mandatory
Redemption.........   The Exchange Preferred Stock is subject to mandatory
                      redemption at its Liquidation Preference, plus accumulated and unpaid dividends, if any, on July 1, 2010, out of any
                      funds legally available therefor.

Change of Control..   In the event of a Change of Control (as defined on page
                      76), the Company will be required to make an offer to
                      repurchase all or any part of each holder's Exchange
                      Preferred Stock, at a purchase price equal to 101% of the
                      aggregate Liquidation Preference thereof, plus accrued and unpaid dividends, if any, to the date of purchase.  The
                      New Credit Facility includes events of default triggered
                      by a Change of Control of the Company and prohibits the
                      Company from repurchasing the Exchange Preferred Stock,
                      including upon a Change of Control.  In addition, there
                      can be no assurance that in the event of a Change of
                      Control the Company would have sufficient or legally
                      available funds to purchase all shares of Preferred Stock
                      tendered.  See "Risk Factors-Possible Inability to Make
                      Required Payment Upon a Change of Control."

Voting Rights......   Holders of the Exchange Preferred Stock will have no
                      voting rights, except as required by law and except that
                      holders of the Exchange Preferred Stock, voting together
                      as a class with the holders of any other series of
                      preferred stock upon which like rights have been conferred and are exercisable, will be entitled to elect two
                      additional members to the Board of Directors of the
                      Company and the number of members of the Board of
                      Directors will be immediately and automatically increased
                      by two if (i) the Company fails to pay dividends, in cash
                      or additional shares of Exchange Preferred Stock, as
                      applicable, for six or more semi-annual periods when
                      dividends are payable (each, a "Dividend Period"), whether or not consecutive, (ii) the Company fails to satisfy any
                      mandatory redemption obligation with respect to the
                      Exchange Preferred Stock, (iii) the Company fails to make
                      an offer to purchase all of the outstanding shares of
                      Exchange Preferred Stock following a Change of Control,
                      (iv) the Company fails to comply with the covenants set
                      forth in the Certificate of Designation (as defined below
                      under "-Certain Covenants") or, (v) the Company fails to
                      pay, at final maturity, the principal amount of any
                      indebtedness of the Company or any subsidiary of the
                      Company or in the event that the stated maturity of any
                      such indebtedness is accelerated because of a default and
                      the total amount of such indebtedness unpaid or
                      accelerated exceeds $7.5 million.  In addition, holders of the Exchange Preferred Stock shall have the right to
                      approve each authorization by the Company of any class of
                      Senior Stock (as defined on page 62) or Parity Stock or
                      the issuance by the Company of additional shares of
                      Exchange Preferred Stock (other than additional shares of
                      Exchange Preferred Stock to be issued as dividends on
                      outstanding shares of Exchange Preferred Stock).  However, the Company may create additional classes of stock or
                      issue series of Junior Stock without the consent of the
                      holders of Exchange Preferred Stock.  See "Description of
                      the Exchange Preferred Stock-Voting Rights."

Certain Covenants...  The Certificate of Designation for the Exchange Preferred
                      Stock (the "Certificate of Designation") contains limitations on, among other things: (i) the ability of the Company and any Restricted Subsidiaries (as defined on page 84) to incur additional Debt (as defined on page 79),
                      (ii) the making of certain Restricted Payments (as defined on page 84) including certain Investments (as defined on page 81), (iii) the issuance and sale of Capital Stock (as defined on page 76) of Restricted Subsidiaries, (iv) payment restrictions affecting Restricted Subsidiaries,
                      (v) transactions with Affiliates (as defined on page 75),
                      (vi) the ability of the Company to engage in any business or activity other than the business currently conducted by it and its Restricted Subsidiaries and Related Businesses
                      (as defined on page 84), and (vii) certain mergers, consolidations and sales of property involving the Company or its Restricted Subsidiaries. All of these limitations will be subject to a number of important qualifications.
                      See "Description of the Exchange Preferred Stock-Certain
                      Covenants."

Debt Restrictions..   The New Credit Facility prohibits the redemption or
                      repurchase of the Exchange Preferred Stock (except out of
                      a portion of the proceeds of an initial public offering),
                      including upon a redemption or upon a Change of Control,
                      and currently prohibits the payment of cash dividends on
                      the Exchange Preferred Stock (provided that payment of
                      cash dividends is permitted after July 1, 2003, subject to financial performance tests).  The New Credit Facility
                      prohibits the exchange of the Exchange Preferred Stock for
                      Exchange Debentures.  Other future debt of the Company may require repayment upon a Change of Control and may
                      prohibit the Company from repurchasing Exchange Preferred
                      Stock.  See "Risk Factors-Ability to Make Distributions on
                      Exchange Preferred Stock" and "Description of New Credit
                      Facility."

Exchange Feature...   At any time, the Company may, at its sole option, exchange all but not less than all of the shares of the Exchange
                      Preferred Stock then outstanding for Exchange Debentures
                      in a principal amount equal to the Liquidation Preference
                      of the shares of Exchange Preferred Stock being exchanged.
                      This exchange would be done in order to obtain deductible
                      interest payments.  The New Credit Facility currently
                      prohibits the Company from exchanging the Exchange
                      Preferred Stock.

                                 TERMS OF THE EXCHANGE DEBENTURES

Securities Offered.   13 1/4% Subordinated Exchange Debentures due 2010 issuable in exchange for the Preferred Stock in an aggregate
                      principal amount equal to the Liquidation Preference of
                      the Preferred Stock, plus accumulated and unpaid dividends to the date of exchange (the "Exchange Debentures").

Maturity Date......   July 1, 2010.

Interest Rate......   The Exchange Debentures will bear interest at a rate of
                      13 1/4% per annum.  On or prior to July 1, 2003, interest
                      may, at the option of the Company, be paid by issuing
                      additional Exchange Debentures with a principal amount
                      equal to such interest.  After July 1, 2003, interest on
                      the Exchange Debentures may be paid only in cash.

Interest Payment
Dates..............   Interest will accrue on the Exchange Debentures from
                      the date of exchange (the "Exchange Date") and will be
                      payable semiannually on each January 1 and July 1
                      commencing with the first of such dates to occur after the
                      Exchange Date.

Subordination......   The Exchange Debentures will be general unsecured
                      obligations of the Company, subordinated in right of
                      payment to all existing and future Senior Debt of the
                      Company, including the Company's obligations under the New
                      Credit Facility.  The Exchange Debentures will also be
                      effectively subordinated to all obligations of the
                      Company's subsidiaries.  As of September 30, 1998, after
                      completion of the Recapitalization, the Company had Senior
                      Debt outstanding of $100.5 million (consisting of $99.9
                      million of principal owing under the New Credit Facility
                      and $0.6 million of accrued but unpaid interest thereon)
                      and other liabilities of $0.6 million, and the Company's
                      subsidiaries had total balance sheet liabilities of $20.4
                      million (excluding guaranties under the New Credit
                      Facility), all $119.9 million of which is senior or
                      effectively senior in right of payment to the Exchange
                      Debentures.  In addition, the Company had up to $25.0
                      million in undrawn commitments available under the
                      Revolving Credit Facility, which when drawn will
                      constitute Senior Debt.  See "Description of the Exchange
                      Debentures-Subordination."

Optional Redemption.  The Exchange Debentures will not be redeemable prior to
                      July 1, 2003, except that, prior to January 1, 2001, the
                      Company may redeem, at its option, (i) up to 50% or (ii) all, but not less than all, of the aggregate principal amount of the Exchange Debentures at the redemption price set forth herein with the net proceeds of any Public
                      Equity Offering by the Company, in whole or in part, at the redemption prices set forth herein of 113 1/4% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption.

Change of Control..   In the event of a Change of Control, the Company will be
                      required to make an offer to repurchase all or any part of each holder's Exchange Debentures at a purchase price
                      equal to 101% of the aggregate principal amount thereof,
                      plus accrued and unpaid interest, if any, to the date of
                      purchase.  There can be no assurance that the Company will have sufficient funds available at the time of any Change
                      of Control to effect the repurchase of Exchange Debentures tendered by holders pursuant to such offer.

Certain Covenants..   The indenture under which the Exchange Debentures will be
                      issued (the "Exchange Indenture") will contain limitations on, among other things: (i) the ability of the Company and any Restricted Subsidiaries to Incur (as defined on page
                      81) additional Debt, (ii) the making of certain Restricted
                      Payments including certain Investments, (iii) the creation of certain Liens (as defined on page 82), (iv) the
                      issuance and sale of Capital Stock of Restricted
                      Subsidiaries, (v) Asset Sales (as defined on page 75),
                      (vi) payment restrictions affecting Restricted
                      Subsidiaries, (vii) transactions with Affiliates, (viii)
                      the ability of the Company to engage in any business or
                      activity other than the business currently conducted by it and its Restricted Subsidiaries and Related Businesses,
                      and (ix) certain mergers, consolidations and sales of
                      property involving the Company and the Restricted
                      Subsidiaries.  All of

                      these limitations will be subject to a number of important qualifications. See "Description of the Exchange
                      Debentures-Certain Covenants."

Debt Restrictions..   The New Credit Facility prohibits the redemption or
                      repurchase of the Exchange Debentures, including upon a
                      Change of Control.  The New Credit Facility prohibits the
                      exchange of the Exchange Preferred Stock for Exchange
                      Debentures.  See "Risk Factors-Ability to Make
                      Distributions on Exchange Preferred Stock" and
                      "Description of New Credit Facility."

                                 THE EXCHANGE OFFER

The Exchange Offer..  280,000 shares of Exchange Preferred Stock in exchange for
                      280,000 shares of Initial Preferred Stock. As of the date hereof, 280,000 shares of Initial Preferred Stock are outstanding. The Company will issue the Exchange
                      Preferred Stock to Holders on or promptly after the Expiration Date.

                      Based on an interpretation by the staff of the Commission set forth in no-action letters issued to third parties, the Company believes that Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for Initial
                      Preferred Stock may be offered for resale, resold and otherwise transferred by Holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act provided that such Exchange Preferred Stock is acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such Exchange Preferred Stock. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer.
                      However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Preferred Stock
                      (i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Initial Preferred Stock in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Initial Preferred Stock, unless such sale or transfer is made pursuant to an exemption from such requirements.
                      See "Risk Factors-Consequences to Non-Tendering Holders of
                      Initial Preferred Stock."

                      Each broker-dealer that receives Exchange Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Preferred
                      Stock. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.
                      This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Preferred Stock received in exchange for Initial Preferred Stock where such Initial
                      Preferred Stock were acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company.
                      The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus available to any broker-

                      dealer for use in connection with any such resale. See
                      "Plan of Distribution."

Expiration Date....   5:00 p.m., New York City time, on _____________________,
                      1999, unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time
                      to which the Exchange Offer is extended.

Dividends on the
Exchange Preferred
Stock; Accrued
Dividends on the
Initial Preferred
Stock..............   Dividends will accrue on the Exchange Preferred Stock
                      from their issuance date.  Holders whose Initial Preferred
                      Stock is accepted for exchange will receive accrued
                      dividends thereon to, but excluding, the issuance date of
                      the Exchange Preferred Stock.  Such dividends will be paid with the first dividend payment on the Exchange Preferred
                      Stock.  Dividends on the Initial Preferred Stock accepted
                      for exchange will cease to accrue upon cancellation of the
                      Initial Preferred Stock and issuance of the Exchange
                      Preferred Stock.  Holders of Initial Preferred Stock whose
                      Initial Preferred Stock is not exchanged will receive the
                      accrued dividend payable on January 1, 1999 on such date
                      in accordance with the terms of the Certificate of
                      Designation.

Condition to the
Exchange
Preferred Stock....   The Exchange Offer is subject to certain customary
                      conditions.  The conditions are limited and relate in
                      general to proceedings which have been instituted or laws
                      which have been adopted that might impair the ability of
                      the Company to proceed with the Exchange Offer.  As of
                      , 1999, none of these events had occurred, and the Company believes their occurrence to be unlikely.  If any such
                      conditions do exist prior to the Expiration Date, the
                      Company may (i) refuse to accept any Initial Preferred
                      Stock and return all previously tendered Initial Preferred
                      Stock, (ii) extend the Exchange Offer or (iii) waive such
                      conditions.  See "The Exchange Offer-Conditions."

Procedures for
Tendering Initial
Preferred Stock....   Each Holder of Initial Preferred Stock wishing to accept
                      the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such
                      facsimile, together with such Initial Preferred Stock to
                      be exchanged and any other required documentation to
                      United States Trust Company of New York, as Exchange
                      Agent, at the address set forth herein and therein or
                      effect a tender of such Initial Preferred Stock pursuant
                      to the procedures for book-entry transfer as provided for
                      herein.  By executing the Letter of Transmittal, each
                      Holder will represent to the Company that, among other
                      things, the Exchange Preferred Stock acquired pursuant to
                      the Exchange Offer is being obtained in the ordinary
                      course of business of the person receiving such Exchange
                      Preferred Stock, whether or not such person is the Holder, that neither the Holder nor any such other person has an
                      arrangement or understanding with any person to
                      participate in the distribution of such Exchange Preferred
                      Stock and that neither the Holder nor any such person is
                      an "affiliate," as defined in Rule 405 under the
                      Securities Act, of the Company.  Each broker-dealer that
                      receives Exchange Preferred Stock for its own account in
                      exchange for Initial Preferred Stock, where such Initial
                      Preferred Stock was acquired by such broker-dealer as a
                      result of market-

                      making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Preferred Stock. See "The Exchange
                      Offer-Procedures for Tendering" and "Plan of Distribution."

Special Procedures
for Beneficial
Owners.............   Any beneficial owner whose Initial Preferred Stock is
                      registered in the name of a broker, dealer, commercial
                      bank, trust company or other nominee and who wishes to
                      tender such Initial Preferred Stock in the Exchange Offer
                      should contact such registered Holder promptly and
                      instruct such registered Holder to tender on such
                      beneficial owner's behalf.  If such beneficial owner
                      wishes to tender on such owner's own behalf, such owner
                      must, prior to completing and executing the Letter of
                      Transmittal and delivering its Initial Preferred Stock,
                      either make appropriate arrangements to register ownership of the Initial Preferred Stock in such owner's name or
                      obtain a properly completed bond power from the registered
                      Holder.  The transfer of registered ownership may take
                      considerable time and may not be able to be completed
                      prior to the Expiration Date.  See "The Exchange
                      Offer-Procedures for Tendering."

Guaranteed
Delivery
Procedures.........   Holders of Initial Preferred Stock who wish to
                      tender their Initial Preferred Stock and whose Initial
                      Preferred Stock is not immediately available or who cannot deliver their Initial Preferred Stock, the Letter of
                      Transmittal or any other documents required by the Letter
                      of Transmittal to United States Trust Company of New York,
                      as Exchange Agent, or cannot complete the procedure for
                      book-entry transfer, prior to the Expiration Date must
                      tender their Initial Preferred Stock according to the
                      guaranteed delivery procedures set forth in "The Exchange
                      Offer-Guaranteed Delivery Procedures."

Withdrawal Rights..   Tenders may be withdrawn at any time prior to 5:00 p.m.,
                      New York City time, on the Expiration Date.

Acceptance of
Initial Preferred
Stock and Delivery
of Exchange
Preferred Stock....   The Company will accept for exchange any and all shares of
                      Initial Preferred Stock which are properly tendered in the
                      Exchange Offer prior to 5:00 p.m., New York City time, on
                      the Expiration Date.  The Exchange Preferred Stock issued
                      pursuant to the Exchange Offer will be delivered promptly
                      following the Expiration Date.  Any Initial Preferred
                      Stock not accepted for exchange will be returned without
                      expense to the tendering Holder thereof as promptly as
                      practicable after the expiration or termination of the
                      Exchange Offer.  See "The Exchange Offer-Terms of the
                      Exchange Offer."

Certain Tax
Considerations.....   The exchange pursuant to the Exchange Offer will
                      not constitute a recognition event for federal income tax
                      purposes, and, thus, no gain or loss will be recognized by a Holder upon the exchange of Initial Preferred Stock for
                      Exchange Preferred Stock pursuant to the Exchange Offer.
                      See "Certain U.S. Federal Income Tax Considerations."

Exchange Agent.....   United States Trust Company of New York is serving as
                      Exchange Agent  in connection with the Exchange Offer.

GENERAL

  The Company's principal executive offices are located at 10050 Cash Road, Stafford, Texas 77477 and its telephone number is (281) 208-2600.

                                 ADDITIONAL INFORMATION

  For additional information regarding the Exchange Preferred Stock, see "Description of the Exchange Preferred Stock" and "Certain U.S. Federal Income Tax Consequences."

            SUMMARY HISTORICAL AND PRO FORMA FINANCIAL INFORMATION

  The following summary historical financial data for each of the three years and the period ended December 31, 1997 are derived from the audited consolidated financial statements of the Company. The summary financial data for the years ended December 31, 1993 and 1994 and for the nine month periods ended September 30, 1997 and September 30, 1998 are derived from the unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for the fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The summary pro forma financial data for the year ended December 31, 1997 and the nine months ended September 30, 1998 are derived from the pro forma financial statements included elsewhere in this Prospectus and give effect to the Recapitalization, the Reorganization (as defined), the Common Control Mergers (as defined), and the Nationwide Acquisition (as defined) as if they had occurred at the beginning of the period presented with respect to the operating and other financial data. The summary pro forma financial data does not necessarily represent what the Company's financial position and results of operations would have been if these transactions had actually been completed as of the dates indicated, and is not intended to project the Company's financial position or results of operations for any future period. The information contained in this table should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations, the Company's audited consolidated financial statements and notes thereto at December 31, 1996 and December 31, 1997 and for each of the three years in the period ended December 31, 1997, the unaudited consolidated financial statements at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 and the pro forma consolidated financial statements and notes thereto, included elsewhere in this Prospectus.

                                                                                                          Nine Months Ended
                                                        Year Ended December 31,                              September 30,
                                        -----------------------------------------------------------   ----------------------------
                                                                                            Pro                             Pro
                                                                                            Forma                          Forma
                                          1993     1994     1995       1996       1997      1997(a)    1997        1998    1998(b)
                                        -------   -------  -------   --------   --------   --------   --------   --------  --------
                                                                                 (dollars in thousands)
OPERATING DATA:
Net sales.............................  $39,657   $56,873  $80,115   $103,113   $146,166   $166,011   $107,185   $154,157  $154,157
Cost of sales.........................   29,516    42,215   59,201     75,552    105,636    120,300     77,610    112,357   112,357
                                        -------   -------  -------   --------   --------   --------   --------   --------  --------
Gross profit..........................   10,141    14,659   20,915     27,561     40,530     45,711     29,575     41,800    41,800
Operating expenses:
 Selling, general and administrative
  expenses............................    7,832    11,225   15,256     17,271     22,264     26,041     15,559     22,091    22,091
 Recapitalization expenses............        -         -       -           -          -          -          -      8,702     8,702
 Stock based compensation charges(c)..        -         -       -           -      6,969      6,969      6,969      4,092     4,092
                                        -------   -------  -------   --------   --------   --------   --------   --------  --------
Total operating expenses..............    7,832    11,225   15,256     17,271     29,233     33,010     22,528     34,885    34,885
                                        -------   -------  -------   --------   --------   --------   --------   --------  --------
Operating income......................  $ 2,309   $ 3,434  $ 5,659   $ 10,290   $ 11,297   $ 12,701   $  7,047   $  6,915  $  6,915
                                        =======   =======  =======   ========   ========   ========   ========   ========  ========
OTHER FINANCIAL DATA:
EBITDA(d).............................  $ 2,475   $ 3,705  $ 6,031   $ 10,723   $ 12,066   $ 13,470   $  7,579   $  7,618  $  7,618
Adj. EBITDA(e)........................  $ 2,475   $ 3,705  $ 6,031   $ 10,723   $ 19,035   $ 20,439   $ 14,548   $ 20,412  $ 20,412
Adj. EBITDA margin(f).................      6.2%      6.5%     7.5%      10.4%      13.0%      12.3%      13.6%      13.2%     13.2%
Depreciation and amortization.........  $   166   $   271  $   372   $    433   $    769   $    984   $    532   $    703  $    703
Capital expenditures..................  $   525   $   524  $   461   $    513   $  1,534   $  1,686   $  1,327   $    780  $    780
Ratio of Adj. EBITDA to interest
 expense..............................      9.4x      8.0x     7.6x      12.4x      16.6x       2.3x      20.5x       6.9x     3.0x
Ratio of total debt to Adj. EBITDA....      1.4x      1.9x     1.6x       1.1x       1.0x         -          -          -        -
Ratio of earnings to fixed charges(g).      6.5x      5.5x     5.6x       8.7x       7.1x       1.4x       6.9x       2.1x     1.0x
Ratio of earnings to fixed charges
 and preferred stock dividends (h)....        -         -        -          -          -        0.7x         -        1.3x     0.5x

OTHER DATA:
Distribution centers..................        9        13       17         20         29          -         28         32        -
Comparable center sales growth(i).....     23.0%     26.7%    28.2%      21.0%      20.8%         -          -          -        -
Active customers(j)...................      N/A       N/A   13,436     16,659     24,521          -          -          -        -

CASH FLOW DATA:
Net cash provided by (used in)
Operating activities.................   $  (264)  $(2,529) $  (589)  $    785   $  6,304          -   $    639   $(14,189)        -
Net cash (used in) investing
 activities...........................     (520)     (436)    (458)      (493)    (9,575)         -     (9,355)      (680)        -
Net cash provided by financing
 activities...........................    1,563     4,185    1,088      2,083      4,946          -     10,993     11,693         -
BALANCE SHEET DATA:
Working capital.......................  $ 5,222   $ 8,799  $ 9,413   $ 14,456   $ 25,617          -          -   $ 37,923         -

Operating working capital(k)..........    5,128     9,271   13,778     20,065     29,487          -          -     39,100         -
Total assets..........................   12,353    19,630   22,981     32,936     57,254          -          -     77,260         -
Total debt............................    3,526     6,993    9,385     12,253     18,997          -          -     99,850         -
Stockholders' equity (deficit)........    3,267     5,053    6,578     11,035     25,568          -          -    (82,649)        -

______________________

(a) Pro forma for the Recapitalization, the Reorganization (as defined) and the Nationwide Acquisition (as defined) as if they had occurred on January 1, 1997 with respect to the operating and other financial data.

(b) Pro forma for the Recapitalization as if it had occurred on January 1, 1998 with respect to the operating and other financial data.

(c) The stock based compensation charge in 1997 reflects (i) charges of $6.3 million for the difference between the fair market value of stock exchanged by minority stockholders in connection with the Reorganization and the recorded basis of minority stockholder interests consisting of amounts paid by such stockholders for their stock in the Company's subsidiaries and their allocated earnings reflected as charges to minority interest in earnings of subsidiaries through June 30, 1997 and (ii) with respect to stock options granted in July 1997, charges of $0.6 million representing the difference between the fair market value of Common Stock and the exercise price of the related options at the respective date of grant.
(d) EBITDA represents net income before depreciation and amortization, interest expenses and income tax expense. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Company has included a measurement based on EBITDA because it is one way in which the Company monitors its performance and because it is commonly used by certain investors and analysts to (i) analyze and compare companies on the basis of operating performance, leverage and liquidity and (ii) determine a company's ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of the Company's operating performance, nor does it represent funds available for management's discretionary use. EBITDA presented by the Company may not be comparable to EBITDA defined and presented by other companies.

(e) Adjusted EBITDA represents net income before depreciation and amortization, interest expense, income tax expense, recapitalization expenses and the stock based compensation charge. Adjusted EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Company has included a measurement based on Adjusted EBITDA because it is one way in which the Company monitors its performance and because it is commonly used by certain investors and analysts to (i) analyze and compare companies on the basis of operating performance, leverage and liquidity and (ii) determine a company's ability to service debt. In addition, certain covenants in the Certificate of Designation are based upon a concept similar to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of the Company's operating performance, nor does it represent funds available for management's discretionary use. Adjusted EBITDA presented by the Company may not be comparable to Adjusted EBITDA defined and presented by other companies.
(f) Represents ratio of Adjusted EBITDA to net sales.
(g) For the purpose of determining the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense the Company believes to be representative of the interest factor.
(h) For the purpose of determining the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense the Company believes to be representative of the interest factor. Preferred stock dividends consist of amounts to be paid-in-kind and accretion of the carrying value of the Preferred Stock, which have been "grossed up" to a pre-income tax basis to provide comparability to other components of the ratio.
(i) Does not include centers acquired through the Nationwide Acquisition.
(j) Includes customers placing at least two orders over the previous 12 month period.
(k) Operating working capital represents current assets, excluding cash, less current liabilities, excluding the current portion of long-term debt and note payable.

                                 RISK FACTORS

  This Prospectus includes "forward-looking statements." All statements other than statements of historical facts included in this Prospectus, including without limitation, certain statements under the sections "Summary," "Selected Historical and Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and Pro Forma Consolidated Financial Statements and the notes thereto located elsewhere herein regarding the Company's financial position, business strategy, prospects and other related matters, may constitute such forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Actual results could differ materially from the Company's expectations as a result of a number of factors, including without limitation those set forth below and those located elsewhere in this Prospectus.

  In evaluating the Exchange Offer, Holders of the Initial Preferred Stock should carefully consider the following factors in addition to the other information contained in this Prospectus.

SUBSTANTIAL LEVERAGE; STOCKHOLDERS' DEFICIT

  As of September 30, 1998, after completion of the Recapitalization, the Company had total indebtedness of $122.7 million, and a stockholders' deficit of approximately $82.7 million. See "Capitalization." In addition, the Company could have incurred additional indebtedness of up to $25.0 million under the Revolving Credit Facility. See "Capitalization." This level of indebtedness is substantially higher than the Company's historical debt levels and will reduce the flexibility of the Company to respond to changing business and economic conditions. In addition, subject to the restrictions in the New Credit Facility, the Company may incur additional senior or other indebtedness from time to time to finance acquisitions or capital expenditures or for other general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources." The New Credit Facility currently prohibits the payment of any dividends in cash. See "Description of the Exchange Preferred Stock" and "Description of New Credit Facility."

  The Company's high degree of leverage may have important consequences for the Company and the holders of Exchange Preferred Stock and Exchange Debentures, including: (i) the ability of the Company to obtain additional financing for working capital, capital expenditures, acquisitions or other purposes, if necessary, may be impaired; (ii) a substantial portion of the Company's cash flow will be dedicated to the payment of interest and principal on its indebtedness and to the payment of dividends on the Exchange Preferred Stock beginning no later than July 1, 2003 and such cash flow will not be available to the Company for its operations and future business opportunities; (iii) the covenants contained in the New Credit Facility and Exchange Debentures will limit the Company's ability to, among other things, borrow additional funds, dispose of assets or make investments and may affect the Company's flexibility in planning for, and reacting to, changes in business conditions; (iv) indebtedness under the New Credit Facility is at variable rates of interest, which causes the Company to be vulnerable to increases in interest rates; (v) the New Credit Facility and the Exchange Debentures contain financial and/or restrictive covenants, which the failure to comply with may result in an event of default which, if not cured or waived, could have a material adverse effect on the Company, including the acceleration of the maturity of such indebtedness;
(vi) the indebtedness outstanding under the New Credit Facility is secured by substantially all of the assets of the Company and its subsidiaries and such indebtedness matures prior to the mandatory redemption date or maturity of the Exchange Preferred Stock and Exchange Debentures; (vii) the Company may be substantially more leveraged than certain of its competitors, which may place the Company at a competitive disadvantage; and (viii) the Company's high degree of leverage may make it more vulnerable to a downturn in its business or the economy generally or limit its ability to withstand competitive pressures. If the Company is unable to generate sufficient cash flow from operations in the future to service its indebtedness, and to retire the Exchange Preferred Stock, or Exchange Debentures, at maturity it may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such actions could be effected on a timely basis or on satisfactory terms or that these actions would enable the Company to continue to satisfy its capital requirements. The Company's ability to meet its debt service and preferred stock obligations and to reduce its total indebtedness is dependent upon the Company's future performance, which will be subject to general economic conditions and to financial, business and other factors affecting the operations of the Company, many of which are beyond its control. The terms of the Company's indebtedness, including the New Credit Facility and the Exchange Debentures also may prohibit the Company from taking such financing or refinancing actions. See "Description of New Credit Facility" and "Description of Exchange Debentures."

ABILITY TO MAKE DISTRIBUTIONS ON EXCHANGE PREFERRED STOCK

  The ability of the Company to pay any dividends or make distributions in respect of its capital stock is subject to applicable provisions of state law and its ability to pay cash dividends on the Exchange Preferred Stock will be subject to the terms of the New Credit Facility, which currently prohibits the Company from paying dividends in cash (provided that payment of cash dividends is permitted after July 1, 2003 subject to financial performance tests), and/or any other indebtedness of the Company then outstanding. The Company intends to pay dividends on the Exchange Preferred Stock prior to that time by issuance of additional shares of Exchange Preferred Stock. The ability of the Company to comply with such conditions may be affected by events that are beyond the control of the Company. Under Delaware law, the Company is permitted to pay dividends on its Capital Stock, including the Exchange Preferred Stock, only out of its surplus, or in the event that it has no surplus out of its net profits for the year in which a dividend is declared or for the immediately preceding fiscal year. Surplus is defined as the excess of a company's total assets over the sum of its total liabilities plus the par value of its outstanding Capital Stock. In order to pay dividends, the Company must have surplus or net profits equal to the full amount of the cash dividend at the time such dividend is declared. The Company cannot predict what the value of its assets or the amount of its liabilities will be in the future and, accordingly, there can be no assurance that the Company will be able to pay dividends on the Exchange Preferred Stock. There can be no assurance that the assets of the Company would be sufficient to repay all of such outstanding debt and to meet its obligations under the Exchange Preferred Stock. Future borrowings by the Company can be expected to contain restrictions or prohibitions on the making of distributions by the Company on its capital stock. In addition, indebtedness outstanding under the New Credit Facility will be secured by substantially all of the assets of the Company (including the capital stock of its subsidiaries). The Certificate of Designation governing the Preferred Stock permits the Company to pay dividends in additional shares of Exchange Preferred Stock prior to January
1, 2004.   The Company does not expect to pay cash dividends prior to such time and there can be no assurance that the Company will have the funds necessary to pay cash dividends on the Exchange Preferred Stock at any time.

SUBORDINATION

  The Company's obligations with respect to the Exchange Preferred Stock (and the Series B Preferred Stock) are subordinated and junior in right of payment to all present and future indebtedness and other liabilities of the Company and its subsidiaries including the New Credit Facility, and to all present and future Senior Stock of the Company. The Exchange Preferred Stock will rank pari passu with all future Parity Stock. See "Description of the Exchange Preferred Stock." As of September 30, 1998, after completion of the Recapitalization, the Company had no outstanding Senior Stock or Parity Stock and the Company and its subsidiaries had total indebtedness and balance sheet liabilities of $122.7 million (including dividends payable on the Exchange Preferred Stock and the Series B Preferred Stock of $1.2 million), excluding $25.0 million available for borrowing under the Revolving Credit Facility. In the event of bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations on the Exchange Preferred Stock only after all Senior Stock and all indebtedness and other liabilities of the Company have been paid, and there may not be sufficient assets remaining to pay amounts due on any or all of the Exchange Preferred Stock then outstanding. See "Description of the Exchange Preferred Stock-Ranking." While any shares of Exchange Preferred Stock or Series B Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of Parity Stock or Senior Stock without the consent of the holders of 66% of the outstanding shares of Exchange Preferred Stock and Series B Preferred Stock, provided that for the purposes of calculating such percentage, any shares of Exchange Preferred Stock or Series B Preferred Stock held by the Company or any affiliate thereof shall not be counted to determine such consent.

  The Exchange Debentures, if issued, will be subordinated in right of payment to all existing and future Senior Debt of the Company, including the New Credit Facility, and will be effectively subordinated to all obligations of the Company's subsidiaries. The Exchange Debentures will also be effectively subordinated in right of payment to all existing and future secured indebtedness of the Company to the extent of the value of the assets securing such indebtedness. The Company's obligations under the New Credit Facility are secured by a pledge of substantially all of its assets. As of September 30, 1998, after completion of the Recapitalization, the Company had Senior Debt of $100.5 million, consisting of $99.9 million of principal owing under the New Credit Facility, $0.6 million of accrued but unpaid interest thereon and other liabilities of $0.6 million (plus up to $25.0 million available for borrowing under the Revolving Credit Facility), and the Company's subsidiaries had total indebtedness and balance sheet liabilities of $20.4 million (excluding guaranties of Senior Debt and intercompany debt), all of which is senior or effectively senior to the Exchange Preferred Stock. The New Credit Facility and the Exchange Indenture permit the incurrence by the Company and its subsidiaries of additional indebtedness, all of which may constitute Senior Debt under certain circumstances. See "Description of Exchange Debentures--Subordination."

HOLDING COMPANY STRUCTURE

  The Company conducts substantially all its operations through subsidiaries. Substantially all of the assets of the Company are owned by its subsidiaries.
As a holding company, the Company's ability to pay dividends or make distributions on the Exchange Preferred Stock is dependent upon the receipt of dividends or other payments from its subsidiaries. The ability of the Company's subsidiaries to pay dividends or make other distributions to the Company will be subject to applicable provisions of various states' laws. The Company's subsidiaries are guarantors of the Company's obligations under the New Credit Facility. All assets of the Company's subsidiaries will be pledged to secure their obligations under the New Credit Facility guarantees. The Company's rights, and the rights of holders of Exchange Preferred Stock and Series B Preferred Stock, to participate in the assets of any subsidiary of the Company upon such subsidiary's liquidation or recapitalization will be subject to the prior claims of such subsidiary's creditors, including trade creditors. As of September 30, 1998, after completion of the Recapitalization, there was an aggregate of approximately $20.4 million of indebtedness and other balance sheet liabilities of subsidiaries of the Company (excluding guarantees under the New Credit Facility and intercompany debt) to which holders of the Exchange Preferred Stock and Series B Preferred Stock would have been effectively subordinated in right of payment. The New Credit Facility and the terms of the Exchange Preferred Stock and Series B Preferred Stock limit, but do not prohibit, the incurrence of additional indebtedness by the Company's subsidiaries.

POSSIBLE INABILITY TO MAKE REQUIRED PAYMENT UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Exchange Preferred Stock or, if issued, Exchange Debentures, may require the Company to purchase all or a portion of such holder's Exchange Preferred Stock or Exchange Debentures at 101% of the Liquidation Preference thereof or the principal amount of the Exchange Debentures, as the case may be, together with accrued and unpaid dividends or interest, if any, to the date of purchase. In the case of the Exchange Debentures, the Trustee does not have the authority under the Exchange Indenture to waive the covenant relating to a holder's right to require the Company to purchase Exchange Debentures upon the occurrence of a Change of Control. Prior to any such repurchase of the Exchange Preferred Stock or Exchange Debentures, the Company may be required to (i) repay all or a portion of indebtedness under the New Credit Facility or other indebtedness of the Company or (ii) obtain certain consents to permit the repurchase, including consents under the New Credit Facility. If the Company is unable to repay all of such indebtedness or is unable to obtain the necessary consents, the Company would be unable to offer to repurchase the Exchange Preferred Stock, or Exchange Debentures, which would constitute a breach of the covenants contained in the Certificate of Designation or the Exchange Indenture. There can be no assurance that the Company will have sufficient funds available at the time of any Change of Control to make any debt payment (including repurchases of Exchange Preferred Stock or, if issued, Exchange Debentures) as described above. See "Description of the Exchange Preferred Stock-Redemption at the Option of Holders Upon a Change of Control" and "Description of Exchange Debentures-Repurchase at the Option of the Holders Upon a Change of Control."

  The events that constitute a Change of Control under the Certificate of Designation or the Exchange Indenture may also be events of default under the New Credit Facility, or other indebtedness of the Company. Such events may permit the lenders under such debt instruments to accelerate the debt and, if the debt is not paid, to enforce security interests in, or to commence litigation that could ultimately result in a sale of, substantially all the assets of the Company, thereby limiting the Company's ability to raise cash to repurchase the Exchange Preferred Stock or, if issued, Exchange Debentures. In such circumstances, the provisions in the Certificate of Designation, or if applicable, the subordination provisions of Exchange Indenture would likely prohibit payments to holders of the Exchange Preferred Stock or, if issued, Exchange Debentures.

LACK OF A PUBLIC MARKET FOR THE EXCHANGE PREFERRED STOCK

  The Exchange Preferred Stock is being offered to Holders of the Initial Preferred Stock. Prior to this Exchange Offer, there has been no market for the Exchange Preferred Stock. The Company does not intend to apply for listing of the Exchange Preferred Stock or, if issued, the Exchange Debentures on any securities exchange or stock market. Although the Initial Purchaser has informed the Company that it currently intends to make a market in the Exchange Preferred Stock and, if issued, the Exchange Debentures, the Initial Purchaser is not obligated to do so, and any such market making may be subject to certain limitations and may be discontinued at any time without notice. The liquidity of any market for the Exchange Preferred Stock will depend upon the number of holders of the Exchange Preferred Stock, the interest of securities dealers in making a market in the Exchange Preferred Stock and other factors. Accordingly, there can be no assurance as to the development or liquidity of any market for the Exchange Preferred Stock and, if issued, the Exchange Debentures. If the Exchange Preferred Stock and, if issued, the Exchange Debentures, are traded after their initial issuance, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, general economic conditions and the financial condition of the Company.

FRAUDULENT CONVEYANCE CONSIDERATIONS

  The payments made in connection with the Recapitalization to the Continuing Stockholders and option holders of the Company, the repayment of the Company's existing indebtedness and the related incurrence by the Company of indebtedness (including obligations under the New Credit Facility and, if issued, the Exchange Debentures) and obligations under the Exchange Preferred Stock and the Series B Preferred Stock may be subject to review under relevant state and federal fraudulent conveyance laws, as well as other similar laws regarding creditors rights generally. Under these laws, if a court were to find that, after giving effect to the Recapitalization, either (a) the Company incurred such indebtedness with the intent of hindering, delaying or defrauding creditors or (b) the Company received less than reasonably equivalent value or consideration for incurring such obligations and (i) was insolvent or rendered insolvent by reason of such transaction, (ii) was engaged in a business or transaction for which the assets remaining with the Company constituted unreasonably small capital or (iii) intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they matured, such court may subordinate the Exchange Debentures to presently existing and future creditors of the Company, avoid the issuance of the Exchange Preferred Stock or the Exchange Debentures and direct the repayment of any amounts paid thereunder to the Company's creditors or take other action detrimental to the holders of the Exchange Preferred Stock or the Exchange Debentures. The issuance of a Subsidiary Guaranty in connection with the Exchange Debentures by any subsidiary of the Company would be subject to similar analysis. See "Description of Exchange Debentures-Subordination." There can be no assurance that a court would not determine, regardless of whether the Company was solvent on the date the Exchange Preferred Stock or, if issued the Exchange Debentures, were issued, that the payments constituted fraudulent transfers on another ground. To the extent that proceeds from the sale of the Exchange Preferred Stock are used to repay indebtedness, or to make a distribution to a stockholder on account of the ownership of capital stock, a court may find the Company did not receive fair consideration or reasonably equivalent value for the incurrence of the obligations represented by the New Credit Facility, the Exchange Preferred Stock and, if issued, the Exchange Debentures.

  The measure of insolvency for purposes of determining whether a transfer is avoidable as a fraudulent transfer varies depending upon the law of the jurisdiction which is being applied. Generally, however, a debtor would be considered insolvent if the sum of all its liabilities, including contingent liabilities, were greater than the value of all its property at a fair valuation, or if the present fair saleable value of the debtor's assets were less than the amount required to repay its probable liabilities on its debts, including contingent liabilities, as they become absolute and matured.

  Based upon financial and other information currently available to it, management of the Company believes that upon consummation of the Recapitalization the Company was, (i) neither insolvent nor rendered insolvent thereby, (ii) in possession of sufficient capital to run its business effectively and (iii) incurring debts within its ability to pay as the same mature or become due. See "Management's Discussions and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources." In reaching these conclusions, the Company has relied upon various valuations and estimates of future cash flow that necessarily involve a number of assumptions and choices of methodology. No assurance can be given, however, that the assumptions and methodologies chosen by the Company would be adopted by a court or that a court would concur with the Company's conclusions.

  As of September 30, 1998, after completion of the Recapitalization, the Company had total indebtedness of $122.7 million, and a stockholders' deficit of approximately $82.7 million.

POSSIBLE INABILITY TO EXPAND INTO NEW GEOGRAPHIC MARKETS

  The Company intends to grow its business in large part by expanding into new geographic regions. When entering new markets, the Company will be required to establish or acquire suitable distribution centers, hire personnel and establish distribution methods. To manage its expansion, the Company must continuously evaluate the adequacy of its existing systems and procedures, including, among others, its data processing, financial and internal control systems and management structure. There can be no assurance that management will adequately anticipate all of the changing demands that growth will impose on the Company's systems, procedures and structure. Any failure to anticipate and respond adequately to such changing demands is likely to have a materially adverse effect on the Company. See "Business-Business Strategy."

  In addition, when the Company establishes additional distribution centers in new or existing geographic regions, such centers traditionally generate negative EBITDA during the twenty-four to thirty-six month period immediately following such centers' establishment. The Company believes that such negative earnings occur because new distribution centers do not immediately possess a revenue-generating customer base sufficient to offset the costs associated with the establishment and ongoing operations of such centers. There can be no assurance that, should the Company seek to establish a new distribution center, such center will ever generate revenues sufficient to offset the cost of its establishment and ongoing operation.

SUBSTANTIAL COMPETITION

  The Company competes primarily on the basis of service, product selection and availability and pricing, with broad-line suppliers, most of which are local or regional and many of which employ sales representatives and feature catalogs similar to the Company's. The Company also competes with mail order catalogs, retail stores including superstores, specialty suppliers and industrial suppliers. Some of the Company's competitors have greater financial resources than the Company. There can be no assurance that additional competitors with greater resources than the Company will not enter the industry, which could have a material adverse effect upon the Company's operations and profitability. See "Business-Competition."

DEPENDENCE ON KEY PERSONNEL

  The Company's success will, to a large extent, depend upon the continued services of its executive officers. The loss of services of any of these executive officers could materially and adversely affect the Company. The Company has not obtained key-man life insurance on any of its executive officers. There can be no assurance that the Company will retain the services of these individuals. In connection with the Recapitalization, the Company entered into employment agreements with Dennis C. Bearden, the Chief Executive Officer of the Company, and Richard E. Penick, the Company's Chief Financial Officer. See "Management-Employment Agreements with Messrs. Bearden and Penick."

CONTROL OF COMPANY

  FS&Co. controls approximately 55.1% of the voting securities of the Company. As a result, FS&Co. has the ability to control the Company's management, policies and financing decisions and to elect a majority of the Company's Board of Directors. There can be no assurance that any decisions taken by FS&Co. will be in the interests of holders of the Exchange Preferred Stock. See "Management" and "Security Ownership of Certain Beneficial Owners."

YEAR 2000 COMPLIANCE

  A significant percentage of the software that runs most computers relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. The Company has completed the identification of all necessary internal software changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. The Company has already completed an assessment of all internal software, hardware and operating systems. The Company has improved its information system capabilities by purchasing a new system that is Year 2000 compliant. The Company does not believe that its systems will encounter any material "Year 2000" problems. The new system is estimated to be in place by early 1999. The Company believes that this conversion to a new operating system will minimize the business risk of Year 2000 issues.

  The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its customers, suppliers, creditors, financial organizations, and of governments, for the accurate exchange of data and related information. The Company could be affected as a result of any disruption in the operation of the various third-party enterprises with which the Company interacts. The Company is in the process of implementing a program to assess and monitor the progress of these third parties in resolving Year 2000 issues, and to determine whether any Year 2000 issues encountered by a third party would pose a business risk to the Company. The Company is currently developing a survey to distribute to its vendors and customers to assess its Year 2000 risk based on the Year 2000 issues of these third parties. The Company expects the survey to be completed by November 30, 1998 and mailed to the third parties shortly thereafter, with responses expected by March 31, 1999. The Company does not expect the cost of the survey procedure to be material.
The Company cannot provide any assurance that Year 2000 related systems issues of third parties will be corrected in a timely manner or that the failure of these third parties to correct these issues would not have a material adverse effect on the Company.

  The total cost of the new computer system is estimated to be approximately $1.2 million. Of this amount, $1.0 million has already been expended, $750,000 of which was capitalized. The Company has also determined that if the new system became inoperable or otherwise encountered a Year 2000 problem, it may purchase an upgrade to the current system, which upgrade is Year 2000 compliant. The Company estimates it would have to spend an additional $200,000 to install and test the upgrade.

  The costs and time estimates of the Year 2000 project are based on the Company's best estimates. There can be no assurance that these estimates will be achieved and that planned results will be achieved. Risk factors include, but are not limited to, the retention of internal and external resources dedicated to the project, the timely delivery of software corrections from external vendors, and the successful completion of key business partners' Year 2000 projects.

CERTAIN TAX CONSIDERATIONS

  In the case of a distribution on the Preferred Stock that is paid in the form of additional shares of Preferred Stock ("Additional Preferred Shares," each, individually, an "Additional Preferred Share"), the fair market value of the Additional Preferred Shares on the distribution date will be taxable for U.S. federal income tax purposes in the same manner as a cash distribution on the distribution date notwithstanding that the cash attributable to such distribution will not be received by the holder until a subsequent period. In addition, if the liquidation preference of an Additional Preferred Share exceeds the issue price of such share (i.e., the fair market value of such share on the distribution date) by more than a de minimis amount, then a holder thereof would be required to treat such excess as a series of constructive distributions over the term of the Additional Preferred Share taxable for U.S. federal income tax purposes in the same manner as a cash distribution notwithstanding that the cash attributable to such excess will not be received by the holder until a subsequent period.

  Actual and constructive distributions on the Exchange Preferred Stock (which term "Exchange Preferred Stock" shall mean the Exchange Preferred Stock and any Additional Preferred Shares that shall have been issued with respect thereto) will be taxable for U.S. federal income tax purposes as ordinary dividend income (and eligible for the dividends received deduction for certain U.S. corporate holders) only to the extent paid out of current or accumulated earnings and profits of the Company as determined for U.S. federal income tax purposes and otherwise will be treated in the manner described under "Certain U.S. Federal Income Tax Considerations-Taxation of the Exchange Preferred Stock-Dividends and Dividends Received Deduction." If the Company does not have any current or accumulated earnings and profits, distributions on the Exchange Preferred Stock will constitute, first, tax-free returns on the capital (to the extent of the holder's tax basis in the preferred in the Exchange Preferred Stock) and then capital gain, and will not be eligible for the dividends received deduction. There can be no assurance regarding the amount of current and accumulated earnings and profits of the Company at the time of any distribution on the Exchange Preferred Stock.

  The exchange of Preferred Stock for Exchange Debentures will be a taxable event, as described in "Certain U.S. Federal Income Tax Consequences-Taxation of the Exchange Preferred Stock-Exchange of Preferred Stock for Exchange Debentures."

CONSEQUENCES TO NON-TENDERING HOLDERS OF INITIAL PREFERRED STOCK AND REQUIREMENTS FOR TRANSFER OF INITIAL PREFERRED STOCK

  Upon consummation of the Exchange Offer, the Company will have no further obligation to register the Initial Preferred Stock. Thereafter, any Holder of Initial Preferred Stock who does not tender its Initial Preferred Stock in the Exchange Offer, including any Holder which is an "affiliate" (as that term is defined in Rule 405 of the Securities Act) of the Company which cannot tender its Initial Preferred Stock in the Exchange Offer, will continue to hold restricted securities which may not be offered, sold or otherwise transferred, pledged or hypothecated except pursuant to Rule 144 and Rule 144A under the Securities Act or pursuant to any other exemption from registration under the Securities Act relating to the disposition of securities, provided that an opinion of counsel is furnished to the Company that such an exemption is available.

                                 USE OF PROCEEDS

  This Exchange Offer is intended to satisfy certain of the Company's obligations under the Registration Rights Agreement. The Company will not receive any cash proceeds from the issuance of the Exchange Preferred Stock offered in the Exchange Offer. In consideration for issuing the Exchange Preferred Stock as contemplated in this Prospectus, the Company will receive in exchange Initial Preferred Stock in like principal amount, the form and terms of which are the same in all material respects as the form and terms of the Exchange Preferred Stock except that the Exchange Preferred Stock has been registered under the Securities Act. The Initial Preferred Stock surrendered in exchange for Exchange Preferred Stock will be retired and canceled and cannot be reissued. Accordingly, issuance of the Exchange Preferred Stock will not result in any increase in the indebtedness of the Company.

  Net proceeds from the sale of the Initial Preferred Stock pursuant to the Offering and the shares sold pursuant to the Private Placement were $28.0 million and $12.0 million, respectively. Such proceeds, together with the proceeds of the Common Stock Investment of $68.3 million, the borrowing under the Term Loan Facility of $100.0 million, and cash of the Company of $6.5 million, were used to (i) make cash payments to Continuing Stockholders and option holders of $178.3 million and bonus payments for certain employees of $1.0 million, (ii) pay all outstanding debt under the Company's existing credit agreement and certain other indebtedness to affiliates of the Company of $20.5 million and (iii) pay related fees and expenses of $15.0 million. Indebtedness that was repaid from the net proceeds of the sale of Initial Preferred Stock pursuant to the Offering and the Series B Preferred Stock sold in the Private Placement consisted of the following as of June 30, 1998: (a) $77,271 of borrowings and accrued interest outstanding under the Company's credit agreement with a maturity of September 22, 1999 that included a term loan that bore interest at a base rate plus 0.75%; (b) approximately $11.5 million of borrowings and accrued interest outstanding under the Company's credit agreement that included a revolving line of credit of approximately $11.0 million with maturity of October 31, 1998 that bore interest at a eurodollar rate plus 1.5% and a term loan of approximately $500,000 with a maturity of May 31, 2002 that bore interest at a eurodollar rate plus 1.75%; (c) approximately $3.3 million of borrowings and accrued interest outstanding pursuant to the Company's indebtedness to Dennis C. Bearden, the Chief Executive Officer of the Company, that included term loans, all of which bore interest at a rate of 10%, with various maturity dates of June 30, 1999, December 31, 1998, October 31, 1999 and January 31, 2000; and (d) approximately $5.6 million of borrowings and accrued interest pursuant to the Company's indebtedness to Donald R. Hodina, President of Nationwide Division (or an entity controlled by or affiliated with Mr. Hodina) that included two term loans that bore interest at 9% and 10%, with maturity dates of July 11, 2004 and July 1, 2000, respectively. See "Summary-The Recapitalization."

                                 DIVIDEND POLICY

  The Company does not intend to pay cash dividends with respect to its capital stock in the foreseeable future. The Company intends to pay dividends on the Exchange Preferred Stock by issuance of additional shares of Exchange Preferred Stock on each Dividend Payment Date occurring on or prior to July 1, 2003. Management anticipates that all earnings and other cash resources of the Company, if any, will be retained for the operation and expansion of its business and for general corporate purposes. The payment of any future dividends will be at the discretion of the Company's Board of Directors and will depend upon, among other things, its earnings, financial condition, results of operations, level of indebtedness, capital requirements, general business conditions and contractual restrictions on payment of dividends, if any, as well as such other factors as the Board of Directors may deem relevant. The Company will be prohibited by the terms of the New Credit Facility from paying cash dividends on its capital stock and may in the future enter into loan or other agreements or issue debt securities or preferred stock that restrict the payment of cash dividends on its capital stock.

                                 CAPITALIZATION

  The following table sets forth the capitalization of the Company on an actual basis as of September 30, 1998. This table should be read in conjunction with the Company's unaudited consolidated financial statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

                                                                                               Actual
                                                                                             September 30,
                                                                                                1998
                                                                                       ---------------------
                                                                                       (dollars in thousands)
Debt:                                                                                               -
   New Credit Facility...............................................................       $  99,850
                                                                                            ---------
       Total debt....................................................................          99,850
                                                                                            =========
Mandatorily redeemable PIK preferred stock, $0.001 par value, 2,000,000 shares authorized
  Series A, 280,000 shares issued and outstanding(a).................................          25,270 (b)
  Series B, 120,000 shares issued and outstanding(a).................................          11,981 (c)

Stockholders' equity (deficit):                                                                37,251

   Common stock, $0.001 par value, 15,000,000 shares authorized, 12,443,147 shares
    issued and outstanding...........................................................              12
   Additional paid-in-capital........................................................          70,760
   Treasury stock, at cost...........................................................            (500)
   Retained earnings (deficit).......................................................        (152,921)
                                                                                            ---------
       Total stockholders' equity (deficit)..........................................         (82,649)
                                                                                            =========
       Total capitalization..........................................................       $  54,452
                                                                                            =========

__________________

(a) The mandatorily redeemable PIK preferred stock provides that, on or prior to July 1, 2003, dividends on such preferred stock may be paid in additional shares of such preferred stock and the Company intends to pay dividends in additional shares during such time.

(b) Reflects the net proceeds from the Offering and accretions to retained earnings.

(c) Reflects the net proceeds from the Private Placement and accretions to retained earnings.

THE EXCHANGE OFFER

PURPOSES OF THE EXCHANGE OFFER

   The Initial Preferred Stock was issued and sold by the Company on July 8, 1998 to Salomon Brothers Inc (the "Initial Purchaser"), who subsequently resold the Initial Preferred Stock to "qualified institutional buyers" (in reliance on Rule 144A under the Securities Act). In connection with the issuance and sale of the Initial Preferred Stock, the Company and the Initial Purchaser entered into the Registration Rights Agreement pursuant to which the Company agreed to use its best efforts to cause a registration statement with respect to the Exchange Offer to become effective within 180 days of July 8, 1998, the date of issuance of the Initial Preferred Stock. However, in the event that (i) applicable interpretations of the staff of the Commission do not permit the Company to effect such a Registered Statement, (ii) for any other reason the Exchange Offer Registration Statement is not declared effective within 180 days after the date of the original issuance of the Initial Preferred Stock or the Registered Exchange Offer is not consummated within 210 days after the original issuance of the Initial Preferred Stock, (iii) under certain circumstances, if the Initial Purchaser so requests with respect to Securities not eligible to be exchanged for Exchange Securities in the Registered Exchange Offer or (iv) under certain circumstances, any holder of Securities (other than the Initial Purchaser) is not eligible to participate in the Registered Exchange Offer or does not receive freely tradeable Exchange Securities in the Registered Exchange Offer other than by reason of such holder being an affiliate of the Company (it being understood that the requirement that a Participating Broker-Dealer deliver the prospectus contained in the Exchange Offer Registration Statement in connection with sales of Exchange Securities shall not result in such Exchange Securities being not "freely tradeable"), the Company will, at its cost, (a) as promptly as practicable, file a Shelf Registration Statement covering resales of the Securities or the Exchange Securities, as the case may be, (b) use its best efforts to cause the Shelf Registration Statement to be declared effective under the Securities Act and (c) use its best efforts to keep the Shelf Registration Statement effective until two years after the later of (x) the Issue Date (or until one year after such date if such Shelf Registration Statement is filed at the request of the Initial Purchaser) or (y) the last date on which any Affiliate of the Company was a beneficial owner of any Securities.

   The Exchange Offer is being made by the Company to satisfy its obligations pursuant to the Registration Rights Agreement. The form and terms of the Exchange Preferred Stock are the same as the form and terms of the Initial Preferred Stock in all material respects except that the Exchange Preferred Stock has been registered under the Securities Act and hence does not include certain rights to registration thereunder and does not contain transfer restrictions. Once the Exchange Offer is consummated, the Company will have no further obligations to register any of the Initial Preferred Stock not tendered by the Holders for exchange. See "Risk Factors-Consequences to Non-Tendering Holders of Initial Preferred Stock." A copy of the Registration Rights Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus is a part.

   Based on interpretations by the staff of the Commission set forth in several no-action letters issued to third parties, the Company believes that Exchange Preferred Stock issued pursuant to the Exchange Offer in exchange for Initial Preferred Stock may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such Exchange Preferred Stock is acquired in the ordinary course of such holders' business and such holders have no such arrangement with any person to participate in the distribution of such Exchange Preferred Stock. However, the Company does not intend to request the Commission to consider, and the Commission has not considered, the Exchange Offer in a no-action letter and there can be no assurance that the Commission would make a similar determination with respect to the Exchange Offer. However, any Holder who is an "affiliate" of the Company or who intends to participate in the Exchange Offer for the purpose of distributing the Exchange Preferred Stock

(i) cannot rely on the interpretation by the staff of the Commission set forth in the above referenced no-action letters, (ii) cannot tender its Initial Preferred Stock in the Exchange Offer, and (iii) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the Initial Preferred Stock, unless such sale or transfer is made pursuant to an exemption from such requirements. See "Risk Factors-Consequences to Non-Tendering Holders of Initial Preferred Stock."

   In addition, each broker-dealer that receives Exchange Preferred Stock for its own account in exchange for Initial Preferred Stock, where such Initial Preferred Stock was acquired by such broker-dealer as a result of market-making activities or other trading activities and not acquired directly from the Company, must acknowledge that it will deliver a copy of this Prospectus in connection with any resale of such Exchange Preferred Stock. See "Plan of Distribution."

   Except as aforesaid, this Prospectus may not be used for an offer to resell, resale or other transfer of Exchange Preferred Stock.

   The holders of the Series B Preferred Stock, or, if issued, the Exchange Debentures issuable in exchange therefor are not entitled to the benefits of the Registration Rights Agreement. However, in connection with the Private Placement, the Company entered into the Private Registration Agreement, which provides, among other things, that the Company will, upon the request of each of Mr. Bearden and FS&Co., file and use its best efforts to cause to become effective registration statements for the Series B Preferred Stock, or, if issued, Exchange Debentures issuable in exchange therefor. The Private Registration Agreement also provides that (i) the Company will bear all costs and expenses associated with filing the Private Registration Statements and causing it to become effective and (ii) the Company will not file the Private Registration Statements until any exchange offer registration statement or resale shelf registration statement required by the Registration Rights Agreement have ceased to be effective and are no longer required to be effective. See "Certain Transactions-Private Placement and Registration Rights."

TERMS OF THE EXCHANGE OFFER

   General

   Upon the terms and subject to the conditions of the Exchange Offer set forth in this Prospectus and in the Letter of Transmittal, the Company will accept any and all Initial Preferred Stock validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue one share of Exchange Preferred Stock in exchange for one share of Initial Preferred Stock accepted in the Exchange Offer. Holders may tender some or all of their Initial Preferred Stock pursuant to the Exchange Offer.

   As of July 8, 1998, there were 280,000 shares of Initial Preferred Stock outstanding and one registered Holder of Initial Preferred Stock. This Prospectus, together with the Letter of Transmittal, is being sent to such
registered Holder as of                  , 1999.

   In connection with the issuance of the Initial Preferred Stock, the Company arranged for the Initial Preferred Stock to be issued and transferable in book-entry form through the facilities of DTC, acting as depository. The Exchange Preferred Stock also will be issued and transferable in book-entry form through DTC. See "Description of Exchange Preferred Stock--Book-Entry System."

   The Company shall be deemed to have accepted validly tendered Initial Preferred Stock when, as and if the Company has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Initial Preferred Stock for the purpose of receiving the Exchange Preferred Stock from the Company.

   If any tendered Initial Preferred Stock is not accepted for exchange because of an invalid tender, the occurrence of certain other events set forth herein or otherwise, certificates for any such unaccepted Initial Preferred Stock will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

   Holders of Initial Preferred Stock who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Initial Preferred Stock pursuant to the Exchange Offer. The Company will pay the expenses, other than certain applicable taxes, of the Exchange Offer. See "-Fees and Expenses."

   Expiration Date; Extensions; Amendments

   The term "Expiration Date" shall mean                 , 1999, unless the
Company in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended. The Company does not contemplate that the Exchange Offer will be extended; however, the Company may decide to extend the Exchange Offer for a short time if less than all of the Initial Preferred Stock is tendered during the initial exchange period.

   In order to extend the Expiration Date, the Company will notify the Exchange Agent and the record Holders of Initial Preferred Stock of any extension by oral or written notice, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date. Such notice may state that the Company is extending the Exchange Offer for a specified period of time or on a daily basis until 5:00 p.m., New York City time, on the date on which a specified percentage of Initial Preferred Stock is tendered.

   The Company reserves the right to delay accepting any Initial Preferred Stock, to extend the Exchange Offer, to amend the Exchange Offer or to terminate the Exchange Offer and not accept Initial Preferred Stock not previously accepted if any of the conditions set forth herein under "-Conditions" shall have occurred and shall not have been waived by the Company by giving oral or written notice of such delay, extension, amendment or termination to the Exchange Agent. Any such delay in acceptance, extension, amendment or termination will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of such amendment and the Company will extend the Exchange Offer for a period of five to 10 business days, depending upon the significance of the amendment and the manner of disclosure to Holders of the Initial Preferred Stock, if the Exchange Offer would otherwise expire during such five to 10 business day period.

   Without limiting the manner in which the Company may choose to make public announcement of any extension, amendment or termination of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

ACCRUED DIVIDENDS ON THE EXCHANGE PREFERRED STOCK AND THE INITIAL PREFERRED
STOCK

   Dividends on the Exchange Preferred Stock and the Initial Preferred Stock will accrue at a rate per share of 13 1/4% per annum of the Liquidation Preference thereof. Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior to July 1, 2003, dividends may be paid, at the Company's option, by the issuance of additional shares of Exchange Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. It is not anticipated that the Company will pay any dividends in cash for any period ending on or prior to July 1, 2003. Holders whose Initial Preferred Stock is accepted for exchange will receive accrued dividends thereon to, but excluding, the date of issuance of the Exchange Preferred Stock. Such dividends will be paid with the first dividend payment on the Exchange Preferred Stock. Dividends on the Initial Preferred Stock accepted for exchange will cease to accrue upon cancellation of the Initial Preferred Stock and issuance of the Exchange Preferred Stock. Holders of Initial Preferred Stock whose Initial Preferred Stock is not exchanged will receive the accrued dividend payable on January 1, 1999.

PROCEDURES FOR TENDERING

   To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by Instruction 4 of the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Initial Preferred Stock and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date.

   Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Initial Preferred Stock by causing DTC to transfer such Initial Preferred Stock into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Initial Preferred Stock may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its address set forth in "-Exchange Agent" below prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

   The tender by a Holder will constitute an agreement between such Holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

   Delivery of all documents must be made to the Exchange Agent at its address set forth below. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect the above transactions for such Holders.

   The method of delivery of Initial Preferred Stock and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the Holders. Instead of delivery by mail, it is recommended that Holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal or Initial Preferred Stock should be sent to the Company.

   Only a Holder of Initial Preferred Stock may tender such Initial Preferred Stock in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Initial Preferred Stock is registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered Holder.

   ANY BENEFICIAL HOLDER WHOSE INITIAL PREFERRED STOCK IS REGISTERED IN THE NAME OF ITS BROKER, DEALER, COMMERCIAL BANK, TRUST COMPANY OR OTHER NOMINEE AND WHO WISHES TO TENDER SHOULD CONTACT SUCH REGISTERED HOLDER PROMPTLY AND INSTRUCT SUCH REGISTERED HOLDER TO CONSENT AND/OR TENDER ON ITS BEHALF. IF SUCH BENEFICIAL HOLDER WISHES TO TENDER ON ITS OWN BEHALF, SUCH BENEFICIAL HOLDER MUST, PRIOR TO COMPLETING AND EXECUTING THE LETTER OF TRANSMITTAL AND DELIVERING ITS INITIAL PREFERRED STOCK, EITHER MAKE APPROPRIATE ARRANGEMENTS TO REGISTER OWNERSHIP OF THE INITIAL PREFERRED STOCK IN SUCH HOLDER'S NAME OR OBTAIN A PROPERLY COMPLETED BOND POWER FROM THE REGISTERED HOLDER. THE TRANSFER OF RECORD OWNERSHIP MAY TAKE CONSIDERABLE TIME.

   Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by an Eligible Institution (as defined below) unless the Initial Preferred Stock tendered pursuant thereto is tendered (i) by a registered Holder who has not completed the box entitled "Special Payment Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or
(ii) for the account of an Eligible Institution. In the event that signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, are required to be guaranteed, such guarantee must be by an "Eligible Guarantor Institution" within the meaning of Rule 17Ad-15 under the Securities Exchange Act of 1934, as amended, which is a member of one of the following recognized signature guarantee programs: (i) the Securities Transfer Agents Medallion Program (STAMP), (ii) the New York Stock Exchange Medallion Signature Program
(MSP) or (iii) the Stock Exchange Medallion Program (SEMP) (an "Eligible Institution").

   If the Letter of Transmittal is signed by a person other than the registered Holder of any Initial Preferred Stock listed therein, such Initial Preferred Stock must be endorsed or accompanied by appropriate bond powers signed as the name of the registered Holder or Holders appears on the Initial Preferred Stock.

   If the Letter of Transmittal or any Initial Preferred Stock or powers of attorney are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with the Letter of Transmittal.

   All questions as to the validity, form, eligibility (including time of receipt) and acceptance of tendered Initial Preferred Stock and withdrawal of tendered Initial Preferred Stock will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Initial Preferred Stock not properly tendered or any Initial Preferred Stock the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the right to waive any defects, irregularities or conditions of tender as to particular Initial Preferred Stock. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Initial Preferred Stock must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Initial Preferred Stock, nor shall any of them incur any liability for failure to give such notification. Tenders of Initial Preferred Stock will not be deemed to have been made until such irregularities have been cured or waived. Any Initial Preferred Stock received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent to the tendering Holders of Initial Preferred Stock, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

   In addition, the Company reserves the right in its sole discretion to purchase or make offers for any Initial Preferred Stock that remains outstanding subsequent to the Expiration Date or, as set forth under "-Conditions," to terminate the Exchange Offer and, to the extent permitted by applicable law, purchase Initial Preferred Stock in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

   By tendering, each Holder will represent to the Company that, among other things, the Exchange Preferred Stock acquired pursuant to the Exchange Offer is being obtained in the ordinary course of such Holder's business, that such Holder has no arrangement with any person to participate in the distribution of such Exchange Preferred Stock, and that such Holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of the Company. If the Holder is a broker-dealer that will receive Exchange Preferred Stock for its own account in exchange for Initial Preferred Stock that was acquired as a result of market-making activities or other trading activities and not acquired directly from the Company, such Holder by tendering will acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Preferred Stock. See "Plan of Distribution."

GUARANTEED DELIVERY PROCEDURES

   Holders who wish to tender their Initial Preferred Stock and (i) whose Initial Preferred Stock is not immediately available, or (ii) who cannot deliver their Initial Preferred Stock, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, may effect a tender if:

   (a) The tender is made through an Eligible Institution;

   (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Initial Preferred Stock, the certificate number or numbers of such Initial Preferred Stock and the principal amount of Initial Preferred Stock tendered, stating that the tender is being made thereby and guaranteeing that, within three New York Stock Exchange trading days after the Expiration Date, the Letter of Transmittal (or facsimile thereof) together with the certificate(s) representing the Initial Preferred Stock to be tendered in proper form for transfer (or a confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Initial Preferred Stock delivered electronically) and any other documents required by the Letter of Transmittal will be deposited by the Eligible Institution with the Exchange Agent; and

   (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), as well as the certificate(s) representing all tendered Initial Preferred Stock in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Initial Preferred Stock delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within five New York Stock Exchange trading days after the Expiration Date.

Upon request of the Exchange Agent, a Notice of Guaranteed Delivery will be sent to Holders who wish to tender their Initial Preferred Stock according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

   Except as otherwise provided herein, tenders of Initial Preferred Stock may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. To withdraw a tender of Initial Preferred Stock in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Initial Preferred Stock to be withdrawn (the "Depositor"), (ii) identify the Initial Preferred Stock to be withdrawn (including the certificate number or numbers and number of shares of such Initial Preferred Stock), (iii) be signed by the Holder in the same manner as the original signature on the Letter of Transmittal by which such Initial Preferred Stock was tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to have the Trustee with respect to the Initial Preferred Stock register the transfer of such Initial Preferred Stock into the name of the person withdrawing the tender, and (iv) specify the name in which any such Initial Preferred Stock is to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such notices will be determined by the Company whose determination shall be final and binding on all parties. Any Initial Preferred Stock so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no Exchange Preferred Stock will be issued with respect thereto unless the Initial Preferred Stock so withdrawn is validly retendered. Any Initial Preferred Stock which has been tendered but which is not accepted for payment will be returned to the Holder thereof without cost to such Holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Initial Preferred Stock may be retendered by following one of the procedures described above under "-Procedures for Tendering" at any time prior to the Expiration Date.

CONDITIONS

   Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange Exchange Preferred Stock for, any Initial Preferred Stock not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Initial Preferred Stock, if any of the following conditions exist:

   (a) the Exchange Offer, or the making of any exchange by a Holder, violates applicable law or any applicable interpretation of the Commission; or

   (b) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer which, in the sole judgment of the Company, might impair the ability of the Company to proceed with the Exchange Offer; or

   (c) there shall have been adopted or enacted any law, statute, rule or regulation which, in the sole judgment of the Company, might materially impair the ability of the Company to proceed with the Exchange Offer.

   If any such conditions exist, the Company may (i) refuse to accept any Initial Preferred Stock and return all tendered Initial Preferred Stock to exchanging Holders, (ii) extend the Exchange Offer and retain all Initial Preferred Stock tendered prior to the expiration of the Exchange Offer, subject, however, to the rights of Holders to withdraw such Initial Preferred Stock (see "-Withdrawal of Tenders") or (iii) waive certain of such conditions with respect to the Exchange Offer and accept all properly tendered Initial Preferred Stock which has not been withdrawn or revoked. If such waiver constitutes a material change to the Exchange Offer, the Company will promptly disclose such waiver in a manner reasonably calculated to inform Holders of Initial Preferred Stock of such waiver.

   The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company regardless of the circumstances giving rise to any such condition or may be waived by the Company in whole or in part at any time and from time to time in its sole discretion. The failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

   In addition to the foregoing conditions, if, because of any change in applicable law or applicable interpretations thereof by the Commission, the Company is not permitted to complete the Exchange Offer, then the Company shall file a Shelf Registration Statement. Thereafter, the Company's obligation to consummate the Exchange Offer shall be terminated.

EXCHANGE AGENT

   United States Trust Company of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance, requests for additional copies of this Prospectus or of the Letter of Transmittal and requests for Notices of Guaranteed Delivery should be directed to the Exchange Agent addressed as follows:

   By Registered or Certified Mail:            By Overnight Courier and By Hand after
                                               4:30 p.m.:

   United States Trust Company of New York     United States Trust Company of New York
   P.O. Box 844 Cooper Station                 770 Broadway, 13th Floor
   New York, New York 10276                    New York, New York 10003
   Attention:  Corporate Trust Services

   By Hand before 4:30 p.m.:                   By Facsimile:

   United States Trust Company of New York     (212) 780-0592
   111 Broadway                                Attention: Customer Service
   New York, New York 10006
   Attention:  Lower Level                     Confirm by telephone:
   Corporate Trust Window                      (800) 548-6565

FEES AND EXPENSES

  The expenses of soliciting tenders will be borne by the Company. The principal solicitation is being made by mail; however, additional solicitation may be made by telegraph, telephone or in person by officers and regular employees of the Company and its affiliates.

  The Company will not make any payments to brokers, dealers or others soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the Prospectus and related documents to the beneficial owners of the Initial Preferred Stock, and in handling or forwarding tenders for exchange.

  The cash expenses to be incurred in connection with the Exchange Offer will be paid by the Company, are estimated in the aggregate to be approximately $200,000, and include fees and expenses of the Exchange Agent and Transfer Agent and accounting and legal fees.

  The Company will pay all transfer taxes, if any, applicable to the exchange of Initial Preferred Stock pursuant to the Exchange Offer. If, however, certificates representing Exchange Preferred Stock or Initial Preferred Stock for shares not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered Holder of the Initial Preferred Stock tendered, or if tendered Initial Preferred Stock is registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Initial Preferred Stock pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering Holder.

ACCOUNTING TREATMENT

  The Exchange Preferred Stock will be recorded at the same carrying value as the Initial Preferred Stock, which is face value as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes should be recognized upon consummation of the Exchange Offer. The issuance costs incurred in connection with the Exchange Offer will be offset against original proceeds and accreted to the redemption value of the Exchange Preferred Stock through retained earnings through the mandatory redemption date.

     SELECTED HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

  The following selected historical financial data for each of the three years and the period ended December 31, 1997 are derived from the audited consolidated financial statements of the Company. The selected financial data for the years ended December 31, 1993 and 1994 and for the nine month periods ended September 30, 1997 and September 30, 1998 are derived from the unaudited financial statements. The unaudited financial statements include all adjustments, consisting of normal recurring accruals, which the Company considers necessary for the fair presentation of the financial position and the results of operations for these periods. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. The selected pro forma financial data for the year ended December 31, 1997 and the nine months ended September 30, 1998 are derived from the pro forma financial statements included elsewhere in this Offering Memorandum and give effect to the Recapitalization, the Reorganization (as defined), the Common Control Mergers (as defined), and the Nationwide Acquisition (as defined) as if they had occurred at the beginning of the period presented with respect to the operating and other financial data. The selected pro forma financial data does not necessarily represent what the Company's financial position and results of operations would have been if these transactions had actually been completed as of the dates indicated, and is not intended to project the Company's financial position or results of operations for any future period. The information contained in this table should be read in conjunction with the Company's audited consolidated financial statements and notes thereto at December 31, 1996 and December 31, 1997 and for each of the three years in the period ended December 31, 1997, the unaudited consolidated financial statements at September 30, 1998 and for the nine months ended September 30, 1997 and 1998 and the pro forma consolidated financial statements and notes thereto, included elsewhere in this Prospectus.

                                                                                                            NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                       -----------------------------------------------------------    ----------------------------
                                                                                             Pro                            Pro
                                                                                            Forma                          Forma
                                        1993      1994      1995      1996       1997       1997(a)    1997       1998     1998(b)
                                        ----      ----      ----      ----       ----       -------    ----       ----     -------
                                                                               (DOLLARS IN THOUSANDS)
Operating Data:
Net sales.............................  $39,657   $56,873   $80,115   $102.113   $146,166   $166,011   $107,185  $154,157  $154,157
Cost of sales.........................   29,516    42,215    59,201     75,552    105,636    120,300     77,610   112,357   112,357
                                        -------   -------   -------   --------   --------   --------   --------  --------  --------
Gross profit..........................   10,141    14,659    20,915     27,561     40,530     45,711     29,575    41,800    41,800
Operating expenses:
 Selling, general and administrative
  expenses............................    7,832    11,225    15,256     17,271     22,264     26,041     15,559    22,091    22,091

 Recapitalization expenses............        -         -         -          -          -          -          -     8,702     8,702
                                        =======   =======   =======   ========   ========   ========   ========  ========  ========
 Stock based compensation charges(c)..        -         -         -          -      6,969      6,969      6,969     4,092     4,092
                                        -------   -------   -------   --------   --------   --------   --------  --------  --------
Total operating expenses..............    7,832    11,225    15,256     17,271     29,233     33,010     22,528    34,885    34,885

Operating income......................    2,309     3,434     5,659     10,290     11,297     12,701      7,047     6,915     6,915
Interest expense(d)...................      263       461       790        865      1,147      8,734        709     2,963     6,805
                                        -------   -------   -------   --------   --------   --------   --------  --------  --------
Income before income taxes and
 minority interest....................    2,046     2,973     4,869      9,425     10,150      3,967      6,338     3,952       110

Provision for income taxes(e).........      602       705     1,359      2,798      6,370      4,268      4,589     4,381     2,844
                                        -------   -------  --------   --------   --------   --------   --------  --------  --------
Income before minority interest.......    1,444     2,268     3,510      6,627      3,780       (301)     1,749      (429)   (2,734)
Minority interest in earnings of
 subsidiaries.........................      321       482       682      1,237        848          -        848         -         -
                                        -------   -------  --------   --------   --------   --------   --------  --------  --------
Net income............................  $ 1,123   $ 1,786   $ 2,829   $  5,390   $  2,932   $   (301)  $    901  $   (429) $(2,734)
                                        =======   =======   =======   ========   ========   ========   ========  ========  ========

                                                                                                            NINE MONTHS ENDED
                                                         YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                       -----------------------------------------------------------    ----------------------------
                                                                                             Pro                            Pro
                                                                                            Forma                          Forma
                                        1993      1994      1995      1996       1997       1997(a)    1997       1998     1998(b)
                                        ----      ----      ----      ----       ----       -------    ----       ----     -------
OPERATING DATA:                                                                (DOLLARS IN THOUSANDS)

Income before minority interest.......    1,444     2,268     3,510      6,627     3,780       (301)     1,749      (429)   (2,734)
Minority interest in earnings of
 subsidiaries.........................      321       482       682      1,237       848          -        848         -         -
                                        -------   -------  --------   --------  --------   --------   --------  --------   -------
Net income............................  $ 1,123   $ 1,786   $ 2,829   $  5,390  $  2,932   $   (301)  $    901  $   (429) $ (2,734)
                                        =======   =======   =======   ========  ========   ========   ========  ========   =======

                                                                                                             SIX MONTHS ENDED
                                                             YEAR ENDED DECEMBER 31,                               SEPTEMBER 30,
                                           -----------------------------------------------------------    -------------------------
                                                                                             Pro                            Pro
                                                                                            Forma                          Forma
                                           1993     1994      1995      1996       1997       1997(a)    1997       1998     1998(b)
                                           ----     ----      ----      ----       ----       -------     ----       ----     -----
                                                                                  (DOLLARS IN THOUSANDS)
OTHER FINANCIAL DATA:
EBITDA(f)................................ $ 2,475   $ 3,705    $ 6,031    $10,723   $12,066   $ 13,470  $ 7,579  $  7,618  $ 7,618
Adj. EBITDA(g)........................... $ 2,475   $ 3,705    $ 6,031    $10,723   $19,035   $ 20,439  $14,548    20,412   20,412
Adj. EBITDA margin(h)....................     6.2%      6.5%       7.5%      10.4%     13.0%      12.3%    13.6%     13.2%    13.2%
Depreciation & amortization.............. $   166   $   271    $   372    $   433   $   769    $   984  $   532       703      703
Capital expenditures..................... $   525   $   524    $   461    $   513   $ 1,534    $ 1,686  $ 1,327       780      780
Ratio of Adj. EBITDA to interest expense.     9.4x      8.0x       7.6x      12.4x     16.6x       2.3x    20.5       6.9x     3.0x
Ratio of total debt to Adj. EBITDA.......     1.4x      1.9x       1.6x       1.1x      1.0x        --       --        --       --
Ratio of earnings to fixed charges(i)....     6.5x      5.5x       5.6x       8.7x      7.1x       1.4x     6.9       2.1x     1.0x
Ratio of earnings to fixed charges and         --        --         --         --        --         --       --        --       --
 preferred stock dividends(j)............      --        --         --         --        --        0.7x      --       1.3x     0.5x
OTHER DATA:
Distribution centers.....................       9        13          17        20        29         --       28        32       --
Comparable center sales growth(k)........    23.0%     26.7%       28.2%     21.0%     20.8%        --       --        --       --
Active customers(l)......................      N/A       N/A     13,436    16,659    24,521         --       --        --       --
CASH FLOW DATA:
Net cash provided by (used in) operating
 activities.............................. $  (264)  $(2,529)    $  (589)  $   785   $ 6,304         --  $   639  $(14,189)
Net cash (used in) investing activities..    (520)     (436)       (458)     (493)   (9,575)        --   (9,355)     (680)      --
Net cash provided by financing activities   1,563     4,185       1,088     2,083     4,946         --   10,993    11,693       --

BALANCE SHEET DATA:
Working capital.......................... $ 5,222   $ 8,799     $ 9,413   $14,456   $25,617         --       --  $ 37,923       --
Operating working capital(m).............   5,128     9,271      13,778    20,065    29,487         --       --    39,100       --
Total assets.............................  12,353    19,630      22,981    32,936    57,254         --       --    77,260       --
Total debt...............................   3,526     6,993       9,385    12,253    18,997         --       --    99,850       --
Stockholders' equity (deficit)...........   3,267     5,053       6,578    11,035    25,568         --       --   (82,649)      --

______________________
(a) Pro forma for the Recapitalization, the Reorganization (as defined) and the Nationwide Acquisition (as defined) as if they had occurred on January 1, 1997 with respect to the operating and other financial data.

(b) Pro forma for the Recapitalization as if it had occurred on January 1, 1998 with respect to the operating and other financial data.

(c) Reflects (i) charges of $6.3 million for the difference between the fair market value of stock exchanged by minority stockholders in connection with the Reorganization and the recorded basis of minority stockholder interests consisting of amounts paid by such stockholders for their stock in the Company's subsidiaries and their allocated earnings reflected as charges to minority interest in earnings of subsidiaries through June 30, 1997 and (ii) with respect to stock options granted in July 1997, charges of $0.6 million representing the difference between the fair market value of Common Stock and the exercise price of the related options at the respective date of grant.
(d) Interest expense includes amortization of deferred financing fees.
(e) As part of the Common Control Mergers (as defined) the Company acquired certain operations that were not previously subject to federal income taxes. Income from these operations subsequent to June 30, 1997 transaction are subject to federal income taxes.
(f) EBITDA represents net income before depreciation and amortization, interest expense and income tax expense. EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Company has included a measurement based on EBITDA because it is one way in which the Company monitors its performance and because it is commonly used by certain investors and analysts to (i) analyze and compare companies on the basis of operating performance, leverage and liquidity and (ii) determine a company's ability to service debt. EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of the Company's operating performance, nor does it represent funds available for management's discretionary use. EBITDA presented by the Company may not be comparable to EBITDA defined and presented by other companies.

(g) Adjusted EBITDA represents net income before depreciation and amortization, interest expense, income tax expense, recapitalization expenses and the stock based compensation charge. Adjusted EBITDA is not a measure of performance under generally accepted accounting principles, and should not be considered as a substitute for net income, cash flows from operating activities and other income or cash flow statement data prepared in accordance with generally accepted accounting principles, or as a measure of profitability or liquidity. The Company has included a measurement based on Adjusted EBITDA because it is one way in which the Company monitors its performance and because it is commonly used by certain investors and analysts to (i) analyze and compare companies on the basis of operating performance, leverage and liquidity and (ii) determine a company's ability to service debt. In addition, certain covenants in the Certificate of Designation are based upon a concept similar to Adjusted EBITDA. Adjusted EBITDA should not be considered as an alternative to, or more meaningful than, income from operations or cash flow as an indication of the Company's operating performance, nor does it represent funds available for management's discretionary use. Adjusted EBITDA presented by the Company may not be comparable to Adjusted EBITDA defined and presented by other companies.
(h) Represents ratio of Adjusted EBITDA to net sales.

(i) For the purposes of determining the ratio of earnings to fixed charges, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense the Company believes to be representative of the interest factor.

(j) For the purpose of determining the ratio of earnings to fixed charges and preferred stock dividends, earnings consist of earnings before income taxes and fixed charges. Fixed charges consist of interest on indebtedness, the amortization of debt issue costs and that portion of operating rental expense the Company believes to be representative of the interest factor. Preferred Stock dividends consist of amounts to be paid-in-kind and accretion of the carrying value of the Preferred Stock, which have been "grossed up" to a pre-income tax basis to provide comparability to other components of the ratio.

(k) Does not include centers acquired through the Nationwide Acquisition.

(l) Includes those customers who have placed at least two orders over the previous 12 month period.

(m) Operating working capital represents current assets, excluding cash, less current liabilities, excluding the current portion of long-term debt and note payable.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS
               OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

  The following discussion of the Company's consolidated historical results of operations and financial condition should be read in conjunction with the consolidated financial statements of the Company and the notes thereto included elsewhere in this Offering Memorandum. The following discussion and analysis covers periods before completion of the Recapitalization. See "Risk Factors" and Pro Forma Consolidated Financial Statements for a further discussion relating to the effect that the transactions described herein may have on the Company.

RECENT DEVELOPMENTS AND OUTLOOK

  The Company is a leading distributor of maintenance, repair and operations ("MRO") supplies to the $2 billion multifamily apartment market. Century offers a broad selection of high quality maintenance and repair items, with prompt, free delivery provided through the Company's extensive distribution network.
The Company currently supplies over 4,100 name brand and private label items, including plumbing, hardware, electrical, HVAC and lighting products, to over 25,000 active customers in the United States.

  Century has reported increased annual net sales, operating income and Adjusted EBITDA in every year since its inception. Over the past five years, the Company's net sales have increased from $39.7 million in 1993 to $146.2 million in 1997, representing a compound annual growth rate of 38.6%. Century has achieved this growth through increasing sales at its existing distribution centers, by opening new distribution centers and through the acquisition of Nationwide Apartment Supply, Inc. ("Nationwide"). Over the same time period, Century increased operating income from $2.3 million in 1993 to $11.3 million in 1997. Since 1993, annual comparable center sales growth has ranged between 20.8% and 28.2%. In addition, net sales from centers opened prior to 1993 have
increased from $36.0 million in 1993 to $77.7 million in 1997.   The Company
believes that it has increased sales and gained market share from local and regional MRO providers, as the Company is able to provide a broader product line and higher level of service than most of these competitors. As part of its strategy of expanding into new geographic markets, the Company has opened 14 new distribution centers from 1993 to 1997. These centers contributed, in total, over $48.4 million to Century's 1997 net sales. In July 1997, the Company acquired Nationwide, which added 11 distribution centers principally in the midwestern United States, three of which were consolidated into existing Century centers. Since the acquisition in July 1997, Nationwide has contributed $18.9 million in net sales. Net sales and operating income for 1997, assuming the Nationwide acquisition had occurred on January 1, 1997, totaled $166.0 million and $12.7 million, respectively, reflecting annual net sales of $38.9 million and operating income of $3.5 million for Nationwide in 1997. See the Combined Financial Statements of Nationwide Apartment Supply, Inc. contained elsewhere in this Prospectus and "-Summary Historical and Pro Forma Financial Information" for certain cash flow information.

  From 1993 to 1997, the Company's Adjusted EBITDA increased from $2.5 million to $19.0 million, reflecting an improvement in Adjusted EBITDA margin from 6.2% to 13.0% over the same period on an increasing sales base. The increase in Adjusted EBITDA margin has primarily been driven by operating efficiencies realized as revenue growth at the Company's distribution centers has outpaced growth in the centers' operating costs and by the Company's ability to obtain better pricing from its suppliers as its purchase volume has increased. Historically, a typical center breaks even within three years of opening, and operating margins continue to improve as the center's revenue grows.

  For the nine months ended September 30, 1998, the Company reported net sales, operating income and adjusted EBITDA of $154.2 million, $6.9 million and $20.4 million, respectively, representing an increase of 43.8%, a decrease of 1.9% and an increase of 40.3%, respectively, over the nine months ended September 30, 1997. During the first nine months of 1998, the Company opened new distribution centers in Fort Worth, Texas, Miami, Florida and Oklahoma City, Oklahoma.



  The Company has permitted certain of its employees to purchase common stock of certain subsidiaries of the Company and become minority shareholders of such subsidiaries. The employees each signed a Buy/Sell Agreement (the "Agreement") at the date of purchase that provided the Company the absolute and irrevocable right to call the common stock at any time at book value and a right of first of refusal at book value. The employees were able to purchase the common stock at the book value per common share of the respective subsidiary or at par value if book value was less than zero. Due to the book value call provision in the Agreement, no compensation was recorded at the time the shares were sold. The Company has accounted for the stock purchases in a manner similar to stock appreciation rights (SARs) using variable plan accounting and has recorded a charge each year equivalent to the increase in book value per common share calculated in accordance with the Agreement. The charge has been reflected in the consolidated financial statements as minority interest in earnings of subsidiaries.

  On June 30, 1997, the Company acquired all of the outstanding minority shareholder interests in each of the Company's subsidiaries with common stock of the Company. The exchanges were completed at fair value and resulted in the Company distributing 1,681,324 shares of common stock to the minority shareholders.

The Company could have repurchased such shares in accordance with the Agreement at book value which would have been at an amount substantially less than fair value. However, the Company elected to exchange to the minority shareholders' interest into parent company stock based upon fair value in order to reward employees for prior services that led to the Company's growth. Because of this, the Company recorded compensation expense of $6,343,536 for the difference between the fair value of the stock exchanged and the recorded basis of minority shareholder interests consisting of amounts paid by the minority shareholders for their stock in the subsidiaries and their allocated earnings (increases in book value) reflected as charges to minority interest in earnings of subsidiaries.

  At the time of the exchange, new stock agreements with the shareholders were signed which did not retain the book value call provision and limited, under certain circumstances, the Company's rights of repurchase and first refusal. The Company considers the likelihood of exercising these rights in the future as remote and accordingly does not anticipate any future expense charges associated with the stock agreements.

  On June 30, 1997, the Company purchased all of the assets of the general maintenance supply operations of Century Airconditioning Supply, Inc. ("CAC"), which were located in San Antonio and Austin, Texas (such acquired assets to be called "SA/A"), with 1,702,703 shares of the Company's common stock. The number of shares was determined based on the fair value of the operations acquired divided by the fair value per share of common stock of the Company. Also on June 30, 1997, the Company sold one of its subsidiaries, Air Management, Inc. ("Air Management"), which is in the heating and air conditioning business, to CAC for $215,000. The sales price was based on the fair value of the subsidiary sold. The transactions (the "Common Control Mergers") were conducted between the Company and CAC, which are under common control. Therefore the transactions were recorded at historical cost in a manner similar to pooling of interests.
As part of the Common Control Mergers, the operations acquired were not previously subject to federal income taxes. Income from these operations subsequent to June 30, 1997 transaction are subject to federal income taxes.

  On July 8, 1998, the Company consummated the Recapitalization. The Recapitalization consisted of (i) the merger of Century Acquisition Corporation, an entity formed by affiliates of Freeman Spogli & Co. LLC ("FS&Co.") with and into the Company, with the Company as the surviving entity, (ii) a $68.3 million investment by FS&Co., William C. Johnson, a director of the Company, and The Parthenon Group, in cash for common stock of the Company (the "Common Stock Investment") with the Current Stockholders retaining common stock with a value of $54.2 million, (iii) the $12.0 million Private Placement, (iv) the $28.0 million Offering and (v) the $125.0 million New Credit Facility. The transactions constituting the Recapitalization resulted in no change in the basis of the Company's assets and liabilities because less than "substantially all" of the common stock of the Company was acquired. See "Summary-Recapitalization."

RESULTS OF OPERATIONS

  The following tables set forth, for the periods indicated, certain income and expense items expressed in dollars and as a percentage of the Company's net sales.

                                                                                              NINE MONTHS ENDED ENDED
                                                            YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                     -----------------------------------     ------------------------
                                                       1995          1996         1997          1997         1998
                                                     ---------    ---------    ---------     ---------     ----------
                                                                         (DOLLARS IN THOUSANDS)
Net sales.......................................     $80,115      $103,113      $146,166      $107,185     $154,157
Cost of sales...................................      59,201        75,552       105,636        77,610      112,357

  Gross profit..................................      20,915        27,561        40,530        29,575       41,800
Selling, general and administrative expenses....      15,256        17,271        22,264        15,559       22,091
Recapitalization expenses.......................          --            --            --            --        8,702
Stock compensation charges......................          --            --         6,969         6,969        4,092

  Total operating expenses......................      15,256        17,271        29,233        22,528       34,885

Operating income................................     $ 5,659      $ 10,290      $ 11,297      $  7,047     $  6,915


                                                                                              NINE MONTHS ENDED ENDED
                                                            YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                                     -----------------------------------     ------------------------
                                                       1995          1996         1997          1997         1998
                                                     ---------    ---------    ---------     ---------     ----------
Net sales..........................................  100.0%       100.0%        100.0%        100.0%        100.0%
Cost of sales......................................   73.9         73.3          72.3          72.4          72.9

  Gross profit.....................................   26.1         26.7          27.7          27.6          27.1
Selling, general and administrative expenses.......   19.0         16.7          15.2          14.5          14.3
Recapitalization expenses..........................     --           --            --            --           5.6
Stock compensation charges.........................     --           --           4.8           6.5           2.7

  Total operating expenses.........................   19.0         16.7          20.0          21.0          22.6
Operating income...................................    7.1%        10.0%          7.7%          6.6%          4.5%
                                                     =====        =====         =====         =====         =====


  NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

  Net sales for the first nine months of 1998 were $154.2 million, an increase of $47.0 million or 43.8% over the first nine months of 1997. This increase in net sales was primarily due to the Nationwide Acquisition, comparable center growth and the opening of three new distribution centers. The Nationwide Acquisition added 11 new centers (three of which were consolidated into existing centers in November 1997) and contributed $18.2 million to incremental net sales in the first nine months of 1998. Additionally, a new center in Fort Worth, Texas was opened in the first quarter 1998, and centers in Miami, Florida and Oklahoma City, Oklahoma were opened in the third quarter 1998.

  The Company's gross profit for the first nine months of 1998 was $41.8 million, an increase of $12.2 million or 41.3% over the first nine months of 1997. As a percentage of net sales, the Company's gross profit decreased to 27.1% in the first nine months of 1998 from 27.6% in the first nine months of 1997. This decrease in gross profit as a percentage of net sales was due primarily to an increase in indirect cost in the new centers, such as labor and freight. The decrease is also attributable to increased use of temporary labor to accommodate higher HVAC sales during the third quarter of 1998.

  Selling, general and administrative expense, consisting primarily of payroll, occupancy related and vehicle base expenses totaled $22.1 million in the first nine months of 1998, an increase of $6.5 million or 42.0% over the first nine months of 1997. Of this, $2.8 million was attributable to the Nationwide Acquisition. As a percentage of net sales, selling, general and administrative expense decreased to 14.3% in the first nine months of 1998 from 14.5% in the first nine months of 1997. This decrease was primarily driven by improved efficiencies realized after the Nationwide purchase and by the continued leveraging of the Company's infrastructure as sales per warehouse increase, offset by the cost of new center openings, primarily in the third quarter of 1998.

  Interest expense for the first nine months of 1998 was $3.0 million, an increase of $2.3 million or 317.9% from the first nine months of 1997, due to the additional debt incurred in the purchase of Nationwide and in the Recapitalization.

  YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

  Net sales for 1997 were $146.2 million, an increase of $43.1 million or 41.8% over 1996. This increase in net sales was primarily due to comparable center growth, the acquisition of Nationwide and the opening of new distribution centers. Net sales from centers opened before 1996 increased $20.7 million or 20.8% from 1996 to 1997 due to increases in market share. The Nationwide Acquisition added 11 new centers (three of which were consolidated into existing centers in November 1997) and contributed $18.9 million to net sales in 1997. Additionally, a total of four new centers were opened in 1996 and 1997, which contributed an incremental $3.1 million in net sales in 1997.

  The Company's gross profit for 1997 was $40.5 million, an increase of $13.0 million or 47.1% over 1996. As a percentage of net sales, the Company's gross profit increased to 27.7% in 1997 from 26.7% in 1996. The Company has been able to improve its gross profit margin through lower material cost and increased purchase discounts. This improvement was offset to some extent by the acquisition of Nationwide, which historically has had lower gross margins than Century.

  Selling, general and administrative expense, consisting primarily of payroll, occupancy related and vehicle base expenses totaled $22.3 million in 1997, an increase of $5.0 million or 28.9% over 1996. Of this amount, $3.0 million was attributable to the Nationwide Acquisition. As a percentage of net sales, selling, general and administrative expense decreased to 15.2% in 1997 from 16.7% in 1996. This decrease was primarily driven by improved efficiencies realized after the Nationwide purchase and by the continued leveraging of the Company's infrastructure as sales per warehouse increase.

  Stock based compensation charges in 1997 reflected (i) charges of $6.3 million for the difference between the fair market value of stock exchanged by minority stockholders in connection with the Reorganization and the recorded basis of minority stockholder interests consisting of amounts paid by such stockholders for their stock in the Company's subsidiaries and their allocated earnings reflected as charges to minority interest in earnings of subsidiaries and (ii) with respect to stock options granted in 1997, charges of $0.6 million representing the difference between the fair market value of Common Stock and the exercise price of the related options at the respective date of grant.

  Interest expense for 1997 was $1.1 million, an increase of $0.3 million or 32.7% from 1996, primarily due to the additional debt incurred in the purchase of Nationwide. Following the Recapitalization, the Company will have substantially higher interest expense. See "-Liquidity and Capital Resources" and "Pro Forma Consolidated Financial Statements."

  YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

  Net sales for 1996 were $103.1 million, an increase of $23.0 million or 28.7% over 1995. The increase in net sales was primarily due to continued market penetration and new center openings. Comparable center sales increased 21.0% from 1995 to 1996, due to increased market share. In addition, new centers were opened in three markets in 1996.

  The Company's gross profit for 1996 was $27.6 million, an increase of $6.6 million or 31.8% over 1995. As a percentage of net sales, gross profit increased to 26.7% in 1996 from 26.1% in 1995. The increase in the Company's gross profit margin was primarily attributable to greater purchasing efficiencies.

  Selling, general and administrative expense for 1996 was $17.3 million, an increase of $2.0 million or 13.2% over 1995. This increase was primarily due to new center openings. As a percentage of net sales, selling, general and administrative expense decreased to 16.7% in 1996 from 19.0% in 1995, due to the continued leveraging of the Company's existing infrastructure.

  Interest expense for 1996 was $0.9 million, an increase of $0.1 million or 9.5% from 1995. This increase was primarily a result of slightly higher overall levels of borrowing in 1996.

LIQUIDITY AND CAPITAL RESOURCES

  The Company's primary capital requirements have been the funding of its continued distribution center expansion program, inventory requirements and the development and implementation of customized information systems. From 1995 to 1997, the Company opened eight new distribution centers. The Company has financed its growth through a combination of internally generated funds and borrowings.

  In fiscal 1997, net cash provided by operating activities was $6.3 million, increasing from $0.8 million in fiscal 1996 due primarily to increasing sales volume. Net cash used for investing activities in fiscal 1997 was $9.6 million and was comprised of capital expenditures and Nationwide Acquisition expenses, partially offset by sales of property. The Company currently anticipates that its capital expenditures for 1998 and 1999 will be $1.5 million and $2.0 million, respectively. Net cash provided by financing activities in fiscal 1997 was $4.9 million and was comprised primarily of net borrowings.

  In the first nine months of 1998, net cash used in operating activities was $14.2 million, decreasing from $0.6 million net cash provided by operating activities in the first nine months of 1997 due primarily to expenses related to the Recapitalization and increased sales volume which resulted in increased working capital needs. Net cash used for investing activities in the first nine months of 1998 was $0.7 million and was comprised of capital expenditures and was partially offset by sales of property. Net cash provided by financing activities in the first nine months of 1998 was $11.7 million, related primarily to the Recapitalization.

  Inventories were $32.5 million as of September 30, 1998 and $23.9 million at the end of fiscal 1997. In order to meet the needs of its customers, the Company must maintain inventories sufficient to permit same day or next day filling of most orders. Although the third quarter is a seasonally high period for inventory requirements, the Company anticipates that its inventory levels will continue to increase primarily to support higher sales volumes and new center openings. Trade accounts receivable, net of allowances were $25.9 million at September 30, 1998 and $15.0 million at the end of fiscal 1997. The Company generally offers 30-day credit terms to its customers. The Company's working capital requirements are typically higher in the second and third quarters to meet seasonal demand. This is due primarily to the fact that more people move during the summer months when school is out, causing apartment managers to purchase more supplies to make apartments ready for new occupants. Also, hot summer months translate into a higher volume of HVAC sales due to the need for air conditioning parts.

  The Company believes that, based on current levels of operations and anticipated growth, its cash from operations, together with other available sources of liquidity, including borrowings under the Revolving Credit Facility, will be sufficient to fund its debt service obligations and implement its growth strategy over the next several years. The Company has outstanding indebtedness consisting of borrowings of $99.9 million under the Term Loan Facility. In addition to its operating cash flow, the Company has access to a total of $25.0 million through the Revolving Credit Facility. As of September 30, 1998, the Company had no outstanding borrowings under the Revolving Credit Facility. The Tranche A Term Facility will mature on the fifth anniversary of initial borrowing and the Tranche B Term Facility will mature on the seventh anniversary of initial borrowing. Annual required principal payments on the Term Loan Facility prior to the third anniversary of initial borrowing will range from $3.6 million to $7.6 million, and will be $12.6 million, $14.6 million, $23.0 million and $34.0 million in the fourth through seventh years, respectively.
The Revolving Credit Facility will mature on the fifth anniversary of the New Credit Facility. The interest rate under the New Credit Facility is variable and based, at the option of the Company, upon either a eurodollar rate plus 2.5% (for the Revolving Credit Facility and the Tranche A Term Facility) and 2.75% (for the Tranche B Term Facility) per annum or a base rate plus 1.5% (for the Revolving Credit Facility and the Tranche A Term Facility) and 1.75% (for the Tranche B Term Facility) per annum. If the Company achieves performance goals as agreed upon, rates under the Tranche A Term Facility and the Revolving Credit Facility will be reduced in increments as agreed. The Company also covenanted to enter into specified interest rate protection arrangements, including interest rate swaps, to reduce the Company's exposure to fluctuations in the rates of interest payable under the New Credit Facility. In mid-July, 1998, the Company entered into such interest rate swap transactions with respect to $50.0 million of borrowings under the Term Loan Facility, which became effective September 30, 1998. At October 22, 1998 the interest rate for the Revolving Credit Facility was 9.5%, the Tranche A Facility was 7.6875% and the Tranche B Facility was 8.0625%. The interest rate for the portion of the Term Loan Facility under the interest rate swap is 8.54% for $20.0 million under the Tranche A Facility and 8.81% for $30.0 million under the Tranche B Facility. A commitment fee of 0.5% per annum will be charged on the unused portion of the New Credit Facility. The loans under the New Credit Facility are secured by a first priority security interest in substantially all tangible and intangible assets of the Company and its subsidiaries (including the capital stock of the subsidiaries). See "Description of New Credit Facility."

  In connection with the Recapitalization, the Company issued 280,000 shares of its Initial Preferred Stock with an aggregate liquidation preference of $28 million, and 120,000 shares of preferred stock issued pursuant to the Private Placement, with an aggregate liquidation preference of $12.0 million. At the election of the Company, dividends on the Initial Preferred Stock or the Exchange Preferred Stock, as the case may be, may be paid in kind until July 1, 2003 and thereafter must be paid in cash. The New Credit Facility currently prohibits the payment of cash dividends on the Exchange Preferred Stock. The Exchange Preferred Stock is mandatorily redeemable upon a change of control and on July 1, 2010. See "Description of the Exchange Preferred Stock."

  The Company is a holding company and relies on dividends and other distributions from its subsidiaries as its primary source of liquidity. The Company does not have and in the future may not have any assets other than the capital stock of its subsidiaries. The ability of subsidiaries of the Company to make payments to the Company when required may be restricted by law and restricted or prohibited under the terms of the New Credit Facility and future indebtedness of the Company. No assurance can be made that subsidiaries of the Company will be able to pay cash dividends or make other distributions to the Company. See "Risk Factors-Ability to Make Distributions on Exchange Preferred Stock" and "-Holding Company Structure."

YEAR 2000 COMPLIANCE

  A significant percentage of the software that runs most computers relies on two-digit date codes to perform computations and decision-making functions. Commencing on January 1, 2000, these computer programs may fail from an inability to interpret date codes properly, misinterpreting "00" as the year 1900 rather than 2000. The Company has completed the identification of all necessary internal software changes to ensure that it does not experience any loss of critical business functionality due to the Year 2000 issue. The Company has already completed an assessment of all internal software, hardware and operating systems. The Company has improved its information system capabilities by purchasing a new system that is Year 2000 compliant. The Company does not believe that its systems will encounter any material "Year 2000" problems. The new system is estimated to be in place by early 1999. The Company believes that this conversion to a new operating system will minimize the business risk of Year 2000 issues.

  The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its customers, suppliers, creditors, financial organizations, and of governments, for the accurate exchange of data and related information. The Company could be affected as a result of any disruption in the operation of the various third-party enterprises with which the Company interacts. The Company is in the process of implementing a program to assess and monitor the progress of these third parties in resolving Year 2000 issues, and to determine whether any Year 2000 issues encountered by a third party would pose a business risk to the Company. The Company is currently developing a survey to distribute to its vendors and customers to assess its Year 2000 risk based on the Year 2000 issues of these third parties. The Company expects the survey to be completed by November 30, 1998 and mailed to the third parties shortly thereafter, with responses expected by March 31, 1999. The company does not expect the cost of the survey procedure to be material.
The Company cannot assure that Year 2000 related systems issues of third parties will be corrected in a timely manner or that the failure of these third parties to correct these issues would not have a material adverse effect on the Company.

  The total cost of the new computer system is estimated to be approximately $1.2 million. Of this amount, $1.0 million has already been expended, $750,000 of which was capitalized. The Company has also determined that if the new system became inoperable or otherwise encountered a Year 2000 problem, it may purchase an upgrade to the current system, which upgrade is Year 2000 compliant. The Company estimates it would have to spend an additional $200,000 to install and test the upgrade.

  The costs and time estimates of the Year 2000 project are based on the Company's best estimates. There can be no assurance that these estimates will be achieved and that planned results will be achieved. Risk factors include, but are not limited to, the retention of internal and external resources dedicated to the project, the timely delivery of software corrections from external vendors, and the successful completion of key business partners' Year 2000 projects.

RECENT ACCOUNTING PRONOUNCEMENTS

  Statement of Financial Accounting Standards ("SFAS") No. 129 Disclosure of Information about Capital Structure was issued in February 1997 and was adopted as of December 26, 1997. SFAS No. 130 Reporting Comprehensive Income and SFAS No. 131 Disclosures about Segments of an Enterprise and Related Information were issued in June 1997. The Company will adopt SFAS No. 130 and SFAS No. 131 in fiscal 1998 and anticipates that such adoption will not materially affect the Company's financial statements.

                                 BUSINESS

GENERAL

  Century Maintenance Supply, Inc. ("Century" or the "Company") is a leading distributor of maintenance, repair, and operations ("MRO") supplies to the $2 billion multifamily apartment market segment of the estimated $10 billion domestic MRO market. The Company offers a broad selection of high quality MRO items, with prompt, free delivery provided through the Company's extensive distribution network. Century currently supplies over 4,100 name brand and private label stock-keeping units ("SKUs"), including plumbing, hardware, electrical, heating, ventilation and air conditioning ("HVAC") and lighting products, to over 25,000 active customer accounts. The Company markets its products to individual apartment maintenance managers as well as to larger property management companies which own and/or manage multiple apartment complexes. Century provides free same-day or next-day service on virtually all orders by delivering its products via Company-operated trucks from 30 distribution centers which are strategically located in major metropolitan markets throughout the United States. Since its inception in 1988, the Company has reported increased annual net sales, operating income and Adjusted EBITDA. From 1993 to 1997 the Company has realized compound annual sales growth of 38.6%, increased operating income from $2.3 million in 1993 to $11.3 million in 1997 and improved Adjusted EBITDA margins from 6.2% in 1993 to 13.0% in 1997. See footnotes (e) and (f) to "-Summary Historical and Pro Forma Financial Information" for information with respect to EBITDA and Adjusted EBITDA, and "-Summary Historical and Pro Forma Financial Information" for certain cash flow information.

  In July 1997, the Company acquired Nationwide Apartment Supply, Inc. ("Nationwide"), an operator of 11 distribution centers located primarily in the midwestern United States. The Nationwide Acquisition has expanded the Company's geographic reach, generated efficiencies through the consolidation of three distribution centers and provided the potential for purchasing synergies and margin improvements, as well as with what it believes is a complementary management team. For the twelve months ended June 30, 1997, Nationwide generated $35.0 million of annual sales, operating income of $2.5 million and $2.8 million of EBITDA. Pro forma for the Nationwide Acquisition, the Company's 1997 net sales, operating income and Adjusted EBITDA were $166.0 million, $12.7 million and $20.7 million, respectively. See the Combined Financial Statements of Nationwide Apartment Supply, Inc. contained elsewhere in this Prospectus and "-Summary Historical and Pro Forma Financial Information" for EBITDA and Adjusted EBITDA information, and for certain cash flow information.

  The Company is incorporated in the state of Delaware. Its principal executive offices are located at 10050 Cash Road, Stafford, Texas 77477 and its telephone number is (281) 208-5016.

BUSINESS STRATEGY

  The central focus of the Company's business strategy is to provide the highest level of customer service in the industry. The Company has historically focused on the multifamily apartment segment of the MRO market, specifically on two or three story, garden style apartment complexes with 75 or more units located in major metropolitan markets. The Company believes that such apartment complexes have more frequent maintenance requirements and generate higher average invoice amounts than complexes with fewer units. The Company's business strategy is based upon (i) developing and maintaining strong and enduring customer relationships through a strong local presence, (ii) controlling the distribution of its products to provide reliable same-day or next-day delivery, (iii) maintaining superior fill rates in order to satisfy customer needs, and (iv) enhancing its ability to service and secure relationships with national accounts, including large, nationally-focused property owners and management companies. In addition, the Company continues to realize operating efficiencies by centralizing key corporate functions and integrating new distribution centers.

  DEVELOP AND MAINTAIN STRONG CUSTOMER RELATIONSHIPS THROUGH STRONG LOCAL PRESENCE. Century maintains high levels of customer service through its local outside salesforce which maintains frequent personal customer contact. The outside salesforce is complemented by an inside salesforce which is primarily responsible for receiving customer orders and providing technical support. In addition, Century's products are delivered through its Company-operated fleet of trucks, by a driver with whom the customer is typically familiar and who can address the customer's specific needs or requests. The personalized interaction that results from this strong local presence helps the Company build and maintain a loyal customer base. Century reinforces its customer loyalty by providing value-added services, such as educational classes and training for its customers held at most of the Company's distribution centers. In addition, the Company participates in over 80 apartment associations, thereby enhancing its understanding of and presence in local markets.

  CONTROL OF DISTRIBUTION. Through its extensive network of local distribution centers and Company-operated delivery fleet, Century is able to control the entire distribution process. In this manner, the Company strives to distinguish itself from many of its competitors and maintain high levels of customer satisfaction. The Company limits the number of different parties handling a product, which minimizes faulty deliveries and damage while reducing delivery time. The Company guarantees same-day or next-day delivery of its products in virtually all of its markets. Century's distribution system allows for quicker and less costly delivery of large and heavy items, for which United Parcel Service and similar services are not as competitively priced.

  MAINTAIN HIGH FILL RATES. By carefully managing levels of inventory at each distribution center and maintaining up to date information on customer buying patterns, the Company estimates it is able to achieve a fill rate in excess of 97%. The Company continually monitors the demand for all products and adjusts inventory levels accordingly to maintain appropriate stock levels at each distribution center in order to meet customer needs. In addition, each distribution center is able to offer an additional 100 SKUs in order to meet specific local needs. Maintaining high fill rates reduces the risk of losing customers to competition and reinforces customer loyalty.

  SERVICE NATIONAL ACCOUNTS. The consolidation of the apartment market has created a new class of national customers who demand the high quality service, broad product line, competitive pricing and national distribution capability which Century offers. Century's high level of service and extensive network of distribution centers has enabled the Company to develop supply relationships with national apartment management companies and group purchasing organizations ("GPOs"). In 1995, the Company established a national salesforce to complement its local salesforce by focusing on servicing these national customers. Of the largest 50 property management companies, 46 are active customers of Century. Furthermore, the Company is a preferred supplier to Buyers Access Group, a major GPO. Sales to the Company's top five national accounts (including GPOs) increased from 9.1% of overall sales in 1995 to 15.0% in 1997. With its core base of national accounts and extensive network of distribution centers, Century believes that it is better positioned to capitalize on the consolidation trends in the industry than are smaller local and regional suppliers. The Company plans to open additional distribution centers to expand its national presence. See "-Growth Strategy."

MARKET OVERVIEW

  The Company operates in what the Company estimates to be the $10 billion MRO industry, which includes such end-users as apartments, hotels/motels, nursing homes, prisons, military installations, and schools and universities. The Company currently markets substantially all of its products to the $2 billion multifamily apartment segment of this industry focusing specifically on markets with at least 60,000 units in apartment complexes containing more than 75 units. The Company estimates that there are 45 such markets in the United States, of which the Company services 30 such markets.

  The MRO market is highly fragmented and has been traditionally served by a variety of distribution channels including: numerous local or regional broad-line suppliers, specialty and industrial suppliers, mail order catalog companies, retail home centers, and traditional hardware stores. The apartment MRO market is also highly fragmented with approximately 70-80% of the distributors being local or regional and producing less than what the Company estimates to be $5 million in sales. Over the past ten years, the apartment MRO market has shifted its purchasing from broad-line suppliers and retailers serving a broad range of end-users and specialized suppliers serving a discrete product segment of this market, such as plumbing, HVAC or electrical products, to distributors focused on providing a high level of customer service and a product mix tailored to meet the specific needs of the apartment MRO market.

  The property management industry is consolidating. Over the past few years, the top 50 national apartment management companies have increased their share of apartment units managed. In addition, property managers are joining national GPOs, such as Buyers Access Group, to gain the increased buying power that large volume purchasing offers. As a result of these trends, property management companies and GPOs are increasingly purchasing MRO products from national suppliers who provide broad product selection, convenient ordering, reliable delivery and other value-added services.

  The apartment MRO market is stable and non-cyclical, as maintenance work is required regardless of economic conditions. Maintenance managers must keep their apartments in good repair to retain existing tenants and attract new ones (e.g., a leaky faucet must be repaired and a vacant apartment must be refurbished). The apartment MRO industry has been growing over the past few years, primarily due to increased construction of new apartment buildings and increased standard amenities in the typical apartment unit. These new features include microwave ovens, washers/dryers, miniblinds and individual water heaters. These trends provide increased opportunity for incremental sales for the apartment MRO suppliers.

  Labor represents a significantly larger component than supplies of the MRO budget for a typical apartment complex. Consequently, while competitive pricing is an important criterion for selecting a distributor, maintenance managers value convenient ordering, reliable, prompt delivery, extensive product selection and other value-added services that allow them to use their budgeted man-hours most efficiently.

GROWTH STRATEGY

  The Company's growth strategy is based on the following elements: (i) continuing comparable-center sales growth; (ii) entering new geographic markets; and (iii) actively developing strategies to enter new end-user markets.

  CONTINUING COMPARABLE-CENTER SALES GROWTH.   Century's strategy for
comparable-center sales growth is focused on: (i) expanding the customer base served by existing distribution centers and (ii) gaining a larger portion of each existing customer's MRO dollar, primarily through the selective addition of SKUs. In each year since 1993, the Company has realized comparable center sales growth rates ranging from 20.8% to 28.2%.

  Century's comparable-center growth is primarily driven by the relationship-building efforts of its outside salesforce, which regularly calls on prospective customers. Once the outside salesforce makes a successful sales call, Century's management believes that its combination of service, reliable same day/next day delivery, high fill rate and competitive pricing allows it to gain market share and increase its loyal customer base. Moreover, as the consolidation of the Company's customer base continues, Century expects to supply additional properties built or acquired by existing customers and capture a larger share from the many local and regional competitors which currently comprise 70-80% of the total apartment MRO market. In addition, the Company expects comparable center sales will grow due to market growth caused by the increase in construction of new apartment buildings and the higher standard of amenities in the typical apartment unit.

  Century's management believes that by continuing to provide superior service to its existing customer base, it is capturing a growing portion of each customer's MRO dollar. Century has been successful in introducing new products into existing markets. In 1997, the Company introduced approximately 150 new products, which contributed more than $3 million to net sales.

  ENTERING NEW GEOGRAPHIC MARKETS. The Company plans to open new distribution centers in carefully selected markets. These target markets typically contain more than 60,000 apartment units in complexes of more than 75 units. From 1993 to 1997, the Company opened 14 new distribution centers, generating an aggregate of $48.4 million in sales in 1997. The Company's goal is to add at least 10 new distribution centers by the end of the year 2000. In addition, the Company plans to extend the range of its distribution centers through mail-order and line-haul delivery methods to locations that do not meet the Company's criteria for a local distribution center. Line-haul delivery is a distribution method in which freight lines deliver aggregated customer orders to a location beyond the local delivery range, at which point the orders are subsequently transferred to local third-party delivery services. The Company primarily intends to expand into new markets through internal growth, but may make strategic acquisitions from time to time. The Company is not presently contemplating any material acquisition opportunities.

  NEW END-USER MARKETS. The Company believes substantial growth opportunities exist by targeting new end-user markets, which it estimates have $8 billion in yearly sales volume. Potential new markets include high rise apartment buildings, hotels/motels, nursing homes, prisons, military installations, and schools and universities. The Company believes that these new end-user markets have demands similar to those of the apartment MRO market and can be served by the Company's present distribution channel with the addition of certain SKUs. The Company is in the investigative and planning stages with respect to its entry into certain of these end-user markets. Should the Company's analysis regarding these new end-user markets prove favorable, the Company estimates it could enter the new markets within 12 to 24 months.

PRODUCT OFFERINGS

  Century currently offers over 4,100 cataloged SKUs, providing a full range of MRO supplies to its customers. Century continually monitors its product offering to ensure its customers' needs are met. The Company offers high quality name brand and private label products in the following core categories:
(i) plumbing, (ii) hardware, (iii) HVAC equipment and parts, (iv) lighting, (v) electrical, (vi) appliances and parts, (vii) janitorial, and (viii) pool items. Century manages its product offering to maintain turn and fill rates equal to or higher than its principal competitors.

  Century's product offering includes several private branded products which the Company believes provide it with a distinct competitive advantage in terms of tailored products and favorable pricing. These products, which include Sun King(R) pool products, Boss(R) janitorial supplies, Rio(R) ceiling fans, and DuroGuard(R) air conditioning units, accounted for 7.8% of sales in 1997. Sales of private branded products have doubled in the past two years. The Company plans to continue its substantial development of these products over the next few years. Specifically, in 1999, Century anticipates it will introduce Aspen(R) brand plumbing fixtures, and Tacoma(R) brand floor tiles.

  The Company currently distributes user-friendly catalogs with approximately 4,100 cataloged items. Historically, the Company has added approximately 150 SKUs per year to its catalogs. These products are usually recommended by local salespeople and then reviewed by a panel at Century's headquarters. Local distribution center managers have the flexibility to offer selected non-catalog items at their individual distribution centers. For example, Century's Denver distribution center stocks snow shovels and ice melt.

  The Company believes that its 4,100 catalogued SKUs represent those items that are most likely to meet the everyday and ongoing needs of the apartment MRO manager in the Company's target market. The Company's core products represent the basic continuing requirements of the apartment maintenance person which change little from year to year. Consequently, the Company attempts to minimize its exposure to product obsolescence.

  For the periods presented, the approximate percentages of the Company's net sales by product category were as follows:

                                                                      FISCAL  YEAR
                                                         ----------------------------------
                    PRODUCT CATEGORY                       1995         1996        1997
---------------------------------------------------      ---------   ---------    ---------
Plumbing...........................................       26.3%        23.4%        23.6%
HVAC Equipment and Parts...........................       28.4         25.5         20.9
Hardware...........................................       18.6         19.1         20.7
Lighting...........................................       10.6         10.2         10.9
Appliances and Parts...............................        4.6          7.5          9.3
Electrical.........................................        5.0          4.6          4.3
Janitorial.........................................        3.5          3.9          3.8
Pool...............................................        2.9          3.2          2.9
Other..............................................        0.1          2.6          3.6
                                                         -----        -----        -----
                                                           100%         100%         100%
                                                         =====        =====        =====

CUSTOMERS

  The Company's customers include local and regional apartment properties as well as larger property management companies. The Company maintains over 25,000 active accounts, an increase of more than 12,000 over the past three years. Century defines an active account as a property that generates two or more orders within a twelve month period.

  Century's management believes its customer satisfaction is illustrated by the recurring revenues generated from its major accounts. In 1997, sales to four of the Company's top five customers increased by more than 30% over the prior year.

  The consolidation of the large apartment management companies is changing the way business is conducted in the apartment MRO market. The large apartment management companies determine overall maintenance budgets and grant preferred provider status to suppliers with competitive pricing, exceptional quality, and a national presence. Once a budget has been approved by a national management company, local maintenance managers are primarily responsible for making the actual MRO repair decisions and purchases.

  Many property management companies have joined GPOs such as Buyers Access to replicate the purchasing advantages of the larger property managers. Buyers Access requires vendors to have a national presence in addition to a broad product selection, competitive pricing, and a sophisticated billing system. Century is a preferred provider to Buyers Access and eight out of the 10 largest apartment management companies.

  Management believes that the Company's business platform is transferable to other end-users with similar products and operating efficiencies that are found in the apartment MRO market, including the lodging, health care, government institutions and educational facilities segments of the MRO market.

SALES AND MARKETING

  Century's marketing and sales strategy is based on providing the best possible quality service to its customers. The Company's combination of inside and outside salesforces provides it with what it believes to be a competitive advantage over competitors that take orders at a centralized location.

  Outside Sales Staff. Century employs 116 commission-based local outside sales personnel, who are based at the Company's distribution centers and are responsible for maintaining close customer relationships and generating new business through regular visits. Each local outside salesperson typically makes 15-20 sales visits per day. The outside salesforce generally does not take customer orders, allowing it to focus on its core function. In addition, the outside salesforce provides customers with information on products and promotions, provides value-added services such as assistance with inventory management and training issues, and serves as the focal point for customer feedback.

  Inside Salesforce. The Company employs 84 inside salespeople who are based locally or regionally and are primarily responsible for receiving customer orders and providing technical support. Additionally, the inside salespeople provide customers information on pricing and promotions as well as installation procedures and other critical characteristics which help them determine which products are best suited to their specific needs. The Company encourages customers to place all orders with the inside sales staff in order to allow the outside sales staff to focus on building customer relationships. Providing a local/regional inside salesforce reinforces customer relations as customers usually place orders with the same group of salespeople, who are familiar with the customers' needs and order history.

  National Sales Force. The Company employs seven salespeople who are responsible for fostering and maintaining relationships with national property management companies and GPOs. The national sales force negotiates contract terms, including pricing and minimum purchase requirements.

  The Catalogs. The Century Maintenance Catalog(R) and the Century Maintenance Supply A/C and Heating Parts Catalog(R) include over 4,100 SKUs and are annually distributed to approximately 50,000 active and prospective customers. The catalogs are complete with drawings (of most products), specifications and pricing which facilitate the ordering process and help the customer select the appropriate product.

  Educational Classes. Century provides educational classes to its customers at most of its distribution centers. Classes are offered in the areas of basic electrical systems, A/C and heating, appliance repair, refrigeration control circuits, pool chemistry and EPA refrigerant recovery. Century has tested and EPA certified over 20,000 technicians on refrigerant recovery. The Company charges a nominal fee to cover the cost of the EPA classes, and the other classes are offered free of charge.

  Sales Terms. The Company's sales terms are generally net 30 days for customers meeting its credit requirements.

COMPETITION

  The Company believes that the principal competitive factors in the distribution of repair and maintenance products to the apartment housing market and similar markets are customer service, the quality of products offered, reliability of delivery, product pricing and sales relationships. The Company believes it competes favorably with respect to these factors.

  The Company competes in each of its regional markets with a number of suppliers, including such national firms as Wilmar Industries ("Wilmar") and Maintenance Warehouse/America Corp. ("Maintenance Warehouse"). Wilmar is the Company's most direct competitor in terms of product line and method of distribution, while Maintenance Warehouse is primarily a mail-order company. The Company believes that it distinguishes itself from these national competitors with its local sales focus and direct delivery from its local
distribution centers.   Management also believes that the Company's strategies
build a high degree of customer loyalty through its strong local market presence. In addition, the Company competes with local or regional broad-line suppliers, specialty and industrial suppliers, other mail order catalog companies, retail home centers, and traditional hardware stores.

DISTRIBUTION

  The Company delivers over 90% of its sales using its own fleet of trucks, the most of any major competitor. Each truck is driven by an employee who has a working knowledge of the distribution center's products and customers. The Company operates its own fleet of trucks in order to maintain complete control of the delivery process, an approach that the Company's management believes makes it the most reliable in the industry. Management believes the additional cost Century spends on operating its trucks is minimal considering the value-added service it provides its customers. Delivery is free for orders of $50.00 or more. Furthermore, the industry trend toward increased order size will benefit companies like Century which operate their own fleet of trucks since each delivery can carry more items at little or no additional cost.

  Typically, orders are placed via 1-800 or local telephone calls to one of the Company's inside salespeople located in the nearest call center. The inside salespeople confirm the availability of the product ordered and then enter customer orders into the fully-computerized order processing system. In many locations, orders placed before 10:00 a.m. are guaranteed to be delivered on the same day. Orders placed before 5:00 p.m. are virtually always received by the customer on the following day.

  Additionally, Century ships 5% of its sales through mail order and 2% of its sales through its line-haul delivery method.

OPERATIONS

  In managing its inventory, Century seeks to maintain a steady balance between providing the customer optimal service and limiting costs. Century has several mechanisms in place to track, measure, replenish and optimize the use of inventory in all Company locations, including monthly tracking, physical counts, and cycle counting. In 1997, the Company estimates that it maintained an average fill rate of over 97% while achieving an inventory turnover of 5.6x.

  Century's distribution centers are monitored monthly by the finance, operations, and purchasing departments at corporate headquarters. Each center is measured on deliveries, credits, expenses, customer contact, total sales, inventory and surplus inventory dollars, and the percentage of non-catalog and "dead" stock product. In addition, locations are graded on sales/inventory ratios and inventory turnover. Furthermore, beginning in 1995, Century instituted a cycle count program. All Century locations are required to physically count from 50 - 100 items four days per week, or approximately 200 days per year. The Nationwide distribution centers will implement a cycle counting program upon conversion to the new MIS system. See "-MIS System."

SUPPLIERS AND PURCHASING

  Century currently purchases products from approximately 600 vendors. In 1997, no Company vendor accounted for more than 5% of purchases in 1997, and the top ten vendors accounted for less than 35% of total purchases.

  The Company's use of volume purchasing has enabled it to benefit from favorable pricing and payment terms in the past. The benefit the Company derives from volume-based terms is expected to increase as a result of increased sales volume and from the implementation of a new centralized purchasing system, expected to be completed in early 1999.

  The Company's management believes it has good relationships with its vendors and, to date, has not experienced any difficulty obtaining products in sufficient quantities at competitive prices.

MIS SYSTEM

  Century's management and information system is a comprehensive sales, order-entry, inventory and reporting system. The current hardware and software configuration is applied on a regional basis, to accommodate local and regional market conditions, and to achieve desired processing response times and ultimately enhance service levels. Presently, each regional reporting area has its own distinct database and network.

  The capabilities of the Century system allow the Company to analyze historical customer buying patterns, in addition to managing the sales, credit and collections, order-entry and financial reporting functions. Optimal inventory levels are calculated real-time on a per SKU basis.

  Century is in the midst of installing a new fully integrated and centralized system, which will provide all of the capabilities of the old system, as well as integrate the whole Company together on one database and network. The new system is expected to increase profitability through the centralization of the purchasing, credit and collections functions. The Company's system will include a second server, providing backup processing capability. Together with the new operating software, Century will have the additional capabilities of a Windows-based environment, more flexible invoicing and the ability to consolidate multiple purchase orders from each distribution center and group them by product category and vendor. As of May 1, 1998, the new system had been installed in four of the centers, with the remaining centers scheduled to be converted over the next ten months. Full implementation should be complete in early 1999. The design and implementation of this new system is a complex project.
Unanticipated problems may delay implementation of the system or cause it to perform below anticipated service levels. Failure to implement the transition to the new system expeditiously could hamper administrative efficiencies the Company expects to gain as described above.

FACILITIES

  The Company currently operates in 30 different geographic markets, each with a distribution center ranging in size from 9,798 to 38,000 square feet. The Company leases all of its distribution centers, with lease expiration dates ranging from March 1999 to May 2003. Management believes significant additional capacity can be added at minimal cost to most of the locations utilizing available contiguous space. Century is in the process of constructing a new headquarters in Houston, Texas, approximately 20 miles from its existing headquarters which it expects to complete in late 1998. The new 114,000 square foot facility will allow the Company to centralize corporate functions such as purchasing, receivables, accounting, national sales, and catalog production.
The existing

Houston distribution center will move into this new facility when it is completed. The project began mid-1997 and is expected to be completed in late 1998.

GOVERNMENT REGULATION AND ENVIRONMENTAL MATTERS

  The Company and its customers and are subject to Federal and state regulation in the United States, as well as regulation by foreign governments, and the Company cannot predict the extent to which future legislative and regulatory developments concerning its practices and products may affect the Company. The Company is also subject to numerous federal, state and local laws and regulations relating to such matters as safe working conditions, fire hazard control and the handling and disposal of hazardous or infectious materials or substances and emissions of air pollutants. The Company leases properties which are subject to environmental laws and regulations. There can be no assurance that the Company will not be required to incur significant costs to comply with such laws and regulations in the future or that such laws or regulations will not have a material adverse effect upon the Company's business, financial condition or results of operations. The Company believes it is currently in material compliance with all applicable laws and regulations.

LEGAL PROCEEDINGS

  The Company is party to lawsuits and other proceedings, including suits relating to product liability and patent infringement. While the results of such lawsuits and other proceedings cannot be predicted with certainty, management does not expect that ultimate liabilities, if any, will have a material adverse effect on the financial position or results of operations of the Company.

TRADEMARKS

  The Company is not able to register the trademarks "Century Maintenance Supply" or "Century" with the United States Patent and Trademark Office because a third party owns a federal registration for the mark "Century." The Company, at this time, is not prevented from using the Century name; however, it is possible that this third party could bring an infringement action against the Company for the use of the name. If an infringement action were successful, it is possible that the Company would be prohibited from using the Century name on a regional, or possibly national, basis.

EMPLOYEES

  As of September 30, 1998, the Company employed 645 full-time employees and 11 part-time employees. None of the Company's employees are represented by unions and the Company considers its employee relations to be good.

                                 MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The following individuals are the executive officers and directors of the
Company:

NAME                              Age         Position with the Company
----                             ----         -------------------------
Dennis C. Bearden                  48         Chief Executive Officer and Director
Charles L. Littlepage              36         Chief Operating Officer and Director
Richard E. Penick                  42         Chief Financial Officer and Director
Don R. Hodina                      44         President of Nationwide Division
Mark J. Doran                      34         Director
William C. Johnson                 58         Director
Jon D. Ralph                       34         Director
J. Frederick Simmons               43         Director
Ronald P. Spogli                   50         Director

  Dennis C. Bearden is Chief Executive Officer and director of the Company. Mr. Bearden has held these positions since the Company's inception in 1988. Mr. Bearden entered the multifamily apartment market in 1973 by forming Century Airconditioning Supply, which sold air conditioning components to apartment communities in the Houston area.

  Charles L. Littlepage is Chief Operating Officer and became a director of the Company after the Recapitalization. Mr. Littlepage has been with the Company since February 1988 and was named Chief Operating Officer in September 1997.
Mr. Littlepage also served as the national purchasing director from January 1995 to September 1997 and Austin branch manager from February 1988 to September 1997. In addition, he was on the Executive Committee for the Austin Apartment Association and served as a board member for both the Texas and Austin Apartment Associations. Prior to joining the Company, Mr. Littlepage served as a manufacturer's representative from 1980 to 1988.

  Richard E. Penick is Chief Financial Officer, a position he has held since joining the Company in September 1992, and became a director of the Company after the Recapitalization. Prior to joining the Company, Mr. Penick was a principal for the accounting firm of Penick and Penick. He has provided accounting and other professional services to Mr. Bearden and the Company since 1977. Mr. Penick is a Certified Public Accountant.

  Don R. Hodina is President of Nationwide Division of the Company. Mr. Hodina has been with the Company since July 1997 following the acquisition of the Nationwide Apartment Supply. Mr. Hodina served as President of Nationwide since its inception in 1992. In 1985, Mr. Hodina formed Maintenance Headquarters in Indianapolis which became Nationwide Apartment Supply in 1992.

  Mark J. Doran became a director of the Company in connection with the Recapitalization. Mr. Doran joined an affiliate of FS&Co. in 1988 and became a Principal in January 1998, where his responsibilities include analyzing potential investments and participating in strategic and financial initiatives as they relate to portfolio companies. Prior to joining FS&Co., Mr. Doran spent two years at Kidder, Peabody & Co. Incorporated where he served as a Corporate Finance Analyst in the High Yield Bond Department. Mr. Doran is also a director of AFC Enterprises, Inc. and Advance Stores Company, Incorporated.

  William C. Johnson became a director of the Company in connection with the Recapitalization. Mr. Johnson served as Chief Executive Officer of Grolier Incorporated, a publishing and printing company, from March 1990 to December 1994, and served as Chairman of the Board and Chief Executive Officer of Fingerhut

Corporation, a retail catalog company, from 1982 to 1989. Mr. Johnson has been a director of Brylane Inc., a retail catalog company, since 1994 and served as its Vice Chairman from June 1995 to April 1998.

  Jon D. Ralph became a director of the Company in connection with the Recapitalization. Mr. Ralph joined an affiliate of FS&Co. in 1989 and became a Principal in January 1998, where his responsibilities include analyzing potential investments and participating in strategic and financial initiatives as they relate to portfolio companies. Prior to joining FS&Co., Mr. Ralph spent three years at Morgan Stanley & Co. Incorporated where he served as an Analyst in the Investment Banking Division. Mr. Ralph is also a director of EnviroSource, Inc., The Pantry, Inc., and Hudson Respiratory Care Inc.

  J. Frederick Simmons became a director of the Company in connection with the Recapitalization. Mr. Simmons joined an affiliate of FS&Co. in 1986 and became a Principal in 1991, where his responsibilities include analyzing potential investments and participating in strategic and financial initiatives as they relate to portfolio companies. Mr. Simmons is also a director of EnviroSource, Inc., Buttrey Food and Drug Stores Company, and Advance Stores Company, Incorporated.

  Ronald P. Spogli became a director of the Company in connection with the Recapitalization. Mr. Spogli is a founding principal of an affiliate of FS&Co., which was founded in 1983, where his responsibilities include analyzing potential investments and participating in strategic and financial initiatives as they relate to portfolio companies. Mr. Spogli is the Chairman of the Board and a director of EnviroSource, Inc. Mr. Spogli also serves on the Boards of Directors of Calmar Inc., Buttrey Food and Drug Stores Company, AFC Enterprises, Inc., Hudson Respiratory Care Inc. and Advance Stores Company, Incorporated.

  Directors of the Company are elected annually and hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. The Board of Directors has no current or proposed committees.

EXECUTIVE COMPENSATION

  The following table sets forth the compensation earned by the Company's Chief Executive Officer and the three other most highly compensated executive officers who earned salary and bonus in excess of $100,000 for services rendered in all capacities to the Company and its subsidiaries for the fiscal year ended December 31, 1997 (collectively, the "Named Executive Officers").

                                 SUMMARY COMPENSATION TABLE

                                                                          ANNUAL  COMPENSATION
                                                                -----------------------------------------
                                                   FISCAL                                   OTHER ANNUAL        All Other
         NAME AND PRINCIPAL POSITION               YEAR          SALARY        BONUS      COMPENSATION(1)     Compensation(2)
---------------------------------------------    --------      ----------    --------    -----------------    -----------------
Dennis C. Bearden............................       1997        $125,000     $  --              --               $12,500
 Chief Executive Officer
Charles L. Littlepage........................       1997        $ 93,004     $  --              --               $ 9,320
 Chief Operating Officer
Richard E. Penick............................       1997        $ 95,000     $  --              --               $11,050
 Chief Financial Officer
Don R. Hodina................................       1997        $111,027     $  --              --               $12,132
 President of Nationwide Division

_______________

(1) During 1997, no Named Executive Officer received perquisites and other personal benefits, securities or property in an aggregate amount in excess of the lesser of $50,000 or 10% of the total of such Officer's salary and bonus nor did any such Officer receive any restricted stock award or stock appreciation right.
(2) Represents the annual lease table value of company car and payments by the Company under its 401(k) plan.

EMPLOYMENT AGREEMENTS WITH MESSRS. BEARDEN AND PENICK

  In connection with the Recapitalization, the Company entered into employment agreements with Dennis C. Bearden and Richard E. Penick, and a noncompete agreement with Mr. Bearden (which noncompete agreement also binds Century Airconditioning Supply, Inc. and Air Management Supply, Inc. See "Certain Transactions-Noncompete Agreement"). Mr. Bearden and Mr. Penick will receive an annual base salary in the amount of $125,000 and $115,000, respectively, as well as an annual cash bonus (either pursuant to a bonus or incentive plan of the Company or otherwise) in an amount to be determined by the Board (or a committee thereof) in its sole discretion. Pursuant to the employment agreements, in the event that employment is terminated by the Company without "cause" (as defined therein), or if the employee resigns for "good reason" (as defined), the Company will be required to pay such employee's base salary (and to continue certain benefits) for 24 months, and to pay a portion of the employee's annual bonus, based on the previous year's bonus, accrued up to the date of termination. In addition, in the event that employment is terminated by the Company without "cause" or if the employee resigns for "good reason," and a Change in Control (as defined) of the Company has occurred within the two year period preceding such date of termination, then, in addition to the obligations of the Company to continue such employee's benefits and to pay the portion of the employee's annual bonus as described above, but in lieu of the Company's obligation to continue to pay such employee's base salary for the 24-month period following such date of termination, the Company shall be required to pay to the employee, in a lump sum in cash within 30 days after the date of such termination, an amount equal to two times the sum of the employee's base salary (as in effect on the date of termination or such higher rate as may have been in effect at any time during the 90 day period preceding the date of termination) and the annual bonus paid to such employee for the Company's last full fiscal year. The employment agreements also impose restrictions relating to the disclosure of confidential information and prohibit the employee from knowingly becoming involved in a conflict of interest with the Company.

COMPENSATION OF DIRECTORS

  Directors of the Company receive no compensation as directors. Directors are reimbursed for their reasonable expenses in attending meetings.

RETIREMENT PLAN

  Employees of the Company may contribute to a 401(k) plan. Employees must have 12 months of service and must have attained age 21 to be eligible to participate in the 401(k) plan and may contribute a minimum of 2.0%, up to a maximum of 15.0% of their annual compensation. The Company matches contributions at a rate of 50.0% for contributions by the employee, up to 8.0% of such employee's compensation. The Company contributed approximately $170,000, $241,000 and $297,000 in 1995, 1996 and 1997, respectively, as matching funds to the plan.
No discretionary, lump-sum contributions were made in 1995, 1996 and 1997.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Board of Directors of the Company determines the compensation of the executive officers.

STOCK OPTION PLAN

  Existing Options

  In connection with the Recapitalization, the Company entered into agreements with substantially all of the holders of outstanding options to purchase common stock of the Company ("Existing Options") previously granted under the Company's 1997 Stock Incentive Plan. Under these agreements, options to purchase fewer than 1,500 shares of the Company's common stock (before the stock split pursuant to the Recapitalization) were canceled for the right to receive a cash payment per share equal to the difference between the cash merger consideration of approximately $23 per share (the "Cash Merger Consideration") and the exercise price per share (the "Cash Option Consideration"). For options to purchase 1,500 or more shares of the Company's common stock, 50% were retained by the holders and remain outstanding and were adjusted for the stock split, and 50% were canceled for the right to receive the Cash Option Consideration.

  The following table contains information concerning the stock option grants made to each of the Named Executive Officers named below for the year ended December 31, 1997.


                                 OPTION GRANTS IN LAST FISCAL YEAR

                                                                                                 POTENTIAL REALIZABLE VALUE
                                                                                                  OF ASSUMED ANNUAL RATES
                                      NUMBER OF    PERCENT OF                                         OF STOCK PRICE
                                     SECURITIES   TOTAL OPTIONS                                   APPRECIATION FOR OPTION
                                     UNDERLYING     GRANTED TO        EXERCISE                             TERM
                                      OPTIONS      EMPLOYEES IN      PRICE PER      EXPIRATION   --------------------------
              NAME                   GRANTED(#)    FISCAL YEAR(%)    SJARE ($sh)     DATE (2)        5%($)        10%($)
---------------------------------    ----------    -------------     -----------    ---------    -----------   ------------

Charles L. Littlepage............       10,000        2.44%          $4.00            7/1/00          6,305        13,240
Richard E. Penick................       30,000        7.33%          $4.00            7/1/00         18,915        39,720
Don R. Hodina....................      140,000       34.19%          $7.00           7/11/00        154,473       324,380

____________
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the three-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officer.
(2)  These options became vested and exercisable when granted.

     No options were exercised by the Named Executive Officers for the fiscal year ended December 31, 1997.

  New Option Plan

  In connection with the Recapitalization, the Company adopted a new stock option plan (the "Option Plan"), permitting grants of options to purchase approximately 13% of Century's common stock. The Option Plan and each outstanding option thereunder are subject to termination in the event of a change in control of Century, as more particularly described in the Option Plan. In addition, all options granted pursuant to the Option Plan will terminate 30 days after termination of employment (unless termination was for cause, in which event an option will terminate immediately) or 180 days in the event of termination due to death or disability. The sale of shares received upon the exercise of options are subject to rights of refusal first in favor of the Company and then in favor of Mr. Bearden and FS&Co. on a pro rata basis. In addition, any shares received upon exercise of an option are subject to a repurchase right in favor of the Company at the greater of cost or book value for a period of six months after termination of the optionee's employment (provided, that if employment is terminated due to death or disability, such shares shall be repurchased for fair market value as determined in good faith by the Board). Shares received upon the exercise of options are subject to certain obligations to sell at the request of FS&Co., should FS&Co. propose to sell all or a substantial portion of its interest in the Company to a third-party buyer (with the purchase terms for the optionee and FS&Co. to be identical), or should the optionee's employment or other relationship with the Company terminate.
Such shares also possess certain co-sale rights in favor of the optionee should FS&Co. propose to sell all or any portion of its interest in the Company to a third-party buyer, upon the same terms as those offered by such buyer to FS&Co. The rights of first refusal, repurchase rights and co-sale rights will terminate upon the Company's initial public offering.

  Options to purchase 5.0% of the initial outstanding shares of Century's common stock ("Time Vesting Options"), which will be granted in 1.0% annual increments, will vest over a three-year period from date of grant in equal annual installments or, alternatively, granted options will vest in full upon a sale of the Company. Time Vesting Options will terminate on the seven-year anniversary of the grant date. These options will be granted at an exercise price equal to the then estimated fair market value of the Company's common stock (as determined by the Board). In addition, options to purchase 50,000 shares of the Company's common stock were granted to

Mr. Johnson, who became a director of the Company upon consummation of the Recapitalization, which options were fully vested on the date of grant.

  Options to purchase approximately 6.5% of the initial outstanding shares of the Company's common stock at an exercise price of $10.00 per share ("Performance Options") will be earned in installments based upon satisfaction
of financial performance targets over a four-year period.   The Performance
Options will terminate on the seven-year anniversary of the grant date.

  In addition, options to purchase approximately 1.5% of the initial outstanding shares of the Company's common stock at an exercise price of $10.00 per share ("Bearden Performance Options") have been granted to Mr. Bearden and will be earned in installments based upon satisfaction of financial performance targets over a three-year period. However, the Bearden Performance Options will not become exercisable until one year after the vesting date, which is the same date such options are earned (except in the event of a sale of the Company, in which case the one year delay will become inapplicable), and will terminate on the seven-year anniversary of the grant date.

  The following table sets forth information concerning options granted to each of the Named Executive Officers under the Option Plan:


                                                         INDIVIDUAL GRANTS
                                                         -----------------
                                                                                                   POTENTIAL REALIZABLE VALUE
                                                                                                    OF ASSUMED ANNUAL RATES
                                      NUMBER OF    PERCENT OF TOTAL                                       OF STOCK PRICE
                                     SECURITIES   OPTIONS GRANTED TO                                 APPRECIATION FOR OPTION
                                     UNDERLYING       EMPLOYEES          EXERCISE                             TERM(1)
                                      OPTIONS     PURSUANT TO OPTION     PRICE PER    EXPIRATION   --------------------------
              NAME                   GRANTED(#)        PLAN(%)          SHARE ($sh)     DATE (2)        5%($)        10%($)
---------------------------------    ----------   ------------------   -----------    ---------    -----------   ------------

Dennis C. Bearden................    180,000            19.0%           $10.00          7/8/05       732,600      1,708,200
Richard E. Penick................     48,000             5.1%           $10.00          7/9/05       195,360        455,520
Charles L. Littlepage............     48,000             5.1%           $10.00          7/9/05       195,360        455,520

____________
(1) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the seven-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the option holder.
(2)  Represents the Bearden Performance Options.
(3)  All of these options are Performance Options.


  Options representing the right to purchase an aggregate of 671,000 shares of the Company's common stock have been granted under the Option Plan to individuals other than the Named Executive Officers set forth in the table above. All of these options are Performance Options.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

  The following table sets forth certain information, as of September 30, 1998, with respect to the beneficial ownership of capital stock of the Company by (i) each person who beneficially owns more than 5% of such shares, (ii) each of the Named Executive Officers, (iii) each director of the Company and (iv) all Named Executive Officers and directors of the Company as a group based on the consummation of the Recapitalization.

                                              SHARES OF COMMON     PERCENT OF      SHARES OF          PERCENT
        NAME OF BENEFICIAL OWNER                  STOCK(1)          CLASS       PREFERRED STOCK      OF CLASS
-----------------------------------------     -----------------   -----------   ---------------     -------------
Freeman Spogli & Co. LLC(2)..............         6,757,618(4)       55.2%         40,000(6)         10.0%
 Ronald P. Spogli(2)
 J. Frederick Simmons(2)
 Mark J. Doran(2)
 Jon D. Ralph(2)
William C. Johnson(3)....................           125,000           1.0%              --            --
Dennis C. Bearden(8).....................         3,917,382(4)       32.0%         80,000(7)         20.0%
Charles L. Littlepage(8).................           102,137(5)          *               --            --
Richard E. Penick(8).....................            65,823(5)          *               --            --
Don R. Hodina(8).........................           161,048(5)        1.3%              --            --
All Named Executive Officers and
 directors of the Company as a group (9
 individuals)............................        11,129,008          90.8%              --            --

__________________
*  Less than 1%.
(1) Reflects a stock split of 2.30068:1 which was effected concurrently with the Recapitalization.
(2) Represents shares of common stock that will be held of record by FS Equity Partners IV, L.P. ("FSEP IV"). As general partner of FSEP IV, FS Capital Partners LLC ("FS Capital LLC") has the sole power to vote and dispose of the shares owned by FSEP IV. Messrs. Spogli, Simmons, Doran and Ralph and Bradford M. Freeman, William M. Wardlaw, John M. Roth, Charles P. Rullman and Todd W. Halloran are the sole managing members of FS Capital LLC, and as such may be deemed to be the beneficial owners of the shares of the common stock and rights to acquire the common stock owned by FSEP IV. The business address of Freeman Spogli & Co. LLC, FSEP IV, FS Capital LLC, and its sole managing members is 11100 Santa Monica Boulevard, Suite 1900, Los Angeles, California 90025.
(3) Includes an option to purchase 50,000 shares that is vested and exercisable.
(4) The shares held by FSEP IV do not include an option from Century Airconditioning Supply, Inc. ("CAC") (an entity solely owned by Dennis C. Bearden) to purchase 167,382 shares of common stock at a purchase price of $10.00 per share. See "Certain Transactions-Payments Relating to the Recapitalization."
(5) Shares of Common Stock for Charles L. Littlepage, Richard E. Penick and Don
    R. Hodina represent shares that will be held of record plus any shares issuable pursuant to options held by the person in question that may be exercised within 60 days after the date of this Prospectus. Mr. Littlepage holds options to purchase 11,503 shares of common stock of the Company (after the stock split) at a purchase price of $1.74 per share; Mr. Penick holds options to purchase 34,510 shares of common stock of the Company (after the stock split) at a purchase price of $1.74 per share; and Mr. Hodina holds options to purchase 161,048 shares of common stock of the Company (after the stock split) at a purchase price of $3.04 per share. All of these options are vested and exercisable.
(6) Represents Series B Preferred Stock purchased by FS&Co. in the Private Placement.
(7) Represents Series B Preferred Stock purchased by Dennis C. Bearden in the Private Placement.
(8) The business address of these individuals is Century Maintenance Supply, Inc., 9100 Winkler Drive, Houston, Texas 77017.

                                 CERTAIN TRANSACTIONS
SHAREHOLDERS' AGREEMENT

  Amended Shareholders' Agreement

  The stockholders of the Company's common stock were party to a shareholders' agreement with the Company and Mr. Bearden which was amended and restated in connection with the Recapitalization (the "Amended Shareholders' Agreement"). Under the Amended Shareholders' Agreement, all Continuing Stockholders (other than Mr. Bearden) were granted "tag along" rights which provide that if FS&Co. or Mr. Bearden sell all or any part of their shares of the Company's common stock to a third party, the non-selling stockholders have the right to sell up to the same percentage of their shares to that third party on the same terms and conditions. The non-selling stockholders only have tag along rights on a sale by Mr. Bearden if FS&Co. exercises its own tag along rights. These rights terminate upon the Company's initial public offering. All references to the Company's initial public offering in this description of the Shareholders' Agreements mean an underwritten public offering of the Company's common stock pursuant to an effective registration statement under the Securities Act, and do not refer to the Exchange Offer.

  Continuing Stockholders (other than Mr. Bearden) are subject to a "drag along" obligation which provides that if FS&Co. wishes to sell all of its common stock of the Company to a third party, FS&Co. may cause such Continuing Stockholders to sell all of their capital stock (common or preferred) to such third party on the same terms and conditions.

  The Amended Shareholders' Agreement provides that no Continuing Stockholder (other than Mr. Bearden) may sell any of its capital stock in the Company for a period of two years after the Recapitalization; this limitation terminates upon the Company's initial public offering. The Amended Shareholders' Agreement also contains a right of first refusal first in favor of the Company, then in favor of Mr. Bearden and FS&Co. on a pro rata basis, and then in favor of the Company's other stockholders (other than holders of the Exchange Preferred Stock) on a pro rata basis, as well as certain transfer restrictions and obligations on termination (including repurchase rights upon the death, divorce or termination of employment of a Continuing Stockholder that operate in a manner substantially identical to the right of first refusal).

  There are employees of the Company who hold Existing Options who do not currently own any of the Company's common stock. See "Management-Stock Option Plan." If these employees exercise their options, the shares received upon exercise will become subject to the Amended Shareholders' Agreement.

  New Shareholders' Agreement

  In connection with the Recapitalization, FS&Co., Mr. Bearden and Century Airconditioning Supply, Inc. ("CAC") entered into a new shareholders' agreement (the "Shareholders' Agreement"). Under the Shareholders' Agreement, FS&Co. and Mr. Bearden have the right to purchase their pro rata share of certain new issuances of capital stock by the Company. These rights will terminate upon the Company's initial public offering or once such party's percentage ownership in the Company (calculated on a fully diluted basis) falls below 10%. In addition, the Shareholders Agreement provides that if FS&Co. or Mr. Bearden sells all or any part of their shares in the Company to a third party, the non-selling party has the right to sell up to the same percentage of their shares to that third party on the same terms and conditions. These rights terminate upon the Company's initial public offering. If FS&Co. wishes to sell its entire interest in the Company, it has the right to cause Mr. Bearden to sell all of his shares of capital stock (common or preferred) to such third party on the same terms and conditions. These rights terminate once FS&Co.'s percentage ownership in the Company (calculated on a fully diluted basis) drops below 20% or drops below the percentage then held by Mr. Bearden (provided that no effect shall be given to any shares purchased by Mr. Bearden after the closing of the Recapitalization). In the Shareholders' Agreement, FS&Co. will receive a right of first offer with respect to proposed sales of capital stock of the Company by Mr. Bearden or CAC, and CAC will transfer its securities of the Company to Mr. Bearden should Mr. Bearden ever fail to control 100% of the outstanding capital stock of CAC.
These rights terminate in the same manner as FS&Co.'s drag along obligation described above. In the Shareholders' Agreement, each of FS&Co. and Mr. Bearden agreed not to pledge, hypothecate or otherwise encumber any capital stock of the Company held by them, and also agreed not to transfer shares to a third party, except for certain transfers to affiliates (or to a family trust established by Mr. Bearden) or transfers by FS&Co. to its partners after the Company's initial public offering. In addition, for a period of two years from the closing of the Recapitalization, unless consented to by Mr. Bearden, FS&Co. will not sell its capital stock in the Company to certain competitors of the Company; provided, that in the event that the Company's actual operating cash flow during any 12 month period during such two year period exceeds certain targets projected by management (as defined in the Shareholders' Agreement), FS&Co. will then be allowed to sell its capital stock to any potential acquiror, including such competitors. These restrictions upon transfer terminate on the earlier of two years after consummation of the Recapitalization or upon the Company's initial public offering; provided, that FS&Co. and Mr. Bearden will remain subject to the lockup periods described below.

  The Shareholders' Agreement provides that the Board of Directors of the Company shall initially consist of five members nominated by FS&Co. and three members nominated by Mr. Bearden. See "Management-Directors and Executive Officers." The members of the Board will include two independent directors if necessary in connection with the Company's initial public offering, which directors will be elected by a majority of the Board and reasonably acceptable to Mr. Bearden. Notwithstanding the foregoing, the Shareholders' Agreement provides that no action of the Company, which under Delaware law would have required the prior approval of a majority of the Company's stockholders, will be taken unless and until a meeting of the Company's Board of Directors will have been held upon prior notice duly given in accordance with the bylaws of the Company. The rights of FS&Co. and Mr. Bearden described in this paragraph will terminate once such parties' percentage ownership in the Company (calculated on a fully diluted basis) drops below 20% and 10%, respectively.

  The Shareholders' Agreement provides that at any time beginning six months after the Company's initial public offering, each of FS&Co. and Mr. Bearden shall have the right to two demand registrations; provided, that to the extent that either of FS&Co. or Mr. Bearden wishes to join in the other's demand registration, then the parties shall participate together in such registration on a pro rata basis. Following the Company's initial public offering, FS&Co., Mr. Bearden and the Company's other stockholders shall have customary piggyback registration rights; provided, that such stockholders (other than Mr. Bearden) may be excluded from any such offering, at the discretion of the underwriters participating in such offering, if such underwriters determine that the inclusion of such stockholders would adversely impact the relevant offering. Each of the Company's stockholders (including FS&Co. and Mr. Bearden) agreed to a lockup period of up to six months if imposed by an underwriter in connection with the Company's initial public offering and for any other period requested by an underwriter for any other offering. The Company will pay all customary fees and expenses in connection with such registrations.

PAYMENTS RELATING TO THE RECAPITALIZATION

  Executive officers of the Company who are also stockholders received payments of an aggregate of approximately $155.5 million in connection with the Recapitalization, including payments to the Named Executive Officers (Messrs. Bearden, Littlepage, Penick and Hodina) in the amount of $152.2 million, $1.4 million, $0.7 million and $1.1 million, respectively. All Continuing Stockholders and Company option holders, including such executive officers, received payments of approximately $178.3 million in connection with the Recapitalization. FS&Co. received a transaction fee of $4.0 million.

  In addition, under the Recapitalization FS&Co. received an option to purchase 167,382 shares of the Company's common stock from Century Airconditioning Supply, Inc. ("CAC") at a purchase price of $10.00 per share. CAC, an entity entirely owned by Mr. Bearden, is currently a shareholder of the Company. Mr. Johnson received a fully vested option to purchase 50,000 shares of Common Stock at an exercise price of $10.00 per share in connection with the Recapitalization. Approximately $3.3 million of borrowings and accrued interest pursuant to the Company's indebtedness to Mr. Bearden and approximately $5.6 million of borrowings and accrued interest pursuant to the Company's indebtedness to Mr. Hodina were repaid pursuant to the Recapitalization.

TRANSACTIONS WITH MANAGEMENT

  The Company leases facilities in Phoenix, Dallas, San Antonio, Austin, Tucson, and Newport News from Dennis C. Bearden, the Chief Executive Officer of the Company, or an entity affiliated with or controlled by Mr. Bearden. Charles L. Littlepage, the Chief Operating Officer of the Company, has a 10% interest in a limited partnership that owns the Company's Austin facility. In addition, the Company's new Houston headquarters is leased from an affiliate of Mr. Bearden. The Company's Indianapolis facility is leased from an affiliate of Don R. Hodina, President of Nationwide Division. All of these leases are at market terms. Lease expense for leases with affiliates has been $0.1 million, $0.1 million and $0.5 million for fiscal 1995, 1996 and 1997, respectively. These amounts do not include the lease expense for the Company's lease of the Indianapolis facility or of its Kansas City facility. The Kansas City facility was leased from an entity affiliated with or controlled by Mr. Bearden until November 1997, when the Company moved the Kansas City facility to another location. The Kansas City lease expense for fiscal 1995, 1996 and 1997 was $36,000, $51,000 and $40,000, respectively. Lease expense for the Indianapolis facility for fiscal 1995, 1996 and 1997 was $48,000, $88,200, and $86,175, respectively. See
"Business-Facilities." In addition, the Company was a party to the Common Control Mergers. See Note 8 to the Consolidated Financial Statements of the Company elsewhere in this Offering Memorandum.

  In connection with the Recapitalization, stock options with a value of approximately $3.0 million (net of the exercise price) remain outstanding. Such stock options, together with the common stock being retained by the Continuing Stockholders, represents approximately 45.9% of the common stock of the Company on a fully-diluted basis.

TRANSACTIONS WITH CENTURY AIRCONDITIONING SUPPLY

  The Company makes convenience sales of inventory, at cost, to CAC and purchases inventory, at cost, from CAC. In addition, CAC and the Company share some administrative services, for which CAC pays the Company a management fee equal to a percentage of CAC's sales. The Company's revenues attributable to sales of inventory to CAC were $0.8 million, $0.9 million and $1.2 million for fiscal 1995, 1996 and 1997, respectively. CAC paid management fees to the Company (with respect to shared administrative services) of $0.1 million, $0.2 million and $0.3 million in 1995, 1996 and 1997, respectively.

NONCOMPETE AGREEMENT

  Mr. Bearden is the sole shareholder of CAC, which in turn controls Air Management Supply, Inc. ("Air Management"). Both CAC and Air Management compete with the Company in certain sub-markets and with regard to certain products and customers. In connection with the Recapitalization, Mr. Bearden, CAC and Air Management entered into a noncompete agreement with the Company whereby they agreed, for a period continuing until the earlier of ten years or the termination of Mr. Bearden's employment agreement other than for "cause," and subject to certain exceptions, not to compete with the Company, to preserve its confidential information, not to recruit or employ employees of the Company, and not to solicit customers or suppliers of the Company for competitors. In particular, and subject to certain exceptions, Mr. Bearden, CAC and Air Management are prohibited from selling maintenance supplies (which as defined excludes HVAC, appliance parts and refrigeration parts) not only to apartments but also to hotels, prisons, nursing homes, hospitals, military installations and schools and universities. In addition, the Company agreed not to sell HVAC in southeast Texas (as defined therein) if such sales would cause the aggregate amount of HVAC sales by the Company for the immediately preceding 12 months to exceed 12% of the Company's total sales in southeast Texas during the same period.

PRIVATE PLACEMENT AND REGISTRATION RIGHTS

  Mr. Bearden purchased 80,000 shares of the Series B Preferred Stock with a $8.0 million aggregate liquidation preference and FS&Co. purchased 40,000 shares of such Series B Preferred Stock with a $4.0 million aggregate liquidation preference from the Company. In connection with the Private Placement, the Company entered into an agreement (the "Private Registration Agreement") which provides that the Company will, upon the request of each of Mr. Bearden (or transferee of such shares) and FS&Co. (or its transferees), file and use its best efforts to cause to become effective registration statements for the Series B Preferred Stock, or, if issued, the Exchange Debentures issuable in exchange therefor (the "Private Registration Statements"). The Private Registration Agreement also provides that (i) the Company will bear all costs and expenses associated with filing the Private Registration Statements and using its best efforts to cause them to become effective and (ii) the Company will not file the Private Registration Statements until any exchange offer registration statement or resale shelf registration statement required by the Registration Rights Agreement have ceased to be effective and are no longer required to be effective. See "Summary-The Recapitalization" and "Plan of Distribution."

  In addition, in the event that a Voting Rights Triggering Event (as defined herein) occurs with respect to the Initial Preferred Stock or the Exchange Preferred Stock issued in exchange therefor, or with respect to the Series B Preferred Stock, the holders of the Initial Preferred Stock or the Exchange Preferred Stock and the holders of the Series B Preferred Stock will vote together as one class to elect the two additional directors provided for in the Certificate of Designation. Because Mr. Bearden and FS&Co. own securities representing 30% of such class, they may be able to exert significant influence on the results of any such election. See "Description of Exchange Preferred Stock-Voting Rights."


                      DESCRIPTION OF NEW CREDIT FACILITY

  On July 8, 1998, the Company entered into the New Credit Facility, which consists of a $125.0 million in senior secured credit facility, consisting of a $100.0 million term loan facility in two tranches, the $40.0 million Tranche A Term Facility and the $60.0 million Tranche B Term Facility (the Tranche A Term Facility and the Tranche B Term Facility collectively defined as the "Term Loan Facility") and a $25.0 million revolving credit facility (the "Revolving Credit Facility"). The Revolving Credit Facility has a letter of credit sublimit of up to $7.5 million.

  Use of Proceeds. The entire Term Loan Facility was drawn in connection with the Recapitalization. The Revolving Credit Facility is available to the Company and its subsidiaries (i) for working capital and general corporate purposes of the Company, (ii) for certain permitted acquisitions, and (iii) for issuing commercial and standby letters of credit.

  Amortization, Maturity and Prepayment. The Term Loan Facility amortizes in quarterly installments over five years for the Tranche A Term Facility and seven years for the Tranche B Term Facility, and the Revolving Credit Facility matures on the fifth anniversary of the closing of the Recapitalization. In addition, borrowings under the New Credit Facility are required to be prepaid with (a) 75% (or 50% upon satisfaction of a debt to adjusted EBITDA ratio) of the Company's excess cash flow, (b) 100% of the net proceeds of issuances of debt obligations of the Company and its subsidiaries, (c) 100% of the net cash proceeds from asset dispositions of the Company and its subsidiaries, (d) 50% of the net proceeds of issuances of equity of the Company and its subsidiaries, except that if an equity issuance occurs other than as part of a Public Equity Offering of the Company's common stock, then 100% of the net proceeds of such offering are required to be applied to prepay the New Credit Facility, and (e) 100% of the net proceeds from insurance recoveries over $1.0 million and condemnations, after application of such insurance recoveries or condemnation proceeds to repair the property involved. "Excess Cash Flow," for any period, means EBITDA (as defined) for such period, less the sum of (a)(i) permitted capital expenditures, (ii) taxes, (iii) consolidated interest expense, (iv) increases in Adjusted Working Capital (as defined) for such period, (v) scheduled and mandatory payments of debts, (vi) voluntary prepayments of the Term Loan Facility, (vii) payments in connection with purchases of the Company's Capital Stock; (viii) cash consideration paid for certain permitted acquisitions (but excluding cash consideration funded by a borrowing under the Revolving Credit Facility), and (ix) cash dividends paid on the Exchange Preferred Stock to the extent permitted by the New Credit Facility, plus the sum of: (b)(i) decreases in Adjusted Working Capital for such period, (ii) refunds of taxes paid in prior periods, and (iii) proceeds of certain indebtedness.

  Voluntary prepayments are permitted in whole or in part, at the option of the Company, in minimum principal amounts as agreed, without premium or penalty, subject to reimbursement of the Lenders' redeployment costs in the case of prepayment of eurodollar borrowings other than on the last day of the relevant interest period.

  Interest and Commitment Fees. The interest rate under the New Credit Facility is variable and based, at the option of the Company, upon either a eurodollar rate plus 2.5% (for the Revolving Credit Facility and the Tranche A Term Facility) and 2.75% (for the Tranche B Term Facility) per annum or a base rate plus 1.5% (for the Revolving Credit Facility and the Tranche A Term Facility) and 1.75% (for the Tranche B Term Facility) per annum. If the Company achieves performance goals as agreed upon, rates under the Tranche A Term Facility and the Revolving Credit Facility will be reduced in increments as agreed. The Company also covenanted to enter into specified interest rate protection arrangements, including interest rate swaps, to reduce the Company's exposure to fluctuations in the rates of interest payable under the New Credit Facility. In mid-July, 1998, the Company entered into such interest rate swap transactions with respect to $50.0 million of borrowings under the Term Loan Facility. At October 22, 1998 the interest rate for the Revolving Credit Facility was 10.5%, the Tranche A Facility was 7.6875% and the Tranche B Facility was 8.0625%. A commitment fee of 0.5% per annum will be charged on the unused portion of the New Credit Facility.

  Collateral and Guarantees. The New Credit Facility is guaranteed by all existing and subsequently acquired or organized domestic and, to the extent no adverse tax consequences would result, foreign, subsidiaries of the Company.
The New Credit Facility is secured by a first priority security interest in substantially all of the properties and assets of the Company and the Subsidiary Guarantors now owned or acquired later (with customary exceptions), including a pledge by the Company of all of the Capital Stock of the Company's existing and future direct and indirect subsidiaries; provided, that such pledge shall be limited to 65% of the shares of any foreign subsidiary to the extent a pledge of a greater percentage would result in adverse tax consequences to the Company.

  Covenants. The New Credit Facility contains covenants restricting the ability of the Company and the Company's subsidiaries to, among others, (i) incur additional debt, (ii) declare dividends or redeem or repurchase capital stock,
(iii) prepay, redeem or purchase debt, (iv) incur liens, (v) make loans and investments, (vi) make capital expenditures, (vii) engage in mergers, acquisitions and asset sales and (viii) engage in transactions with affiliates. The Company is also required to comply with financial covenants with respect to
(a) limits on annual aggregate capital expenditures, ranging from $2.0 million in 1998 to $2.5 million in 2005 (with the right to carry over unspent amounts for one year), (b) a fixed charge coverage ratio as of the end of any four fiscal quarters of not less than 1.20 to 1.00 (beginning with the fiscal quarter ending nearest to March 31, 1999), (c) a maximum leverage ratio decreasing from
4.25 to 1.00 for the third quarter of 1998 to 2.00 to 1.00 for the fourth quarter of 2001 and thereafter, (d) a minimum EBITDA increasing from $23.0 million in fiscal year 1998 to $55.0 million in fiscal year 2004 and thereafter, and (e) an interest coverage ratio increasing from 2.25 to 1.00 for the third quarter of 1998 to 4.50 to 1.00 for the fourth quarter of 2001 and thereafter. The Company is in compliance, as of October 23, 1998, with the material provisions of the New Credit Facility.

  Events of Default. Following is a list of the material events of default under the New Credit Facility: (i) the Company's failure to pay principal when due or interest after a grace period, (ii) the Company's material breach of any covenant, representation or warranty contained in the loan documents, (iii) customary cross-default provisions, (iv) events of bankruptcy, insolvency or dissolution of the Company or its subsidiaries, (v) the levy of certain judgments against the Company, its subsidiaries, or their assets, (vi) the actual or asserted invalidity of security documents or guarantees of the Company or its subsidiaries, (vii) a change of control of the Company and (viii) failure to notify the lenders of any event of default or material litigation, or failure to permit the lenders access to the Company's financial records for examination thereof. If a default under the New Credit Facility occurs and is neither cured nor waived, the lenders may elect to accelerate the maturity of the Company's indebtedness thereunder.

  The preceding discussion of certain of the provisions of the New Credit Facility is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the New Credit Facility. Copies of the New Credit Facility are available upon request from the Company.

                  DESCRIPTION OF THE EXCHANGE PREFERRED STOCK

  The following is a summary of certain provisions of the Certificate of Designation and the Exchange Preferred Stock. A copy of the Certificate of Designation and the form of Exchange Preferred Stock is available upon request to the Company at the address set forth under "Available Information." The following summary of certain provisions of the Certificate of Designation does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Certificate of Designation. For purposes of this Section, references to "the Company" shall mean Century Maintenance Supply, Inc. excluding its subsidiaries. Other capitalized terms used but not defined herein are defined in the Certificate of Designation.

GENERAL

  The Company will issue up to 280,000 shares of its 13% Senior Exchangeable
PIK Preferred Stock due 2010, $.001 par value per share, designated as "13% Senior Exchangeable PIK Preferred Stock due 2010" pursuant to the Exchange Offer. Concurrently with the Offering, FS&Co. and Dennis C. Bearden, Chief Executive Officer of the Company, purchased an aggregate of 120,000 shares of 13% Series B Senior Exchangeable Preferred Stock in a private placement (the "Private Placement"). The Series B Preferred Stock is not eligible for exchange pursuant to this Exchange Offer. See "Certain Transactions-Private Placement and Registration Rights." Except as otherwise described herein, the terms of the Series B Preferred Stock are identical to the terms of the Exchange Preferred Stock offered hereby, and the Exchange Preferred Stock to be offered hereby and the Series B Preferred Stock will constitute a single class.

  Subject to certain conditions, the Exchange Preferred Stock will be exchangeable, in whole but not in part, for the Exchange Debentures at the sole option of the Company at any time on or after the date of issuance of the Exchange Preferred Stock. This exchange would be done in order to obtain deductible interest payments. When issued, the Exchange Preferred Stock will be validly issued, fully paid and nonassessable. The holders of the Exchange Preferred Stock will have no preemptive or preferential right to purchase or subscribe to stock, obligations, warrants, or other securities of the Company of any class. The Exchange Preferred Stock is eligible for trading in the Portal Market.

RANKING

  The Exchange Preferred Stock will, with respect to dividend rights and rights on liquidation, winding up and dissolution, rank (i) senior to all classes of common stock of the Company and to each other class of capital stock or series of preferred stock established hereafter by the Board of Directors the terms of which do not expressly provide that it ranks senior to, or on a parity with, the Exchange Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution of the Company (collectively referred to, together with all classes of common stock of the Company, as "Junior Stock") and (ii) on a parity with each other class of capital stock or series of preferred stock established hereafter by the Board of Directors, the terms of which expressly provide that such class or series will rank on a parity with the Exchange Preferred Stock as to dividend rights and rights on liquidation, winding-up and dissolution (collectively referred to as "Parity Stock"). As of September 30, 1998, the Company had issued and outstanding 12,443,147 shares of Junior Stock and 120,000 shares of Parity Stock. Creditors of the Company will have priority over the Exchange Preferred Stock with respect to claims on the assets of the Company. In addition, creditors and stockholders of the Company's subsidiaries will have priority over the Exchange Preferred Stock with respect to claims on the assets of such subsidiaries.

  While any shares of Exchange Preferred Stock are outstanding, the Company may not authorize, create or increase the authorized amount of any class or series of capital stock or preferred stock, the terms of which expressly provide that such class or series will rank senior to the Exchange Preferred Stock as to dividend rights and rights upon liquidation, winding-up and dissolution of the Company (collectively referred to as "Senior Stock") or Parity Stock without the consent of the holders of at least 66% in the aggregate of the outstanding shares of Exchange Preferred Stock and Series B Preferred Stock, provided that for the purposes of calculating such percentage, any shares of Exchange Preferred Stock or Series B Preferred Stock held by the Company or any Affiliate thereof shall not be counted to determine such consent. However, without the consent of any holder of Exchange Preferred Stock, the Company may create additional classes of stock or issue series of a stock that ranks junior to the Exchange Preferred Stock with respect, in each case, to the payment of dividends and amounts upon liquidation, dissolution and winding up. See "Voting Rights."

  A substantial portion of the Company's income is generated by its subsidiaries. As a result, the Company will rely upon distributions or advances from its subsidiaries to provide the funds necessary to pay cash dividends on the Exchange Preferred Stock. The subsidiaries may be subject to limitations on their ability to make distributions and advances to the Company. See "Risk Factors-Ability to Make Distributions on Exchange Preferred Stock" and "Risk Factors-Holding Company Structure."

DIVIDENDS

  The holders of shares of Exchange Preferred Stock will be entitled to receive, when, as and if dividends are declared by the Board of Directors out of funds of the Company legally available therefor, cumulative preferential dividends from the Issue Date of the Exchange Preferred Stock accruing at the rate per share of 13% per annum, payable semi-annually in arrears on each of January 1 and July 1 or, if any such date is not a Business Day, on the next succeeding Business Day (each, a "Dividend Payment Date"), to the holders of record as of the next preceding December 15 and June 15. Dividends will be payable in cash, except that on each Dividend Payment Date occurring on or prior to July 1, 2003, dividends may be paid, at the Company's option, by the issuance of additional shares of Exchange Preferred Stock (including fractional shares) having an aggregate Liquidation Preference equal to the amount of such dividends. It is not anticipated that the Company will pay any dividends in cash for any period ending on or prior to July 1, 2003. The issuance of such additional shares of Exchange Preferred Stock will constitute "payment" of the related dividend for all purposes of the Certificate of Designation. Dividends payable on the Exchange Preferred Stock will be computed on the basis of a 360-day year consisting of twelve 30-day months and will be deemed to accrue on a daily basis. For a discussion of certain Federal income tax considerations relevant to the payment of dividends on the Exchange Preferred Stock, see "Certain U.S. Federal Income Tax Considerations."

  Dividends on the Exchange Preferred Stock will accrue whether or not the Company has earnings or profits, whether or not there are funds legally available for the payment of such dividends and whether or not dividends are declared. Dividends will accumulate to the extent they are not paid on the Dividend Payment Date for the period to which they relate. The Certificate of Designation will provide that the Company will take all actions required or permitted under applicable law to permit the payment of dividends on the Exchange Preferred Stock, including, without limitation, through the revaluation of its assets in accordance with the DGCL, to make or keep funds legally available for the payment of dividends.

  No dividend whatsoever shall be declared or paid upon, or any sum set apart for the payment of dividends upon, any outstanding share of the Exchange Preferred Stock with respect to any dividend period unless all dividends for all preceding dividend periods have been declared and paid or declared and a sufficient sum set apart for the payment of such dividend, upon all outstanding shares of Exchange Preferred Stock.

  Except as provided in the next sentence, no dividend will be declared or paid on any Parity Stock unless full cumulative dividends have been paid on the Exchange Preferred Stock for all prior dividend periods. If accrued dividends on the Exchange Preferred Stock for all prior dividend periods have not been paid in full then any dividend declared on the Exchange Preferred Stock for any dividend period and on any Parity Stock will be declared ratably in proportion to accrued and unpaid dividends on the Exchange Preferred Stock and such Parity Stock.

  No full dividends may be declared or paid or funds set apart for the payment of dividends on any Parity Stock for any period unless full cumulative dividends shall have been or contemporaneously are declared and paid in full or declared and, if payable in cash, a sum in cash set apart for such payment on the Exchange Preferred Stock. If full dividends are not so paid, the Exchange Preferred Stock will share dividends pro rata with the Parity Stock. No dividends may be paid or set apart for such payment on Junior Stock (except dividends on Junior Stock in additional shares of Junior Stock) and no Junior Stock or Parity Stock may be repurchased, redeemed or otherwise retired nor may funds be set apart for payment with respect thereto, if full cumulative dividends have not been paid on the Exchange Preferred Stock.

  The payment of cash dividends on the Exchange Preferred Stock is currently prohibited by the terms of the New Credit Facility (provided that payment of cash dividends is permitted after July 1, 2003 subject to financial performance tests).

OPTIONAL REDEMPTION

  Except as set forth below, the Exchange Preferred Stock will not be redeemable at the option of the Company prior to July 1, 2003. Thereafter, the Exchange Preferred Stock will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each Holder's registered address, at the following redemption prices (expressed in percentages of the Liquidation Preference thereof), plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

                                          Redemption
PERIOD                                      PRICE
------                                    ----------
2003.................................         106.625%
2004.................................         105.300%
2005.................................         103.975%
2006.................................         102.650%
2007.................................         101.325%
2008 and thereafter..................         100.000%

  In addition, at any time prior to January 1, 2001, the Company may redeem at its option (i) up to 50% or (ii) all but not less than all of the outstanding shares of Exchange Preferred Stock with the net proceeds of any Public Equity Offering by the Company at a redemption price (expressed as a percentage of the Liquidation Preference thereof) of 113.25% plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period). Any such redemption shall be made for a period of 90 days following consummation of such Public Equity Offering upon not less than 30 nor more than 60 days' notice.

EXCHANGE FOR EXCHANGE DEBENTURES

  The Company may, at its sole option, subject to the conditions described in this paragraph, exchange the Exchange Preferred Stock, in whole but not in part (including in conjunction with a redemption of up to 50% of the outstanding shares of Exchange Preferred Stock with the proceeds of a Public Equity Offering by the Company pursuant to the second paragraph under "-Optional Redemption" above), at any time, for Exchange Debentures; provided, however, that (i) on the date of such exchange there are no accumulated and unpaid dividends on the Exchange Preferred Stock (including the dividend payable on such date) that are not paid contemporaneously with such exchange or other contractual impediments to such exchange; (ii) such exchange is permitted under applicable law; (iii) immediately after giving effect to such exchange, no Event of Default (as defined in the Exchange Indenture) or Voting Rights Triggering Event (as defined in the Certificate of Designation), as applicable, shall have occurred and be continuing; and (iv) the Company shall have delivered to the Trustee under the Exchange Indenture, an Opinion of Counsel with respect to the due authorization and issuance of the Exchange Debentures, which conditions constitute all of the material conditions to the Company's exchange of the Exchange Preferred Stock. The exchange of the Exchange Preferred Stock for Exchange Debentures would be done in order to obtain deductible interest payments; however, the exchange is currently prohibited by the terms of the New Credit Facility.

  Upon any exchange of Exchange Preferred Stock for Exchange Debentures as described in this section, each holder of Exchange Preferred Stock will be entitled to receive, subject to the second succeeding sentence, $1.00 principal amount of Exchange Debentures for each $1.00 Liquidation Preference of Exchange Preferred Stock so exchanged, and an amount in cash equal to a prorated dividend for any partial dividend period. The Exchange Debentures will be issued in registered form, without coupons. Exchange Debentures issued in exchange for Exchange Preferred Stock will be issued in principal amounts of $1,000 and integral multiples thereof to the extent possible, and will also be issued in principal amounts less than $1,000 so that each holder of Exchange Preferred

Stock will receive certificates representing the entire amount of Exchange Debentures to which such holder's shares of Exchange Preferred Stock entitle such holder; provided, however, that the Company may pay cash in lieu of issuing an Exchange Debenture in a principal amount less than $1,000.

  The Company will send a written notice of exchange by mail to each holder of record of shares of Exchange Preferred Stock not fewer than 30 days nor more than 60 days before the date fixed for any exchange; provided that, in the event of any exchange which is intended to occur in conjunction with a Public Equity Offering by (i) the Company may provide for an Exchange Date which relates to the consummation of such Public Equity Offering and (ii) the Company shall have the right to revoke such written notice in the event that such related Public Equity Offering is terminated by mailing a subsequent written notice to such holders within two business days following such termination. On and after the Exchange Date, dividends will cease to accrue on the outstanding shares of Exchange Preferred Stock, and all rights of the holders of Exchange Preferred Stock (except the right to receive the Exchange Debentures, an amount in cash, to the extent applicable, equal to the accumulated and unpaid dividends to the Exchange Date and, if the Company so elects, cash in lieu of any Exchange Debenture that is in a principal amount that is not an integral multiple of $1,000) will terminate. The person entitled to receive the Exchange Debentures issuable upon such exchange will be treated for all purposes as the registered holder of such Exchange Debentures. See "Description of Exchange Debentures" and "Certain U.S. Federal Income Tax Considerations-Exchange of Exchange Preferred Stock for Exchange Debentures."

MANDATORY REDEMPTION

  On July 1, 2010, the Company will be required to redeem (subject to the legal availability of funds therefor) all outstanding shares of Exchange Preferred Stock at a price in cash equal to the Liquidation Preference thereof, plus accumulated and unpaid dividends (including an amount in cash equal to a prorated dividend for any partial dividend period), if any, to the date of redemption. The Company will not be required to make sinking fund payments with respect to the Exchange Preferred Stock. The Certificate of Designation will provide that the Company will take all actions required or permitted under Delaware law to permit such redemption. Future indebtedness of the Company may prohibit the Company from redeeming the Exchange Preferred Stock on its mandatory redemption date.

LIQUIDATION PREFERENCE

  Upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, each holder of Exchange Preferred Stock will be entitled to be paid, out of the assets of the Company available for distribution to stockholders, an amount equal to the Liquidation Preference per share of Exchange Preferred Stock held by such holder, plus accumulated and unpaid dividends thereon to the date fixed for liquidation, dissolution or winding-up before any distribution is made on any Junior Stock, including, without limitation, common stock of the Company. If, upon any voluntary or involuntary liquidation, dissolution or winding-up of the Company, the amounts payable with respect to the Exchange Preferred Stock and all other Parity Stock are not paid in full, the holders of the Exchange Preferred Stock and the Parity Stock will share equally and ratably in any distribution of assets of the Company in proportion to the full liquidation preference and accumulated and unpaid dividends to which each is entitled. After payment of the full amount of the Liquidation Preference and accumulated and unpaid dividends to which they are entitled, the holders of shares of Exchange Preferred Stock will not be entitled to any further participation in any distribution of assets of the Company. However, neither the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property or assets of the Company nor the consolidation or merger of the Company with one or more entities shall be deemed to be a liquidation, dissolution or winding-up of the Company.

  The Certificate of Designation will not contain any provision requiring funds to be set aside to protect the Liquidation Preference of the Exchange Preferred Stock, although such Liquidation Preference will be substantially in excess of the par value of such shares of Exchange Preferred Stock. In addition, the Company is not aware of any provision of Delaware law or any controlling decision of the courts of the State of Delaware (the state of incorporation of the Company) that requires a restriction upon the surplus of the Company solely because the liquidation preference of the Exchange Preferred Stock will exceed its par value. Consequently, there will be no restriction upon any surplus of the Company solely because the liquidation preference of the Exchange Preferred

Stock will exceed the par value, and there will be no remedies available to holders of the Exchange Preferred Stock before or after the payment of any dividend, other than in connection with the liquidation of the Company, solely by reason of the fact that such dividend would reduce the surplus of the Company to an amount less than the difference between the liquidation preference of the Exchange Preferred Stock and its par value.

VOTING RIGHTS

  The holders of Exchange Preferred Stock, except as otherwise required under Delaware law or as provided in the Certificate of Designation, shall not be entitled or permitted to vote on any matter required or permitted to be voted upon by the stockholders of the Company.

  The Certificate of Designation will provide that if (i) dividends on the Exchange Preferred Stock are in arrears and unpaid (and, in the case of dividends payable after July 1, 2003, are not paid in cash) for six or more Dividend Periods (whether or not consecutive); (ii) the Company fails to redeem the Exchange Preferred Stock on July 1, 2010, or fails to otherwise discharge any redemption obligation with respect to the Exchange Preferred Stock; (iii) the Company fails to make an offer to redeem all of the outstanding shares of Exchange Preferred Stock following a Change of Control (whether or not the Company is permitted to do so by the terms of the Credit Facility or any other obligation of the Company), (iv) a breach or violation of any of the provisions described under the caption "-Certain Covenants" occurs and the breach or violation continues for a period of 30 days or more after the Company receives notice thereof specifying the default from the holders of at least 25% of the shares of Exchange Preferred Stock then outstanding; (v) the Company fails to pay at final maturity (giving effect to any applicable grace period) the principal amount of any Debt of the Company or any Subsidiary of the Company or the stated maturity of any such Indebtedness of the Company or any Subsidiary of the Company is accelerated because of a default and the total amount of such Debt unpaid or accelerated exceeds $7.5 million, then the holders of the outstanding shares of Exchange Preferred Stock, voting together as a class with the holders of any other series of preferred stock upon which like rights have been conferred and are exercisable, including the Series B Preferred Stock, will be entitled to elect two additional members to the Board of Directors to serve on the Board of Directors, and the number of members of the Board of Directors will be immediately and automatically increased by two. Such voting rights of the Exchange Preferred Stock will continue until such time as, in the case of a dividend default, all dividends in arrears on the Exchange Preferred Stock are paid in full in cash and, in all other cases, any failure, breach or default giving rise to such voting rights is remedied or waived by the holders of at least a majority of the shares of Exchange Preferred Stock then outstanding, at which time the term of office of any directors elected pursuant to the provisions of this paragraph (subject to the right of holders of any other Exchange Preferred Stock to elect such directors) shall terminate. Each such event described in clauses (i) through (v) above is referred to herein as a "Voting Rights Triggering Event." In the event that a Voting Rights Triggering Event occurs with respect to the Preferred Stock, the holders of the Exchange Preferred Stock and the Series B Preferred Stock will vote together as one class to elect the two additional directors provided for in the Certificate of Designation. Because Mr. Bearden and FS&Co. own securities representing 30% of such class, they may be able to exert significant influence on the results of any such election.

  The Certificate of Designation will also provide that the Company will not authorize any class of Senior Stock or Parity Stock without the affirmative vote or consent of holders of at least 66% of the shares of Exchange Preferred Stock and Series B Preferred Stock then outstanding, voting or consenting, as the case may be, as one class, provided that for the purposes of calculating such percentage any shares of Exchange Preferred Stock or Series B Preferred Stock held by the Company or any Affiliate thereof shall not be counted to determine such consent. In addition, the Certificate of Designation will provide that the Company may not authorize the issuance of any additional shares of Exchange Preferred Stock (other than additional shares of Exchange Preferred Stock to be issued as dividends on outstanding shares of Exchange Preferred Stock) without the affirmative vote or consent of the holders of at least a majority of the then outstanding shares of Exchange Preferred Stock and Series B Preferred Stock, voting or consenting, as the case may be, as one class, provided that for the purposes of calculating such percentage any shares of Exchange Preferred Stock or Series B Preferred Stock held by the Company or any Affiliate thereof shall not be counted to determine such consent. The Certificate of Designation will also provide that, except as set forth above, (a) the creation, authorization or issuance of any shares of Junior Stock, Parity Stock or Senior Stock, including the designation of a series thereof within the existing class of Exchange Preferred Stock, or (b) the increase or decrease in the amount of authorized Capital Stock of any class, including any preferred stock, shall not require the consent of the holders of Exchange Preferred Stock and shall not be deemed to affect adversely the rights, preferences, privileges or voting rights of shares of Exchange Preferred Stock.

REDEMPTION AT THE OPTION OF HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Exchange Preferred Stock shall have the right to require the Company to redeem all or any part of such holder's Exchange Preferred Stock pursuant to the offer described below (the "Change of Control Offer") at a redemption price (the "Change of Control Redemption Price") equal to 101% of the Liquidation Preference thereof, plus accrued and unpaid dividends thereon, if any, to the redemption date (including an amount in cash equal to a pro rated dividend for any partial dividend period). The Certificate of Designation does not provide for waiver of the covenant relating to the holder's right to require redemption of the Exchange Preferred Stock upon the occurrence of a Change in Control. Approval by the Company's Board of Directors will not prevent a transaction from constituting a Change of Control if it otherwise falls within the definition thereof.

  Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the transfer agent, to each holder of Exchange Preferred Stock, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Redemption at the Option of Holders Upon a Change of Control" and that all Exchange Preferred Stock timely tendered will be accepted for payment; (ii) the Change of Control Redemption Price and the redemption date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;
(iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of Exchange Preferred Stock must follow in order to tender their Exchange Preferred Stock (or portions thereof) for payment, and the procedures that holders of Exchange Preferred Stock must follow in order to withdraw an election to tender Exchange Preferred Stock (or portions thereof) for payment.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the redemption of Exchange Preferred Stock pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

  The Change of Control redemption feature is a result of negotiations between the Company and the Initial Purchaser. The Company has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Certificate of Designation, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" of the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Preferred Stock to require the Company to redeem such Exchange Preferred Stock as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

  The Credit Facility prohibits the Company from purchasing or redeeming any Exchange Preferred Stock tendered pursuant to a Change of Control Offer. The Credit Facility also provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default thereunder. Other future debt

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of the Company may require repayment upon a Change of Control and may prohibit the Company from repurchasing Exchange Preferred Stock. Moreover, the exercise by holders of Exchange Preferred Stock of their right to require the Company to redeem such Exchange Preferred Stock could cause a default under existing or future debt of the Company, even if the Change of Control itself does not. Finally, the Company's ability to pay cash to holders of Exchange Preferred Stock upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to redeem Exchange Preferred Stock in connection with a Change of Control would result in a breach of the Certificate of Designation which might constitute a default under debt of the Company then outstanding and could lead to the acceleration of the indebtedness thereunder. In any such event, the subordination of the Exchange Preferred Stock and the security granted in respect of the Credit Facility would likely result in the Holders of the Exchange Preferred Stock receiving less ratably than creditors of the Company.

CERTAIN COVENANTS

  The sole remedy to Holders of Exchange Preferred Stock in the event of the Company's failure to comply with any of the covenants described below and the sole consequence of any such failure will be the voting rights described above.

  Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving pro forma effect to the application of the proceeds thereof, either (a) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than
2.00 to 1.00 or (b) such Debt is Permitted Debt.

  The term "Permitted Debt" is defined to include the following:

  (a) Debt of the Company under the Exchange Debentures;

  (b)(i) Debt under the Credit Facility; provided that the aggregate principal amount of all such Debt under the Credit Facility comprised of (A) term loans at any one time outstanding shall not exceed $100.0 million minus all principal amounts repaid in respect of such term loans and (B) revolving credit loans or obligations at any one time outstanding shall not exceed the greater of (x) $25.0 million or (y) the sum of the amounts equal to (1) 60% of the net book value of the inventory of the Company and the Restricted Subsidiaries and (2) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries, in each case as of the most recent fiscal quarter ending at least 45 days prior to the date of determination and (ii) Guarantees of Debt under the Credit Facility;

 (c) Debt in respect of Capital Lease Obligations and Purchase Money Debt; provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased (including costs of installation, taxes and delivery charges with respect to such acquisition, construction or lease) and (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (c) and then outstanding) does not exceed $10.0 million;

 (d) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of a Wholly Owned Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

 (e) Debt of a Wholly Owned Subsidiary Incurred and outstanding on or prior to the date on which such Wholly Owned Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support

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

     utilized to consummate, the transaction or series of transactions pursuant to which such Wholly Owned Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time such Wholly Owned Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary and after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) in the first paragraph of this covenant;

 (f) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

 (g) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

 (h) Debt in connection with one or more standby letters of credit or performance bonds issued for the account of the Company or a Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

 (i) Debt outstanding on the Issue Date not otherwise described in clauses (b) through (h) above;

 (j) Debt not otherwise described in clauses (a) through (i) above in an aggregate principal amount outstanding at any one time not to exceed $15.0 million; and

 (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this covenant and clauses (c), (e) and (i) above, subject, in the case of clause (c) above, to the limitations set forth in the proviso thereto.

  Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

 (a) a Voting Rights Triggering Event shall have occurred and be continuing,

 (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "-Limitation on Debt" or

 (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

 (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

(ii)  Capital Stock Sale Proceeds,

(iii) the amount by which Debt of the Company Incurred after the Issue Date is reduced on the Company's balance sheet upon the conversion or exchange (other than by the Company or a Subsidiary of the Company) subsequent to the Issue Date of any Debt for Parity Stock or Junior Stock (other than

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

      Disqualified Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange),

 (iv) an amount equal to the sum of (A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, to the extent such dividends, repayments or transfers do not increase the amount of Permitted Investments permitted to be made pursuant to clause
      (i) of the definition thereof and (B) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

  (v) $5.0 million.

  Notwithstanding the foregoing limitation, the Company may:

      (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with this covenant; provided, however, that at the time of such payment of such dividend, no other Voting Rights Triggering Event shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

      (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company in exchange for, or in an amount not in excess of the proceeds of the substantially concurrent sale of, Parity Stock or Junior Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above; and

      (c) purchase, repurchase, redeem, legally defease, acquire or retire for value shares of, or options to purchase shares of, common stock of the Company from employees or former employees of the Company or its Subsidiaries (or their estates or beneficiaries thereof) upon death, disability, retirement or termination pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors, under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock; provided, however, that (i) the aggregate amount of such purchases, repurchases, redemptions, defeasances, acquisitions or retirements shall not exceed $2.5 million in any year or $5.0 million during the term of the Exchange Preferred Stock, except that (x) such amounts shall be increased by the aggregate net amount of cash received by the Company after the Issue Date from the sale of such shares to, or the exercise of options to purchase such shares by, employees of the Company or its Subsidiaries and (y) the Company may forgive or return Employee Notes without regard to the limitation set forth in clause (c)(i) above and such forgiveness or return shall not be treated as a Restricted Payment for purposes of determining compliance with such clause (c)(i) and (ii) such purchases, repurchases, defeasances, acquisitions or retirements (but not forgiveness or return of Employee Notes) shall be included in the calculation of the amount of Restricted Payments.

  Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than (i) directors' qualifying shares, and
(ii) to the Company or a Wholly Owned Subsidiary. Notwithstanding the foregoing, the Company may dispose of 100% of the shares of Capital Stock of another Restricted Subsidiary, provided that (A) the Net Available Cash received by the Company from any such transaction is applied within

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

twelve months from the date of the receipt of such Net Available Cash to prepay, repay, legally defease or purchase Debt of the Company or any Restricted Subsidiary (excluding, in any such case, Disqualified Stock and Debt owed to the Company or an Affiliate of the Company) or to reinvest in Additional Assets (including by means of an Investment in Additional Assets by the Company or a Restricted Subsidiary with Net Available Cash received by the Company); and (B) the Company receives consideration at the time of such disposition at least equal to the Fair Market Value of such Restricted Subsidiary and at least 75% of the consideration paid to the Company in connection with such disposition is in the form of cash or cash equivalents or the assumption by the purchaser of liabilities of the Company or any other Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Preferred Stock) as a result of which the Company and the other Restricted Subsidiaries are no longer obligated with respect to such liability.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any Restricted Subsidiary (except, with respect to restrictions on dividends of non-cash Property, as permitted pursuant to clause (ii) of the next sentence), (b) make any loans or advances to the Company or any Restricted Subsidiary or (c) transfer any of its Property to the Company or any Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and
(c), to restrictions (A) in effect on the Issue Date, (B) pursuant to the Credit Facility, (C) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (D) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (C) above or in clause (ii)(A) or (B) below, provided such restriction is no less favorable to the holders of the Exchange Preferred Stock than those under the agreement evidencing the Debt so Refinanced, and (ii) with respect to clause (c) only, to restrictions (A) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (B) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or
(C) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

  Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing,
(ii) in the interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $2.5 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (c) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

  Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

          (i) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

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

          (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "-Limitation on Restricted Payments";

          (iii) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

          (iv) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or any Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

          (v) the payment of fees and expenses in connection with the Recapitalization pursuant to written agreements in effect on the Issue Date;

          (vi) the sale of common stock of the Company for cash; provided, that the Company may receive Employee Notes in an aggregate principal amount not in excess of $1.0 million at any one time outstanding;

          (vii) the payment of dividends in kind in respect of any preferred stock issued in compliance with this covenant;

          (viii) a proportionate split of, or a common stock dividend payable on, the common stock of the Company;

          (ix) payments under any real or personal property lease with an Affiliate of the Company existing at the date of the issue of the Initial Preferred Stock and any other real or personal property lease with an Affiliate of the Company that is approved by a majority of the disinterested members of the board of directors of the Company; and

          (x) sales of inventory at a price no less than the price the Company paid to purchase such inventory and in customary volumes to Century Airconditioning Supply, Inc. ("CAC"), purchases of inventory at cost from CAC, and the provision of administrative services to CAC.

  Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if the requirement set forth in the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "-Limitation on Debt."

  Any such designation or redesignation by the Board of Directors will be evidenced a Board Resolution giving effect to such designation or redesignation.

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

  Limitation on the Company's Business. The Company shall not, directly or indirectly, engage in any business or activity other than the business currently conducted by it and its Restricted Subsidiaries, and Related Businesses.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

  The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes all obligations of the Company under the Exchange Preferred Stock and the Certificate of Designation; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Voting Rights Triggering Event shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "-Certain Covenants-Limitation on Debt", determining compliance thereunder for this purpose based upon the Consolidated Interest Expense, Consolidated Net Income and EBITDA of the Company or the Surviving Person, as the case may be, and its Restricted Subsidiaries; provided, however, that this clause (e) shall not apply to a merger between the Company and a Wholly Owned Subsidiary of the Company solely for the purpose of reincorporating the Company in another state of the United States so long as the total amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased as a result thereof; and (f) the Board of Directors shall adopt a Board Resolution and obtain an opinion of counsel, each stating that such transaction in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

SEC REPORTS

  At any time after 60 days after the Issue Date, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide registered holders of Preferred Stock and, upon request, security analysts of prospective holders of Preferred Stock with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

BOOK-ENTRY SYSTEM

  The Exchange Preferred Stock may be issued in the form of one or more global securities (collectively, a "Global Security"). A Global Security will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. Investors may hold their beneficial interests in a Global Security directly through the DTC if they have an account with the DTC or indirectly through organizations which have accounts with the DTC.

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  Depository Procedures

  Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective number of shares of the Exchange Preferred Stock represented by such Global Security purchased by such Persons in the Offering. Such accounts shall be designated by the Initial Purchaser. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form.
Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  Payments of dividends on Exchange Preferred Stock represented by a Global Security will be made in immediately available funds to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Exchange Preferred Stock represented thereby for all purposes under the Certificate of Designation. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

  A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Exchange Preferred Stock only if (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its discretion at any time determines not to have all the Exchange Preferred Stock represented by such Global Security or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Preferred Stock represented by such Global Security. Any Global Security that is exchangeable for certificated Exchange Preferred Stock pursuant to the preceding sentence will be exchanged for certificated Exchange Preferred Stock in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Exchange Preferred Stock, (a) certificated Exchange Preferred Stock will be issued only in fully registered form, (b) payment in respect of dividends and redemption payments on the certificated Exchange Preferred Stock will be payable, and the transfer of the certificated Exchange Preferred Stock will be registerable, at the office or agency of the Company maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Exchange Preferred Stock, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

  So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Exchange Preferred Stock represented by such Global Security for all purposes under the Certificate of Designation and the Exchange Preferred Stock. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Exchange Preferred Stock represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Preferred Stock in definitive form and will not be considered to be the owners or holders of any Exchange Preferred Stock under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder

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under the Certificate of Designation. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Certificate of Designation, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Transfer Agent or the Initial Purchaser will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

CERTAIN DEFINITIONS

  Set forth below is a summary of certain of the defined terms used in the Certificate of Designation. Reference is made to the Certificate of Designation for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

  "Additional Assets" means (a) any Property (other than cash, cash equivalents and securities) to be owned by the Company or any Restricted Subsidiary and used in a Related Business; or (b) Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another Restricted Subsidiary from any Person other than an Affiliate of the Company; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

  "Affiliate" of any specified Person means (a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (b) any other Person who is a director or officer of (i) such specified Person, (ii) any Subsidiary of such specified Person or (iii) any Person described in clause (a) above. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

  "Asset Sale" means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by the Company or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a "disposition"), of (a) any shares of Capital Stock of a Restricted Subsidiary (other than directors' qualifying shares) or
(b) any other assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary (other than, in the case of clauses (a) and (b) above, (i) any disposition by a Restricted Subsidiary to the Company or by the Company or a Restricted Subsidiary to a Wholly Owned Subsidiary, (ii) any disposition effected in compliance with the first paragraph of the covenant described under "-Merger, Consolidation and Sale of Property," (iii) any Sale and Leaseback Transaction completed within 180 days following the original acquisition of the subject assets where such Sale and Leaseback Transaction represents

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the intended financing of Property acquired after the Issue Date and (iv) any disposition or series of related dispositions of assets having a Fair Market Value and sale price of less than $500,000.

  "Attributable Debt" in respect of a Sale and Leaseback Transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

  "Average Life" means, as of any date of determination, with respect to any Debt or preferred stock, the quotient obtained by dividing (a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such preferred stock multiplied by the amount of such payment by (b) the sum of all such payments.

  "Board of Directors" means the Board of Directors of the Company, or any committee thereof duly authorized to act on behalf of such Board.

  "Capital Lease Obligations" means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty.

  "Capital Stock" means, with respect to any Person, any shares or other equivalents (however designated) of corporate stock, partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including preferred stock, but excluding any debt security convertible or exchangeable into such equity interest.

  "Capital Stock Sale Proceeds" means the aggregate cash proceeds received by the Company from the issuance or sale (other than to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees) by the Company of any class of its Parity Stock and Junior Stock (other than Disqualified Stock) after the Issue Date, net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

  "Change of Control" means the occurrence of any of the following events:

          (a) prior to the first Public Equity Offering of common stock of the Company, the Initial Control Group cease to be the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of a majority of the voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company or the Company, any direct or indirect transfer of securities by the Initial Control Group or otherwise (for purposes of this clause (a), the Initial Control Group will be deemed to beneficially own any Voting Stock of a corporation (the "specified corporation") held by any other corporation (the "parent corporation") so long as the Initial Control Group beneficially own, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of such parent corporation); or

          (b) after the first Public Equity Offering of common stock of the Company, any "Person" or "group" (as such terms are used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other

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

     than any one or more of the Permitted Holders, becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 35% or more of the voting power of the Voting Stock of the Company; provided, however, that the Permitted Holders are the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a Person will be deemed to have "beneficial ownership" of all shares that any such Person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, in the aggregate of a lesser percentage of the total voting power of all classes of the Voting Stock of the Company than such other Person or group (for purposes of this clause (b), such Person or group shall be deemed to beneficially own any Voting Stock of a specified corporation held by a parent corporation so long as such Person or group beneficially owns, directly or indirectly, in the aggregate a majority of the voting power of the Voting Stock of such parent corporation); or

          (c) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and the Restricted Subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a Wholly Owned Subsidiary or one or more Permitted Holders) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for Voting Stock of the surviving corporation and (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the surviving corporation immediately after such transaction and in substantially the same proportion as before the transaction; or

          (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election or appointment by the applicable board or whose nomination for election by the shareholders of the Company or the Company was approved by a vote of 66% of the applicable directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the members of such board then in office; or

          (e) the shareholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

  Approval by the Company's Board of Directors will not prevent a transaction from constituting a Change of Control if it otherwise falls within the definition hereof.

  "Code" means the Internal Revenue Code of 1986, as amended.

  "Consolidated Interest Coverage Ratio" means, as of any date of determination, the ratio of (a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters ending at least 45 days prior to such determination date to (b) Consolidated Interest Expense for such four fiscal quarters; provided, however, that (i) if the Company or any Restricted Subsidiary has Incurred any Debt (other than Debt incurred in the ordinary course of business pursuant to revolving credit facilities) since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence of Debt, or both, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Debt as if such Debt had been Incurred on the first day of such period and the discharge of any other Debt repaid, repurchased, defeased or otherwise discharged with the proceeds of such new Debt as if such discharge had occurred on the first day of such period, (ii) if since the beginning of such period the Company or any Restricted Subsidiary shall have repaid, repurchased, legally defeased or otherwise discharged any Debt with

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Capital Stock Sale Proceeds, Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such discharge as if such discharge had occurred on the first day of such period, (iii) if since the beginning of such period the Company or any Restricted Subsidiary shall have made any Asset Sale or if the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Asset Sale, or both, EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the Property which is the subject of such Asset Sale for such period, or increased by an amount equal to the EBITDA (if negative) directly attributable thereto for such period, in either case as if such Asset Sale had occurred on the first day of such period and Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Debt of the Company or any Restricted Subsidiary repaid, repurchased, defeased or otherwise discharged with respect to the Company and its continuing Restricted Subsidiaries in connection with such Asset Sale, as if such Asset Sale had occurred on the first day of such period (or, if the Capital Stock of any Restricted Subsidiary is sold, by an amount equal to the Consolidated Interest Expense for such period directly attributable to the Debt of such Restricted Subsidiary to the extent to the Company and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale), (iv) if since the beginning of such period the Company or any Restricted Subsidiary (by merger or otherwise) shall have made an Investment in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property, including any acquisition of Property occurring in connection with a transaction causing a calculation to be made hereunder, which constitutes all or substantially all of an operating unit of a business, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto (including the Incurrence of any Debt) as if such Investment or acquisition occurred on the first day of such period, (v) if since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Company or any Restricted Subsidiary since the beginning of such period) shall have made any Asset Sale, Investment or acquisition of Property that would have required an adjustment pursuant to clause (iii) or (iv) above if made by the Company or a Restricted Subsidiary during such period, EBITDA and Consolidated Interest Expense for such period shall be calculated after giving pro forma effect thereto as if such Asset Sale, Investment or acquisition occurred on the first day of such period, and (vi) if since the beginning of such period the Company or any Restricted Subsidiary shall have permanently reduced or repaid the amount owing under the Credit Facility or shall have reduced or repaid Debt with a maturity in excess of one year Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such reduction or repayment as if such reduction or repayment had occurred on the first day of such period. For purposes of this definition, pro forma calculations shall be determined in good faith by a responsible financial or accounting Officer of the Company and as further contemplated by the definition of the term "pro forma."
If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the rate in effect on the date of determination had been the applicable rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months).

  "Consolidated Interest Expense" means, for any period, the total interest expense of the Company and its consolidated Restricted Subsidiaries, plus, to the extent not included in such total interest expense, and to the extent Incurred by the Company or its Restricted Subsidiaries, (a) interest expense attributable to capital leases, (b) amortization of debt discount and debt issuance cost, including commitment fees, other than with respect to Debt Incurred in connection with the Recapitalization, (c) capitalized interest, (d) non-cash interest expense (other than interest, if any, that is paid in kind on the Exchange Debentures, if issued), (e) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (f) net costs associated with Hedging Obligations (including amortization of fees), (g) Disqualified Dividends other than Disqualified Dividends paid with shares of Parity Stock or Junior Stock of the Company which is not Disqualified Stock, (h) preferred stock dividends in respect of all preferred stock of Restricted Subsidiaries held by Persons other than the Company or a Wholly Owned Subsidiary, (i) interest Incurred in connection with Investments in discontinued operations, (j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by the Company or any Restricted Subsidiary and (k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than the Company) in connection with Debt Incurred by such plan or trust.

  "Consolidated Net Income" means, for any period, the net income (loss) of the Company and its consolidated Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income (a) any net income (loss) of any Person (other than the Company) if such Person is not a Restricted Subsidiary,

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

except that (i) subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (c) below) and (ii) the Company's equity in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income, (b) for the purposes of the covenant described under "-Certain Covenants-Limitation on Restricted Payments" only, any net income (loss) of any Person acquired by the Company or any of its consolidated Subsidiaries in a pooling of interests transaction for any period prior to the date of such acquisition, (c) any net income (but not loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to consensual restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to the Company, except that subject to the exclusion contained in clause (d) below, the Company's equity in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to the Company or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), (d) any gain (or, for purposes of the covenants described under "-Certain Covenants-Limitation on Debt" and "-Merger, Consolidation and Sale of Property" only, loss) realized upon the sale or other disposition of any Property of the Company or any of its consolidated Subsidiaries (including pursuant to any Sale and Leaseback Transaction) which is not sold or otherwise disposed of in the ordinary course of business, provided, that any tax benefit or tax liability resulting therefrom shall be excluded from such Consolidated Net Income, (e) any extraordinary gain or loss, or any non-recurring cost or expense relating the Recapitalization provided, that any tax benefit or tax liability resulting therefrom shall be excluded from such Consolidated Net Income, (f) the cumulative effect of a change in accounting principles; and (g) any non-cash compensation expense realized as a result of the grant, vesting or exercise of performance shares, stock options or other stock awards to officers, directors and employees of the Company or any Restricted Subsidiary; and (h) bonuses paid to employees in connection with the Recapitalization up to $1.0 million in the aggregate. Notwithstanding the foregoing, for the purposes of the covenant described under "-Certain Covenants-Limitation on Restricted Payments" only, there shall be excluded from Consolidated Net Income any dividends, repayments of loans or advances or other transfers of assets from Unrestricted Subsidiaries to the Company or a Restricted Subsidiary to the extent such dividends, repayments or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(iv) thereof.

  "Credit Facility" means, with respect to the Company or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the New Credit Facility) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade letters of credit, in each case together with any amendments, supplements, modifications (including by any extension of the maturity thereof), refinancings or replacements thereof by a lender or syndicate of lenders in one or more successive transactions (including any such transaction that changes the amount available thereunder, replaces such agreement or document, or provides for other agents or lenders).

  "Currency Exchange Protection Agreement" means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option or other similar agreement or arrangement designed to protect such Person against fluctuations in currency exchange rates.

  "Debt" means, with respect to any Person on any date of determination (without duplication), (a) the principal of and premium (if any) in respect of (i) debt of such Person for money borrowed and (ii) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person; (c) all obligations of such Person issued or assumed as the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business); (d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than

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

obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (e) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Stock or, with respect to any Subsidiary of such Person, any preferred stock (but excluding, in each case, any accrued dividends); (f) all obligations of the type referred to in clauses (a) through
(e) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee; (g) all obligations of the type referred to in clauses (a) through
(f) of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such Property or the amount of the obligation so secured; and (h) to the extent not otherwise included in this definition, Hedging Obligations of such Person. The amount of Debt of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date; provided that the amount outstanding at any time of any Debt issued with original issue discount is the face amount of such Debt less the remaining unamortized portion of the original issue discount of such Debt at such time as determined in accordance with GAAP.

  "Disqualified Dividends" means, for any dividend with respect to Disqualified Stock, the quotient of the dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Disqualified Stock.

  "Disqualified Stock" means, with respect to any Person, Redeemable Stock of such Person (other than the Exchange Preferred Stock) as to which (i) the maturity, (ii) mandatory redemption or (iii) redemption, repurchase, conversion or exchange at the option of the holder thereof occurs, or may occur, on or prior to the first anniversary of the Stated Maturity of the Exchange Preferred Stock; provided, however, that Redeemable Stock of such Person that would not otherwise be characterized as Disqualified Stock under this definition shall not constitute Disqualified Stock (a) if such Redeemable Stock is convertible or exchangeable into Debt or Disqualified Stock solely at the option of the issuer thereof or (b) solely as a result of provisions thereof giving holders thereof the right to require such Person to repurchase or redeem such Redeemable Stock upon the occurrence of a "change of control" occurring prior to the first anniversary of the Stated Maturity of the Exchange Preferred Stock, if (x) such repurchase obligation may not be triggered in respect of such Redeemable Stock unless a corresponding obligation also arises with respect to the Exchange Preferred Stock and (y) no such repurchase or redemption is permitted to be consummated unless and until such Person shall have satisfied all repurchase or redemption obligations with respect to any required purchase offer made with respect to the Exchange Preferred Stock.

  "EBITDA" means, for any period, an amount equal to, for the Company and its consolidated Restricted Subsidiaries, (a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period: (i) the provision for taxes based on income or profits or utilized in computing net loss, (ii) Consolidated Interest Expense, (iii) depreciation, (iv) amortization expense and (v) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of or reserve for cash expenditures in any future period), minus (b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it will result in the receipt of cash payments in any future period). Notwithstanding the foregoing, the provision for taxes based on the income or profits of, and the depreciation and amortization of, a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would not be prohibited at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of any consensual restriction applicable to such Restricted Subsidiary.

  "Employee Notes" means promissory notes of employees of the Company or any of its Subsidiaries payable to the Company and received in connection with the substantially concurrent purchase of common stock of the Company by such employees.

  "Exchange Act" means the Securities Exchange Act of 1934.

  "Fair Market Value" means, with respect to any Property, the price which could be negotiated in an arm's-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction. Fair Market Value will be determined, except as otherwise provided, (a) if such Property has a Fair Market Value equal to or less than $2.5 million, by any Officer of the Company or (b) if such Property has a Fair Market Value in excess of $2.5 million, by a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction.

  "GAAP" means United States generally accepted accounting principles as in effect on the Issue Date, including those set forth (a) in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, (b) in the statements and pronouncements of the Financial Accounting Standards Board, (c) in such other statements by such other entity as approved by a significant segment of the accounting profession and (d) the rules and regulations of the Commission governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the Commission.

  "Guarantee" means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part); provided, however, that the term "Guarantee" shall not include endorsements for collection or deposit in the ordinary course of business. The term "Guarantee" used as a verb has a corresponding meaning. The term "Guarantor" shall mean any Person Guaranteeing any obligation.

  "Hedging Obligation" of any Person means any obligation of such Person pursuant to any Interest Rate Agreement, Currency Exchange Protection Agreement or any other similar agreement or arrangement.

  "Incur" means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and "Incurrence" and "Incurred" shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that solely for purposes of determining compliance with "-Certain Covenants-Limitation on Debt," amortization of debt discount shall not be deemed to be the Incurrence of Debt, provided that in the case of Debt sold at a discount, the amount of such Debt Incurred shall at all times be the aggregate principal amount at Stated Maturity.

  "Independent Appraiser" means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of the Company.

  "Initial Control Group" means Dennis C. Bearden (or his heirs or trusts for the benefit of his heirs), the members of the Board of Directors of the Company immediately following the consummation of the Recapitalization and Freeman Spogli & Co. Incorporated or any successor entity thereof controlled by the principals of Freeman Spogli & Co. LLC or any entity controlled by, or under common control with, Freeman Spogli & Co. LLC.

  "Interest Rate Agreement" means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect against fluctuations in interest rates.

  "Investment" by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under "-Certain Covenants-Limitation on Restricted Payments," "- Designation of Restricted and Unrestricted Subsidiaries" and the definition of "Restricted Payment" and "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of any Subsidiary of the Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Company shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary equal to an amount (if positive) equal to (a) the Company's "Investment" in such Subsidiary at the time of such redesignation less (b) the portion (proportionate to the Company's equity interest in such Subsidiary) of the Fair Market Value of the net assets of such Subsidiary at the time of such redesignation. In determining the amount of any Investment made by transfer of any Property other than cash, such property shall be valued at its Fair Market Value at the time of such Investment.

  "Issue Date" means the date on which the Exchange Preferred Stock is initially issued.

  "Lien" means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

  "Moody's" means Moody's Investors Service, Inc. or any successor to the rating agency business thereof.

  "Net Available Cash" from any Asset Sale or other transaction subject to the covenant described under "-Certain Covenants-Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries" means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such transaction or received in any other non-cash form), in each case net of (a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such transaction, (b) all payments made on any Debt which is secured by any Property subject to such transaction, in accordance with the terms of any Lien upon or other security agreement of any kind with respect to such Property, or which must by its terms, or in order to obtain a necessary consent to such transaction, or by applicable law, be repaid out of the proceeds from such transaction, (c) all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such transaction and (d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed in such transaction and retained by the Company or any Restricted Subsidiary after such transaction.

  "Officer" means the Chief Executive Officer, the President, the Chief Financial Officer or any Executive Vice President of the Company.

  "Officers' Certificate" means a certificate signed by two Officers of the Company, at least one of whom shall be the principal executive officer or principal financial officer of the Company, and delivered to the Transfer Agent.

  "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Transfer Agent. The counsel may be an employee of or counsel to the Company or the Trustee.

  "Permitted Holders" means the Continuing Stockholders, any member of the senior management of the Company or any of its Subsidiaries (or trusts for the benefit of his or her immediate family), the directors of the Company immediately following the consummation of the Recapitalization, and Freeman Spogli & Co. LLC or any successor entity thereof controlled by the principals of Freeman Spogli & Co. LLC or any entity controlled by, or under common control with, Freeman Spogli & Co. LLC.

  "Permitted Investment" means any Investment by the Company or a Restricted Subsidiary in (a) any Restricted Subsidiary or any Person that will, upon the making of such Investment, become a Restricted Subsidiary; provided that the primary business of such Restricted Subsidiary is a Related Business; (b) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all its Property to, the Company or a Restricted Subsidiary; provided that such Person's primary business is a Related Business; (c) Temporary Cash Investments; (d) receivables owing to the Company or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as the Company or such Restricted Subsidiary deems reasonable under the circumstances; (e) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (f) (i) loans and advances to employees made in the ordinary course of business consistent with past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million at any one time outstanding and (ii) loans and advances to, or the receipt of Employee Notes from, employees of the Company or any of its Subsidiaries made or received in connection with the substantially concurrent purchase of common stock of the Company by such employees; provided that the aggregate principal amount of such loans, advances and notes payable shall not exceed $1.0 million at any one time outstanding; (g) stock, obligations or other securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary or in satisfaction of judgments; (h) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with a disposition of assets; and (i) Investments in Persons engaged in a Related Business not to exceed $20.0 million at any one time outstanding (it being agreed that an Investment shall cease to be outstanding to the extent of dividends, repayments of loans or advances or other transfers of Property received by the Company or any Restricted Subsidiary from such Persons, provided that such amounts do not increase the amount of Restricted Payments which the Company and the Restricted Subsidiaries may make pursuant to clause (c)(iv)(A) of the covenant described under "Certain Covenants-Limitation on Restricted Payments").

  "Permitted Refinancing Debt" means any Debt that Refinances any other Debt, including any successive Refinancings, so long as (a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of (i) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced and (ii) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing, (b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced and (c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; provided, however, that Permitted Refinancing Debt shall not include
(x) Debt of a Subsidiary that Refinances Debt of the Company or (y) Debt of the Company or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

  "Person" means any individual, corporation, company (including any limited liability company), partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

  "preferred stock" means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

  "pro forma" means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Company, as the case may be.

  "Property" means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person.

  "Public Equity Offering" means an underwritten public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act.

  "Purchase Money Debt" means Debt (a) consisting of the deferred purchase price of property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt does not exceed the anticipated useful life of the asset being financed, or (b) Incurred to finance the acquisition or construction by the Company or a Restricted Subsidiary of such asset, including remodeling thereof and additions and improvements thereto; provided, however, that such Debt is Incurred within 180 days after such acquisition of such asset by the Company or a Restricted Subsidiary or completion of such construction, remodeling, addition or improvement, as the case may be.

  "Redeemable Stock" means, with respect to any Person, any Capital Stock (other than the Exchange Preferred Stock) that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise (a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise, (b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or (c) is convertible or exchangeable, in either case at the option of the holder thereof, for Debt or Disqualified Stock.

  "Refinance" means, in respect of any Debt, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Debt, in exchange or replacement for, such Debt. "Refinanced" and "Refinancing" shall have correlative meanings.

  "Related Business" means any business that is related, ancillary or complementary to the businesses of the Company and the Restricted Subsidiaries on the Issue Date.

  "Restricted Payment" means (a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Parity Stock or Junior Stock of the Company or any Capital Stock of any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into the Company or any Restricted Subsidiary), except for any dividend or distribution which is made solely to the Company or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by the Company or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Junior Stock (other than Disqualified Stock) of the Company;
(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Parity Stock or Junior Stock of the Company or any Capital Stock of any Affiliate of the Company (other than from the Company or a Restricted Subsidiary) or any securities exchangeable for or convertible into any such Parity Stock, Junior Stock or Capital Stock, including the exercise of any option to exchange any such Parity Stock, Junior Stock or Capital Stock (other than for or into Capital Stock that is not Disqualified Stock); or (c) any Investment (other than Permitted Investments) in any Person. For purposes of the Exchange Debentures and Exchange Indenture, the definition of "Restricted Payment" shall include (a) through (c) above and (d) the purchase, repurchase redemption, acquisition or retirement for value, prior to any scheduled maturity, scheduled sinking fund or mandatory redemption payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition.)

  "Restricted Subsidiary" means (a) any Subsidiary of the Company unless such Subsidiary shall have been designated an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries" and (b) an Unrestricted Subsidiary which is redesignated as a Restricted Subsidiary as permitted pursuant to the covenant described under "-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries."

  "S&P" means Standard & Poor's Ratings Service or any successor to the rating agency business thereof.

  "Sale and Leaseback Transaction" means any arrangement relating to Property now owned or hereafter acquired whereby the Company or a Restricted Subsidiary transfers such Property to another Person and the Company or a Restricted Subsidiary leases it from such Person.

  "Securities Act" means the Securities Act of 1933.

  "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the issuer unless such contingency has occurred).

  "Subsidiary" means, in respect of any Person, any corporation, company, association, partnership, joint venture or other business entity of which more than 50% of the total voting power of shares of Capital Stock or other interests (including partnership interests) entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled directly or indirectly, by (a) such Person, (b) such Person and one or more Subsidiaries of such Person or (c) one or more Subsidiaries of such Person.

  "Temporary Cash Investments" means any of the following: (a) Investments in U.S. Government Obligations; (b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 90 days of the date of acquisition thereof issued by a bank or trust company which is organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500.0 million and whose long-term debt is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities
Act)); (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with a bank meeting the qualifications described in clause (b) above; (d) Investments in commercial paper, maturing not more than 90 days after the date of acquisition, issued by a corporation (other than an Affiliate of The Company) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of "P-1" (or higher) according to Moody's or "A-1" (or higher) according to S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)); (e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer's option, provided that (i) the long-term debt of such state is rated "A-3" or "A-" or higher according to Moody's or S&P (or such similar equivalent rating by at least one "nationally recognized statistical rating organization" (as defined in Rule 436 under the Securities Act)) and (ii) such obligations mature within 180 days of the date of acquisition thereof; and (f) investments in money market funds which invest substantially all their assets in securities of the types described in clauses (a) through (e) above.

  "Unrestricted Subsidiary" means (a) any Subsidiary of the Company in existence on the Issue Date that is not a Restricted Subsidiary; (b) any Subsidiary of an Unrestricted Subsidiary; and (c) any Subsidiary of the Company that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under "-Certain Covenants-Designation of Restricted and Unrestricted Subsidiaries" and not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto.

  "U.S. Government Obligations" means direct obligations (or certificates representing an ownership interest in such obligations) of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of the United States of America is pledged and which are not callable or redeemable at the issuer's option.

  "Voting Stock" of a corporation means all classes of Capital Stock of such corporation then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

  "Wholly Owned Subsidiary" means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors' qualifying shares) is at such time owned, directly or indirectly, by the Company and its other Wholly Owned Subsidiaries.

                    DESCRIPTION OF THE EXCHANGE DEBENTURES

  The Exchange Debentures, if issued, will be issued under an indenture (the "Exchange Indenture"), between the Company and a financial institution with a combined capital and surplus of at least $100.0 million, as Trustee (the "Trustee"). The following is a summary of certain provisions of the Exchange Indenture and the Exchange Debentures. A copy of the form of the Exchange Indenture and the form of the Exchange Debentures are available upon request to the Company at the Company's address set forth under "Available Information." The following summary of certain provisions of the Exchange Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Exchange Indenture, including those terms made a part thereof by the Trust Indenture Act of 1939, as amended. For purposes of this Section, references to "the Company" shall mean Century Maintenance Supply, Inc. excluding its subsidiaries. Certain other capitalized terms used but not defined in the following summary are set forth under "-Description of the Exchange Preferred Stock-Certain Definitions." Other capitalized terms used but not defined herein and not otherwise defined under "-Description of the Exchange Preferred Stock-Certain Definitions" are defined in the Exchange Indenture. The terms of the New Credit Facility limit the Company's ability to issue the Exchange Debentures. See "Description of New Credit Facility."

  The Exchange Debentures will mature on July 1, 2010 and will be limited in aggregate principal amount to the liquidation preference of the Preferred Stock, plus without duplication, accumulated and unpaid dividends on the Exchange Date of the Preferred Stock for Exchange Debentures (plus any additional Exchange Debentures issued in lieu of cash interest as described herein). Future indebtedness of the Company may prohibit the Company from making payments on the Exchange Debentures at maturity. The Exchange Debentures will be issued only in fully registered form, without coupons, in denominations of $1,000 and any integral multiple of $1,000 other than as described in "Description of the Exchange Preferred Stock-Exchange for Exchange Debentures" or with respect to additional Exchange Debentures issued in lieu of cash interest as described herein.

  The Exchange Debentures will bear interest at the rate of 13 1/4% per annum from the most recent date on which interest has been paid or, if no interest has been paid from the Exchange Date, payable semiannually in cash (or, on or prior to July 1, 2003, in additional Exchange Debentures, at the option of Company) in arrears on each January 1 and July 1, beginning on the first such date after the Exchange Date, to the Persons who are registered holders of the Exchange Debentures at the close of business on the preceding December 15 or June 15 as the case may be. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

  Principal of, and premium, if any, and interest on, the Exchange Debentures will be payable and the Exchange Debentures will be exchangeable and transferable, at an office or agency of the Company, one of which will be maintained for such purpose in The City of New York (which initially will be the corporate trust office of the Trustee); provided, however, that payment of interest may be made at the option of the Company by check mailed to the Person entitled thereto as shown on the Security Register. No service charge will be made for any registration of transfer or exchange of Exchange Debentures, except for any tax or other governmental charge that may be imposed in connection therewith.

OPTIONAL REDEMPTION

  Except as set forth below, the Exchange Debentures will not be redeemable at the option of Company prior to July 1, 2003. Thereafter, the Exchange Debentures will be redeemable, at the Company's option, in whole or in part, at any time or from time to time, upon not less than 30 nor more than 60 days' prior notice mailed by first-class mail to each holder's registered address, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date), if redeemed during the 12-month period commencing on July 1 of the years set forth below:

                                                     Redemption
                           Period                       Price
               --------------------------------    --------------
               2003............................       106.625%
               2004............................       105.300%
               2005............................       103.975%
               2006............................       102.650%
               2007............................       101.325%
               2008 and thereafter.............       100.000%

  In addition, at any time prior to January 1, 2001, the Company may redeem at its option (i) up to 50% or (ii) all but not less than all of the outstanding Exchange Debentures with the net proceeds of any Public Equity Offering by the Company at a redemption price (expressed as a percentage of principal amount) of 113 1/4% plus accrued interest to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). Any such redemption shall be made for a period of 90 days following consummation of such Public Equity Offering upon not less than 30 nor more than 60 days' notice.

SUBORDINATION

  The Exchange Debentures will be subordinated, unsecured obligations of the Company. The payment of the principal of, and premium, if any, and interest on, the Exchange Debentures will be subordinated in right of payment to the payment when due of all Senior Debt (including senior subordinated indebtedness) of the Company. The Exchange Debentures will rank pari passu in right of payment with any future Subordinated Debt of the Company.

  As of September 30, 1998, after completion of the Recapitalization, the Company had approximately $100.5 million of Senior Debt (consisting of $99.9 million of principal owing under the New Credit Facility and $0.6 million of accrued but unpaid interest thereon) and other liabilities of $0.6 million. The Company also had $25.0 million of undrawn commitments available under the New Credit Facility, which if drawn would constitute Senior Debt. The Company did not have any outstanding Subordinated Debt.

  The Exchange Debentures will be effectively subordinated to creditors (including trade creditors) and preferred stockholders, if any, of Subsidiaries of the Company. Since a substantial portion of the operations of the Company are conducted through Subsidiaries, the Company's ability to service its debt, including the Exchange Debentures, is partially dependent upon the earnings of any such Subsidiaries and the distribution of those earnings to, or upon loans or other payments of funds by those Subsidiaries to, the Company. The payment of dividends and the making of loans and advances to the Company by such Subsidiaries are subject to statutory restrictions.

  The Company may not pay principal of, or premium, if any, or interest on, the Exchange Debentures, or make any deposit pursuant to the provisions described under "-Events of Default-Defeasance," and may not repurchase, redeem or otherwise retire any Exchange Debentures (collectively, "pay the Exchange Debentures"), if (a) any principal, premium or interest in respect of any Senior Debt is not paid within any applicable grace period (including at maturity) or
(b) any other default on Senior Debt occurs and the maturity of such Senior Debt is accelerated in accordance with its terms unless, in either case, (i) the default has been cured or waived and any such acceleration has been rescinded or
(ii) such Senior Debt has been paid in full in cash; provided, however, that the Company may pay the Exchange Debentures without regard to the foregoing if the Company and the Trustee receive written notice approving such payment from the Representative of each issue of Designated Senior Debt. During the continuance of any default (other than a default described in clause (a) or (b) of the preceding sentence) with respect to any Designated Senior Debt pursuant to which the maturity thereof may be accelerated immediately without further notice (except notice required to effect the acceleration) or the expiration of any applicable grace period, the Company may not pay the Exchange Debentures for a period (a "Payment Blockage Period") commencing upon the receipt by the Company and the Trustee of written notice of such default from the

Representative of the holders of such Designated Senior Debt specifying an election to effect a Payment Blockage Period (a "Payment Blockage Notice") and ending 179 days thereafter (unless such Payment Blockage Period is earlier terminated (a) by written notice to the Trustee and the Company from the Representative which gave such Payment Blockage Notice, (b) because such default is no longer continuing or (c) because such Designated Senior Debt has been repaid in full in cash). Unless the holders of such Designated Senior Debt or the Representative of such holders have accelerated the maturity of such Designated Senior Debt and not rescinded such acceleration, the Company may (unless otherwise prohibited as described in the first sentence of this paragraph) resume payments on the Exchange Debentures after the end of such Payment Blockage Period. Not more than one Payment Blockage Notice with respect to all issues of Designated Senior Debt may be given in any consecutive 360-day period, irrespective of the number of defaults with respect to one or more issues of Designated Senior Debt during such period.

  Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its Property, the holders of Senior Debt will be entitled to receive payment in full in cash before the holders of the Exchange Debentures are entitled to receive any payment of principal of or interest on the Exchange Debentures, except that holders of Exchange Debentures may receive and retain shares of stock and any debt securities that are subordinated to Senior Debt to at least the same extent as the Exchange Debentures. Until the Senior Debt is paid in full in cash, any distribution to which holders of the Exchange Debentures would be entitled will be made to holders of the Senior Debt. If a payment or distribution is made to holders of Exchange Debentures that, due to the subordination provisions, should not have been made to them, such holders are required to hold it in trust for the holders of Senior Debt and pay it over to them as their interests may appear.

  If payment of the Exchange Debentures is accelerated when any Designated Senior Debt is outstanding, the Company may not pay the Exchange Debentures until three business days after the Representatives of all issues of Designated Senior Debt receive notice of such acceleration.

  By reason of the subordination provisions contained in the Exchange Indenture, in the event of bankruptcy or similar proceedings relating to the Company, holders of Senior Debt and other creditors (including trade creditors) of the Company may recover more ratably, even if the Exchange Debentures are pari passu with their claims, than the holders of the Exchange Debentures. In such event, there may be insufficient assets or no assets remaining to pay the principal of or interest on the Exchange Debentures.

  Payment from the money or the proceeds of U.S. Government Obligations held in any defeasance trust pursuant to the provisions described under "-Events of Default-Defeasance" will not be subject to the subordination provisions described above.

  See "Risk Factors-Subordination," "-Fraudulent Conveyance Considerations," "-Substantial Leverage; Stockholders' Deficit" and "Description of New Credit Facility."

  The terms of the subordination provisions described above will not apply to payments from money or the proceeds of U.S. Government Obligations held in trust by the Trustee for the payment of principal of and interest on the Exchange Debentures pursuant to the provisions described under "-Events of Default-Defeasance."

  For the purposes of this section regarding Subordination, the following definitions apply:

  "Designated Senior Debt" means any Senior Debt which has, at the time of determination, an aggregate principal amount outstanding of at least $10.0 million (including the amount of all undrawn commitments and matured and contingent reimbursement obligations pursuant to letters of credit thereunder) that is specifically designated in the instrument evidencing such Senior Debt and is designated in a notice delivered by the Company to the holders or a Representative of the holders of such Senior Debt and in an Officers' Certificate delivered to the Trustee as "Designated Senior Debt" of the Company for purposes of the Exchange Indenture; provided that the Credit Facility shall be deemed to be Designated Senior Debt under the Exchange Indenture.

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

  "Senior Debt" of the Company means (a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company to the extent post-filing interest is allowed in such proceeding) in respect of (i) Debt of the Company for borrowed money, including Debt under the Credit Facility, and (ii) Debt of the Company evidenced by notes, debentures, bonds or other similar instruments permitted under the Exchange Indenture for the payment of which the Company is responsible or liable; (b) all Capital Lease Obligations of the Company; (c) all obligations of the Company (i) for the reimbursement of any obligor on any letter of credit, bankers' acceptance or similar credit transaction, (ii) under Hedging Obligations or (iii) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Company and all obligations under any title retention agreement permitted under the Exchange Indenture; and
(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Company is responsible or liable as Guarantor; provided, however, that Senior Debt shall not include (A) Debt of the Company that is by its terms subordinate or pari passu in right of payment to the Exchange Debentures, including any Subordinated Debt and Subordinated Obligations; (B) any Debt Incurred in violation of the provisions of the Exchange Indenture; (C) accounts payable or any other obligations of the Company to trade creditors created or assumed by the Company in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities); (D) any liability for Federal, state, local or other taxes owed or owing by the Company;
(E) any obligation of the Company to any Subsidiary; or (F) any obligations with respect to any Capital Stock.

BOOK-ENTRY SYSTEM

  The Exchange Debentures may be issued in the form of one or more global securities (collectively, a "Global Security"). A Global Security will be deposited with, or on behalf of, the DTC and registered in the name of the DTC or its nominee. Except as set forth below, a Global Security may be transferred, in whole and not in part, only to the DTC or another nominee of the DTC. Investors may hold their beneficial interests in a Global Security directly through the DTC if they have an account with the DTC or indirectly through organizations which have accounts with the DTC.

  Depository Procedures

  Upon the issuance of a Global Security, DTC or its nominee will credit the accounts of Persons holding through it with the respective principal amounts of the Exchange Debentures represented by such Global Security purchased by such Persons. Such accounts shall be designated by the Initial Purchaser of such Exchange Debentures. Ownership of beneficial interests in a Global Security will be limited to Persons that have accounts with DTC ("participants") or Persons that may hold interests through participants. Any Person acquiring an interest in a Global Security through an offshore transaction in reliance on Regulation S of the Securities Act may hold such interest through Cedel or Euroclear. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC (with respect to participants' interests) and such participants (with respect to the owners of beneficial interests in such Global Security other than participants). The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

  Payment of principal of and interest on Exchange Debentures represented by a Global Security will be made to DTC or its nominee, as the case may be, as the sole registered owner and the sole holder of the Exchange Debentures represented thereby for all purposes under the Exchange Indenture. The Company has been advised by DTC that upon receipt of any payment of principal of or interest on any Global Security, DTC will immediately credit, on its book-entry registration and transfer system, the accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or face amount of such Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices as is now the case with securities held for customer accounts registered in "street name" and will be the sole responsibility of such participants.

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

  A Global Security may not be transferred except as a whole by DTC or a nominee of DTC to a nominee of DTC or to DTC. A Global Security is exchangeable for certificated Exchange Debentures only if (a) DTC notifies the Company that it is unwilling or unable to continue as a depositary for such Global Security or if at any time DTC ceases to be a clearing agency registered under the Exchange Act, (b) the Company in its discretion at any time determines not to have all the Exchange Debentures represented by such Global Security or (c) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Debentures represented by such Global Security. Any Global Security that is exchangeable for certificated Exchange Debentures pursuant to the preceding sentence will be exchanged for certificated Exchange Debentures in authorized denominations and registered in such names as DTC or any successor depositary holding such Global Security may direct. Subject to the foregoing, a Global Security is not exchangeable, except for a Global Security of like denomination to be registered in the name of DTC or any successor depositary or its nominee. In the event that a Global Security becomes exchangeable for certificated Exchange Debentures, (a) certificated Exchange Debentures will be issued only in fully registered form in denominations of $1,000 or integral multiples thereof, (b) payment of principal of, and premium, if any, and interest on, the certificated Exchange Debentures will be payable, and the transfer of the certificated Exchange Debentures will be registerable, at the office or agency of the Company maintained for such purposes and (c) no service charge will be made for any registration of transfer or exchange of the certificated Exchange Debentures, although the Company may require payment of a sum sufficient to cover any tax or governmental charge imposed in connection therewith.

  So long as DTC or any successor depositary for a Global Security, or any nominee, is the registered owner of such Global Security, DTC or such successor depositary or nominee, as the case may be, will be considered the sole owner or holder of the Exchange Debentures represented by such Global Security for all purposes under the Exchange Indenture and the Exchange Debentures. Except as set forth above, owners of beneficial interests in a Global Security will not be entitled to have the Exchange Debentures represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of certificated Exchange Debentures in definitive form and will not be considered to be the owners or holders of any Exchange Debentures under such Global Security. Accordingly, each Person owning a beneficial interest in a Global Security must rely on the procedures of DTC or any successor depositary, and, if such Person is not a participant, on the procedures of the participant through which such Person owns its interest, to exercise any rights of a holder under the Exchange Indenture. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest in a Global Security desires to give or take any action which a holder is entitled to give or take under the Exchange Indenture, DTC or any successor depositary would authorize the participants holding the relevant beneficial interest to give or take such action and such participants would authorize beneficial owners owning through such participants to give or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

  DTC has advised the Company that DTC is a limited-purpose trust company organized under the Banking Law of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered under the Exchange Act. DTC was created to hold the securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC's participants include securities brokers and dealers (which may include the Initial Purchaser), banks, trust companies, clearing corporations and certain other organizations some of whom (or their representatives) own DTC. Access to DTC's book-entry system is also available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

  Although DTC has agreed to the foregoing procedures in order to facilitate transfers of interests in Global Securities among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. None of the Company, the Trustee or the Initial Purchaser will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

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

REPURCHASE AT THE OPTION OF THE HOLDERS UPON A CHANGE OF CONTROL

  Upon the occurrence of a Change of Control, each holder of Exchange Debentures shall have the right to require the Company to repurchase all or any part of such holder's Exchange Debentures pursuant to the offer described below (the "Change of Control Offer") at a purchase price (the "Change of Control Purchase Price") equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The Trustee does not have the authority under the Exchange Indenture to waive the covenant relating to the holder's right to require redemption of the Exchange Debentures upon the occurrence of a Change of Control.

  Within 30 days following any Change of Control, the Company shall (a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States and (b) send, by first-class mail, with a copy to the Trustee, to each holder of Exchange Debentures, at such holder's address appearing in the Security Register, a notice stating: (i) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled "Repurchase at the Option of Holders Upon a Change of Control" and that all Exchange Debentures timely tendered will be accepted for payment; (ii) the Change of Control Purchase Price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed; (iii) the circumstances and relevant facts regarding the Change of Control (including information with respect to pro forma historical income, cash flow and capitalization after giving effect to the Change of Control); and (iv) the procedures that holders of Exchange Debentures must follow in order to tender their Exchange Debentures (or portions thereof) for payment, and the procedures that holders of Exchange Debentures must follow in order to withdraw an election to tender Exchange Debentures (or portions thereof) for payment.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Debentures pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue of such compliance.

  The Change of Control repurchase feature is a result of negotiations between the Company and the Initial Purchaser. Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that the Company would decide to do so in the future. Subject to certain covenants described below, the Company could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Exchange Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect the Company's capital structure or credit ratings.

  The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of "all or substantially all" the Company's assets. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Debentures to require the Company to repurchase such Exchange Debentures as a result of a sale, transfer, assignment, lease, conveyance or other disposition of less than all the assets of the Company may be uncertain.

  The Credit Facility prohibits the repurchase by the Company of any Exchange Debentures. In addition, the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the Credit Facility. Other future debt of the Company may require repayment upon a Change of Control and may prohibit the Company from repurchasing Exchange Debentures. Moreover, the exercise by holders of Exchange Debentures of their right to require the Company to repurchase such Exchange Debentures could cause a default under existing or future debt of the Company, even if the Change of Control itself does not. Finally, the Company's ability to pay cash to holders of Exchange Debentures upon a repurchase may be limited by the Company's then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases. The Company's failure to purchase Exchange Debentures in connection with a Change of Control would result in a default under the Exchange Indenture which would, in turn, constitute a default under existing (and may constitute a default under future) debt of the Company. If such debt constitutes Designated Senior Debt, the subordination provisions in the Exchange Indenture would likely restrict payment to holders of Exchange Debentures. The provisions under the Exchange Indenture relative to the Company's obligation to make an offer to repurchase the Exchange Debentures as a result of a Change of Control may be waived or modified (at any time prior to the occurrence of such Change of Control) with the written consent of the holders of a majority in principal amount of the Exchange Debentures.

CERTAIN COVENANTS

  The Exchange Indenture contains covenants including, among others, the following:

  Limitation on Debt. The Company shall not, and shall not permit any Restricted Subsidiary to, Incur, directly or indirectly, any Debt unless, after giving pro forma effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either (a) after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00 or (b) such Debt is Permitted Debt.

  The term "Permitted Debt" is defined to include the following:

     (a) Debt evidenced by the Exchange Debentures;

     (b)(i) Debt under the Credit Facility; provided that the aggregate principal amount of all such Debt under the Credit Facility comprised of (A) term loans at any one time outstanding shall not exceed $100.0 million minus all principal amounts repaid in respect of such term loans and (B) revolving credit loans and obligations at any one time outstanding shall not exceed the greater of (x) $25.0 million or (y) the sum of the amounts equal to (1) 60% of the net book value of the inventory of the Company and the Restricted Subsidiaries and (2) 85% of the net book value of the accounts receivable of the Company and the Restricted Subsidiaries, in each case as of the most recent fiscal quarter ending at least 45 days prior to the date of determination and (ii) Guarantees of Debt under the New Credit Facility;

    (c) Debt in respect of Capital Lease Obligations and Purchase Money Debt; provided that (i) the aggregate principal amount of such Debt does not exceed the Fair Market Value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased (including costs of installation, taxes and delivery charges with respect to such acquisition, construction or lease) and
  (ii) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred in respect of Debt previously Incurred pursuant to this clause (c) and then outstanding) does not exceed $10.0 million;

    (d) Debt of the Company owing to and held by any Wholly Owned Subsidiary and Debt of a Wholly Owned Subsidiary owing to and held by the Company or any Wholly Owned Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any subsequent transfer of any such Debt (except to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt by the issuer thereof;

    (e) Debt of a Wholly Owned Subsidiary Incurred and outstanding on or prior to the date on which such Wholly Owned Subsidiary was acquired by the Company or otherwise became a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Wholly Owned Subsidiary became a Subsidiary of the Company or was otherwise acquired by the Company); provided that at the time such Wholly Owned Subsidiary was acquired by the Company or otherwise became a Restricted

  Subsidiary and after giving pro forma effect to the Incurrence of such Debt, the Company would have been able to Incur $1.00 of additional Debt pursuant to clause (a) in the first paragraph of this covenant;

     (f) Debt under Interest Rate Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting interest rate risk in the ordinary course of the financial management of the Company or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

     (g) Debt under Currency Exchange Protection Agreements entered into by the Company or a Restricted Subsidiary for the purpose of limiting currency exchange rate risks directly related to transactions entered into by the Company or such Restricted Subsidiary in the ordinary course of business and not for speculative purposes;

     (h) Debt in connection with one or more standby letters of credit or performance bonds issued for the account of the Company or any Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances;

     (i) Debt outstanding on the Issue Date not otherwise described in clauses
  (a) through (h) above;

     (j) Debt not otherwise described in clauses (a) through (i) above in an aggregate principal amount outstanding at any one time not to exceed $15.0 million; and

     (k) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (a) of the first paragraph of this covenant and clauses
  (a), (c), (e) and (i) above, subject, in the case of clause (c) above, to the limitations set forth in the proviso thereto.

  Notwithstanding the immediately foregoing two paragraphs, (a) the Company shall not, and shall not permit any Restricted Subsidiary to, Incur any Debt pursuant to such paragraphs if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Obligations unless such Debt shall be subordinated to the Exchange Debentures to at least the same extent as such Subordinated Obligations.

  Limitation on Restricted Payments. The Company shall not make, and shall not permit any Restricted Subsidiary to make, directly or indirectly, any Restricted Payment if at the time of, and after giving pro forma effect to, such proposed Restricted Payment,

     (a) a Default or Event of Default shall have occurred and be continuing,

     (b) the Company could not Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "- Limitation on Debt" or

     (c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made other than in cash, to be based upon Fair Market Value) would exceed an amount equal to the sum of:

         (i) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter ending at least 45 days prior to the date of such Restricted Payment (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit),

         (ii) Capital Stock Sale Proceeds,

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

         (iii) the amount by which Debt of the Company Incurred after the Issue Date is reduced on the Company's balance sheet upon the conversion or exchange (other than by the Company or a Subsidiary of the Company) subsequent to the Issue Date of any Debt (other than Subordinated Obligations) of the Company for Capital Stock (other than Disqualified Stock) of the Company (less the amount of any cash or other Property distributed by the Company or any Restricted Subsidiary upon such conversion or exchange), and

         (iv) an amount equal to the sum of (A) the net reduction in Investments in any Person other than the Company or a Restricted Subsidiary resulting from dividends, repayments of loans or advances or other transfers of Property, in each case to the Company or any Restricted Subsidiary from such Person, to the extent such dividends, repayments or transfers do not increase the amount of Permitted Investments permitted to be made pursuant to clause
   (i) of the definition thereof and (B) the portion (proportionate to the Company's equity interest in such Unrestricted Subsidiary) of the Fair Market Value of the net assets of an Unrestricted Subsidiary at the time such Unrestricted Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by the Company or any Restricted Subsidiary in such Person, and

         (v) $5.0 million.

   Notwithstanding the foregoing limitation, the Company may:

     (a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on said declaration date, such dividends could have been paid in compliance with the Exchange Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

     (b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of the Company or Subordinated Obligations in exchange for, or in an amount not in excess of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of the Company or an employee stock ownership plan or trust established by the Company or any of its Subsidiaries for the benefit of their employees); provided, however, that (i) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and (ii) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(ii) above;

     (c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Obligations in exchange for, or in an amount not in excess of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

     (d) purchase, repurchase, redeem, legally defease, acquire or retire for value shares of, or options to purchase shares of, common stock of the Company, from employees or former employees of the Company or its Subsidiaries (or their estates or beneficiaries thereof) upon death, disability, retirement or termination pursuant to the terms of the agreements (including employment agreements) or plans (or amendments thereto) approved by the Board of Directors, under which such individuals purchase or sell, or are granted the option to purchase or sell, shares of such common stock, provided, however, that (i) the aggregate amount of such purchases, repurchases, redemptions, defeasances, acquisitions or retirements shall not exceed $2.5 million in any year or $5.0 million during the term of the Exchange Debentures, except that (x) such amounts shall be increased by the aggregate net amount of cash received by the Company after the Issue Date from the sale of such shares to, or the exercise of options to purchase such shares by, employees of the Company or its Subsidiaries and (y) the Company may forgive or return Employee Notes without regard to the limitation set forth in clause (d)(i) above and such forgiveness or return shall not be treated as a Restricted Payment for purposes of determining compliance with such clause (d)(i) and (ii) such purchases, repurchases, defeasances, acquisitions or retirements (but not forgiveness or return of Employee Notes) shall be included in the calculation of the amount of Restricted Payments; and

     (e) purchase or redeem Subordinated Obligations pursuant to asset sale or change of control provisions contained in the governing instrument relating thereto; provided, however, that (i) no offer or purchase obligation may be triggered in respect of any such Subordinated Obligation unless a corresponding obligation also arises with respect to the Exchange Debentures and (ii) in any event, no repurchase or redemption of any such Subordinated Obligation may be consummated unless and until the Company shall have satisfied all repurchase obligations with respect to any required purchase offer made with respect to the Exchange Debentures; provided, however, that such purchases or redemptions shall be included in the calculation of the amount of Restricted Payments.

   Limitation on Liens. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of its Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless (i) if such Lien secures Subordinated Debt, the Exchange Debentures are secured on an equal and ratable basis with such Debt and (ii) if such Lien secures Subordinated Obligations, such Lien shall be subordinated to a Lien securing the Exchange Debentures in the same Property as that securing such Lien to the same extent as such Subordinated Obligations are subordinated to the Exchange Debentures.

   Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries. The Company shall not (a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of a Restricted Subsidiary or (b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than (i) directors' qualifying shares, (ii) to the Company or a Wholly Owned Subsidiary or (iii) a disposition of 100% of the shares of Capital Stock of a Restricted Subsidiary that complies with the covenant described under "-Limitation on Asset Sales."

   Limitation on Asset Sales.   The Company shall not, and shall not permit any
Restricted Subsidiary to, directly or indirectly, consummate any Asset Sale unless (a) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the Fair Market Value of the Property subject to such Asset Sale; (b) at least 75% of the consideration received by the Company or such Restricted Subsidiary in connection with such Asset Sale is in the form of cash, cash equivalents or Additional Assets or the assumption by the purchaser of liabilities of the Company or any Restricted Subsidiary (other than liabilities that are by their terms subordinated to the Exchange Debentures) as a result of which the Company and the Restricted Subsidiaries are no longer obligated with respect to such liabilities; and (c) the Company delivers an Officers' Certificate to the Trustee certifying that such Asset Sale complies with the foregoing clauses (a) and (b).

   The Net Available Cash (or any portion thereof) from Asset Sales may be applied by the Company or a Restricted Subsidiary, to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Debt): (a) to prepay, repay, legally defease or purchase Senior Debt of the Company or any Restricted Subsidiary (excluding, in any such case, Disqualified Stock and Debt owed to the Company or an Affiliate of the Company); or (b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); provided, however, that in connection with any prepayment, repayment, legal defeasance or purchase of Debt pursuant to clause
(a) above, the Company or such Restricted Subsidiary shall retire such Debt and shall cause the related loan commitment (if any) to be permanently reduced by an amount equal to the principal amount so prepaid, repaid, legally defeased or purchased.

   Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within twelve months from the date of the receipt of such Net Available Cash shall constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million (taking into account income earned on such Excess Proceeds, if any), the Company will be required to make an offer to purchase (the "Prepayment Offer") the

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

Exchange Debentures which offer shall be in the amount of the Excess Proceeds, on a pro rata basis according to principal amount, at a purchase price equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon, if any, to the purchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Exchange Indenture. To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all holders of Exchange Debentures have been given the opportunity to tender their Exchange Debentures for purchase in accordance with the Exchange Indenture, the Company or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Exchange Indenture and the amount of Excess Proceeds will be reset to zero.

  Within five business days after the Company is obligated to make a Prepayment Offer as described in the preceding paragraph, the Company shall send a written notice, by first-class mail, to the holders of Exchange Debentures, accompanied by such information regarding the Company and its Subsidiaries as the Company in good faith believes will enable such holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the purchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

  The Company will comply, to the extent applicable, with the requirements of
Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Exchange Debentures pursuant to the covenant described hereunder. To the extent that the provisions of any securities laws or regulations conflict with provisions of the covenant described hereunder, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the covenant described hereunder by virtue thereof.

  Limitation on Restrictions on Distributions from Restricted Subsidiaries. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any Restricted Subsidiary to (a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to the Company or any other Restricted Subsidiary (except, with respect to restrictions on dividends of non-cash Property, as permitted pursuant to clause (ii) of the next sentence), (b) make any loans or advances to the Company or any other Restricted Subsidiary or (c) transfer any of its Property to the Company or any other Restricted Subsidiary. The foregoing limitations will not apply (i) with respect to clauses (a), (b) and (c), to restrictions (A) in effect on the Issue Date, (B) pursuant to the New Credit Facility, (C) relating to Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by the Company or (D) which result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (i)(A) or (B) above or in clause (ii)(A) or (B) below, provided such restriction is no less favorable to the holders of Exchange Debentures than those under the agreement evidencing the Debt so Refinanced, and
(ii) with respect to clause (c) only, to restrictions (A) relating to Debt that is permitted to be Incurred and secured without also securing the Exchange Debentures equal and ratable treatment pursuant to the covenants described under "-Limitation on Debt" and "-Limitation on Liens" that limit the right of the debtor to dispose of the Property securing such Debt, (B) encumbering Property at the time such Property was acquired by the Company or any Restricted Subsidiary, so long as such restriction relates solely to the Property so acquired and was not created in connection with or in anticipation of such acquisition, (C) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder or (D) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale.

  Limitation on Transactions with Affiliates. The Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of the Company (an "Affiliate Transaction"), unless (a) the terms of such Affiliate Transaction are (i) set forth in writing,
(ii) in the interest of the Company or such Restricted Subsidiary, as the case may be, and (iii) no less favorable to the Company or such

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

Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm's-length transaction with a Person that is not an Affiliate of the Company, (b) if such Affiliate Transaction involves aggregate payments or value in excess of $2.5 million, the Board of Directors (including a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, believes that such Affiliate Transaction complies with clauses (a) (ii) and (iii) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee and (c) if such Affiliate Transaction involves aggregate payments or value in excess of $5.0 million, the Company obtains a written opinion from an Independent Appraiser to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to the Company or such Restricted Subsidiary, as the case may be.

  Notwithstanding the foregoing limitation, the Company or any Restricted Subsidiary may enter into or suffer to exist the following:

     (i) any transaction or series of transactions between the Company and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business; provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of the Company (other than a Restricted Subsidiary);

    (ii) any Restricted Payment permitted to be made pursuant to the covenant described under "-Limitation on Restricted Payments";

    (iii) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of the Company or any of the Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

    (iv) loans and advances to employees made in the ordinary course of business and consistent with the past practices of the Company or such Restricted Subsidiary, as the case may be; provided that such loans and advances do not exceed $1.0 million in the aggregate at any one time outstanding;

    (v) the payment of fees and expenses in connection with the Recapitalization pursuant to written agreements in effect on the Issue Date;

    (vi) the sale of common stock of the Company for cash; provided, that the Company may receive Employee Notes in an aggregate principal amount not in excess of $1.0 million at any one time outstanding;

    (vii) the payment of dividends in kind in respect of (i) the Exchange Preferred Stock or (ii) any other preferred stock issued in compliance with this covenant;

    (viii) a proportionate split of, or a common stock dividend payable on, the common stock of the Company;

    (ix) payments under any real or personal property lease with an Affiliate of the Company existing at the date of the Exchange Indenture and any other real or personal property lease with an Affiliate of the Company that is approved by a majority of the disinterested members of the board of directors of the Company; and

    (x) sales of inventory at a price no less than the price the Company paid to purchase such inventory and in customary volumes to Century Airconditioning Supply, Inc. ("CAC"), purchases of inventory at cost from CAC, and the provision of administrative services to CAC.

  Designation of Restricted and Unrestricted Subsidiaries. The Board of Directors may designate any Subsidiary of the Company to be an Unrestricted Subsidiary if (a) the Subsidiary to be so designated does not own

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

any Capital Stock or Debt of, or own or hold any Lien on any Property of, the Company or any other Restricted Subsidiary, (b) the Subsidiary to be so designated is not obligated under any Debt, Lien or other obligation that, if in default, would result (with the passage of time or notice or otherwise) in a default on any Debt of the Company or of any Restricted Subsidiary and (c) either (i) the Subsidiary to be so designated has total assets of $1,000 or less or (ii) such designation is effective immediately upon such entity becoming a Subsidiary of the Company. Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of the Company will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the immediately following paragraph will not be satisfied after giving pro forma effect to such classification. Except as provided in the first sentence of this paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary.

  The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation, (x) the Company could Incur at least $1.00 of additional Debt pursuant to clause (a) of the first paragraph of the covenant described under "-Limitation on Debt" and (y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

  Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers' Certificate (a) certifying that such designation or redesignation complies with the foregoing provisions and (b) giving the effective date of such designation or redesignation, such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Company in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of the Company's fiscal year, within 90 days after the end of such fiscal year).

  Limitation on Company's Business. The Company shall not, directly or indirectly, engage in any business or activity other than the business currently conducted by it and its Restricted Subsidiaries, and Related Businesses.

MERGER, CONSOLIDATION AND SALE OF PROPERTY

  The Company shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Subsidiary into the Company) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all its Property in any one transaction or series of transactions unless: (a) the Company shall be the surviving Person (the "Surviving Person") or the Surviving Person (if other than the Company) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia; (b) the Surviving Person (if other than the Company) expressly assumes, by supplemental indenture in form satisfactory to the Trustee, executed and delivered to the Trustee by such Surviving Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Exchange Debentures, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Exchange Indenture to be performed by the Company; (c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Company, such Property shall have been transferred as an entirety or virtually as an entirety to one Person; (d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clauses (e) and (f) below, any Debt which becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing; (e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Company or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (a) of the first paragraph of the covenant described under "-Certain Covenants-Limitation on Debt"; provided, however, that this clause (e) shall not apply to a merger between the Company and a Wholly Owned Subsidiary of the Company incorporated in another state of the United States solely for the purpose of reincorporating the Company as long as the total amount of Indebtedness of the Company and its Restricted Subsidiaries is not increased as a result thereof; and (f) the Company shall deliver, or cause to be delivered, to the Trustee, in form and substance reasonably satisfactory to the Trustee an Opinion of Counsel and an Officers' Certificate stating that such transaction and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction have been satisfied.

  The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of the Company under the Exchange Indenture, but the predecessor Company in the case of a sale, transfer, assignment, lease, conveyance or other disposition shall not be released from the obligation to pay the principal of, and premium, if any, and interest on, the Exchange Debentures.

SEC REPORTS

  At any time after 60 days after the Issue Date, notwithstanding that the Company may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company shall file with the Commission and provide the Trustee, registered holders of Exchange Debentures and, upon request, security analysts of prospective holders of Exchange Debentures with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such sections, such information, documents and reports to be so filed and provided at the times specified for the filing of such information, documents and reports under such sections; provided, however, that the Company shall not be so obligated to file such information, documents and reports with the Commission if the Commission does not permit such filings.

EVENTS OF DEFAULT

  Events of Default in respect of the Exchange Debentures as set forth in the Exchange Indenture include: (a) failure to make the payment of any interest on the Exchange Debentures when the same becomes due and payable, and such failure continues for a period of 30 days; (b) failure to make the payment of any principal of, or premium, if any, on, any of the Exchange Debentures when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise; (c) failure to comply with the covenant described above under "-Merger, Consolidation and Sale of Property"; (d) failure to comply with any other covenant or agreement in the Exchange Debentures or in the Exchange Indenture (other than a failure which is the subject of the foregoing clause (a), (b) or (c)) and such failure continues for 30 days after written notice is given to the Company as provided below; (e) a default under any Debt by the Company or any Restricted Subsidiary which results in acceleration of the stated maturity of such Debt, or failure to pay any such Debt at final maturity, in an aggregate amount greater than $7.5 million (or its foreign currency equivalent at the time) (the "cross acceleration provisions"); (f) any judgment or judgments for the payment of money in an aggregate amount in excess of $7.5 million (or its foreign currency equivalent at the time) shall be rendered against the Company or any Restricted Subsidiary and shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the "judgment default provisions"); and (g) certain events involving bankruptcy, insolvency or reorganization of the Company or any Significant Subsidiary (the "bankruptcy provisions").

  A Default under clause (d) is not an Event of Default until the Trustee or the holders of not less than 25% in aggregate principal amount of the Exchange Debentures then outstanding notify the Company of the Default and the Company does not cure such Default within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a "Notice of Default." Under the terms of the Exchange Indenture, for purposes of calculation of such percentage, the aggregate principal amount of the Exchange Debentures held by the Company or an Affiliate thereof is not counted to determine such percentage.

  The Company shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers' Certificate of any event which with the giving of notice and the lapse of time would become an Event of Default, its status and what action the Company is taking or proposes to take with respect thereto.

  The Exchange Indenture provides that if an Event of Default with respect to the Exchange Debentures (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary) shall have occurred and be continuing, the Trustee or the registered holders of not less than 25% in aggregate principal amount of the Exchange Debentures then outstanding may declare to be immediately due and payable the principal amount of all the Exchange Debentures then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Company or any Significant Subsidiary shall occur, such amount with respect to all the Exchange Debentures shall be due and payable immediately without any declaration or other act on the part of the Trustee or the holders of the Exchange Debentures. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Exchange Indenture.

  Subject to the provisions of the Exchange Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Exchange Indenture at the request or direction of any of the holders of the Exchange Debentures, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Exchange Debentures.

  No holder of Exchange Debentures will have any right to institute any proceeding with respect to the Exchange Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default,
(b) the registered holders of at least 25% in aggregate principal amount of the Exchange Debentures then outstanding have made written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee and
(c) the Trustee shall not have received from the registered holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days. However, such limitations do not apply to a suit instituted by a holder of any Exchange Debenture for enforcement of payment of the principal of, and premium, if any, or interest on, such Exchange Debenture on or after the respective due dates expressed in such Exchange Debenture.

AMENDMENTS AND WAIVERS

  Subject to certain exceptions, the Exchange Indenture may be amended with the consent of the registered holders of a majority in aggregate principal amount of the Exchange Debentures then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Exchange Debentures) and any past default or compliance with any provisions may also be waived (except a default in the payment of principal, premium or interest and certain covenants and provisions of the Exchange Indenture which cannot be amended without the consent of each holder of an outstanding Exchange Debenture) with the consent of the registered holders of at least a majority in aggregate principal amount of the Exchange Debentures then outstanding. However, without the consent of each holder of an outstanding Exchange Debenture, no amendment may, among other things, (a) reduce the amount of Exchange Debentures whose holders must consent to an amendment or waiver, (b) reduce the rate of or extend the time for payment of interest on any Exchange Debenture, (c) reduce the principal of or extend the Stated Maturity of any Exchange Debenture, (d) make any Exchange Debenture payable in money other than that stated in the Exchange Debenture, (e) impair the right of any holder of the Exchange Debentures to receive payment of principal of and interest on such holder's Exchange Debentures on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such holder's Exchange Debentures, (f) release any security interest that may have been granted in favor of the holders of the Exchange Debentures, (g) reduce the premium payable upon the redemption or repurchase of any Exchange Debenture, or change the time at which any Exchange Debenture may be redeemed, as described under "-Optional Redemption," (h) reduce the premium payable upon a Change of Control or, at any time after a Change of Control or Asset Sale has occurred, change the time at which the Change of Control Offer or Prepayment Offer relating thereto must be made or at which the Exchange Debentures must be repurchased pursuant to such Change of Control Offer or (i) make any change to the subordination provisions of the Exchange Indenture that would adversely affect the holders of the Exchange

Debentures. Under the terms of the Exchange Indenture, the aggregate principal amount of Exchange Debentures held by the Company or an Affiliate thereof is not counted to determine the principal amount of the Exchange Debentures that have consented.

  Without the consent of any holder of the Exchange Debentures, the Company and the Trustee may amend the Exchange Indenture to cure any ambiguity, omission, defect or inconsistency, to provide for the assumption by a successor corporation of the obligations of the Company under the Exchange Indenture, to provide for uncertificated Exchange Debentures in addition to or in place of certificated Exchange Debentures (provided that the uncertificated Exchange Debentures are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Exchange Debentures are described in Section 163(f)(2)(B) of the Code), to secure the Exchange Debentures, to add to the covenants of the Company for the benefit of the holders of the Exchange Debentures or to surrender any right or power conferred upon the Company, to make any change that does not adversely affect the rights of any holder of the Exchange Debentures in any material respect, to make any change to the subordination provisions of the Exchange Indenture that would limit or terminate the benefits available to any holder of Senior Debt under such provisions or to comply with any requirement of the Commission in connection with the qualification of the Exchange Indenture under the Trust Indenture Act.

  No amendment may be made to the subordination provisions of the Exchange Indenture that adversely affects the rights of any holder of Senior Debt then outstanding unless the holders of such Senior Debt (or their Representative) consent to such change. The consent of the holders of the Exchange Debentures is not necessary under the Exchange Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the Exchange Indenture becomes effective, the Company is required to mail to each registered holder of the Exchange Debentures at such holder's address appearing in the Security Register a notice briefly describing such amendment. However, the failure to give such notice to all holders of the Exchange Debentures, or any defect therein, will not impair or affect the validity of the amendment.

DEFEASANCE

  The Company at any time may terminate all its obligations under the Exchange Debentures and the Exchange Indenture ("legal defeasance"), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Exchange Debentures, to replace mutilated, destroyed, lost or stolen Exchange Debentures and to maintain a registrar and paying agent in respect of the Exchange Debentures. The Company at any time may terminate its obligations under the covenants described under "-Repurchase at the Option of Holders Upon a Change of Control" and "-Certain Covenants," the operation of the cross acceleration provisions, the judgment default provisions, the bankruptcy provisions with respect to Significant Subsidiaries and the limitations contained in clauses (e) and (f) under the first paragraph of "-Merger, Consolidation and Sale of Property" above ("covenant defeasance"). The Company may exercise its legal defeasance option notwithstanding its prior exercise of its covenant defeasance option.

  If the Company exercises its legal defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default with respect thereto. If the Company exercises its covenant defeasance option, payment of the Exchange Debentures may not be accelerated because of an Event of Default specified in clause (d) (with respect to the covenants described under "-Certain Covenants"), (e), (f), (g) (with respect only to Significant Subsidiaries) or
(h) under "-Events of Default" above or because of the failure of the Company to comply with clauses (e) and (f) under the first paragraph of "-Merger, Consolidation and Sale of Property" above.

  In order to exercise either defeasance option, the Company must, among other things, irrevocably deposit in trust (the "defeasance trust") with the Trustee money or U.S. Government Obligations for the payment of principal and interest on the Exchange Debentures to maturity or redemption, as the case may be, and must comply with certain other conditions, including delivery to the Trustee of an Opinion of Counsel to the effect that holders of the Exchange Debentures will not recognize income, gain or loss for Federal income tax purposes as a result of such deposit and defeasance and will be subject to Federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred (and, in the case

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

of legal defeasance only, such Opinion of Counsel must be based on a ruling of the Internal Revenue Service or other change in applicable Federal income tax law).

GOVERNING LAW

  The Exchange Indenture and the Exchange Debentures are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

THE TRUSTEE

  Prior to entering into the Exchange Indenture, the Company will appoint a trustee which will satisfy the requirements of Sections 310(a)(1) and 310(a)(5) of the Trust Indenture Act of 1939, as amended, which will have a combined capital and surplus of at least $100.0 million as set forth on its most recently published report of condition and will have a corporate trust office located in the City of New York.

  The Exchange Indenture provides that, except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Exchange Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Exchange Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person's own affairs.


                CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

  The following is a summary of the material U.S. federal income tax consequences expected to result to Holders whose Initial Preferred Stock is exchanged for Exchange Preferred Stock. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Code"), regulations of the Treasury Department, administrative rulings and pronouncements of the Internal Revenue Service ("IRS") and judicial decisions, all of which are subject to change, possibly with retroactive effect. This discussion does not purport to address all the U.S. federal income tax consequences that may be applicable to particular Holders, including dealers in securities, financial institutions, insurance companies and tax-exempt organizations. In addition, the discussion does not consider the effect of any foreign, state, local, gift, estate or other tax laws that may be applicable to a particular Holder. Except as provided below with respect to Non-U.S. Holders (as such term is defined below), this discussion is limited to U.S. Holders who hold their Initial Preferred Stock and will hold the Exchange Preferred Stock and the Exchange Debentures as a "capital asset" within the meaning of Section 1221 of the Code. For purposes of this discussion, a "U.S. Holder" means any person or entity which is (i) a citizen or resident of the United States, (ii) a corporation or other entity taxable as a corporation created or organized in or under the laws of the United States or any political subdivision thereof, (iii) an estate or trust that is described in
Section 7701(a)(30) of the Code or (iv) a person whose worldwide income or gain is otherwise subject to U.S. federal income tax on a net income basis, and a "Non-U.S. Holder" means any holder of the Exchange Preferred Stock and the Exchange Debentures that is not a U.S. Holder. HOLDERS CONSIDERING THE EXCHANGE OF INITIAL PREFERRED STOCK FOR EXCHANGE PREFERRED STOCK SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO THEM OF RECEIVING, OWNING AND DISPOSING OF THE EXCHANGE PREFERRED STOCK AND OF RECEIVING, OWNING AND DISPOSING OF THE EXCHANGE DEBENTURES.

TAXATION OF THE EXCHANGE PREFERRED STOCK

  Unless otherwise stated, for purposes of the following discussion, the term "Exchange Preferred Stock" shall mean the Exchange Preferred Stock and any Additional Preferred Shares that shall have been issued with respect thereto.

  Exchange Offer

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

  The exchange of Initial Preferred Stock for Exchange Preferred Stock will not constitute a recognition event for federal income tax purposes. Consequently, no gain or loss will be recognized by a Holder on the exchange. Immediately after the exchange, a Holder's adjusted tax basis in the Exchange Preferred Stock will be the same as the holder's adjusted tax basis in the Initial Preferred Stock. A Holder will be considered to have held the Exchange Preferred Stock from the time the Holder originally acquired the Initial Preferred Stock.

  Upon failure to comply with certain of their obligations under the Registration Rights Agreement, the Company would be required to pay additional amounts on the Exchange Preferred Stock. Although the matter is not free from doubt, if such additional amounts become payable, such amounts should be treated in the same manner as dividends described below in "Dividends and Dividends Received Deduction."

  Dividends and Dividends Received Deduction

  Distributions with respect to the Exchange Preferred Stock will be treated as dividends (taxable as ordinary income) to the extent of the current and accumulated earnings and profits of the Company. To the extent that the amount of a distribution with respect to the Exchange Preferred Stock exceeds the current and accumulated earnings and profits of the Company, it will be treated, first, as a tax-free return of capital to the extent of the holder's basis in the Exchange Preferred Stock and then as capital gain from the sale or exchange of the Exchange Preferred Stock. The Company cannot predict whether it will have current or accumulated earnings and profits at the time of any distribution on the Exchange Preferred Stock.

  If a distribution with respect to the Exchange Preferred Stock is paid in the form of Additional Preferred Shares (i) the amount of the distribution will be the fair market value of the Additional Preferred Shares as of the date of the distribution, and (ii) the distribution will be treated as described above. Such holder's holding period will begin on the day following the distribution date.

  A holder that is a corporation otherwise entitled to the dividends received deduction as provided in Section 243 of the Code will be entitled to such deduction (generally at a 70% rate) with respect to amounts treated as dividends on the Exchange Preferred Stock, but will not be entitled to such deduction with respect to amounts treated as a return of capital or capital gain, as described above. In addition, the benefit of a dividends received deduction may be reduced by the corporate alternative minimum tax.

  In determining entitlement to the dividends received deduction, corporate holders should also consider the provisions of Sections 246(c), 246A and 1059 of the Code and Treasury Regulations promulgated thereunder, and IRS rulings and administrative pronouncements relating to such Code provisions. Section 246(c) of the Code disallows the dividends received deduction in its entirety if (i) the holder does not satisfy the applicable holding period requirement for the dividend-paying stock for a period immediately before or immediately after such holder becomes entitled to receive each dividend on the stock or (ii) the holder is under an obligation to make related payments with respect to positions in substantially similar or related property. Code Section 246(c)(4) provides that a holder may not count toward the minimum holding period any period in which the holder (i) has, among other things, an option to sell, (ii) is under a contractual obligation to sell, (iii) has made (and not closed) a short sale of substantially identical stock or securities or (iv) has diminished its risk of loss by holding one or more positions with respect to substantially similar or related property. Section 246A of the Code provides the "debt-financed portfolio stock" rules, under which the dividends received deduction could be reduced to the extent that the holder incurs indebtedness directly attributable to its investment in the Exchange Preferred Stock. With respect to stock that a corporate holder has held for two years or less before the dividend announcement date, Section 1059 of the Code (i) reduces the tax basis of such stock by a portion of any "extraordinary dividends" that are eligible for the dividends received deduction and (ii), to the extent that the basis reduction would otherwise reduce the tax basis of the Exchange Preferred Stock below zero, requires immediate recognition of gain, which is treated as gain from the sale or exchange of the stock. In the case of preferred stock, an "extraordinary dividend" is a dividend that (i) equals or exceeds five percent of either (A) the holder's adjusted tax basis in the stock (taking into account any prior reduction in basis under Section 1059 as a result of any prior dividend) or (B), at the holder's election, the fair market value of the stock as of the day before the ex-dividend date if such value can be established to the satisfaction of the IRS, in each case treating all dividends having ex- dividend dates within an 85-day period as one dividend or (ii) exceeds 20 percent of either (A) the holder's adjusted tax basis in the stock or (B), at the holder's election, the fair market value of the stock as of the day before the ex-dividend date if such value can be established to the satisfaction of the IRS, in each case treating all dividends having ex-dividend dates within a 365- day period as one dividend. An extraordinary dividend would also include any amount treated as a dividend with respect to a redemption that is not pro rata to all holders (or meets certain other requirements), without regard to either the relative amount of the dividend or the holder's holding period for the Exchange Preferred Stock. However, with respect to "qualified preferred dividends" with respect to any share of stock, (i) Section 1059 of the Code will not apply to such dividends if the holder holds such stock for more than five years and (ii) if the holder disposes of such stock before it has been held for more than five years, the aggregate reduction in the holder's tax basis in such stock with respect to such dividends will not be greater than the excess of the qualified preferred dividends paid with respect to such stock during the period the holder held such stock over the qualified preferred dividends which would have been paid during such period based on the annual rate of the qualified preferred dividends payable with respect to such stock. "Qualified preferred dividends" means any fixed dividend payable with respect to any share of stock which (i) provides for fixed preferred dividends payable at least annually and (ii) is not in arrears as to dividends at the time the holder acquires such stock.

  If the Company does not have any current or accumulated earnings and profits, distributions on the Exchange Preferred Stock will constitute, first, tax-free returns of capital (to the extent of the holder's tax basis in the Exchange Preferred Stock) and then capital gain, and will not be eligible for the dividends received deduction.

  Redemption of Exchange Preferred Stock

  Gain or loss recognized by a holder on a redemption of the Exchange Preferred Stock for cash will be treated as gain or loss from the sale or exchange of the Exchange Preferred Stock if, taking into account stock that is actually or constructively owned under the constructive ownership rules of Code Section 318 by such holder, either (i) the holder's stock interest in the Company is completely terminated as a result of the redemption or (ii) the redemption is "not essentially equivalent to a dividend." Under Section 318 of the Code, a person will generally be treated as the owner of stock of the Company owned by certain related parties or certain entities in which the person owns an interest and stock of the Company that a holder could acquire through exercise of an option. Whether a redemption is not essentially equivalent to a dividend depends on each holder's facts and circumstances, but, in any event, requires a "meaningful reduction" in such holder's equity interest in the Company. A holder of the Exchange Preferred Stock who sells some or all of the stock of the Company owned by it may be able to take such sales into account, if necessary, to satisfy one of the foregoing conditions, but such a holder should consult with his, her or its own tax advisor. Conversely, a holder who purchases additional shares of stock of the Company may be required to take such shares into account in determining whether any of the foregoing conditions are satisfied.

  If none of the above conditions is satisfied, the entire amount of the cash payment received on a redemption will be treated as a distribution (without offset by the holder's tax basis in the redeemed shares), which will be taxable as a dividend to the extent of the Company's current and accumulated earnings and profits. In such case, the holder's tax basis in the redeemed Exchange Preferred Stock would be transferred to the shares of Company stock, if any. If the holder does not retain any shares of Company stock, such basis may be entirely lost.

  Redemption Premium

  Under Section 305 of the Code and the applicable Treasury Regulations, if the redemption price of the Exchange Preferred Stock exceeds its issue price (i.e., its fair market value at its date of original issue) by more than a de minimis amount, then such excess will be treated as a series of constructive distributions over the life of the Exchange Preferred Stock under a constant interest (economic yield) method that takes into account the compounding of the yield. The amount of each such constructive distribution will be treated in the same manner as actual dividends as described above under "Dividends and Dividends Received Deduction."

  If the liquidation preference of an Additional Preferred Share exceeds the issue price of such share by more than a de minimis amount, then a holder thereof would be required to treat such excess as a series of constructive distributions over the term of the Additional Preferred Share (as described above), which distributions would be treated in the same manner as distributions described above under "Dividends and Dividends Received Deduction."

Because Additional Preferred Shares may be issued at different times prior to July 1, 2003 (and possibly thereafter), it is possible that a holder would own Additional Preferred Shares with different issue prices. Consequently, if the Company had current or accumulated earnings and profits in such a case, a holder would be treated as having received constructive dividends on its Additional Preferred Shares in differing amounts depending on the issue price of each Additional Preferred Share and those shares would not be fungible with each other or with Exchange Preferred Stock purchased pursuant to the Exchange Offer due to their differing U.S. federal income tax characteristics. As a result, the Company might not be able to determine the proper amount of income to be accrued for any particular share of Exchange Preferred Stock.

  Exchange of Exchange Preferred Stock for Exchange Debentures

  An exchange of the Exchange Preferred Stock for Exchange Debentures pursuant to the terms of the Exchange Preferred Stock exchange right will be subject to the same general rules as a redemption for cash (as described above, see "Redemption of Exchange Preferred Stock"), except that the amount of the redemption proceeds will be determined based upon the issue price of the Exchange Debentures. The issue price of such Exchange Debentures will generally be the fair market value of such Exchange Debentures on their issue date, provided that such Exchange Debentures are traded on an established securities market within thirty days either prior to or following such issue date. If the Exchange Preferred Stock, but not the Exchange Debentures issued therefor, is traded on an established securities market within either thirty days prior to or following the issue date of the Exchange Debentures, then the issue price of such Exchange Debentures will be the fair market value of the Exchange Preferred Stock exchanged therefor. In the event that neither the Exchange Preferred Stock nor the Exchange Debentures is traded on an established securities market within the applicable period, the issue price of the Exchange Debentures will be their stated principal amount-generally their face value-unless the Exchange Debentures do not bear "adequate stated interest" within the meaning of Section 1274 of the Code, in which case, the issue price of such Exchange Debentures generally will be an amount equal to the sum of the present values of all payments due under the Exchange Debentures, determined using a discount rate equal to the applicable federal rate ("AFR") (as discussed below under "Applicable High-Yield Discount Obligations").

  Sale, Exchange or Other Disposition of Exchange Preferred Stock

  Upon a sale, exchange or other disposition of the Exchange Preferred Stock (other than an exchange of the Exchange Preferred Stock for Exchange Debentures, and subject to the discussion of redemption above), a holder will generally recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received upon such sale or other taxable disposition and (ii) the holder's adjusted tax basis in the Exchange Preferred Stock.

  A holder's initial tax basis in the Exchange Preferred Stock (other than an Additional Preferred Share) will generally be the price such holder paid for such Exchange Preferred Stock. A holder's initial tax basis in an Additional Preferred Share will be the fair market value of such Additional Preferred Share on the distribution date. Thereafter, the initial tax basis in the Exchange Preferred Stock or an Additional Preferred Share will be (i) increased by the amount (if any) of any constructive distributions the holder is treated as having received pursuant to the rules described above under "Redemption Premium" and (ii) decreased by the portion of any distribution (actual or constructive) that is treated as a tax-free recovery of basis as described above under "Dividends and Dividends Received Deduction."

TAXATION OF THE EXCHANGE DEBENTURES

  Unless otherwise stated, for purposes of the following discussion, the term "Exchange Debentures" shall mean the Exchange Debentures and any additional Exchange Debentures ("Additional Exchange Debentures," each, individually, an "Additional Exchange Debenture") that shall have been issued with respect thereto.

  Interest on the Exchange Debentures

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

  With respect to any Exchange Debenture issued after July 1, 2003, a holder of an Exchange Debenture will be required to report stated interest earned on the Exchange Debenture as ordinary interest income for U.S. federal income tax purposes in accordance with such holder's method of tax accounting.

  Original Issue Discount

  Some or all of the Exchange Debentures may be considered issued with original issue discount for U.S. federal income tax purposes. In general, original issue discount on the Exchange Debentures, defined as the excess of "stated redemption price at maturity" over "issue price," must be included in a holder's gross income in advance of the receipt of cash representing that income (regardless of whether the holder is a cash or accrual method taxpayer).

  The "issue price" of an Exchange Debenture (other than an Additional Exchange Debenture) will depend on whether the Exchange Debenture or the Exchange Preferred Stock is traded on an established securities market as discussed above under "Exchange of Exchange Preferred Stock for Exchange Debentures." The "stated redemption price at maturity" of the Exchange Debentures will equal their principal amount at maturity plus, in the case of an Exchange Debenture issued on or prior to July 1, 2003, the aggregate amount of the stated interest payable on such Exchange Debentures. For this purpose (and for purposes of determining the yield to maturity of an Exchange Debenture as discussed below), it will be assumed that the Company will elect to pay interest in the form of Additional Exchange Debentures if such election will reduce the yield to maturity of the underlying Exchange Debenture (determined as if the cash interest and principal payable with respect to the Additional Exchange Debentures was payable with regard to the underlying Exchange Debenture).

  Thus, Additional Exchange Debentures issued with respect to an Exchange Debenture will not be considered as a payment of interest and instead will be aggregated with the Exchange Debenture for purposes of computing and accruing original issue discount on, and determining a holder's tax basis in, the Exchange Debenture and the related Additional Exchange Debentures. At the time an Additional Exchange Debenture is issued, the adjusted issue price of the underlying Exchange Debenture will be allocated between the Exchange Debenture and the Additional Exchange Debenture proportionately to their respective principal amounts, such that the Exchange Debenture and the related Additional Exchange Debenture are treated as having the same adjusted issue price and inherent amount of original issue discount per dollar of principal amount. The Exchange Debenture and the related Additional Exchange Debenture would also be treated as having the same yield to maturity. Corresponding rules apply to the payment of Additional Exchange Debentures with respect to Additional Exchange Debentures.

  If it is assumed (under the rules described above) that the Company will instead elect to pay interest on the underlying Exchange Debenture in the form of cash, and the Company instead actually issues Additional Exchange Debentures in payment of interest thereon, then the underlying Exchange Debenture will be deemed to be reissued on the date such Additional Exchange Debenture is issued at a price equal to the adjusted issue price of the Exchange Debenture on such date.

  Conversely, if it is assumed (under the rules described above) that the Company will elect to issue Additional Exchange Debentures in payment of interest with respect to the underlying Exchange Debenture and the Company instead elects to pay interest on such underlying Exchange Debenture in the form of cash rather than Additional Exchange Debentures, such a cash payment will result in a pro rata prepayment of the underlying Exchange Debenture (or, as applicable, underlying Additional Exchange Debentures), and may result in gain or loss to the holder.

  The Company will report annually to the IRS and to record holders of the Exchange Debentures information with respect to original issue discount accruing during the calendar year.

  A holder of an Exchange Debenture will be required to include in gross income for U.S. federal income tax purposes the sum of the "daily portions" of original issue discount with respect to the Exchange Debenture for each day of the taxable year during which such holder holds the Exchange Debenture. The daily portions of original issue discount with respect to an Exchange Debenture are determined by allocating to each day in any "accrual period" a ratable portion of the original issue discount allocable to such accrual period. Accrual periods with respect to an Exchange Debenture may be any set of periods (which may be of varying lengths) selected by a holder provided that (i) no accrual period is longer than one year and (ii) each scheduled payment of interest or principal on the Exchange Debenture occurs on either the first or final day of an accrual period.

  The amount of original issue discount allocable to each accrual period equals the amount determined by multiplying the "adjusted issue price" of the Exchange Debenture at the beginning of the accrual period by the yield to maturity of the Exchange Debenture (i.e., the discount rate that, when applied to all payments under the Exchange Debenture, including payments of stated interest or principal, results in a present value equal to the issue price). The "adjusted issue price" at the beginning of any accrual period is the issue price of the Exchange Debenture, plus the amount of original issue discount taken into account for all prior accrual periods, minus the amount of all cash payments previously made on the Exchange Debenture (other than payments of stated interest on Exchange Debentures issued after July 1, 2003). This constant yield method of determining the amount of original issue discount included in income for any period will require a holder of an Exchange Debenture to include increasing amounts of original issue discount in income in successive accrual periods. The holder will not be required to recognize as additional income payments of interest with respect to Exchange Debentures issued on or prior to July 1, 2003.

  Bond Premium

  If the holder's tax basis in Exchange Debentures exceeds the remaining stated redemption premium at maturity, such excess will be deductible by the holder of the Exchange Debentures as amortizable bond premium over the term of the Exchange Debentures under a yield-to-maturity formula if the holder makes or has already made an election under Section 171 of the Code. An election under
Section 171 of the Code (i) is available only if the Exchange Debentures are held as capital assets, (ii) is revocable only with the consent of the IRS and
(iii) applies to all obligations owned or subsequently acquired by the holder on or after the first day of the taxable year in which such election applies. To the extent that the excess is deducted as amortizable bond premium, the holder's adjusted tax basis in the Exchange Debentures will be reduced. Current Treasury Regulations under Section 171 of the Code provide that any such deduction will offset interest income on the Exchange Debentures and will not be treated as a separate deduction item. Moreover, such regulations generally conform the treatment of amortizable bond premium to the treatment of original issue discount as discussed above.

  Sale or Redemption

  A holder generally will recognize taxable gain or loss upon the sale, exchange, retirement or other taxable disposition of an Exchange Debenture equal to the difference between the amount realized upon such disposition (other than amounts attributable to stated interest on Exchange Debentures issued after July 1, 2003) and its adjusted tax basis in the Exchange Debenture. A holder's adjusted tax basis in an Exchange Debenture and any related Additional Exchange Debentures will equal the issue price of such Exchange Debentures, increased by accrued original issue discount previously included in the holder's gross income with respect to the Exchange Debenture, and decreased by any cash payments (other than payments of stated interest on Exchange Debentures issued after July 1, 2003) made with respect thereto. Such adjusted tax basis will be allocated among the Exchange Debentures and the related Additional Exchange Debentures in proportion to their respective principal amounts.

  Applicable High-Yield Discount Obligations

  The original issue discount on any obligation that constitutes an "applicable high yield discount obligation" is not deductible until paid. An "applicable high yield discount obligation" is any debt instrument that (i) has a maturity date which is more than five years from the date of issue, (ii) has a yield to maturity which equals or exceeds the AFR (as set forth in Section 1274(d) of the Code) for the calendar month in which the obligation is issued plus five percentage points and (iii) has "significant original issue discount." The AFR is an interest rate, announced monthly by the IRS, that is based on the yield of debt obligations issued by the U.S. Treasury. A debt instrument generally has "significant original issue discount" if the aggregate amount (including original issue discount) that would be includable in gross income with respect to the debt instrument for periods before the close of any accrual period that ends more than five years after the date of issue exceeds the sum of (i) the aggregate amount of interest to be paid on the instrument before the close of such accrual period and (ii) the product of the issue price of the instrument and its yield to maturity. Because, for this purpose, any payment under the Exchange Debentures will be assumed to be made on the last day permitted under the Exchange Debentures, the Company believes that the Exchange Debentures issued on or prior to July 1, 2003 will have significant original issue discount. Moreover, if the debt instrument's yield to maturity exceeds the AFR plus six percentage points, a ratable portion of the issuing corporation's deduction for original issue discount (the "Disqualified Original Issue Discount") (based on the portion of the yield to maturity that exceeds the AFR plus six percentage points) will be permanently disallowed. In the case of corporate holders, the Disqualified Original Issue Discount will be treated as a dividend, eligible for the dividends received deduction, to the extent it would have been so treated had such amount been distributed by the Company with respect to its stock. Whether the Exchange Debentures will constitute applicable high yield debt obligations will depend upon the facts and circumstances existing at the time of their issuance.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under Section 3406 of the Code and applicable Treasury Regulations, a noncorporate U.S. Holder of the Exchange Preferred Stock or the Exchange Debentures who is not otherwise exempt from backup withholding may be subject to backup withholding at the rate of 31% with respect to, in the case of Exchange Preferred Stock, actual or constructive dividends paid with respect thereto, or, in the case of Exchange Debentures, interest paid thereon, or the proceeds of a sale, exchange or redemption of the Exchange Preferred Stock or the Exchange Debentures. Generally, backup withholding applies only when the taxpayer (i) fails to furnish or certify his correct taxpayer identification number to the payor in the manner required, (ii) is notified by the IRS that he has failed to report payments of interest or dividends properly or (iii) under certain circumstances, fails to certify that he has not been notified by the IRS that he is subject to backup withholding for failure to report interest or dividend payments. Holders of Exchange Preferred Stock or Exchange Debentures should consult their own tax advisors regarding their qualification for exemption from backup withholding and the procedures for obtaining any applicable exemption. Any amounts withheld under the backup withholding rules from a payment to a holder of Exchange Preferred Stock or Exchange Debentures will be allowed as a refund or a credit against such holder's U.S. federal income tax liability, provided that the required information is furnished to the IRS.

SPECIAL TAX RULES APPLICABLE TO NON-U.S. HOLDERS

  Dividends and Interest Distributions in General

  Dividends on the Exchange Preferred Stock (including dividends in the form of additional shares and constructive dividends) actually or deemed paid to a Non-U.S. Holder that are not effectively connected with a trade or business carried on by such Non-U.S. Holder in the United States are generally subject to a 30% United States withholding tax. The rate of withholding may be reduced to the extent provided by a tax treaty to which the United States is a party if the recipient of the dividends is entitled to the benefits of the treaty. A Non-U.S. Holder seeking a reduction in the rate of withholding under an income tax treaty and a Non-U.S. Holder seeking an exemption from withholding tax on dividends effectively connected with a trade or business carried on by such Non-U.S. Holder in the United States (as described below) will be required to comply with certain certification and other requirements. A Non-U.S. Holder that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty but who does not comply with the certification and other requirements of the time such dividends are paid may obtain a refund of any excess amounts withheld by filing a tax return with the IRS that establishes such holder's eligibility for treaty benefits.

  Subject to the discussion below under "-United States Information Reporting Requirements and Backup Withholding for Non-U.S. Holders," payments of principal (and premium, if any) and interest (including original issue discount) by the Company or any agent of the Company (acting in capacity as such) to a Non-U.S. Holder of an Exchange Debenture will not be subject to U.S. federal withholding tax, provided, in the case of interest (including original issue discount) that
(i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, (ii) the Non-U.S. Holder is not a controlled foreign corporation for U.S. tax purposes that is related to the Company (directly or indirectly) through stock ownership and (iii) either (A) the Non-U.S. Holder certifies to the Company or its agent under penalties of perjury that it is not a U.S. person and provides its name and address or (B) a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the Exchange Debentures certifies to the Company or its agent under penalties of perjury that such statement has been received from the Non-U.S. Holder by it or by another financial institution and furnishes the payor with a copy thereof. Subject to the discussion of effectively connected income below, a Non-U.S. Holder that does not qualify for exemption from withholding under the preceding sentence generally will be subject to withholding of U.S. federal income tax at the rate of 30% (or lower applicable treaty rate) on payments of interest (including original issue discount) on the Exchange Debentures.

  If the dividends on the Exchange Preferred Stock or the interest (including original issue discount) on the Exchange Debentures are effectively connected with a trade or business carried on in the United States by a Non-U.S. Holder, or, alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder, such dividends or interest will be subject to tax at the rates and in the manner applicable to U.S. Holders. Effectively connected dividends or interest, or dividends or interest attributable to a United States permanent establishment, as the case may be, received by a corporate Non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by law or an applicable income tax treaty. Non-U.S. Holders seeking a reduced rate of tax pursuant to an income tax treaty must comply with certain certification and other requirements.

  Gain on Disposition of Exchange Preferred Stock or Exchange Debentures

  Subject to the discussion below under "-United States Information Reporting Requirements and Backup Withholding Tax for Non-U.S. Holders," Non-U.S. Holders generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition (including a redemption that is not treated as a dividend) of the Exchange Preferred Stock or the Exchange Debentures unless (i) the gain is effectively connected with a trade or business conducted by the Non-U.S. Holder within the United States or, alternatively, if a tax treaty applies, attributable to a United States permanent establishment maintained by the Non-U.S. Holder (in which cases such gain will be subject to tax at the rates and in the manner applicable to U.S. persons and, if the holder is a foreign corporation, the branch profits tax described above may also apply), (ii) in the case of an individual Non-U.S. Holder, such holder is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other requirements, (iii) the Non-U.S. Holder is subject to tax pursuant to the provisions of the United States federal income tax laws applicable to certain United States expatriates, or (iv) in the case of the disposition of Exchange Preferred Stock, the Company is or has been during certain periods preceding the disposition a "U.S. real property holding corporation" for U.S. federal income tax purposes (which the Company does not believe it is or is likely to become).

  United States Information Reporting Requirements and Backup Withholding Tax for Non-U.S. Holders

  Under current law, backup withholding will not apply to actual or constructive dividends paid or deemed paid before January 1, 2000, with respect to the Exchange Preferred Stock to a Non-U.S. Holder, that are either (i) subject to withholding at the 30% rate (or at a reduced rate under an applicable treaty) or
(ii) paid at an address outside the United States. However, dividends paid or deemed paid after December 31, 1999, will generally be subject to information reporting and backup withholding unless the Non-U.S. Holder provides a valid Form W-8 (or substitute form) and meets other applicable certification requirements establishing such holder's foreign status or the Non-U.S. Holder is a corporation or other exempt recipient and certain conditions are met. Similarly, a Non-U.S. Holder of an Exchange Debenture generally will be exempt from backup withholding and information reporting requirements with respect to payments of principal or interest (including original issue discount), but will be required to comply with certain certification and identification procedures (as described above in the second paragraph of "Distributions in General") in order to obtain such exemption. The Company must report annually to the IRS and to each Non-U.S. Holder any interest (including original issue discount) that is subject to U.S. withholding tax or that is exempt from withholding pursuant to a treaty or other exemption.

  The payment of the proceeds of a sale of Exchange Preferred Stock (including a redemption that is not treated as a dividend) or Exchange Debentures to or through the United States office of a broker is subject to information reporting and backup withholding at a rate of 31% unless either (i) the Non-U.S. Holder is a corporation or other exempt recipient that meets certain requirements or (ii) the Non-U.S. Holder provides a valid Form W-8 (or substitute form). The payment of the proceeds of a sale of Exchange Preferred Stock (including a redemption that is not treated as a dividend) or Exchange Debentures before January 1, 2000, to or through the foreign office of a broker generally will not be subject to backup withholding tax. After December 31, 1999, backup withholding will apply if information reporting is required. Information reporting requirements will apply to a payment of proceeds from the disposition of Exchange Preferred Stock (including a redemption that is not treated as a dividend) or Exchange Debentures through a foreign office of a broker that is a U.S. person or a "U.S. related person," unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no actual knowledge to the contrary. For this purpose, a "U.S. related person" is
(i) a "controlled foreign corporation" for U.S. federal income tax purposes,
(ii) a foreign person 50% or more of whose gross income from all sources for certain periods is effectively connected with the conduct of a United States trade or business or (iii) after December 31, 1999, a foreign partnership of which either (A) more than 50% of the income or capital interest is owned by U.S. Holders or (B) with certain connections to the United States. After December 31, 1999, payment made through a foreign intermediary satisfying certain requirements will not be subject to either backup withholding or information reporting. Holders should consult with their own tax advisors regarding these rules.

  THE FOREGOING SUMMARY IS INCLUDED HEREIN FOR GENERAL INFORMATION ONLY. ACCORDINGLY, HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO ANY FEDERAL, STATE, LOCAL, FOREIGN OR OTHER TAX CONSEQUENCES TO THEM OF RECEIVING, OWNING AND DISPOSING OF THE EXCHANGE PREFERRED STOCK AND OF RECEIVING, OWNING AND DISPOSING OF THE EXCHANGE DEBENTURES.

                         DESCRIPTION OF CAPITAL STOCK

  The Company's authorized capital stock consists of 15,000,000 shares of common stock, $.001 par value, and 2,000,000 shares of preferred stock, $.001 par value.

COMMON STOCK

  Holders of common stock of the Company are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. There is no cumulative voting for the election of directors, which means that the holders of a majority of the shares of common stock voted in the election of directors will be able to elect all of the directors they nominate for election. Subject to preferences that may be applicable to any outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, holders of common stock are entitled to share ratably in all assets remaining after payment to all creditors and payments required to be made in respect of any outstanding preferred stock.

PREFERRED STOCK

  The Company's Certificate of Incorporation authorizes the issuance in series of up to 2,000,000 shares of preferred stock and permits the Company's Board of Directors to establish the voting rights, designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of each of such series. The Board has established such designations and preferences for the Exchange Preferred Stock. See "Description of the Exchange Preferred Stock" for a description of the terms of the Exchange Preferred Stock.

LIMITATIONS ON DIRECTORS' LIABILITY AND INDEMNIFICATION

  The Company's Certificate of Incorporation provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability
(i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation further provides that if the Delaware General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be limited to the fullest extent permitted by the amended Delaware law. The Company's Certificate of Incorporation requires the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Company to the full extent permitted by Delaware law or any other applicable law as may from time to time be in effect. Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

  At present, there is no pending litigation or proceeding involving a director or officer of the Company where indemnification will be required or permitted, and the Company is not aware of any threatened litigation or proceeding which may result in a claim for such indemnification.

                             PLAN OF DISTRIBUTION

  Each broker-dealer that receives Exchange Preferred Stock for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Preferred Stock. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Preferred Stock received in exchange for Initial Preferred Stock where such Initial Preferred Stock was acquired as a result of market-making activities or other trading activities and not acquired directly from the Company. The Company has agreed that for a period of 180 days after the Expiration Date, it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use
in connection with any such resale.  In addition, until                   ,
1999, all dealers effecting transactions in the Exchange Preferred Stock may be required to deliver a prospectus.

  The Company will not receive any proceeds from any sale of Exchange Preferred Stock by broker-dealers. Exchange Preferred Stock received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Preferred Stock or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or purchasers of any such Exchange Preferred Stock. Any broker-dealer that resells Exchange Preferred Stock that was received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Preferred Stock may be deemed to be an "underwriter" within the meaning of the Securities Act, and any profit on any such resale of Exchange Preferred Stock and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  For a period of 180 days following the consummation of the Exchange Offer, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to pay the expenses incident to the Exchange Offer and to the Company's performance of, or compliance with, the Registration Rights Agreement (other than commissions or concessions of any brokers or dealers) and will indemnify the Holders of the Initial Preferred Stock against certain liabilities, including liabilities under the Securities Act, in connection with the Exchange Offer. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                 EXPERTS

  The consolidated financial statements of Century Maintenance Supply, Inc. at December 31, 1997 and 1996, and for each of the three years in the period ended December 31, 1997, and the combined financial statements of Nationwide Apartment Supply, Inc., and Fairview Wholesale Supply, Inc. (collectively, "Nationwide") at June 30, 1997 and 1996, and for each of the two years in the period ended June 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere herein, and are included in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS

  Certain legal matters with respect to the legality of the Exchange Preferred Stock offered hereby will be passed upon for the Company by Riordan & McKinzie, a Professional Corporation, Los Angeles, California. Certain principals and employees of Riordan & McKinzie are limited partners in a partnership which is a limited partner of an FS&Co. investment fund that owns a majority of the Company's equity interests. See "Security Ownership of Certain Beneficial Owners."

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                                           Page
                                                                                                          ------
FINANCIAL STATEMENTS
Report of Independent Auditors for Century Maintenance Supply, Inc.............................           F-2
Consolidated Balance Sheets as of December 31, 1996 and December 31, 1997......................           F-3
Consolidated Statements of Income for the Years Ended December 31, 1995, December 31, 1996 and
 December 31, 1997.............................................................................           F-4
Consolidated Statements of Changes in Stockholders' Equity for the Years Ended December 31,
 1995, December 31, 1996 and December 31, 1997.................................................           F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1995, December 31, 1996
 and December 31, 1997.........................................................................           F-6
Notes to Consolidated Financial Statements.....................................................           F-7
Consolidated Balance Sheets as of December 31, 1997 and September 30, 1998 (unaudited).........           F-17
Consolidated Statements of Operations for the Nine Months Ended September 30, 1997 and September
 30, 1998 (unaudited)..........................................................................           F-19
Consolidated Statement of Changes in Stockholders' Equity (Deficit) for the Nine Months Ended
 September 30, 1998 (unaudited)................................................................           F-20
Consolidated Statements of Cash Flows for the Nine Months Ended September 30, 1997 and
 September 30, 1998 (unaudited)................................................................           F-21
Notes to Consolidated Financial Statements (unaudited).........................................           F-22
Report of Independent Auditors for Nationwide Apartment Supply, Inc. and Fairview Wholesale
 Supply, Inc...................................................................................           F-27
Combined Balance Sheets as of June 30, 1996 and June 30, 1997..................................           F-28
Combined Statements of Income and Retained Earnings for the Years Ended June 30, 1996 and June
 30, 1997......................................................................................           F-29
Combined Statements of Cash Flows for the Years Ended June 30, 1996 and June 30, 1997..........           F-30
Notes to Combined Financial Statements.........................................................           F-31

PRO FORMA FINANCIAL STATEMENTS
Pro Forma Consolidated Statement of Operations for the Year Ended December 31, 1997............           P-1
Notes to Pro Forma Consolidated Financial Statements...........................................           P-2
Pro Forma Consolidated Statement of Operations for the Nine Months Ended September 30, 1998
 (unaudited)...................................................................................           P-5
Notes to Pro Forma Consolidated Financial Statements (unaudited)...............................           P-6

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Century Maintenance Supply, Inc.

          We have audited the accompanying consolidated balance sheets of Century Maintenance Supply, Inc. (formerly Century Air Supply, Inc.), and subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

          We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

          In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Century Maintenance Supply, Inc., and subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                                   ERNST & YOUNG LLP

Houston, Texas
March 31, 1998

                        CENTURY MAINTENANCE SUPPLY, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                                                                     DECEMBER 31
                                                                                                     -----------
                                                                                                 1996          1997
                                                                                                 ----          ----
                                          ASSETS
                                          ------

Current assets:
  Cash.....................................................................................   $ 4,923,622   $ 6,598,687
  Accounts receivable:
   Trade, net..............................................................................     8,851,184    14,954,665
   Related parties.........................................................................     2,177,589     1,495,585
  Inventory, net...........................................................................    14,023,470    23,900,128
  Deferred income taxes....................................................................       616,068       857,229
  Prepaid expenses and other current assets................................................       482,042       636,159
                                                                                              -----------   -----------
Total current assets.......................................................................    31,073,975    48,442,453
Goodwill, net..............................................................................            --     5,687,353
Other assets...............................................................................           950       550,600
Property and equipment:
  Land.....................................................................................       200,000        20,000
  Buildings and improvements...............................................................       642,549       232,030
  Furniture and fixtures...................................................................       855,989     1,025,720
  Machinery and equipment..................................................................     1,534,956     3,826,088
                                                                                              -----------   -----------
                                                                                                3,233,494     5,103,838
  Less accumulated depreciation............................................................     1,372,561     2,530,519
                                                                                              -----------   -----------
Total property and equipment...............................................................     1,860,933     2,573,319
                                                                                              -----------   -----------
   Total assets............................................................................   $32,935,858   $57,253,725
                                                                                              ===========   ===========

                            LIABILITIES AND STOCKHOLDERS' EQUITY
                            ------------------------------------

Current liabilities:
  Trade accounts payable...................................................................   $ 2,859,789   $ 7,361,452
  Note payable.............................................................................     8,300,814     8,800,000
  Income taxes payable.....................................................................       920,157     1,993,801
  Accrued expenses.........................................................................     2,305,475     3,001,314
  Current portion of long-term debt........................................................       105,868       159,174
  Current portion of long-term debt--related parties.......................................     2,125,468     1,509,509
                                                                                              -----------   -----------
   Total current liabilities...............................................................    16,617,571    22,825,250
                                                                                              -----------   -----------
Long-term debt, less current portion.......................................................       397,256       474,765
Long-term debt--related parties, less current portion......................................     1,323,541     8,054,023
Deferred income taxes......................................................................       124,798       331,500
Minority interest..........................................................................     3,437,771            --
Commitments and contingencies
Stockholders' equity:
  Common stock, $0.001 par value:
   Authorized shares--15,000,000 at December 31, 1996
     and 1997
   Issued and outstanding shares--8,318,676 and
     10,000,000 at December 31, 1996 and 1997..............................................         8,319        10,000
   Additional paid-in capital..............................................................       665,381    11,918,428
   Retained earnings.......................................................................    10,361,221    13,639,759
                                                                                              -----------   -----------
Total stockholders' equity.................................................................    11,034,921    25,568,187
                                                                                              -----------   -----------
Total liabilities and stockholders' equity.................................................   $32,935,858   $57,253,725
                                                                                              ===========   ===========

                              See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                                       YEAR ENDED DECEMBER 31
                                                                                       ----------------------
                                                                                1995           1996            1997
                                                                                ----           ----            ----

Net sales................................................................    $80,115,457   $103,113,217    $146,165,709
Cost of goods sold.......................................................     59,200,549     75,552,397     105,635,895
                                                                             -----------   ------------    ------------
Gross profit.............................................................     20,914,908     27,560,820      40,529,814
Selling, general, and administrative expenses............................     15,255,941     17,270,989      22,264,267
Stock based compensation charges.........................................             --             --       6,968,776
                                                                             -----------   ------------    ------------
Operating income.........................................................      5,658,967     10,289,831      11,296,771
Interest expense.........................................................        789,909        864,700       1,147,058
                                                                             -----------   ------------    ------------
Income before income taxes and minority interest.........................      4,869,058      9,425,131      10,149,713
Provision (benefit) for income taxes:
  Current................................................................      1,235,110      3,007,040       6,456,647
  Deferred...............................................................        123,461       (208,905)        (87,189)
                                                                             -----------   ------------    ------------
                                                                               1,358,571      2,798,135       6,369,458
                                                                             -----------   ------------    ------------
Income before minority interest..........................................      3,510,487      6,626,996       3,780,255
Minority interest in earnings of subsidiaries............................        681,911      1,237,266         848,181
                                                                             -----------   ------------    ------------
Net income...............................................................    $ 2,828,576   $  5,389,730    $  2,932,074
                                                                             ===========   ============    ============
Pro forma information (unaudited):
  Historical income before income taxes and minority interest............    $ 4,869,058   $  9,425,131    $ 10,149,713
  Pro forma provision for income taxes (unaudited).......................      1,898,932      3,675,801       6,663,920
                                                                             -----------   ------------    ------------
  Pro forma income before minority interest (unaudited)..................      2,970,126      5,749,330       3,485,793
  Minority interest in earnings of subsidiaries..........................        681,911      1,237,266         848,181
                                                                             -----------   ------------    ------------
  Pro forma net income (unaudited).......................................    $ 2,288,215   $  4,512,064    $  2,637,612
                                                                             ===========   ============    ============



                            See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.

          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY


                                        NUMBER OF              ADDITIONAL                       TOTAL
                                         SHARES      COMMON      PAID-IN       RETAINED     STOCKHOLDERS'
                                       OUTSTANDING    STOCK      CAPITAL       EARNINGS        EQUITY
                                       -----------    -----      -------       --------        ------
Balances at December 31, 1994......      8,318,676   $ 8,319   $   665,381   $ 4,379,301      $ 5,053,001
  Distributions.....................            --        --            --    (1,303,550)      (1,303,550)
  Net income........................            --        --            --     2,828,576        2,828,576
                                        ----------   -------   -----------   -----------      -----------
Balances at December 31, 1995.......     8,318,676     8,319       665,381     5,904,327        6,578,027
  Distributions.....................            --        --            --      (932,836)        (932,836)
  Net income........................            --        --            --     5,389,730        5,389,730
                                        ----------   -------   -----------   -----------      -----------
Balances at December 31, 1996.......     8,318,676     8,319       665,381    10,361,221       11,034,921
  Issuance of common
  shares for minority
  shares at June 30, 1997...........     1,681,324     1,681    10,627,807            --       10,629,488
  Stock options granted.............            --        --       625,240            --          625,240
  Contribution......................            --        --            --       346,464          346,464
  Net income........................            --        --            --     2,932,074        2,932,074
                                        ----------   -------   -----------   -----------      -----------
Balances at December 31, 1997.......    10,000,000   $10,000   $11,918,428   $13,639,759      $25,568,187
                                        ==========   =======   ===========   ===========      ===========



                            See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                                  YEAR ENDED DECEMBER 31
                                                                                  ----------------------
                                                                            1995           1996           1997
                                                                            ----           ----           ----
OPERATING ACTIVITIES:
  Net income.........................................................   $ 2,828,576    $ 5,389,730    $ 2,932,074
  Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
   Compensation expense related to stock transactions................            --             --      6,968,776
   Deferred income tax benefit.......................................       123,461       (208,905)       (87,189)
   Depreciation and amortization.....................................       371,639        432,849        769,308
   Bad debt expense..................................................       104,972        247,782        237,911
   (Gain) loss on sale of property and equipment.....................            --        (10,553)        11,319
   Minority interest in earnings.....................................       681,911      1,237,266        848,181
  Changes in operating assets and liabilities net of effects of acquisitions:
   Accounts receivable...............................................    (2,018,384)    (3,754,553)    (1,034,355)
   Inventory.........................................................    (1,263,250)    (3,750,301)    (5,557,705)
   Prepaid expenses and other assets.................................      (145,016)       (24,348)      (254,986)
   Accounts payable..................................................    (1,534,061)      (348,110)     1,269,782
   Accrued expenses..................................................       526,153        795,305        (88,901)
   Income taxes payable..............................................      (265,384)       778,788        290,021
                                                                        -----------    -----------    -----------
    Net cash provided by (used in) operating activities..............      (589,383)       784,950      6,304,236
INVESTING ACTIVITIES:
  Purchases of property and equipment................................      (460,675)      (513,131)    (1,534,341)
  Cash paid for acquisition, net.....................................            --             --     (8,740,102)
  Proceeds from sale of property and equipment.......................         2,427         19,911        699,274
                                                                        -----------    -----------    -----------
  Net cash used in investing activities..............................      (458,248)      (493,220)    (9,575,169)
FINANCING ACTIVITIES:
  Net borrowings under revolving line of credit......................     2,775,000      3,125,814        299,186
  Proceeds from long-term debt.......................................       592,000        270,297      6,650,000
  Repayments of long-term debt.......................................      (974,804)      (527,946)    (2,349,652)
  Sale of minority interest in subsidiaries..........................            --        147,948             --
  Capital contributions (distributions)..............................    (1,303,550)      (932,836)       346,464
                                                                        -----------    -----------    -----------
    Net cash provided by financing activities........................     1,088,646      2,083,277      4,945,998
                                                                        -----------    -----------    -----------
Net increase in cash.................................................        41,015      2,375,007      1,675,065
Cash at beginning of year............................................     2,507,600      2,548,615      4,923,622
                                                                        -----------    -----------    -----------
Cash at end of year..................................................   $ 2,548,615    $ 4,923,622    $ 6,598,687
                                                                        ===========    ===========    ===========


                            See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES


 Description of Business

   Century Maintenance Supply, Inc. (the "Company" or "CMS"), distributes general maintenance supplies and air conditioning and heating equipment and parts to apartment complexes throughout the United States.


 Principles of Consolidation

   On June 30, 1997, CMS was incorporated under the laws of the State of Delaware. Century Air Supply, Inc. ("CAS"), was incorporated on January 21, 1976 under the laws of the State of Texas. At the same time as the incorporation of CMS, all of the outstanding shareholders of CAS exchanged all of their shares of common stock for CMS common stock at a ratio of 6,616 for 1. Share amounts in the consolidated financial statements and accompanying notes have been restated to reflect the reorganization.

   On June 30, 1997, the Company purchased all assets of the general maintenance supply operations of an affiliated company, Century Airconditioning Supply, Inc. ("CAC"), with 1,702,703 shares of the Company's common stock. Also, on June 30, 1997, the Company sold one of its subsidiaries in the heating and air conditioning business to CAC for $215,000. These transactions were conducted between the Company and CAC, which were under common control, and, as such, the transactions were recorded at historical cost in a manner similar to a pooling of interests. All periods presented have been restated to reflect these transactions (see Note 8).

   The accompanying consolidated financial statements include the accounts of the Company. All significant intercompany balances and transactions have been eliminated.


 Inventories

   Inventories consist wholly of finished goods and are stated at cost, applied on the first-in, first-out method of pricing, which is not in excess of market. The Company continuously evaluates its reserve for obsolescence and the reserve was $129,000 and $354,000 at December 31, 1996 and 1997, respectively.


 Allowance for Doubtful Accounts

   The Company continuously evaluates the creditworthiness of its customers. The Company's allowance for doubtful accounts is based on current market conditions and losses on uncollectible accounts have consistently been within management's expectations. The allowance for doubtful accounts was $131,513, $452,079, and $755,940 at December 31, 1995, 1996, and 1997, respectively. In 1997, the
Company recorded an allowance for doubtful accounts of $100,974 due to acquisitions (see Note 8) which is reflected in the amount set forth above. Net writeoffs (recoveries) of uncollectible accounts were $156,486, $(72,784), and $35,024 for the years ended December 31, 1995, 1996, and 1997, respectively.


 Property and Equipment

   Property and equipment are recorded at cost. Maintenance and repairs are charged to expense as incurred, and renewals and improvements are capitalized. The cost of property and equipment sold or otherwise retired and the accumulated depreciation applicable thereto are eliminated from the accounts, and the resulting profit or loss is reflected in operations.

                       CENTURY MAINTENANCE SUPPLY, INC.

   The cost of property and equipment is depreciated over the estimated useful lives of the related assets. Depreciation is computed using the straight-line method for financial reporting purposes and on the ACRS and MACRS methods for income tax purposes. The estimated useful lives of property and equipment for purposes of computing depreciation for financial reporting are as follows:

         Buildings.............................................   30 years
         Leasehold improvements................................   3-10 years
         Furniture and fixtures................................   5-7 years
         Machinery and equipment...............................   3-8 years

   Depreciation expense was approximately $372,000, $433,000, and $669,000 for 1995, 1996, and 1997, respectively.


   Intangible Assets

   Intangible assets consist primarily of goodwill associated with businesses acquired in 1997. Goodwill is amortized on a straight-line basis over 30 years. Amortization expense was $100,000 for 1997, and accumulated amortization was $100,000 at December 31, 1997.

   Revenue Recognition
   Revenue is recognized upon delivery of inventory to customers.

   Income Taxes

   The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement basis and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.


   Statement of Cash Flows

   The Company considers all highly liquid investments with maturities of three months or less when purchased to be cash equivalents.

                                                                                    1995         1996         1997
                                                                                    ----         ----         ----
Supplemental information
   Interest paid..............................................................   $  718,000   $  740,000   $1,338,000
                                                                                 ==========   ==========   ==========
   Taxes paid.................................................................   $1,613,000   $2,228,000   $4,334,500
                                                                                 ==========   ==========   ==========

   Advertising Costs

   The Company expenses all advertising costs as incurred. Advertising expense was approximately $397,000, $192,000, and $416,000 for the years ended December 31, 1995, 1996, and 1997, respectively.


   Fair Value of Financial Instruments

   The carrying amounts of cash, accounts receivable, and accounts payable approximate their fair values due to the short-term maturities of these instruments.

   The carrying amounts of borrowings pursuant to the Company's revolving line of credit approximate fair value because the rates on such agreements are variable, based on current market rates. At December 31, 1997, the carrying amount of the Company's other long-term debt approximates fair value.

                       CENTURY MAINTENANCE SUPPLY, INC.

   Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

2.  RELATED PARTIES

   The Company purchases/sells various inventory items at cost from/to CAC, which is wholly owned by the majority stockholder of the Company, extends credit under standard terms in connection with these sales, and collects management and administrative fees from CAC. The Company also has certain notes payable to the majority stockholder of the Company. Account balances and transactions with related parties are as follows:

                                                                                               1996         1997
                                                                                               ----         ----
Accounts receivable......................................................................   $2,685,608   $1,963,984
Accounts payable.........................................................................      508,019      468,399
                                                                                            ----------   ----------
Net accounts receivable..................................................................   $2,177,589   $1,495,585
                                                                                            ==========   ==========
Long-term debt-stockholder...............................................................   $3,449,009   $3,078,114
                                                                                            ==========   ==========
Long term debt-related party.............................................................   $       --   $6,485,418
                                                                                            ==========   ==========

   Sales to and purchases from CAC amounted to $818,828 and $1,427,376 for 1995, $882,233 and $833,609 for 1996, and $1,178,546 and $908,862 for 1997,
respectively. Management and administrative fee income charged to CAC amounted to $117,103, $198,330, and $284,746 for 1995, 1996, and 1997, respectively. The
Company had lease expense to related parties amounting to $521,190 for 1997.

   During 1997, Century Air Services, Inc. ("Services"), a subsidiary of CMS, entered into a limited partnership agreement with the majority stockholder and one other stockholder of the Company, in which Services is the general partner and has an investment of $500. The partnership purchased the land and building for fair value of $660,000, which also approximates cost, from a subsidiary of the Company and leases the land and building to the subsidiary.

   During 1996, Services entered into three limited partnership agreements with the majority stockholder of the Company and, in two of those partnerships, with other stockholders of CMS. Services is the general partner in each limited partnership and has a total investment in the partnerships of $2,700. These partnerships lease the land and buildings to subsidiaries of the Company.

   In 1995, the Company purchased land in Phoenix and Tucson, Arizona, for $177,955 and $117,117, respectively. The Company sold the land and a building in 1996 at cost plus construction expenses to a limited partnership consisting of the stockholders of Century Maintenance Supply (AZ) Inc., and the Company. The limited partnership leases the land and buildings to Century Maintenance Supply
(AZ) Inc.

   The Company paid interest on long-term debt of approximately $280,000, $280,000, and $210,000 to the majority stockholder in 1995, 1996, and 1997, respectively, and has approximately $416,000 and $484,000 in accrued interest due to stockholders at December 31, 1996 and 1997, respectively.

   The Company paid interest on long-term debt of approximately $253,000 to an employee and former owner of Nationwide Apartment Supply, Inc., and Fairview Wholesale Supply, Inc. (collectively, "Nationwide"), in 1997 and has approximately $37,000 in accrued interest due to the employee and former owner at December 31, 1997.

                       CENTURY MAINTENANCE SUPPLY, INC.

3.  NOTES PAYABLE


                                                                                                          DECEMBER 31
                                                                                                          -----------
                                                                                                       1996         1997
                                                                                                       ----         ----
Century Air Supply, Inc., has a revolving line of credit agreement with a bank which allows borrowings up to  $17,500,000, is due October 31, 1998, and bears interest at the bank's prime or LIBOR contract plus 150 basis points. Century Air Supply, Inc., has pledged accounts receivable, inventory, and property as collateral for the note. The note agreement contains
  customary financial covenants..................................................................   $8,300,814   $8,800,000
                                                                                                    ==========   ==========


4.  LONG-TERM DEBT

  Long-term debt consisted of the following:

                                                                                                   DECEMBER 31
                                                                                                   -----------
                                                                                                1996        1997
                                                                                                ----        ----
Long-term debt:
Note payable to a bank with interest at LIBOR contract plus  175 basis points. Monthly
 payments of $10,000, plus interest, until maturity at May 31, 2002........................    $     --    $530,000
Note payable to an investment company with interest at 8.5%. Monthly payments of
 $7,191, which includes principal and interest until maturity on April 1, 2002, secured by land and building of Century Maintenance Supply--Dal, Inc. This mortgage was
 assumed by the purchaser of the land and building in 1997.................................     359,824          --
Note payable to a bank with interest at prime plus .75%. Monthly payments of $2,976, which includes principal and interest, with a balloon payment at maturity on September
 22, 1999, secured by real property of a stockholder.......................................     111,636      84,437
Note payable to a bank with interest at prime. Monthly payments of $1,722 in principal plus interest until maturity at March 30, 1998, secured by computer equipment
 of Century Maintenance Supply--KS, Inc....................................................      21,578       3,445
Note payable to a bank with interest at prime. Monthly payments of $1,861 in principal and interest until maturity at October 7, 1997, secured by computer equipment of Century
 Maintenance Supply (N CA) Inc. The remaining principal was paid during 1997...............       7,445          --
Note payable to a bank with interest at prime plus .75%. Monthly payments of $879 in principal plus interest until computer equipment of maturity at March 7, 1997, secured
 by Century Air Services, Inc. The remaining principal was paid during 1997................       2,641          --
Other notes payable........................................................................          --      16,057
                                                                                               --------    --------
                                                                                                503,124     633,939
Less current portion.......................................................................     105,868     159,174
                                                                                               --------    --------
                                                                                               $397,256    $474,765
                                                                                               ========    ========

                       CENTURY MAINTENANCE SUPPLY, INC.

                                                                                                        DECEMBER 31
                                                                                                        -----------
                                                                                                  1996               1997
                                                                                                  ----               ----
Long-term debt--related parties:
 Promissory notes payable to the majority stockholder
  with interest at 10%. Various monthly payments of
  principal plus interest. Maturities are through 2000................................         $3,449,009         $3,078,114
 Promissory notes payable to a related party with
  interest at 9%. Various monthly payments of principal
  plus interest. Maturities are through 2004                                                           --          6,485,418
                                                                                               ----------         ----------
                                                                                                3,449,009          9,563,532
 Less current portion.................................................................          2,125,468          1,509,509
                                                                                               ----------         ----------
                                                                                               $1,323,541         $8,054,023
                                                                                               ==========         ==========

Maturities of long-term debt at December 31, 1997 are summarized as follows:

       1998..............................................................................................        $ 1,668,683
       1999..............................................................................................          2,926,073
       2000..............................................................................................          2,361,285
       2001..............................................................................................            977,143
       2002..............................................................................................            907,143
       Thereafter........................................................................................          1,357,144
                                                                                                                 -----------
                                                                                                                 $10,197,471
                                                                                                                 ===========

5.  COMMITMENTS

 Lease Commitments

  The Company leases store facilities in 30 locations under operating leases that expire over the next six years. The Company also leases vehicles under operating leases.

  Future minimum payments under these operating leases are as follows:


       YEAR ENDING
       DECEMBER 31
       -----------
       1998..............................................................................................    $1,859,966
       1999..............................................................................................     1,647,816
       2000..............................................................................................     1,279,716
       2001..............................................................................................     1,027,479
       2002..............................................................................................       255,803
       Thereafter........................................................................................        35,890
                                                                                                             ----------
                                                                                                             $6,106,670
                                                                                                             ==========

Rental expenses for 1995, 1996, and 1997 were $1,310,591, $1,804,881, and
$2,556,757, respectively.

                       CENTURY MAINTENANCE SUPPLY, INC.

6.  INCOME TAXES

  The provision (benefit) for income taxes for the years ended December 31, 1995, 1996, and 1997, consisted of the following:

                                                                              1995           1996           1997
                                                                              ----           ----           ----
     Current:
      Federal..........................................................    $1,059,465     $2,698,928     $5,729,375
      State............................................................       175,645        308,112        727,272
                                                                           ----------     ----------     ----------
                                                                            1,235,110      3,007,040      6,456,647
     Deferred:
      Federal..........................................................       186,265       (171,985)      (121,725)
      State............................................................       (62,804)       (36,920)        34,536
                                                                           ----------     ----------     ----------
                                                                              123,461       (208,905)       (87,189)
                                                                           ----------     ----------     ----------
                                                                           $1,358,571     $2,798,135     $6,369,458
                                                                           ==========     ==========     ==========

  The differences between income taxes computed at the federal statutory income tax rate and the provision for income taxes for the years ended December 31, 1995, 1996, and 1997, are as follows:

                                                                                1995           1996           1997
                                                                                ----           ----           ----
Income tax computed at federal statutory income tax rate.................    $1,655,480     $3,204,545     $3,552,400
State income taxes, net of federal benefit...............................        68,788        180,092        514,950
Nontaxable income due to S-corporation status............................      (397,479)      (584,703)      (356,270)
Nondeductible compensation expense.......................................            --             --      2,439,262
Amortization of nondeductible goodwill...................................            --             --         35,000
Nondeductible portion of business meals and entertainment................        21,620         15,361         29,341
Other....................................................................        10,162        (17,160)       154,775
                                                                             ----------     ----------     ----------
Provision for income taxes...............................................    $1,358,571     $2,798,135     $6,369,458
                                                                             ==========     ==========     ==========

Deferred tax assets and liabilities as of December 31, 1996 and 1997 comprised the following:

                                                                                                 1996         1997
                                                                                                 ----         ----
       Deferred tax assets:
         Bad debt allowances...............................................................   $ 137,074    $ 288,920
         Accrued bonuses...................................................................      60,550       46,666
         Related party accrued interest....................................................     146,495      199,350
         Accrued franchise taxes...........................................................      58,630      125,443
         Inventory reserves................................................................      51,000      135,299
         Net operating loss carryforwards..................................................     113,459       58,740
         Other.............................................................................      48,860        2,811
                                                                                              ---------    ---------
       Total deferred tax assets...........................................................     616,068      857,229
       Deferred tax liabilities:
         Depreciation expense..............................................................    (107,354)    (140,978)
         Inventory basis...................................................................          --     (190,000)
         Other.............................................................................     (17,444)        (522)
                                                                                              ---------    ---------
       Total deferred tax liabilities......................................................    (124,798)    (331,500)
                                                                                              ---------    ---------
       Net deferred tax assets.............................................................   $ 491,270    $ 525,729
                                                                                              =========    =========

All net operating losses will expire by 2010.

                       CENTURY MAINTENANCE SUPPLY, INC.

7.  PRO FORMA PROVISION FOR INCOME TAXES (UNAUDITED)

  As mentioned in Note 8, the Company acquired all of the assets of the general maintenance supply operations of CAC and has restated the financial statements for the periods presented to reflect the transaction in a manner similar to a pooling of interests. The operations that the Company acquired were part of an S corporation and were not subject to federal income taxes. To reflect the earnings of the restated financial statements of the Company on an after-tax basis since the operations are now all part of a C corporation, an unaudited pro forma provision for income tax has been included in the accompanying statements of income. The provision was computed as if the Company were a C corporation and responsible for its federal and state income taxes.

8.  MINORITY INTEREST SHAREHOLDERS

  The Company has permitted certain of its employees to purchase common stock of certain subsidiaries of the Company and become minority shareholders of such subsidiaries. The employees each signed a Buy/Sell Agreement (the "Agreement") at the date of purchase that provided the Company the absolute and irrevocable right to call the common stock at any time at book value and a right of first of refusal at book value. The employees were able to purchase the common stock at the book value per common share of the respective subsidiary or at par value if book value was less than zero. Due to the book value call provision in the Agreement, no compensation was recorded at the time the shares were sold. The Company has accounted for the stock purchases in a manner similar to stock appreciation rights (SARs) using variable plan accounting and has recorded a charge each year equivalent to the increase in book value per common share calculated in accordance with the Agreement. The charge has been reflected in the consolidated financial statements as minority interest in earnings of subsidiaries.

  On June 30, 1997, the Company acquired all of the outstanding minority shareholder interests in each of the Company's subsidiaries with common stock of the Company. The exchanges were completed at fair value and resulted in the Company distributing 1,681,324 shares of common stock to the minority shareholders. The Company could have repurchased such shares in accordance with the Agreement at book value which would have been at an amount substantially less than fair value. However, the Company elected to exchange the minority shareholders' interest into parent company stock based upon fair value in order to reward employees for prior services that led to the Company's growth. Because of this, the Company recorded compensation expense of $6,343,536 for the difference between the fair value of the stock exchanged and the recorded basis of minority shareholder interests consisting of amounts paid by the minority shareholders for their stock in the subsidiaries and their allocated earnings (increases in book value) reflected as charges to minority interest in earnings of subsidiaries.

  The stockholders' agreement signed by employee shareholders of the Company in connection with the exchange of minority interest subsidiary stock contains a provision whereby stock can be repurchased at book value if an employee shareholder's employment terminates. While the Company reserves the right to exercise its rights under the agreement if an employee shareholder's employment is terminated, it is the Company's intent to do so at fair value other than upon termination for cause.

  As described above, the compensation charge recorded at the time of the exchange resulted in a new measurement date for the stock received, and, in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"), no further variable plan charges will be recorded.

9.  ACQUISITIONS AND TRANSACTIONS AMONG ENTITIES UNDER COMMON CONTROL

  On June 30, 1997, the Company purchased all of the assets of the general maintenance supply operations of CAC, which were located in San Antonio and Austin, Texas (acquired assets to be called "SA/A"), with 1,702,703 shares of the Company's common stock. The number of shares was determined based on the fair value of the operations acquired divided by the fair value per share of common stock of the Company.

  Also, on June 30, 1997, the Company sold one of its subsidiaries, Air Management, Inc. ("Air"), which is in the heating and air conditioning business, to CAC for $215,000. The sales price was based on the fair value of the subsidiary sold.

                       CENTURY MAINTENANCE SUPPLY, INC.

Both transactions described in the previous two paragraphs were conducted between the Company and CAC which were under common control; therefore, the transactions were recorded at historical cost in a manner similar to a pooling of interests. All periods presented have been restated to reflect the transactions. Separate results of operations of each of the entities under common control throughout the periods are depicted below.

                                                                                      ADJUSTMENTS
                                               CMS         ADD: SA/A    LESS: AIR         (1)          COMBINED
                                               ---         ---------    ----------        ---          --------
YEAR ENDED DECEMBER 31,
 1995
Sales...................................   $ 71,842,124   $13,372,461   $4,011,652    $(1,087,476)   $ 80,115,457
Income (loss) before taxes and minority
 interest...............................      3,549,658     1,169,056     (150,344)            --       4,869,058

Net income (loss).......................      1,589,662     1,169,056      (69,858)            --       2,828,576
YEAR ENDED DECEMBER 31,
 1996
Sales...................................     94,430,210    15,234,321    5,086,734     (1,464,580)    103,113,217
Income (loss) before taxes and minority
 interest...............................      7,706,670     1,719,715        1,254             --       9,425,131

Net income (loss).......................      3,662,051     1,719,715       (7,964)            --       5,389,730
YEAR ENDED DECEMBER 31,
 1997(2)
Sales...................................    144,640,182     7,703,681    5,488,875       (689,279)    146,165,709
Income (loss) before taxes and minority
 interest...............................      8,732,486     1,017,915     (399,312)            --      10,149,713

Net Income (loss).......................      1,676,640     1,017,915     (237,519)            --       2,932,074

-----------------
(1) The adjustments reflect sales transactions between the entities that need to be eliminated upon combination.

(2) SA/A and Air financial information for 1997 is for the period from January 1, 1997 through June 30, 1997.

  In regard to the purchase of the assets of the general maintenance supply operations of CAC, any net cash provided by or used in the operations before the acquisition have been reflected in the restated statement of stockholders' equity as either distributions or contributions. Also, a net deferred tax asset of $36,300 was recorded on July 1, 1997 as part of the acquisition.

  On July 11, 1997, the Company acquired all of the issued and outstanding common stock of Nationwide for approximately $9,160,000. The seller also received 140,000 options to purchase common stock of the Company at $7.00 per share. The acquisition was accounted for using the purchase method of accounting and resulted in goodwill of approximately $5,787,000. The following unaudited pro forma results of operations have been prepared assuming the acquisition had occurred as of the beginning of the periods presented. Those results are not necessarily indicative of results of the future operations nor of results that would have occurred had the acquisition been consummated as of the beginning of the periods presented.


                                                                                                YEAR ENDED DECEMBER 31
                                                                                                ----------------------
                                                                                                1996              1997
                                                                                                ----              ----
        Net sales....................................................................       $133,795,000       $166,011,000
        Net income...................................................................       $  7,499,000       $  4,028,000

                       CENTURY MAINTENANCE SUPPLY, INC.

10.  EMPLOYEE STOCK OPTION PLAN

  In July 1997, the Company established the 1997 Incentive Stock Plan (the "Stock Option Plan"), pursuant to which options may be granted to eligible employees of the Company or its subsidiaries for the purchase of an aggregate of 1,000,000 shares of common stock of the Company (the "Company Stock"). The Stock Option Plan is administered by the Board of Directors (the "Board"). The Board has the power to determine which eligible employees will receive stock option rights, the timing and manner of the grant of such rights, the exercise price, the number of shares to be covered by the option, and the type and terms of the options. The Board may, at any time, terminate or amend the Stock Option Plan, provided that no such amendment may adversely affect the rights of optionees with regard to outstanding options.

  On July 1, 1997, the Company granted 269,500 non-qualified, fully vested stock options to purchase Common Stock with an exercise price of $4.00 per common share with an expiration date of three years after the date of grant. The grant of options resulted in compensation expense of $625,240 for the excess of the fair value of the Common Stock over the exercise price at the date of the grant. The Company also granted 140,000 non-qualified, fully vested stock options to purchase Common Stock, with an exercise price of $7.00 per common share and with an expiration date of three years after the date of grant on July 11, 1997 (see
Note 9). The weighted average remaining contractual life of all outstanding options at December 31, 1997 was 2.5 years. Changes in the outstanding options granted pursuant to the Stock Option Plan are summarized in the table below:


                                                                                  WEIGHTED
                                                                                  AVERAGE          WEIGHTED
                                                                    NUMBER        EXERCISE       AVERAGE FAIR
                                                                      OF          PRICE PER       VALUE PER
                                                                    SHARES          SHARE           SHARE
                                                                    -------
      Outstanding at December 31, 1996                                   --           --               --
      Granted July 1, 1997.......................................   269,500        $4.00            $6.12
      Granted July 11, 1997......................................   140,000        $7.00            $7.00
                                                                    -------        -----            -----

      Outstanding at December 31, 1997...........................   409,500        $5.02            $6.55
                                                                    =======        =====            =====

  The Company has elected to follow Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") and related interpretations in accounting for stock-based compensation arrangements.

  Pro forma information regarding net income per share is required by FASB Statement No. 123, Accounting for Stock-Based Compensation ("FAS 123"), which also requires that the information be determined as if the Company had accounted for its employee stock options granted under the fair value method of FAS 123. The fair value for these options was estimated at the date of grant using the minimum value option pricing model using the following assumptions: risk-free interest rate of 5.8%, a dividend yield of 0%, and expected life of 1.5 years. The Company's pro forma information for the year ended December 31, 1998, as if the Company had accounted for its employee stock options granted under the fair value method prescribed by FAS 123, follows:

          Net Income as Reported                                 $2,932,074
          Pro forma Net Income                                   $2,876,614


  The 140,000 stock options granted on July 11, 1997 were part of the consideration for the acquisition of Nationwide (see Note 9). The minimum value method resulted in no additional purchase consideration using the same assumptions noted above.

                       CENTURY MAINTENANCE SUPPLY, INC.

11.  PROFIT SHARING PLAN AND DEFINED CONTRIBUTION PLAN

  CAC sponsors a noncontributory, defined contribution profit sharing plan for the benefit of all eligible employees (as defined in the plan agreement), in which Century Maintenance Supply--Dal, Inc., and Services participate. The annual contribution to the plan is determined at the discretion of the Board. For the years ended December 31, 1995, 1996, and 1997, the Company made no contribution to the plan.

  The Company sponsors a 401(k) savings and retirement plan which is open to all employees who have attained age 21 and who have completed one full year of service. Each employee may contribute a minimum of 2%, up to a maximum of 15%, of basic compensation. The Company matches contributions at a rate of 50% for contributions by the employee up to 8% of an employee's compensation. The Company contributed approximately $170,000, $241,000, and $297,000 in 1995, 1996, and 1997, respectively, as matching funds to the plan. No discretionary, lump-sum contributions were made in 1995, 1996, and 1997.


12.  SUBSEQUENT EVENTS (UNAUDITED)

  Effective July 8, 1998, the Company completed a recapitalization of the Company pursuant to an agreement and plan of merger (the "Recapitalization").

 Key components of the Recapitalization include:

  (1) Common equity investments in consideration for approximately 56% ownership in the Company's common stock.

  (2) Issuance of $40 million senior exchangeable payment-in-kind (PIK) preferred stock.

  (3) Execution of a new bank credit facility consisting of $100 million of term loans and a $25 million revolving loan facility.

  (4) Repayment of existing indebtedness.

  (5) Merger consideration payments to the existing shareholders (the existing stockholders will retain approximately 44% interest of the outstanding common shares).

  The Company will recognize a charge of approximately $10.3 million, net of taxes, at the date of the transaction, related to transaction costs, bonuses, and the cancellation of stock options.

                       CENTURY MAINTENANCE SUPPLY, INC.
                          CONSOLIDATED BALANCE SHEETS
                                (IN THOUSANDS)

                                                                             DECEMBER 31            SEPTEMBER 30
                                                                                1997                    1998
                                                                                ----                    ----
                                                                                                     (Unaudited)
ASSETS
Current assets:
 Cash                                                                          $ 6,599                 $ 3,423
 Accounts receivable:
   Trade, net                                                                   14,955                  25,885
   Related parties                                                               1,496                      43
 Inventory, net                                                                 23,900                  32,537
 Deferred income taxes                                                             857                     857
 Deferred financing cost                                                                                   755
 Prepaid expenses and other current assets                                         636                   1,499
                                                                               -------                 -------
Total current assets                                                            48,443                  64,999

Goodwill, net                                                                    5,687                   5,443
Other assets                                                                       551                     547
Deferred financing cost                                                                                  3,626

Property and equipment, net                                                      5,104                   5,645
Less accumulated depreciation                                                   (2,531)                 (3,000)
                                                                               -------                 -------
Net property and equipment                                                       2,573                   2,645

                                                                               -------                 -------
Total assets                                                                   $57,254                 $77,260
                                                                               =======                 =======


                            See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.
                          CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                          DECEMBER 31          SEPTEMBER 30
                                                                             1997                  1998
                                                                        ---------------      -----------------
                                                                                                (Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
 Trade accounts payable                                                     $ 7,361                $  13,698
 Note payable                                                                 8,800                       --
 Income taxes payable                                                         1,994                    1,207
 Accrued expenses                                                             3,001                    6,360
 Current portion of long-term debt                                              159                    4,600
 Current portion of long-term debt -- related parties                         1,510                       --
 Dividends payable                                                               --                    1,211
                                                                            -------                ---------
Total current liabilities                                                    22,825                   27,076

Long-term debt, less current portion                                            475                   95,250
Long-term debt -- related parties                                             8,054                       --
Deferred income taxes                                                           332                      332

Redeemable, exchangeable preferred stock, $0.001 par value:
 Authorized shares -- 2,000,000;
   Shares issued and outstanding -- 400,000 at September 30,
   1998                                                                          --                   37,251

Stockholders' equity (deficit):
 Common stock, $0.001 par value:
   Authorized shares  15,000,000;
     Shares issued and outstanding  10,000,000 and 12,443,147 at
     December 31, 1997 and September 30, 1998, respectively                      10                       12

   Additional paid-in capital                                                11,918                   70,760
   Treasury stock, at cost                                                       --                     (500)
   Retained earnings (deficit)                                               13,640                 (152,921)
                                                                            -------                ---------
Total stockholders' equity (deficit)                                         25,568                  (82,649)
                                                                            -------                ---------
Total liabilities and stockholders' equity (deficit)                        $57,254                $  77,260
                                                                            =======                =========


                            See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                (IN THOUSANDS)

                                                THREE MONTHS ENDED                            NINE MONTHS ENDED
                                                   SEPTEMBER 30                                  SEPTEMBER 30
                                             1997                 1998                      1997                1998
                                           -----------------------------                  ----------------------------
                                                   (Unaudited)                                    (Unaudited)
Net sales                                    $48,424             $59,975                  $107,185            $154,157
Cost of goods sold                            35,142              43,759                    77,610             112,357
                                           ---------           ---------                  --------           ---------

Gross profit                                  13,282              16,216                    29,575              41,800

Selling, general, and
 administrative expenses                       6,462               7,909                    15,559              22,091
Recapitalization expenses                         --               8,702                        --               8,702
Stock-based compensation charge                  626               4,092                     6,969               4,092
                                           ---------           ---------                  --------           ---------
Operating income                               6,194              (4,487)                    7,047               6,915

Interest expense                                 386               2,244                       709               2,963
                                           ---------           ---------                  --------           ---------

Income before income taxes and
 minority interest                             5,808              (6,731)                    6,338               3,952

Provision for income taxes                     2,450                 236                     4,589               4,381
                                           ---------           ---------                  --------           ---------

(Loss) income before minority
 interest                                      3,358              (6,967)                    1,749                (429)

Minority interest in earnings
 of subsidiaries                                  --                  --                       848                  --
                                           ---------           ---------                  --------           ---------
Net (loss) income                            $ 3,358             $(6,967)                 $    901            $   (429)
                                           =========           =========                  ========           =========


Pro forma information (unaudited):
 Historical income before
  income taxes and minority
  interest                                                                                $  6,338
                                                                                          --------
 Pro forma provision for
  income taxes (unaudited)                                                                   4,883
                                                                                          --------
 Pro forma income before
  minority interest (unaudited)                                                              1,455
 Minority interest in earnings
  of subsidiaries                                                                              848
                                                                                          --------
 Pro forma net income (unaudited)                                                         $    607
                                                                                          ========

                            See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY (DEFICIT) (UNAUDITED)
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                                                                                TOTAL
                             NUMBER OF                   ADDITIONAL                          RETAINED       STOCKHOLDERS'
                              SHARES         COMMON        PAID-IN        TREASURY           EARNINGS          EQUITY
                            OUTSTANDING      STOCK         CAPITAL          STOCK           (DEFICIT)         (DEFICIT)
                        --------------------------------------------------------------------------------------------------
Balances at
 December 31, 1997           10,000,000          $10         $11,918       $   --              $  13,640       $  25,568
   Purchase of treasury
    stock, at cost                   --           --              --         (500)                    --            (500)

   Proceeds from sale
    of common stock           2,969,820            3          68,324           --                     --          68,327

   Purchase of common
    stock as part of
    recapitalization         (7,561,355)          (8)         (9,088)          --               (164,868)       (173,964)

   Split of common
    stock 2.30068 to 1        7,034,682            7              (7)          --                     --              --

   Purchase of common
    stock options                    --           --            (387)          --                     --            (387)

   Preferred dividends
    accrued                          --           --              --           --                 (1,264)         (1,264)

   Net loss                          --           --              --           --                   (429)           (429)
                             ----------       ------        --------        -----             ----------       ---------
Balances at September
 30, 1998                    12,443,147       $   12        $ 70,760        $(500)            $ (152,921)      $ (82,649)
                             ==========       ======        ========        =====             ==========       =========

                             See accompanying notes

                        CENTURY MAINTENANCE SUPPLY, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                                    Nine months ended
                                                                                    -----------------
                                                                                     September 30
                                                                                     ------------
                                                                                 1997                 1998
                                                                            ----------------------------------
                                                                                     (Unaudited)
Operating activities
Net income (loss)                                                              $     901            $    (429)
                                                                              ----------           ----------
Adjustments to reconcile net income (loss) to net cash provided by
 (used in) operating activities:
   Non-cash compensation expense related to stock transactions
                                                                                   6,969                    -
   Deferred income tax benefit                                                      (190)                   -
   Depreciation and amortization                                                     532                  703
   Bad debt expense                                                                  101                  292
   Loss on sale of property and equipment                                             13                    -
   Minority interest in earnings                                                     848                    -
   Changes in operating assets and liabilities:
     Accounts receivable                                                          (7,713)              (9,787)
     Inventory                                                                    (4,643)              (8,637)
     Prepaid expenses and other assets                                              (257)              (5,240)
     Accounts payable                                                              3,466                6,337
     Accrued expenses                                                                665                3,359
     Income taxes payable                                                            (53)                (787)
                                                                     ----------------------------------------
Net cash provided by (used in) operating activities                                  639              (14,189)
INVESTING ACTIVITIES
Purchases of property and equipment                                               (1,327)                (780)
Cash paid for acquisition, net                                                    (8,740)                   -
Proceeds from sale of property and equipment                                         712                  100
                                                                     ----------------------------------------
Net cash used in investing activities                                             (9,355)                (680)
FINANCING ACTIVITIES
Net borrowings (repayments) under revolving line of credit                         5,934               (8,800)
Proceeds from long-term debt                                                       5,755              100,000
Repayments of long-term debt                                                      (1,042)             (10,197)
Purchase of stock options, net of compensation expense                                 -                 (387)
Sale of common stock                                                                   -               68,326
Sale of preferred stock, net                                                           -               37,215
Purchase of treasury stock, at cost                                                    -             (174,464)
Capital contributions                                                                346                    -
                                                                     ----------------------------------------
Net cash provided by financing activities                                         10,993               11,693
                                                                     ----------------------------------------
Net increase (decrease) in cash                                                    2,277               (3,176)
Cash at beginning of period                                                        4,924                6,599
                                                                     ----------------------------------------
Cash at end of period                                                          $   7,201            $   3,423
                                                                     ========================================

                             See accompanying notes

                       CENTURY MAINTENANCE SUPPLY, INC.
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

                              SEPTEMBER 30, 1998

1. BASIS OF PRESENTATION

Century Maintenance Supply, Inc. (the "Company"), distributes general maintenance supplies and air conditioning and heating equipment and parts to apartment complexes throughout the United States.

The consolidated financial statements include the accounts of Century Maintenance Supply, Inc., and its wholly owned subsidiaries. Intercompany accounts and transactions have been eliminated in consolidation.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

The consolidated balance sheet at December 31, 1997 has been derived from the audited financial statements at that date but does not include all of the information or footnotes required by generally accepted accounting principles for complete financial statements. The Company's consolidated balance sheet at September 30, 1998 and the consolidated statements of operations, changes in stockholders' equity, and cash flows for the interim periods ended September 30, 1997 and 1998 have been prepared by the Company without audit. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the consolidated financial position, results of operations, and cash flows have been made. The results of operations for the interim periods are not necessarily indicative of the operating results for a full year or of future operations.

On June 30, 1997, the Company acquired all of the outstanding minority shareholder interests in each of the Company's subsidiaries with common stock of the Company. The exchanges were completed at fair value and resulted in the Company distributing 1,681,324 shares of common stock to the minority shareholders (all of which were company employees). The acquisition resulted in compensation expense of $6,343,536 for the difference between the fair value of the stock exchanged and the recorded basis of minority shareholder interests consisting of amounts paid by the minority shareholders for their stock in the subsidiaries and their allocated earnings reflected as charges to minority interest in earnings of subsidiaries.

On June 30, 1997, the Company purchased all assets of the general maintenance supply operations of an affiliated company, Century Airconditioning Supply, Inc. ("CAC"), with 1,702,703 shares of the Company's common stock. Also on June 30, 1997, the Company sold one of its subsidiaries in the heating and air conditioning business to CAC for approximately $215,000. These transactions were conducted between the Company and CAC, which were under common control, and, as such, the transactions were recorded at historical cost in a manner similar to a pooling of interests. The nine months ended September 30, 1997 have been restated to reflect these transactions.

On July 8, 1998, the Company completed a 2.30068 to 1 common stock split in connection with the recapitalization (see below) of the Company. This transaction has been reflected in the financial statements.

Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The accompanying consolidated financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1997.

                        CENTURY MAINTENANCE SUPPLY, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (UNAUDITED)
                               SEPTEMBER 30, 1998

2. RECAPITALIZATION

Effective July 8, 1998, the Company completed a recapitalization of the company pursuant to an agreement and plan of the merger ("Recapitalization"). The transaction occurred as follows:

 .  FS Equity Partners IV, L.P. ("FSEP IV"), formed Century Acquisition
   Corporation, a Delaware corporation ("Acquisition Co.") on April 21,
   1998.

 . FSEP IV made an equity contribution of $67,451,190 to Acquisition Co. and two other investors contributed at a total of $875,000 to Acquisition Co. (the "Equity Investment"). All of the outstanding capital stock of Acquisition Co. was held by FSEP IV and such other investors.

 .  The Company issued $40,000,000 of Senior Exchangeable PIK Preferred Stock
   (the "Preferred Stock"), of which $12,000,000 was purchased by affiliated parties.

 . The Company obtained new secured term loan facilities with an aggregate principal amount of $100,000,000 (see Note 8).

 . Acquisition Co. was merged into the Company (with the Company as the surviving corporation) and Acquisition Co.'s outstanding capital stock was converted into 2,969,820 newly issued shares of the Company.

 .  Pursuant to the merger, the Company applied the proceeds of the Equity
   Investment of $68,326,190, proceeds of the secured term loan facilities of $100,000,000 and the proceeds of the Preferred Stock of $40,000,000 to convert 7,561,355 shares of the Company held by the primary shareholder (Dennis C. Bearden) and the Management Owners (certain management employees of the Company)(collectively, the "Continuing Shareholders") and 236,950 options into cash of approximately $178,300,000, and paid certain costs and expenses associated with the Recapitalization which totaled approximately $15,000,000. Of the approximately $15,000,000 of costs and expenses, approximately $8,702,000 was expensed and the remainder related to the Preferred Stock and the new credit facility was offset against proceeds or capitalized as deferred financing costs (see below). The purchase of the options to purchase shares of common stock from employees resulted in a compensation charge of approximately $4,092,000.

3. INCOME TAXES

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are determined based on differences between the financial statement basis and income tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

The Company's interim provisions for income taxes were computed using its estimated effective tax rate for the year. The Company's provision for income taxes differs from the federal statutory rate of 35% in 1998 due primarily to nondeductible goodwill, nondeductible merger-related expenses, and state income taxes and in 1997 due primarily to the non-deductible stock compensation charge and state income taxes (see also Note 4).

                        CENTURY MAINTENANCE SUPPLY, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (UNAUDITED)
                               SEPTEMBER 30, 1998


4. PRO FORMA PROVISION FOR INCOME TAXES

As mentioned in Note 1, the Company acquired all of the assets of the general maintenance supply operations of CAC and has restated the financial statements for the periods presented to reflect the transaction in a manner similar to a pooling of interests. The operations that the Company acquired were part of an S corporation and were not subject to federal income taxes. To reflect the earnings of the restated financial statements of the Company on an after-tax basis since the operations are now all a part of a C corporation, an unaudited pro forma provision for income tax has been included in the accompanying consolidated statements of operations. The provision was computed as if the Company were a C corporation and responsible for its federal and state income taxes.

5. ACQUISITIONS

On July 11, 1997, the Company acquired all of the issued and outstanding common stock of Nationwide Apartment Supply, Inc., and Fairview Wholesale Supply, Inc. (collectively, "Nationwide"), for approximately $9,160,000. The seller also received 140,000 options to purchase common stock of the Company at $7.00 per share. The acquisition was accounted for using the purchase method of accounting and resulted in goodwill of approximately $5,787,000. The purchase price was adjusted in the first quarter 1998 by $150,000 as a reduction in goodwill and the note payable to the seller.

The following unaudited pro forma results of operations have been prepared assuming the acquisitions had occurred as of the beginning of the periods presented. Those results are not necessarily indicative of results of the future operations nor of results that would have occurred had the acquisitions been consummated as of the beginning of the periods presented.

                                                                                   NINE MONTHS ENDED
                                                                                     SEPTEMBER 30,
                                                                                         1997
                                                                              ---------------------------
                                                                                (dollars in thousands)
                    Net sales                                                          $127,030
                    Net income                                                         $  1,945


6. STOCKHOLDERS' EQUITY

Effective March 29, 1998, the Company repurchased 83,962 shares of common stock from a stockholder for $500,000. These shares have been placed in treasury stock.

On July 1, 1997, the Company granted 269,500 non-qualified, fully vested stock options to purchase Common Stock with an exercise price of $4.00 per common share with an expiration date of three years after the date of grant. The grant of options resulted in compensation expense of $625,240 for the excess of the fair value of the Common Stock over the exercise price at the date of the grant.

                        CENTURY MAINTENANCE SUPPLY, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (UNAUDITED)
                               SEPTEMBER 30, 1998

6. STOCKHOLDERS' EQUITY (CONTINUED)

In connection with the Recapitalization, the Company adopted the 1998 Nonqualified Stock Option Plan, pursuant to which options may be granted to eligible employees of the Company for the purchase of an aggregate of 1,642,500 shares of common stock of the Company. The 1998 Nonqualified Stock Option Plan is administered by the Board of Directors (the "Board"). On July 9, 1998, the Company granted 692,000 non-qualified stock options to purchase common stock with an exercise price of $10.00 per common share with an expiration date of seven years after the date of grant. The stock options granted become exercisable over a four-year period based on the Company meeting certain financial goals each year or on a cumulative basis over the four-year period as set forth in the stock option agreement. The grant is being recorded using variable plan accounting and as of September 30, 1998, no compensation expense has been recorded.

In connection with the Recapitalization, the Company granted to a new director of the Company 50,000 non-qualified stock options to purchase common stock of the Company. The stock options have an exercise price of $10.00 per common share with an expiration of seven years after the grant date and are fully vested and exercisable.

In connection with the Recapitalization, the Company granted a primary shareholder 180,000 non-qualified stock options to purchase common stock of the Company with an exercise price of $10.00 per common share with an expiration of seven years after the grant date. The stock options become exercisable over a three-year period based on the Company meeting certain financial goals each year or on a cumulative basis over the three-year period as set forth in the stock option agreement. The grant is being recorded using variable plan accounting and as of September 30, 1998, no compensation expense has been recorded.

7. PREFERRED STOCK

As part of the Recapitalization the Company sold the $40.0 million of 13 1/4% Senior Exchangeable PIK (Payment-in-kind) Preferred Stock of which $12.0 million was sold to affiliates of the Company. The preferred stock is due in 2010 with an aggregate liquidation preference of $40.0 million or $100 per share. Dividends are payable semi-annually in cash, except that on each dividend payment date on or prior to July 1, 2003, dividends may be paid at the Company's option, by issuance of additional shares of preferred stock. The New Credit Facility currently prohibits the payment of cash dividends on the preferred stock. The preferred stock is subject to mandatory redemption at its liquidation preference, plus accumulated and unpaid dividends, on July 1, 2010. The Company may redeem the preferred stock in accordance with certain redemption provisions at a date earlier than July 1, 2010. If the Company elects to redeem the preferred stock on or before July 1, 2003 the redemption price will be 113.25% of the liquidation preference price of $100 per share. Holders of preferred stock have no voting rights.

At any time, the Company may, at its option, exchange all of the shares of preferred then outstanding for Exchange Debentures in a principal amount equal to the liquidation preference of the shares being exchanged. The exchange debentures would have interest of 13 1/4% and would be due in 2010. The Company's credit facility currently prohibits the Company from exchanging the preferred stock. The Company incurred $2,803,000 of costs as part of the sale of the preferred stock which has been offset against the proceeds. For the three-months and nine-months ended September 30, 1998 the Company has accreted $52,000 to retained earnings as part of dividends accrued.

                        CENTURY MAINTENANCE SUPPLY, INC.
       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED) (UNAUDITED)
                               SEPTEMBER 30, 1998

8. CREDIT FACILITY

On July 8, 1998, as part of the Recapitalization, the Company entered into a new credit facility, providing for $100.0 million of secured term loan facilities and a $25.0 million revolving loan facility (the "Revolving Credit Facility"). The term loan facility consists of a $40.0 million Tranche A Term Facility and a $60.0 million Tranche B Term Facility (collectively called the "Term Loan Facility"). The Term Loan Facility will amortize over a five-year period for the Tranche A Term Facility and a seven-year period for the Tranche B Term Facility, and the Revolving Credit Facility will mature on July 8, 2003. The interest rate under the new credit facility is variable and based, at the option of the Company, upon either a eurodollar rate plus 2.5% (for the Revolving Credit Facility and the Tranche A Term Facility) and plus 2.75% (for the Tranche B Term Facility) per annum. If the Company achieves certain performance goals, rates under the Tranche A Term Facility and the Revolving Facility will be reduced. A commitment fee of 0.5% per annum will be charged on the unused portion of the new Revolving Credit Facility.

The new credit facility contains certain non-financial and financial covenants. The Company incurred $4,552,000 of costs as part of obtaining the new credit facility which have been recorded as deferred financing costs. The Company amortizes the costs over the average life of the new credit facility. For the three-months and nine-months ended September 30, 1998 the Company recognized amortization expense of $172,000.

Effective September 30, 1998, the Company entered into two three-year interest rate swap agreements to reduce a portion of its interest rate exposure on its new credit facility. Under the terms of the first agreement, the Company pays 8.81% on notional principal of $29,925,000 and receives LIBOR plus 2.75% on the notional balance. under the terms of the second agreement, the Company pays 8.54% on a notional balance of $20,000,000, which declines to $13,000,000 in 2001, and receives LIBOR plus 2.5% on the notional balance.

                        REPORT OF INDEPENDENT AUDITORS

Boards of Directors
Nationwide Apartment Supply, Inc. and Fairview Wholesale Supply, Inc.

  We have audited the accompanying combined balance sheets of Nationwide Apartment Supply, Inc., and Fairview Wholesale Supply, Inc. (collectively, the "Company"), as of June 30, 1997 and 1996, and the related combined statements of income and retained earnings and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Nationwide Apartment Supply, Inc., and Fairview Wholesale Supply, Inc., at June 30, 1997 and 1996, and the combined results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                    ERNST & YOUNG LLP

Indianapolis, Indiana
August 25, 1997

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

                            COMBINED BALANCE SHEETS


                                                                                                  JUNE 30
                                                                                                  -------
                                                                                            1997           1996
                                                                                            ----           ----
                                       ASSETS
                                       ------
Current assets:
 Cash................................................................................    $   419,898    $    8,588
 Accounts receivable, net of allowance for doubtful accounts
  (1997--$100,974; 1996--$80,974)....................................................      4,625,033     3,750,080
 Inventory...........................................................................      4,031,100     2,942,500
 Note receivable.....................................................................         23,781        34,325
                                                                                         -----------    ----------
  Total current assets...............................................................      9,099,812     6,735,493
Available-for-sale securities........................................................        425,000       321,700
Property and equipment, net..........................................................        584,641       503,448
Deferred tax asset...................................................................         40,575            --
                                                                                         -----------    ----------
  Total assets.......................................................................    $10,150,028    $7,560,641
                                                                                         ===========    ==========
                         LIABILITIES AND SHAREHOLDERS' EQUITY
                         ------------------------------------
Current liabilities:
 Accounts payable....................................................................    $ 3,307,642    $2,668,543
 Accrued expenses....................................................................        784,740       666,186
 Income taxes payable:...............................................................
  Federal............................................................................        642,603       166,769
  State..............................................................................        141,020        44,833
 Dividend payable....................................................................             --        11,140
 Revolving note payable line of credit...............................................        200,000       125,000
 Current portion of long-term debt...................................................        373,742       331,076
 Current portion of notes payable, related party.....................................        245,132       197,500
                                                                                         -----------    ----------
  Total current liabilities..........................................................      5,694,879     4,211,047
Long-term debt.......................................................................        667,897       833,883
Notes payable, related party.........................................................        658,219       816,756
Shareholders' equity:................................................................
 Preferred stock, $10 par value, authorized shares--100,000, Issued and
  outstanding shares--10,000.........................................................        100,000       100,000
 Common stock, no par value, authorized shares--101,000, Issued and
  outstanding shares--3,000..........................................................        201,000       201,000
 Retained earnings...................................................................      2,828,033     1,397,955
                                                                                         -----------    ----------
   Total shareholders' equity........................................................      3,129,033     1,698,955
                                                                                         -----------    ----------
   Total liabilities and shareholders' equity........................................    $10,150,028    $7,560,641
                                                                                         ===========    ==========

                            See accompaning notes.

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

              COMBINED STATEMENTS OF INCOME AND RETAINED EARNINGS



                                                                                              YEAR ENDED JUNE 30
                                                                                              ------------------
                                                                                             1997            1996
                                                                                             ----            ----
Sales.................................................................................    $34,957,514     $25,846,800
Cost of sales.........................................................................     24,028,094      17,912,700
                                                                                          -----------     -----------
Gross profit..........................................................................     10,929,420       7,934,100
Selling, general and administrative expenses..........................................      8,457,232       6,999,256
                                                                                          -----------     -----------
Income from operations................................................................      2,472,188         934,844
Other (income) expense:
 Interest expense.....................................................................        177,334         186,617
 Other................................................................................        (88,715)         13,787
                                                                                          -----------     -----------
Income before income taxes............................................................      2,383,569         734,440
Income taxes..........................................................................        953,491         326,695
                                                                                          -----------     -----------
Net income............................................................................      1,430,078         407,745
Retained earnings, beginning of year..................................................      1,397,955         990,210
                                                                                          -----------     -----------
Retained earnings, end of year........................................................    $ 2,828,033     $ 1,397,955
                                                                                          ===========     ===========


                            See accompanying notes.

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

                       COMBINED STATEMENTS OF CASH FLOWS



                                                                                                    YEAR ENDED JUNE 30
                                                                                                    ------------------
                                                                                                 1997                 1996
                                                                                                 ----                 ----
OPERATING ACTIVITIES
Net income..........................................................................         $ 1,430,078          $   407,745
Adjustments to reconcile net income to net cash provided by (used in)
operating activities:
 Depreciation.......................................................................             217,792              206,053
 Deferred tax expense...............................................................             (40,575)                  --
 Gain on disposal of property  and equipment........................................                (427)                  --
 Changes in operating  assets and liabilities:
  Accounts receivable...............................................................            (874,953)          (1,449,864)
  Inventory.........................................................................          (1,088,600)            (749,025)
  Accounts payable..................................................................             639,099            1,000,504
  Accrued expenses..................................................................             118,554              115,577
  Income taxes payable..............................................................             572,021              211,602
                                                                                             -----------          -----------
Net cash provided by (used in) operating activities.................................             972,989             (257,408)
INVESTING ACTIVITIES
Purchases of property and equipment.................................................            (301,558)            (297,150)
Proceeds from sale of property and equipment........................................               3,000                   --
Notes receivable....................................................................              10,544               14,306
Purchases of available-for- sale securities.........................................            (103,300)             (78,300)
                                                                                             -----------          -----------
Net cash used in investing activities...............................................            (391,314)            (361,144)
FINANCING ACTIVITIES................................................................
Proceeds from notes payable.........................................................             525,000            1,282,000
Principal payments on notes payable.................................................            (573,320)          (1,028,476)
Proceeds from notes payable, related parties........................................             100,000              420,000
Principal payments on notes payable, related parties................................            (210,905)            (106,921)
Dividends paid......................................................................             (11,140)             (13,018)
                                                                                             -----------          -----------
Net cash (used in) provided by financing activities.................................            (170,365)             553,585
                                                                                             -----------          -----------
Net increase (decrease) in cash.....................................................             411,310              (64,967)
Cash at beginning of year...........................................................               8,588               73,555
                                                                                             -----------          -----------
Cash at end of year.................................................................         $   419,898          $     8,588
                                                                                             ===========          ===========


                            See accompanying notes.

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1.  PRINCIPLES OF COMBINATION AND NATURE OF BUSINESS

  The combined financial statements include the accounts of Nationwide Apartment Supply, Inc. ("Nationwide"), and Fairview Wholesale Supply, Inc. ("Fairview"), entities affiliated through common ownership, and are hereinafter referred to collectively as the "Company." All significant intercompany accounts and transactions have been eliminated in the combination of the Company's financial statements.

  The Company has its principal office in Indianapolis, Indiana. The Company operates exclusively in one industry segment, the sale of repair and maintenance products primarily to the apartment housing markets in the Midwestern United States. Nationwide has offices in Indianapolis, Indiana; Cincinnati, Ohio; St. Louis, Missouri; Detroit, Michigan; Atlanta, Georgia; Kansas City, Missouri; the District of Columbia; Columbus, Ohio; and Cleveland, Ohio. Fairview has offices in Chicago, Illinois and Minneapolis, Minnesota.

2.  SIGNIFICANT ACCOUNTING POLICIES

 Inventory

  Inventory is recorded at the lower of cost (determined using the last-in, first-out method) or market. Inventory costs determined using current costs exceed the carrying amounts of inventories determined by the last-in, first- out method by $487,853 at June 30, 1997 ($347,934 at June 30, 1996).

 Available-for-Sale Securities

  In accordance with Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies its ownership interest in the Co-op of one of its vendors as "available-for-sale." The Co-op is required to repurchase these securities at their fair value in the event the Company's relationship with the Co-op is terminated. These securities are valued at cost which the Company believes approximates fair value.

 Property and Equipment

  Property and equipment are stated at cost and are depreciated on a straight-line basis over the estimated useful lives of the assets. The carrying value of long-lived assets is periodically reviewed by management. If this review indicates that the carrying value may be impaired, then the impaired amount will be written off.

 Revenue Recognition

  Revenue is recognized upon shipment of inventory to customers.

 Income Taxes

  The Company accounts for income taxes in accordance with FASB Statement No. 109, Accounting for Income Taxes, which requires recognition of deferred tax liabilities and assets based on the difference between the financial statement and tax bases of assets and liabilities. Both Nationwide and Fairview file separate tax returns at the state and federal levels.

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1997


 Recently Issued Accounting Pronouncements

  In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting on Comprehensive Income, and No. 131, Disclosures about Segments of an Enterprise and Related Information. These statements will affect the disclosure requirements for annual and interim financial statements beginning after December 15, 1997. The Company expects that the new reporting requirements will have no material effect on its financial position or results of operations.

 Advertising Expenses

  Advertising and promotion expenses are charged to operations during the year in which they are incurred in accordance with AICPA Statement of Position 93- 7, Reporting on Advertising Costs. The Company incurred advertising expenses of approximately $198,000 in 1997 ($153,000 in 1996).

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management of the Company to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

3. PROPERTY AND EQUIPMENT

 Property and equipment consisted of the following:

                                                                                                             JUNE 30
                                                                                                             -------
                                                                                                        1997         1996
                                                                                                        ----         ----
     Land........................................................................................   $   20,000   $   20,000
     Buildings and improvements..................................................................       71,390       71,390
     Equipment and fixtures......................................................................      435,432      499,607
     Vehicles....................................................................................      834,083      685,494
                                                                                                    ----------   ----------
                                                                                                     1,360,905    1,276,491
     Accumulated depreciation....................................................................      776,264      773,043
                                                                                                    ----------   ----------
                                                                                                    $  584,641   $  503,448
                                                                                                    ==========   ==========


4.  RELATED PARTY TRANSACTIONS

  At June 30, 1997, the Company has notes payable aggregating $903,351 due to the principal shareholder maturing through June 2006. The notes payable relate primarily to various payments made on behalf of the Company and bear interest at rates ranging from 8% to 10.25%. Included in accrued liabilities at June 30, 1997 is $6,000 of interest in connection with these notes payable.

  At June 30, 1997, the Company has a lease commitment for a warehouse building with a revocable trust in the name of the principal shareholder. The lease expires in April 2001 and requires monthly lease payments of $8,025.

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1997

5.  DEBT

  Debt consisted of the following:

                                                                                                           JUNE 30
                                                                                                           -------
                                                                                                      1997         1996
                                                                                                      ----         ----

Note payable to a bank requiring monthly principal payments of $19,917 plus interest
(9.0% at June 30, 1997) at the bank's prime rate plus .5%, maturing in February 2000,
 collateralized by substantially all of the Company's assets....................................   $  657,250   $  896,250
Note payable to a bank requiring monthly principal payments of $3,750 plus interest
(8.5% at June 30, 1997) 2000, at the bank's prime rate, balance due October
collateralized by substantially all of the Company's............................................      206,250           --
Revolving line of credit not to exceed $200,000 due November 1997 plus interest
(9.0% at June 30, 1997) at the bank's prime rate plus .5%, collateralized by equipment..........      200,000      125,000
Note payable to a bank requiring monthly principal payments of $6,250 plus interest
(9.0% at June 30, 1997) at the bank's prime rate plus .5%, maturing in April 1998,
subordinately collateralized by substantially all of the Company's assets.......................      137,500      212,500
Note payable to a bank requiring monthly principal payments of $667 plus interest
(9.0% at June 30, 1997) at the bank's prime rate plus .5%, maturing in December  1997...........        4,000       12,000
Notes payable to a bank requiring aggregate monthly principal payments of $1,064
including interest at 9.05%, maturing in September 2000, collateralized by two automobiles......       36,639       44,209
                                                                                                   ----------   ----------
                                                                                                    1,241,639    1,289,959
Less current portion............................................................................      573,742      456,076
                                                                                                   ----------   ----------
                                                                                                   $  667,897   $  833,883
                                                                                                   ==========   ==========

  Aggregate maturities of notes payable as of June 30, 1997 are as follows:

                                                                               RELATED
                                                                                PARTY        BANK          TOTAL
                                                                                -----        ----          -----
  1998.....................................................................    $245,132    $  573,742    $  818,874
  1999.....................................................................     159,456       357,639       517,095
  2000.....................................................................     125,132       307,395       432,527
  2001.....................................................................      64,847         2,863        67,710
  2002.....................................................................      70,591            --        70,591
  Thereafter...............................................................     238,193            --       238,193
                                                                               --------    ----------    ----------
                                                                               $903,351    $1,241,639    $2,144,990
                                                                               ========    ==========    ==========


  The carrying amounts of the Company's notes payable at June 30, 1997 approximate their fair values. The fair values of the Company's notes payable to banks and related party are estimated using discounted cash flow analyses based on the Company's current incremental borrowing rates for similar types of borrowing arrangements.

  Cash paid for interest in 1997 was approximately $183,000 ($161,000 in 1996).

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1997

6.  LEASE COMMITMENTS

   The Company has operating lease agreements for eleven warehouse buildings located throughout the Midwestern United States. The lease agreements expire at various dates between 1997 and 2003.

   Future minimum payments for lease obligations at June 30, 1997 are as follows:

    1998....................................................................................................   $  594,223
    1999....................................................................................................      573,454
    2000....................................................................................................      486,948
    2001....................................................................................................      289,884
    2002....................................................................................................      176,936
    Thereafter..............................................................................................      112,500
                                                                                                               ----------
                                                                                                               $2,233,945
                                                                                                               ==========


   Total rent expense was approximately $566,000 in 1997 ($424,000 in 1996).

7.  INCOME TAXES

   Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and amounts used for income tax purposes.

   Deferred income taxes relate to a temporary difference associated with the allowance for doubtful accounts.

   The reconciliation of income tax expense for 1997 and 1996 computed at the U.S. federal statutory rate to the Company's effective income tax rate is as follows:


                                                                                                   1997    1996
                                                                                                   ----    ----
Tax at U.S. federal statutory rate:.............................................................   34.0%   34.0%
State and local income taxes, net of U.S. federal benefit.......................................    4.5     6.0
Other...........................................................................................    1.5     4.5
                                                                                                   ----    ----
                                                                                                   40.0%   44.5%
                                                                                                   ----    ----

   Income tax expense (benefit) is composed of the following:

                                                                                                  1997        1996
                                                                                                  ----        ----
Current expense:
  Federal...................................................................................    $826,803     $260,329
  State.....................................................................................     167,263       66,366
Deferred expense:
  Federal...................................................................................     (35,375)          --
  State.....................................................................................      (5,200)          --
                                                                                                --------     --------
                                                                                                $953,491     $326,695
                                                                                                ========     ========

   Cash paid for income taxes in 1997 was approximately $356,000 ($123,000 in 1996).

                     NATIONWIDE APARTMENT SUPPLY, INC. AND
                        FAIRVIEW WHOLESALE SUPPLY, INC.

              NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)

                                 JUNE 30, 1997

8.  401(K) PLAN

  The Company has a 401(k) retirement savings plan which is available to all employees over the age of 21 who have completed one year of service with the Company. Employees may contribute up to 12% of their compensation per payroll period. The Company matches a discretionary percentage of contributions made by employees. The Company's total contribution in 1997 was approximately $194,000 ($165,000 in 1996).

9.  SUBSEQUENT EVENT

  On July 11, 1997, all of the outstanding stock of the Company was purchased by Century Air Supply, Inc., for an aggregate purchase price of $9,000,000 plus the assumption and payment of existing indebtedness of the Company.

                       CENTURY MAINTENANCE SUPPLY, INC.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                               December 31, 1997


                                                      HISTORICAL                                PRO FORMA
                                                      ----------          -------------------------------------------------------
                                              CENTURY                                                RECAPITALIZATION
                                            MAINTENANCE    NATIONWIDE                       AS          ADJUSTMENTS         AS
                                            SUPPLY, INC.    (NOTE 2)      ADJUSTMENTS    ADJUSTED        (NOTE 3)        ADJUSTED
                                            ------------   -----------    -----------    --------    -----------------   ---------
Revenues...................................   $146,166       $19,845       $   -          $166,011      $      -         $166,011
Cost of sales..............................    105,636        14,734         (70) (a)      120,300             -          120,300
                                              --------       -------       -----          --------      --------         --------
Gross profit...............................     40,530         5,111          70            45,711             -         $ 45,711
Expenses:
  General and administrative...............     22,264         3,731         102  (b)
                                                                             (12) (c)
                                                                             (44) (d)       26,041             -           26,041
  Stock-based compensation charge..........      6,969             -           -             6,969             -            6,969
                                              --------       -------       -----          --------      --------         --------

Operating income...........................     11,297         1,380          24            12,701             -           12,701
Interest expense...........................      1,147            86         287 (e)         1,520         7,214 (i)        8,734
                                              --------       -------       -----          --------      --------         --------

Income (loss) before income taxes
and minority interest......................     10,150         1,294        (263)           11,181        (7,214)           3,967
Provision (benefit) for income taxes.......      6,370           552         (64) (f)
                                                                             295  (g)        7,153        (2,885) (j)       4,268
                                              --------       -------       -----          --------      --------         --------
 Income (loss) before minority interest....      3,780           742        (494)            4,028        (4,329)            (301)

Minority interest in earnings of
subsidiaries...............................        848             -        (848) (h)            -             -                -
                                              --------       -------       -----          --------      --------         --------
Net income (loss)..........................   $  2,932       $   742       $ 354          $  4,028        (4,329)            (301)
                                              ========       =======       =====          ========      ========         ========

Preferred stock dividends..................                                                               (5,709) (k)      (5,709)
                                                                                                        --------         --------
Net loss available to common stock.........                                                             $(10,038)        $ (6,010)
                                                                                                        ========         ========


                            See accompanying notes.

                       CENTURY MAINTENANCE SUPPLY, INC.

             NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                               December 31, 1997

1.  Basis of Presentation

  The accompanying unaudited pro forma consolidated statement of operations (the "Pro Forma Financial Statements") is based on adjustments to the historical consolidated financial statements of Century Maintenance Supply, Inc. (the "Company"), to give effect to the acquisitions described in Note 2 (the "Acquisitions") and the transaction described in Note 3 ("Recapitalization"). The pro forma consolidated statement of operations assumes the Acquisitions described in Note 2 and the Recapitalization described in Note 3 were consummated at the beginning of the period presented. The pro forma consolidated statement of operations is not necessarily indicative of results that would have occurred had the Acquisitions and Recapitalization been consummated as of the beginning of the period presented or that might be attained in the future. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company, the historical financial statements of the entity acquired in the Acquisition and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement.


2.  ACQUISITIONS AND TRANSACTIONS AMONG ENTITIES UNDER COMMON CONTROL

   On June 30, 1997, the Company acquired all of the outstanding minority shareholder interests in each of the Company's subsidiaries with common stock of the Company. The exchanges were completed at fair value, resulting in the Company's distributing 1,681,324 shares of common stock. This acquisition resulted in compensation expense of $6,343,536.

  On June 30, 1997, the Company purchased all of the assets of the general maintenance supply operations of Century Airconditioning Supply, Inc. ("CAC"), an affiliated company, which were located in San Antonio and Austin, Texas (acquired assets to be called "SA/A"), with 1,702,703 shares of the Company's common stock. CAC was an S corporation and was not subject to federal income taxes. Also, on June 30, 1997, the Company sold one of its subsidiaries in the heating and air conditioning business to CAC for $215,000. The transactions were conducted between the Company and CAC, which were under common control, and, as such, the transactions were recorded at historical cost in a manner similar to a pooling of interests. All periods in the consolidated historical financial statements have been restated to reflect the transactions.

  On July 11, 1997, the Company acquired all of the issued and outstanding common stock of Nationwide Apartment Supply, Inc., and Fairview Wholesale Supply, Inc. (collectively "Nationwide"), for approximately $9,160,000. The seller also received 140,000 options to purchase common stock of the Company at $7.00 per share. The acquisition was accounted for using the purchase method of accounting and, accordingly, the results of operations of these companies have been included in the consolidated results of operations of the Company from the date of acquisition. This acquisition resulted in goodwill of approximately $5,787,000. The historical combined statement of operations for Nationwide prior to the acquisition, from January 1, 1997 to July 11, 1997, is included as part of the pro forma information.


3.  TRANSACTION

  On July 8, 1998, the Company consummated a recapitalization pursuant to an Agreement and Plan of Merger (the "Recapitalization Agreement"). Under the terms of the Recapitalization Agreement, Century Acquisition Corporation, an entity formed by affiliates of Freeman, Spogli & Co. LLC ("FS&Co.") merged with and into the Company, with the Company as the surviving corporation.

                       CENTURY MAINTENANCE SUPPLY, INC.

  Pursuant to the Recapitalization, affiliates of FS&Co. invested $67.5 million, a prospective director of the Company invested $750,000, and a third-party invested $125,000 in cash for common stock of the Company (the "Common Stock Investment") and the stockholders that existed prior to the Recapitalization (after the Recapitalization, called "Continuing Stockholders"), retained common stock with a value of $54.2 million (based on the valuation of the Company used in the Recapitalization). As part of the Recapitalization, Senior Exchangeable PIK Preferred Stock (with a dividend rate of 13.25%), due 2010, of the Company with an aggregate liquidation preference of $28.0 million was sold to third parties, and additional preferred stock with an aggregate liquidation preference of $12.0 million was sold to two affiliates of the Company in a private placement ("Sales of Preferred").

  The Company entered into the New Credit Facility, providing for $100.0 million of secured term loan facilities (the "Term Loan Facility"), which was funded in connection with the consummation of the Recapitalization, and a $25.0 million revolving loan facility (the "Revolving Credit Facility").

  Century Acquisition Corporation merged into the Company with the Company being the surviving entity and the Century Acquisition Corporation common stock was converted into 2,969,820 newly issued shares of the Company's common stock. The Company applied the proceeds from the Common Stock Investment, Sales of Preferred, and $100.0 million of the Term Loan Facility to pay cash consideration of $179.3 million to the Continuing Stockholders and option holders, repay existing indebtedness and pay transaction fees and expenses (including bonuses). In connection with the Recapitalization 7,561,355 shares of common stock and 240,750 options to purchase shares of common stock were converted into the right to receive cash. In connection with the cancellation of common stock options in the Recapitalization, the Company recognized a one-time compensation charge of approximately $2.4 million, net of taxes. Immediately following consummation of the Recapitalization, FS&Co. and the Continuing Stockholders beneficially own approximately 55.2% and 44.2%, respectively of the outstanding common stock of the Company.

  The Pro Forma Consolidated Financial Statements give effect to the Common Stock Investment, the Sales of Preferred and the Recapitalization as if these transactions occurred as of January 1, 1997 for purposes of the consolidated statement of operations.

4.  ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

  The following pro forma adjustments have been made to the historical consolidated statement of operations as if the acquisitions described in Note 2 and the Recapitalization described in Note 3 were consummated as of the beginning of the period presented:

  (a) To reduce cost of goods sold to eliminate the change in the LIFO reserve for the period prior to acquisition to conform the accounting method of Nationwide to the Company's accounting method.

  (b) To reflect additional amortization of goodwill related to the purchase of Nationwide, which is being amortized on a straight-line basis over 30 years, for the period from January 1, 1997 to date of acquisition.

  (c) To reduce lease expense due to contractual reductions in monthly lease expense as a result of the Nationwide acquisition.

  (d) To reduce expenses for reductions in salary expense in connection with the Nationwide acquisition.

  (e) To reflect additional interest expense related to the purchase of Nationwide, for the period from January 1, 1997 to date of acquisition.

  (f) To reflect the change in taxes related to the above pro forma adjustments based on an effective rate of 40% (considering goodwill and stock compensation as nondeductible).

  (g) To record the effect of taxes as if SA/A operating assets had been part of the C corporation since the beginning of the period presented.

                       CENTURY MAINTENANCE SUPPLY, INC.

  (h) To reflect the acquisition of minority shares as if the transaction had occurred on January 1, 1997.

  (i) To reflect the adjustment to interest expense and amortization of deferred financing costs as follows (amounts in thousands):

  Elimination of interest expenses on existing debt...........................................................       $(1,520)
  Interest expense on new bank facility at an approximate interest rate of 8.0%...............................         8,000
  Amortization of deferred financing costs (6.2 year life)....................................................           734
                                                                                                                     -------
  Total.......................................................................................................       $ 7,214
                                                                                                                     =======

  (j) To reflect the change in taxes related to the Recapitalization pro forma adjustment based on an effective rate of 40%.

  (k) To reflect the payment-in-kind preferred stock dividends at a rate of 13.25% due semiannually.


5.  USE OF ESTIMATES IN THE PRO FORMA FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                        CENTURY MAINTENANCE SUPPLY, INC.

          PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS--(Unaudited)

                               September 30, 1998
                                 (In Thousands)

                                                                        Century
                                                                      Maintenance     Recapitalization     Pro Forma
                                                                     Supply, Inc.        Adjustments      as Adjusted
                                                                     ------------        -----------      -----------
Revenues..........................................................       $154,157           $     -         $154,157
Cost of sales.....................................................        112,357                 -          112,357
                                                                         --------           -------         --------
  Gross profit....................................................         41,800                 -           41,800
Expenses:
  General and administrative......................................         22,091                 -           22,091
   Recapitalization Expenses......................................          8,702                 -            8,702
   Stock based Compensation change................................          4,092                 -            4,092
                                                                         --------           -------         --------
Operating income..................................................          6,915                 -            6,915
Interest expense..................................................          2,963             3,842 (a)        6,805
                                                                         --------           -------         --------
Income (loss) before income taxes.................................          3,952            (3,842)             110
Provision (benefit) for income taxes..............................          4,381            (1,537)(b)        2,844
                                                                         --------           -------         --------
Net income........................................................           (429)           (2,305)          (2,734)
Preferred stock dividend..........................................         (1,264)           (2,767)(c)       (4,031)
                                                                         --------           -------         --------
Net income available to common stock..............................       $ (1,693)          $(5,072)        $ (6,765)
                                                                         ========           =======         ========

                       CENTURY MAINTENANCE SUPPLY, INC.

       NOTES TO PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS--(Unaudited)

                              September 30, 1998

1.  BASIS OF PRESENTATION

  The accompanying unaudited pro forma consolidated statement of operations (the "Pro Forma Financial Statements") are based on adjustments to the historical consolidated financial statements of Century Maintenance Supply, Inc. (the "Company"), to give effect to the transaction described in Note 2 ("Recapitalization"). The pro forma consolidated statement of operations assumes the Recapitalization described in Note 2 was consummated at the beginning of the period presented. The pro forma consolidated statement of operations are not necessarily indicative of results that would have occurred had the Recapitalization been consummated as of the beginning of the period presented or that might be attained in the future. Certain information normally included in financial statements prepared in accordance with generally accepted accounting principals has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission. The Pro Forma Financial Statements should be read in conjunction with the historical consolidated financial statements of the Company and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Registration Statement.


2.  TRANSACTION

  On July 8, 1998, the Company consummated a recapitalization pursuant to an Agreement and Plan of Merger (the "Recapitalization Agreement"). Under the terms of the Recapitalization Agreement, Century Acquisition Corporation, an entity formed by affiliates of Freeman, Spogli & Co. LLC ("FS&Co.") merged with and into the Company, with the Company as the surviving corporation.

  Pursuant to the Recapitalization, affiliates of FS&Co. invested $67.5 million, a prospective director of the Company invested $750,000, and a third party invested $125,000 in cash for common stock of the Company (the "Common Stock Investment"), and the stockholders that existed prior to Recapitalization (after the Recapitalization, called "Continuing Stockholders") retained common stock with a value of $54.2 million (based on the valuation of the Company used in the Recapitalization). As part of the Recapitalization, Senior Exchangeable PIK Preferred Stock (with a dividend rate of 13.25%), due 2010, of the Company with an aggregate liquidation preference of $28.0 million was sold to third parties, and additional preferred stock with an aggregate liquidation preference of $12.0 million was sold to two affiliates of the Company in a private placement ("Sales of Preferred").

  The Company entered into the New Credit Facility, providing for $100.0 million of secured term loan facilities (the "Term Loan Facility"), which was funded in connection with the consummation of the Recapitalization, and a $25.0 million revolving loan facility (the "Revolving Credit Facility").

  Century Acquisition Corporation merged into the Company with the Company being the surviving entity and the Century Acquisition Corporation common stock was converted into 2,969,820 newly issued shares of the Company's common stock. The Company applied the proceeds from the Common Stock Investment, the Sales of Preferred, and $100.0 million of the Term Loan Facility to pay cash consideration of $179.3 million to the Continuing Stockholders and option holders, repay existing indebtedness and pay transaction fees and expenses (including bonuses). In connection with the Recapitalization, 7,561,355 shares of common stock and 240,750 options to purchase shares of common stock were converted into the right to receive cash. In connection with the cancellation of common stock options in the Recapitalization, the Company recognized a one-time compensation charge of approximately $2.4 million, net of taxes. Immediately following consummation of the Recapitalization, FS&Co. and the Continuing Stockholders beneficially own approximately 55.2% and 44.2%, respectively, of the outstanding common stock of the Company.

                        CENTURY MAINTENANCE SUPPLY, INC.

  The Pro Forma Consolidated Financial Statements give effect to the Common Stock Investment, the Sales of Preferred, and the Recapitalization as if these transactions occurred as of January 1, 1998 for purposes of the consolidated statement of operations.


3.  ADJUSTMENTS TO HISTORICAL FINANCIAL STATEMENTS

  The following pro forma adjustments have been made to the historical consolidated balance sheet and historical consolidated statement of operations as if the Recapitalization described in Note 2 was consummated as of the beginning of the period presented.

Pro forma adjustments to the consolidated statement of operations:

  (a) To reflect the adjustment to interest expense and amortization of deferred financing costs as follows for the period prior to July 8, 1998 (amounts in thousands):

  Elimination of interest expenses on previous debt...........................................................   $ (719)
  Interest expense on new bank facility at an approximate interest rate of 8.0%...............................    4,178
  Amortization of deferred financing costs (6.2 year life)....................................................      383
                                                                                                                 ------
  Total.......................................................................................................   $3,842
                                                                                                                 ======

  (b) To reflect the change in taxes related to the Recapitalization pro forma adjustment based on an effective rate of 40%.

  (c) To reflect the payment-in-kind preferred stock dividends at a rate of 13.25% due semiannually.


4.  USE OF ESTIMATES IN THE PRO FORMA FINANCIAL STATEMENTS

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

===============================================================================
  NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE INITIAL PREFERRED STOCK BY ANYONE IN ANY JURISDICTION IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.
                          ----------------------------
                               TABLE OF CONTENTS

                                                Page
                                                ----
Summary.......................................     1
Risk Factors..................................    16
Use of Proceeds...............................    23
Dividend Policy...............................    23
Capitalization................................    24
The Exchange Offer............................    26
Selected Historical and Pro Forma
 Consolidated Financial Information...........    34
Management's Discussion and Analysis
  of Financial Condition and
 Results of Operations........................    38
Business......................................    45
Management....................................    53
Security Ownership of Certain
 Beneficial Owners............................    59
Certain Transactions..........................    60
Description of New Credit Facility............    63
Description of the Exchange Preferred Stock...    65
Description of the Exchange Debentures........    90
Certain U.S. Federal Income Tax
 Considerations...............................   106
Description of Capital Stock..................   115
Plan of Distribution..........................   116
Experts.......................................   116
Legal Matters.................................   116
Index to Consolidated Financial Statements....   F-1
Pro Forma Consolidated Financial
 Statements...................................   P-1

===============================================================================

                280,000 SHARES



                CENTURY MAINTENANCE
                SUPPLY, INC.



                13 1/4% SENIOR EXCHANGEABLE
                PIK PREFERRED STOCK
                DUE 2010



                ___________, 1999


===============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Pursuant to Section 102(b)(7) of the Delaware Corporation Law, Article XI of the Certificate of Incorporation of the Company, as amended, attached as Exhibit
3.1 to this Registration Statement (the "Certificate of Incorporation") provides that no director of the Company shall be personally liable for monetary damages for a breach of his duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware Corporation Law for any unlawful payment of a dividend or unlawful stock purchase or redemption, or (iv) for any transaction from which the director derived an improper personal benefit.

  The Certificate of Incorporation further provides that if the Delaware General Corporation Law is amended to authorize further elimination or limitation of the liability of directors, then the liability of a director of the Company shall be limited to the fullest extent permitted by the amended Delaware law. The Certificate of Incorporation requires the Company to indemnify its directors and officers against liabilities that may arise by reason of their status or service as directors, officers, employees or agents of the Company to the full extent permitted by Delaware law or any other applicable law as may from time to time be in effect.

  Pursuant to Section 145 of the Delaware Corporation Law, Article X, Section 8 of the Amended and Restated Bylaws of the Company, attached as Exhibit 3.2 to this Registration Statement (the "Bylaws"), provides that each director, officer, and former director or officer of the Company, and any person who may have served or who may in the future serve at the request of the Company as a director or officer of another corporation in which the Company owns shares of capital stock or of which it is a creditor, is indemnified by the Company against expenses actually and necessarily incurred by him or her in connection with the defense of any action, suit or proceeding in which he or she is made a party by reason of being or having been such director or officer, except in relation to matters as to which he or she shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty and except as otherwise provided by law. Such indemnification will not be deemed exclusive of any other rights to which such director, officer or other person may be entitled under any agreement, vote of stockholders, or otherwise. The indemnification provision in the Bylaws shall not limit the indemnification provisions in the Certificate of Incorporation.

  Reference is made to the Registration Rights Agreement (attached as Exhibit
4.2 to this Registration Statement) which provides for indemnification by each Holder of securities (as defined therein) of the Company, its directors and officers and each person controlling the Company, but only with reference to information relating to such Holder furnished to the Company in writing by such Holder expressly for use in any registration statement or prospectus.

  Reference is also made to that certain Preferred Stock Registration Rights Agreement between FS Equity Partners IV, LP, Dennis C. Bearden and the Company (attached as Exhibit 10.10 to this Registration Statement) which provides for indemnification by each Selling Holder (as defined therein) of the Company, its directors and officers and each person controlling the Company, but only with reference to information relating to such Selling Holder furnished in writing by such Selling Holder or on such Selling Holder's behalf expressly for use in any registration statement or prospectus.

  Insofar as indemnification for liabilities under the Securities Act of 1933 may be permitted with respect to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

  The foregoing discussion of the Certificate of Incorporation, Bylaws and the Delaware Corporation Law is not intended to be exhaustive and is qualified in its entirety by the Certificate of Incorporation, Bylaws and the relevant provisions of the Delaware Corporation Law.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a)  EXHIBITS

 Exhibit
  Number                                                  Description
----------        --------------------------------------------------------------------------------------------
      1.1*        Purchase Agreement dated July 1, 1998 between Century Maintenance Supply, Inc. (the
                  "Company" or "Century") and Salomon Brothers Inc.
      2.1*        Agreement and Plan of Merger dated as of May 5, 1998 among Century Acquisition Corporation,
                  Dennis C. Bearden ("Bearden"), FS Equity Partners IV, LP ("FSEP IV"), the Company, and the
                  shareholders of the Company.
      2.2*        First Amendment to Agreement and Plan of Merger dated June 19, 1998 among Century
                  Acquisition Corporation, Bearden, FSEP IV, the Company, and the shareholders of the Company.
      3.1*        Amended and Restated Certificate of Incorporation of Century.
      3.2*        Amended and Restated Bylaws of Century.
      3.3*        Certificate of Designation by Century dated July 8, 1998.
      4.1*        Exchange Indenture dated as of July 8, 1998 between Century and United States Trust Company of New York, as Trustee, with respect to the 13 1/4% Senior Subordinated Exchange Debentures
                  due 2010 (including form of 13 1/4% Senior Subordinated Exchange Debenture due 2010).
      4.2*        Registration Agreement dated July 8, 1998 between Century and Salomon Brothers Inc.
      5.1*        Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.
     10.1*        Credit Agreement dated as of July 8, 1998 among the Company, the lenders party thereto,
                  Salomon Brothers Inc and Citicorp USA, Inc. ("Citicorp").
     10.2*        Security Agreement dated as of July 8, 1998 between the Company and Citicorp.
     10.3*        Pledge Agreement dated as of July 8, 1998 between the Company and Citicorp.
     10.4*        Subsidiary Guarantee Agreement dated as of July 8, 1998 between the Company and Citicorp.
     10.5*        Indemnity, Subrogation and Contribution Agreement dated as of July 8, 1998 between the
                  Company and Citicorp.
     10.6*        Amended and Restated Stockholders' Agreement dated as of May 5, 1998 among FSEP IV,
                  Bearden, the Company and certain of its stockholders and their spouses.
     10.7*        Second Amended and Restated Stockholders' Agreement dated as of July 8, 1998 among FSEP IV,
                  Bearden, the Company and certain of its stockholders and their spouses.
     10.8*        Stockholders Agreement dated July 8, 1998 among FSEP IV, William C. Johnson ("Johnson"),
                  The Parthenon Group, Bearden, Century Airconditioning Supply, Inc. ("Century AC") and the
                  Company.
     10.9*        Registration Rights Agreement dated July 8, 1998 among FSEP IV, Bearden, Century AC, the
                  Company and certain stockholders of the Company.
    10.10*        Preferred Stock Registration Rights Agreement dated July 8, 1998 among FSEP IV, Bearden and the Company.
    10.11*        Preferred Stock Subscription Agreement dated July 8, 1998 among the Company, FSEP IV and
                  Bearden.
    10.12*        1998 Nonqualified Stock Option Plan.
    10.13*        1997 Incentive Stock Plan.
    10.14*        Form of Nonqualified Stock Option Agreement for 1998 Nonqualified Stock Option Plan.
    10.15*        Form of Agreement for 1997 Incentive Stock Plan.
    10.16*        Executive Employment Agreement dated July 8, 1998 between Century Maintenance Supply, Inc.
                  and Bearden.

 Exhibit
  Number                                                  Description
----------        --------------------------------------------------------------------------------------------
    10.17*        Executive Employment Agreement dated July 8, 1998 between Century Maintenance Supply, Inc.
                  and Richard E. Penick.
    10.18*        Non-competition Agreement dated July 8, 1998 among Bearden, Century AC, Air Management
                  Supply, Inc. and Century.
     12.1*        Statement re Computation of Earnings to Fixed Charges Ratio.
     21.1*        Subsidiaries of Century.
     23.1*        Consent of Riordan & McKinzie (contained in Exhibit 5.1).
     23.2         Consent of Ernst & Young LLP.
     24.1*        Power of Attorney (included on the signature pages hereof).
     25.1*        Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust Company of New York.
     27.1*        Financial Data Schedule.
     99.1*        Form of Letter of Transmittal with respect to the Exchange Offer.
     99.2*        Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.

______________
* Previously Filed.

  (b)  FINANCIAL STATEMENT SCHEDULE

  No other schedules have been included because the information required to be set forth therein is not applicable.


ITEM 22.  UNDERTAKINGS

  The undersigned Registrant hereby undertakes as follows:

  1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  4. To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  5. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  6. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  7. To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this Registration Statement when it became effective.

                                 SIGNATURES

  Pursuant to requirements of the Securities Act of 1933, as amended, the undersigned Registrant has duly caused Amendment No. 3 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on January 15, 1999.

                                    CENTURY MAINTENANCE SUPPLY,INC.

                                    By:  /s/ Richard E. Penick
                                         ---------------------------------------
                                         Richard E. Penick
                                         Chief Financial Officer, Vice President
                                         and Assistant Secretary



                                 SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, Amendment No. 3 to this Registration Statement has been signed below by the following person in the capacities and on the dates indicated.

              SIGNATURE                                               TITLE                               DATE

                 *                                  Chief Executive Officer and                     January 15, 1999
---------------------------------------             Director (Principal Executive Officer)
          Dennis C. Bearden

                 *                                  Chief Operating Officer and Director            January 15, 1999
---------------------------------------
        Charles L. Littlepage

        /s/ Richard E. Penick                       Chief Financial Officer and Director            January 15, 1999
---------------------------------------
          Richard E. Penick

                 *                                  Director                                        January 15, 1999
---------------------------------------
            Mark J. Doran

                 *                                  Director                                        January 15, 1999
---------------------------------------
         William C. Johnson

                 *                                  Director                                        January 15, 1999
---------------------------------------
            Jon D. Ralph

                 *                                  Director                                        January 15, 1999
---------------------------------------
        J. Frederick Simmons

                 *                                   Director                                        January 15, 1999
---------------------------------------
          Ronald P. Spogli


*By:  /s/ Richard E. Penick
      ---------------------------------
      Richard E. Penick
      Attorney-in-Fact

                                 EXHIBIT INDEX

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
 Exhibit
  Number                                                  Description
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
      1.1*        Purchase Agreement dated July 1, 1998 between Century Maintenance Supply, Inc. (the
                  "Company" or "Century") and Salomon Brothers Inc.
      2.1*        Agreement and Plan of Merger dated as of May 5, 1998 among Century Acquisition Corporation,
                  Dennis C. Bearden ("Bearden"), FS Equity Partners IV, LP ("FSEP IV"), the Company, and the
                  shareholders of the Company.
      2.2*        First Amendment to Agreement and Plan of Merger dated June 19, 1998 among Century
                  Acquisition Corporation, Bearden, FSEP IV, the Company, and the shareholders of the Company.
      3.1*        Amended and Restated Certificate of Incorporation of Century.
      3.2*        Amended and Restated Bylaws of Century.
      3.3*        Certificate of Designation by Century dated July 8, 1998.
      4.1*        Exchange Indenture dated as of July 8, 1998 between Century and United States Trust Company of New York, as Trustee, with respect to the 13 1/4% Senior Subordinated Exchange Debentures
                  due 2010 (including form of 13 1/4% Senior Subordinated Exchange Debenture due 2010).
      4.2*        Registration Agreement dated July 8, 1998 between Century and Salomon Brothers Inc.
      5.1*        Opinion of Riordan & McKinzie as to the legality of securities registered hereunder.
     10.1*        Credit Agreement dated as of July 8, 1998 among the Company, the lenders party thereto,
                  Salomon Brothers Inc and Citicorp USA, Inc. ("Citicorp").
     10.2*        Security Agreement dated as of July 8, 1998 between the Company and Citicorp.
     10.3*        Pledge Agreement dated as of July 8, 1998 between the Company and Citicorp.
     10.4*        Subsidiary Guarantee Agreement dated as of July 8, 1998 between the Company and Citicorp.
     10.5*        Indemnity, Subrogation and Contribution Agreement dated as of July 8, 1998 between the
                  Company and Citicorp.
     10.6*        Amended and Restated Stockholders' Agreement dated as of May 5, 1998 among FSEP IV,
                  Bearden, the Company and certain of its stockholders and their spouses.
     10.7*        Second Amended and Restated Stockholders' Agreement dated as of July 8, 1998 among FSEP IV,
                  Bearden, the Company and certain of its stockholders and their spouses.
     10.8*        Stockholders Agreement dated July 8, 1998 among FSEP IV, William C. Johnson ("Johnson"),
                  The Parthenon Group, Bearden, Century Airconditioning Supply, Inc. ("Century AC") and the
                  Company.
     10.9*        Registration Rights Agreement dated July 8, 1998 among FSEP IV, Bearden, Century AC, the
                  Company and certain stockholders of the Company.
    10.10*        Preferred Stock Registration Rights Agreement dated July 8, 1998 among FSEP IV, Bearden and the Company.
    10.11*        Preferred Stock Subscription Agreement dated July 8, 1998 among the Company, FSEP IV and
                  Bearden.
    10.12*        1998 Nonqualified Stock Option Plan.
    10.13*        1997 Incentive Stock Plan.
    10.14*        Form of Nonqualified Stock Option Agreement for 1998 Nonqualified Stock Option Plan.
    10.15*        Form of Agreement for 1997 Incentive Stock Plan.
    10.16*        Executive Employment Agreement dated July 8, 1998 between Century Maintenance Supply, Inc.
                  and Bearden.
    10.17*        Executive Employment Agreement dated July 8, 1998 between Century Maintenance Supply, Inc.
                  and Richard E. Penick.
    10.18*        Non-competition Agreement dated July 8, 1998 among Bearden, Century AC, Air Management
                  Supply, Inc. and Century.
     12.1*        Statement re Computation of Earnings to Fixed Charges Ratio.
     21.1*        Subsidiaries of Century.
     23.1*        Consent of Riordan & McKinzie (contained in Exhibit 5.1).
     23.2         Consent of Ernst & Young LLP.
     24.1*        Power of Attorney (included on the signature pages hereof).
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                                      II-6
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
 Exhibit
  Number                                                  Description
----------        --------------------------------------------------------------------------------------------
     25.1*        Form T-1 Statement of Eligibility and Qualification under the Trust Indenture Act of 1939 of United States Trust Company of New York.
     27.1*        Financial Data Schedule.
     99.1*        Form of Letter of Transmittal with respect to the Exchange Offer.
     99.2*        Form of Notice of Guaranteed Delivery with respect to the Exchange Offer.
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____________________
*Previously Filed.

                                      II-7